U.S. ENERGY CORP.
                        5,552,283 SHARES OF COMMON STOCK

     This prospectus covers the offer and sale of up to 2,113,573 shares of common stock ($0.01 par value) of U.S. Energy Corp. ("USE") by shareholders; up to 1,472,689 shares of common stock by holders of warrants and options on exercise thereof; up to 1,720,030 shares which may be issued on exchange of outstanding common stock, and preferred stock, in Rocky Mountain Gas, Inc. ("RMG"), a majority-owned subsidiary of USE) for common stock of USE; and up to 245,991 shares which may be issued on conversion of principal and interest on debt.

     In this prospectus, "selling shareholder" or "selling shareholders" refers to Bourne Capital, LLC and five individuals who hold warrants to purchase stock in USE, all of whom also purchased stock in RMG which may be exchanged for stock in USE; 60 individuals and 12 entities which hold outstanding stock in USE; 48 individuals and 15 entities which hold warrants or options to purchase stock in USE; three institutional investors who purchased preferred stock in RMG which is convertible to USE stock, and warrants to purchase USE stock; two entities (two lenders on a mezzanine credit facility) which hold warrants to purchase to purchase stock in USE; and Tsunami Partners L.P., which holds debt convertible to USE stock and warrants to purchase stock. For information about the selling shareholders, and the transactions in which they acquired the various shares, options, warrants, and rights to exchange RMG stock for stock in the company, see "Selling Shareholders."

     In this prospectus, "we," "company," and "USE" refer to U.S. Energy Corp. (and its subsidiaries unless otherwise specifically stated).

     The selling shareholders may sell the shares from time to time in negotiated transactions, brokers' transactions or a combination of such methods of sale at market prices prevailing at the time of sale or at negotiated prices, or under rule 144. See "Plan of Distribution." Although we will receive proceeds if and to the extent options and warrants are exercised, we will not receive proceeds from sale of any of the shares offered by the selling shareholders.

     USE is traded ("USEG") on the Nasdaq Small Cap Market ($2.18 on June 18,
2004).

     AN INVESTMENT IN THE SHARES OFFERED BY THIS PROSPECTUS IS SPECULATIVE AND SUBJECT TO RISK OF LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 8 AND THE TABLE OF CONTENTS ON PAGE 2.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  THE DATE OF THIS PROSPECTUS IS JUNE 18, 2004


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                                TABLE OF CONTENTS

                                                                        Page No.

Summary Information

The Company....................................................................4

The Offering...................................................................7

Risk Factors...................................................................8

     Risk Factors Involving the Company........................................8

     Limited reserves and production may slow
     down exploration of other properties......................................8

     Volatile gas prices for Powder River Basin
     production may hurt business..............................................8

     We may have to begin to curtail operations if we
     don't raise more capital by August 2004...................................9

     We are subject to certain kinds of risk which
     are unique to the minerals business.......................................9

     Delays in obtaining permits for methane
     wells could impair our business...........................................9

     The company's poison pill could discourage
     some advantageous transactions...........................................10

     Compliance with environmental
     regulations may be costly................................................10

     Risk Factors Involving This Offering.....................................10

     Future equity transactions, including
     exercise of options or warrants,
     could result in dilution; and registration
     for public resale of the common stock
     in these transactions may depress stock prices...........................10

     Terms of  subsequent financings may
     adversely impact your investment.........................................11

Representations About This Offering...........................................11

Forward Looking Statements....................................................11

Use of Proceeds...............................................................11

Capitalization................................................................13

Selling Shareholders..........................................................14

Plan of Distribution..........................................................30

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Business of the Company.......................................................32

Research and Development......................................................58

Environmental.................................................................58

Employees.....................................................................59

Mining Claim Holdings.........................................................59

Legal Proceedings.............................................................59

Market for Common Stock, Related Stockholder
Matters and Issuer Purchases of Equity Securities.............................63

Selected Financial Data.......................................................65

Management's Discussion and Analysis of
Financial Condition and Results of Operations.................................70

Future Operations.............................................................80

Effects of Changes in Prices..................................................81

Directors and Officers........................................................87

Certain Relationships and Related Transactions................................97

Principal Accounting Fees and Services........................................97

Description of Securities.....................................................98

Disclosure of Commission Position on Indemnification.........................100

Where to Find More Information About Us......................................100

Legal Matters................................................................101

Experts......................................................................101

Financial Statements for the Three Years Ended
December 31, 2003............................................................102

Pro Forma Financial Statements for the Year Ended
December 31, 2003 and the Three Months Ended
March 31, 2004, Which Give Effect to the
Acquisition of the Hi-Pro Properties ........................................157

Financial Statements for the Three Months
Ended March 31, 2004.........................................................168



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                               SUMMARY INFORMATION

     The following summarizes all material information found elsewhere in this prospectus. This summary is qualified by the more detailed information in this prospectus and the exhibits filed with the registration statement which contains this prospectus.

THE COMPANY

     U.S. Energy Corp. is a Wyoming corporation (formed in 1966) in the business of acquiring, exploring, developing and/or selling or leasing mineral properties. Our fiscal year ends December 31.

     In 2003, almost all of our business activity was devoted to the coalbed methane ("CBM") business, which is conducted through Rocky Mountain Gas, Inc ("RMG") a subsidiary of the company.

     In 2003, RMG transferred certain of its CBM assets including a producing, and several non-producing, CBM properties to Pinnacle Gas Resources, Inc. ("Pinnacle"), a newly-organized Delaware corporation. Other parties to this transaction included CCBM, Inc. and its parent company Carrizo Oil & Gas, Inc. ("CRZO") of Houston Texas; and seven affiliates of Credit Suisse First Boston Private Equity. As a result of the transaction, RMG became a 37.5% shareholder of Pinnacle; RMG accounts for its investment on the equity method. RMG recorded revenues from gas sales from mid-2002 until the transfer to Pinnacle was completed in mid-2003. See "Transaction with Pinnacle Gas Resources, Inc."

     On January 30, 2004, RMG acquired producing and non-producing CBM properties located near Gillette, Wyoming, from Hi-Pro Production, LLC ("Hi-Pro"). These properties contain proven gas reserves. A portion of the purchase price was paid with a loan from institutional lenders under a $25 million mezzanine lending facility, which was established in connection with the Hi-Pro purchase; additional loans will be available to acquire more CBM properties, subject to lenders' approval. In the first quarter of 2004, RMG raised $1.8 million in working capital from institutional investors. See "Coal Bed Methane - Acquisition of Producing and Non-Producing Properties from Hi-Pro Production, LLC" and "RMG Equity Financing."

     RMG's CBM properties are located in Wyoming and southeastern Montana (approximately 261,180 gross mineral acres, including properties under option, but not including acreage held by Pinnacle). A limited amount of exploratory drilling and testing was conducted on some of the non-producing properties in 2003, but in general, significant additional work is needed before we can determine if those properties contain gas reserves. No prediction is made when such determinations can be made.

     In 2003, the company sold an indirect subsidiary (Canyon Resources) which owns commercial properties in Ticaboo, Utah. Canyon Resources was acquired in the 1990s from a utility as part of an acquisition of uranium properties and a uranium mill near Ticaboo, Utah. See "Oil And Gas, and Other Properties." The uranium properties and mill, presently inactive, have not been sold. See "Inactive Mining Properties - Uranium."

     Historically, gas prices for production in the Powder River Basin (our area of activity) have been lower than national prices due to limited pipeline "takeaway capacity." This limitation was somewhat eased in late 2002 and 2003 by new pipeline construction and enlargement of existing lines, and may be further improved with more capacity in 2005. See "Gas Markets."

     However, on both historical and seasonal bases, gas prices have been volatile. A return to low gas prices, particularly if aggravated by the negative price differential experienced by Powder River Basin

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producers, could adversely impact not only the economics of current production but also the economics of exploration projects as they move into production in the future.

     USE and Crested originally were independent companies, with two common affiliates (John L. Larsen and Max T. Evans; Mr. Evans died in February 2002). In 1980, USE and Crested formed a joint venture ("USECC") to do business together (unless one or the other elected not to pursue an individual project). As a result of USE funding certain of Crested's obligations from time to time (due to Crested's lack of cash on hand), Crested subsequently paid a portion of this debt by issuing common stock to USE, Crested became a majority-owned subsidiary of USE in fiscal 1993. In fiscal 2001, Crested issued another 6,666,666 shares of its common stock to reduce Crested's debt owed to USE by $3.0 million, which increased USE's ownership of Crested to 71.5%. All the operations of USE (and Crested) are in the United States.

     In the first quarter 2004, USE obtained $350,000 of equity funding from an accredited investor (100,000 restricted shares of common stock, three year warrants to purchase 50,000 shares at $3.00 per share; and five year warrants to purchase 200,000 shares at $3.00 per share). Proceeds will be used as working capital.

     Principal executive offices of USE are located in the Glen L. Larsen building at 877 North 8th Street West, Riverton, Wyoming 82501, telephone 307-856-9271. RMG has a field office in Gillette, Wyoming.

     Most of the company's operations are conducted through subsidiaries, the USECC Joint Venture with Crested, and jointly-owned subsidiaries of USE and Crested.



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      The company's subsidiaries are:

                                             Percent            Primary
        Subsidiary                       Owned by USE*     Business Conducted
        ----------                       -------------     ------------------
        Plateau Resources Ltd.              100.0%         Uranium (Utah) - inactive mill - shut down
        Motel/real estate - sold

        Rocky Mountain Gas, Inc.             88.5%         Coalbed methane - active

        Energx, Ltd.                         90.0%         Gas - inactive - shut down

        Crested Corp.                        71.5%         Uranium, gold and molybdenum properties (all
                                                           inactive and shut down), and exploration
                                                           activities on coalbed methane properties

        Sutter Gold Mining Company           78.5%         Gold (California) - inactive - being reactivated

        Four Nines Gold, Inc.                50.9%         Contract Drilling/Construction - inactive

        USECC Joint Venture                  50.0%         Uranium (Wyoming, Utah), gold and
                                                           molybdenum,** all inactive and shut down;
                                                           real estate management and coalbed methane
                                                           exploration

        Yellowstone Fuels Corp.              35.9%         Uranium (Wyoming) - inactive - shut down

        Pinnacle Gas Resources, Inc.         37.5%         CBM exploration and production - active

         *      Includes ownership of Crested Corp. in RMG and Sutter.

         ** There are no plans to put the molybdenum property into production in the foreseeable future. See "Inactive Mining Properties - Molybdenum and Item 3, "Legal Proceedings".

     Until September 11, 2000, USE, USECC and Kennecott Uranium Company ("Kennecott") owned the Green Mountain Mining Venture ("GMMV"), which held a large uranium deposit and uranium mill in Wyoming. On September 11, 2000, USE and Crested settled litigation with Kennecott involving the GMMV by selling their interest in the GMMV and its properties back to Kennecott for $3,250,000, receiving a royalty interest in the uranium properties and miscellaneous equipment. The GMMV properties are shut down. Kennecott also assumed all reclamation obligations on the GMMV properties; reclamation obligations for an ion exchange facility located on properties outside the GMMV were not assumed by Kennecott, see "Sheep Mountain Partners - Properties" below. Other uranium properties and a uranium mill in southeast Utah are held by Plateau Resources Ltd., a wholly-owned subsidiary of USE. The Utah uranium properties are shut down.

     Activities on the mineral properties held by Sutter Gold Mining Company ("SGMC") were shut down because the historical market price of gold did not permit raising the necessary capital to build a mill and put the properties into production. However, improved gold prices over the last 12 months have revived the capital markets, particularly in Canada. See "Sutter Gold Mining Company."


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     In coalbed methane, we compete against many companies, some of which are much larger and better financed than the company. The principal area of competition is encountered in the financial ability to acquire good acreage positions and drill wells to explore coalbed methane potential, then, if warranted, drill production wells and install production equipment (gathering systems, compressors, etc.).

     We own a royalty interest in a molybdenum property in Colorado; the property is owned by Phelps Dodge Corporation. We believe, at the present time, that Phelps Dodge does not have a plan to place the molybdenum property into production.

     In the motel, real estate and airport operations area (significant as a percentage of revenues for 2003, but not our primary business focus), we own and manage an office building (where the company's headquarters are located), and small parcels of land, in Riverton, Wyoming, and a small amount of other land in Wyoming and Colorado. An indirect subsidiary (Canyon Resources), owned a townsite, motel, convenience store and other commercial facilities in Utah, which was sold in August 2003, thus greatly reducing activities in this commercial segment.

                                  THE OFFERING

Securities Outstanding                 13,970,866 shares of common stock, $0.01
                                       par value.

Securities To Be Outstanding           17,409,576 shares, assuming options and
                                       warrants on 1,472,689 shares held by the selling shareholders were exercised as of the date of this prospectus; outstanding
                                       RMG common and preferred stock is
                                       exchanged for 1,720,030 shares of USE;
                                       and 245,991 shares are issued on
                                       conversion of principal and interest on
                                       restructured debt (1 share for each $2.25 principal and interest). The actual number of USE shares issued in exchange for RMG stock will depend on the market price for USE stock at conversion dates.
                                       See "Description of Securities - Options,
                                       Warrant, Convertible Shares of RMG, and
                                       Convertible Debt" and "Selling
                                       Shareholders."

Securities Offered                     5,552,283 shares owned or to be owned by
                                       the selling shareholders.

Use of Proceeds                        We will not receive any proceeds from
                                       sale of shares by the selling
                                       shareholders, but we will receive up to
                                       $4,966,400 in proceeds from exercise of
                                       the warrants and options, if they are
                                       exercised, which will be used for working capital.

Plan of Distribution                   The offering is made by the selling
                                       shareholders named in this prospectus, to the extent they sell shares. Sales may be made in the open market or in private negotiated transactions, at fixed or negotiated prices. See "Plan of
                                       Distribution."

Risk Factors                           An investment is subject to risk. See
                                       "Risk Factors."


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                                  RISK FACTORS

     An investment in our common stock is speculative in nature and involves a high degree of risk. You should carefully consider the following risks and the other information in this prospectus before investing.

RISK FACTORS INVOLVING THE COMPANY

     LIMITED RESERVES AND PRODUCTION MAY SLOW DOWN EXPLORATION OF OTHER PROPERTIES. In June 2003, RMG transferred coalbed methane properties, including RMG's only producing wells at the time (the Bobcat property) to Pinnacle Gas Resources, Inc. ("Pinnacle") in exchange for an equity position in Pinnacle. In January, 2004, we acquired a producing field. See "Business - Transaction with Pinnacle Gas Resources, Inc." and "Acquisition of Producing and Non-Producing Properties from Hi-Pro Production, LLC."

     No reserves have been established for any other properties, because we have not drilled and tested enough wells on the properties to determine if they contain economic reserves of coalbed methane. For some properties, we will have to establish at least some reserve parameters before gas transmission companies will build gas lines to our properties, and construction of lines will depend also on then-current and projected gas market prices. If we have the necessary capital, we may elect to build our own lines over to existing transmission lines near the properties in the Powder River Basin in Wyoming and Montana.

     Due to permitting delays in Montana, we may not realize production from the Montana properties until mid-2005, or later. Other Wyoming properties could be in production in late 2004 - early 2005, but production might be delayed due to low market prices for gas. Low market prices could delay gas purchasers from building the lines necessary to move gas from our properties to the major gas transmission lines.

     These factors may make it difficult to raise the amount of capital needed to further explore the coalbed methane production potential in our properties in a rapid manner. In the meantime, we have only limited working capital. See below.

     VOLATILE GAS PRICES FOR POWDER RIVER BASIN PRODUCTION MAY HURT BUSINESS. Gas prices per Mcf (1,000 cubic feet) for Powder River Basin production (where RMG owns properties) averaged $4.44, $3.33 and $2.13 for 2003, 2002 and 2001, but in those years the lowest prices were $3.14, $1.09 and $1.05. The negative effect of price swings can be neutralized to some extent by fixed price contracts, but volatile prices make it difficult to pick the optimum price to fix; the fixed price could turn out to be lower than market over the life of the contract. And, even with stable prices, if a field's production declines significantly, the producer must buy gas in the open market to fill the contract.

     Historically, Powder River Basin gas prices have been lower than national prices, due to the limited capacity of gas transmission lines to ship production to the mid-west and west coast markets. In 2003, this negative price differential was from 10% to 45% (and even more during the off season), although the differential decreased in the fourth quarter of 2003 and first quarter 2004, compared to prices in the fourth quarter 2002. Recent increases in this 'take away capacity,' and other pipelilne increases planned or under construction, may not eliminate the negative price differential or even significantly decrease it.

     A return to sustained low gas prices nationwide (particularly as amplified for Powder River Basin products through the negative pricing differential) would impair our ability to raise capital for RMG and reduce revenues from production coming on line.

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     WE MAY HAVE TO BEGIN TO CURTAIL OPERATIONS IF WE DON'T RAISE MORE CAPITAL
BY AUGUST 2004. At December 31, 2003 (and March 31, 2004) we had working capital of $3,281,700 ($3,803,100) and an accumulated deficit of $43,073,000
($44,848,000). Our current level of operations, including general and administrative overhead, mineral operations (primarily holding costs for the uranium and gold properties), and costs to comply with lease and permitting obligations for the coalbed properties, are estimated to cost $8,262,000 for the twelve months ending December 31, 2004. If we do not realize cash from liquidating assets, or other sources, or if RMG spends more money on exploration than will be covered by current arrangements, additional equity financing may be necessary to sustain the company's current level of operations after the second quarter 2004. There are no current commitments for such future financing as may be necessary.

     Approximately $21 million under a lending facility is available to a wholly-owned subsidiary of RMG (RMG I) to buy and develop coalbed methane properties, but only if the lenders approve the properties to be acquired and the development plans for those properties. Loan proceeds can't be used for USE working capital or for RMG's operating expenses unrelated to the acquired properties, and until the loans are repaid, all revenues from acquired properties are dedicated to pay only RMG I's operating expenses related to the properties, and loan payments. In addition, failure to maintain financial ratios and minimum production levels required by the lenders could result in loss of the properties, as well as our investments in the properties in excess of the loans. See "Business - Acquisition of Producing and Non-Producing Properties from Hi-Pro Production, LLC."

     Only the Hi - Pro properties are in production. Lack of production and established reserves on the other properties may make it difficult to raise capital for exploration and development, or to acquire properties which are not at the level of development required by the lenders.

     WE ARE SUBJECT TO CERTAIN KINDS OF RISK WHICH ARE UNIQUE TO THE MINERALS BUSINESS. The exploration for and production of minerals is highly speculative and involves risks different from and in some instances greater than risks encountered by companies in other industries. Many exploration programs do not result in the discovery of mineralization and any mineralization discovered may not be of sufficient quantity or quality. Also, the mere discovery of promising mineralization may not warrant production, because the minerals (including methane gas) may be difficult or impossible to extract (produce) on a profitable basis.

     Profitability of any mining and production we may conduct will involve a number of factors, including, but not limited to: The ability to obtain all required permits; costs of bringing the property into production; the construction of adequate production facilities; the availability and costs of financing; keeping ongoing costs of production at economic levels, and market prices for the metals or hydrocarbons to be produced staying above production costs. Our properties, or properties we might acquire in the future, may not contain deposits of minerals or coalbed methane gas that will be profitable to produce.

     In addition, all forms of mineral (and oil and gas and coalbed methane) exploration and production require permits to have been issued by various federal and state agencies. See below.

     DELAYS IN OBTAINING PERMITS FOR METHANE WELLS COULD IMPAIR OUR BUSINESS. Drilling and producing coalbed methane wells requires obtaining permits from various governmental agencies. The ease of obtaining the necessary permits depends on the type of mineral ownership and the state in which the property is located. Intermittent delays in the permitting process can reasonably be expected throughout the development of any property. We may shift our exploration and development strategy as needed to accommodate the permitting process. As with all governmental permit processes, permits may not be issued in a timely fashion or in a form consistent with our plan of operations.

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     THE COMPANY'S POISON PILL COULD DISCOURAGE SOME ADVANTAGEOUS TRANSACTIONS.
We have adopted a shareholder rights plan, also known as a poison pill (see "Description of Securities"). The plan is designed to discourage a takeover of the company at an unfair low price. However, it is possible that the board of directors and the takeover acquiror would not agree on a higher price, in which case the takeover might be abandoned, even though the takeover price was at a significant premium to market prices. Therefore, as a result of the mere existence of the plan, shareholders would not receive the premium price.

     COMPLIANCE WITH ENVIRONMENTAL REGULATIONS MAY BE COSTLY. Our business (mostly coalbed methane) is intensely regulated by government agencies. Permits are required to drill and pump methane wells, explore for minerals, operate mines, build and operate processing plants, and handle and store waste. The regulations under which permits are issued change from time to time to reflect changes in public policy or scientific understanding of issues. If the economics of a project would not justify the changes, we might have to abandon the project.

     The company must comply with numerous environmental regulations on a continuous basis, to comply with the United States Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act ("RCRA"), and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"). For example, water and dust discharged from mines and tailings from prior mining or milling operations must be monitored and contained and reports filed with federal, state and county regulatory authorities. Additional monitoring and reporting is required by the United States Nuclear Regulatory Commission for uranium mills even if not currently operating (like the company's uranium mill at Ticaboo, Utah). The Abandoned Mine Reclamation Act in Wyoming and similar laws in other states where we have properties impose reclamation obligations on abandoned mining properties, in addition to or in conjunction with federal statutes.

     Failure to comply with these regulations could result in substantial fines and environmental remediation orders.

RISK FACTORS INVOLVING THIS OFFERING

     FUTURE EQUITY TRANSACTIONS, INCLUDING EXERCISE OF OPTIONS OR WARRANTS, COULD RESULT IN DILUTION; AND REGISTRATION FOR PUBLIC RESALE OF THE COMMON STOCK IN THESE TRANSACTIONS MAY DEPRESS STOCK PRICES. From time to time, the company sells restricted stock and warrants, and convertible debt (or stock in subsidiary companies, convertible to stock in the company), to investors in private placements conducted by broker-dealers, or in negotiated transactions. Because the stock is restricted, the stock is often sold at a discount to market prices compared to a public stock offering, and the exercise price of the warrants sometimes (and/or the conversion price for stock in subsidiaries) is at or even lower than market prices. These transactions cause dilution to existing shareholders. Also, from time to time, options are issued to employees and third parties as incentives, with exercise prices equal to market. Exercise of in-the-money options and warrants will result in dilution to existing shareholders; the amount of dilution will depend on the spread between market and exercise price, and the number of shares involved. The company will continue to grant options to employees with exercise prices equal to market price at the grant date, and in the future may sell restricted stock and warrants (or stock in subsidiary companies convertible to stock in the company), all of which may result in dilution to existing shareholders.

     Public resale (pursuant to registration statements) of such restricted stock, and of stock issued in conversion of debt or stock of subsidiary companies, may depress our price. For example, all of the stock covered by this prospectus was sold to private investors, or will be issued on conversion of debt or stock in subsidiary companies which was sold to private investors; these private investors are the selling shareholders under this prospectus.

     TERMS OF SUBSEQUENT FINANCINGS MAY ADVERSELY IMPACT YOUR INVESTMENT. We may have to raise equity, debt or preferred stock financing in the future. Your rights and the value of your investment in the common stock could be reduced. For example, if we have to issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. Preferred stock could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of common stock. In addition, if we need to raise more equity capital from sale of common stock, institutional or other investors may negotiate terms at least and possibly more favorable than the terms of this offering. Shares of common stock which we sell could be sold into the market, which could adversely affect market price.

                       REPRESENTATIONS ABOUT THIS OFFERING

     We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell nor does it seek an offer to buy the shares in any jurisdiction where this offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus (or any supplement), regardless of when it is delivered or when any shares are sold.

     FORWARD LOOKING STATEMENTS

     We make statements in this prospectus which are considered to be "forward looking" statements. All statements (other than statements of historical fact) about financial and business strategy and the performance objectives of management are forward-looking statements. These forward-looking statements are based on the beliefs of management, as well as assumptions made by and information currently available to them. These statements involve risks that are both known and unknown, including unexpected economic and market factors, failure to accurately forecast operating and capital expenditures and capital needs (due to rising costs and/or different drilling and production conditions in the field), changes in timing or conditions for getting regulatory approvals to drill coalbed methane wells where needed, and other business factors. The use of the words "anticipate," "believe," "estimate," "expect," "may," "will," "should," "continue," "intend" and similar words or phrases, are intended by us to identify forward-looking statements (also known as "cautionary statements" because you should be cautious in evaluating such statements in the context of all the information in this prospectus and the information incorporated by reference into this prospectus). These statements reflect our current views with respect to future events. They are subject to the realization in fact of assumptions, but what we now think will happen, may turn out much different, and our assumptions may prove to have been inaccurate or incomplete.

     The investment risks discussed under "Risk Factors" specifically address all of the material risk factors that may influence future operating results and financial performance. Those investment risks are not "boiler plate" but are intended to tell you about the uncertainties and risks inherent in our business at the present time which you need to evaluate before making your investment decision.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares by the selling shareholders pursuant to this prospectus, but we will receive up to $4,966,400 in proceeds from the exercise of the options and warrants, if they exercise all the options and warrants, which will be used by the company for working capital.

                                    DILUTION

     At March 31, 2004, the net tangible book value ("NTBV") of the company was $7,305,500, or $0.53 per share. NTBV per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding at May 24,, 2004 of 13,658,645. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the pro forma NTBV per share of common stock immediately after completion of this offering on a pro forma as adjusted basis.

     After giving effect to the selling shareholders' conversion of RMG preferred and common stock to shares of the company, conversion of company debt to shares of the company, and exercise of the warrants and options held by the selling shareholders, our pro forma NTBV as of March 31, 2004 would have been $15,369,600, or $0.88 per share, with 17,409,576 shares outstanding, representing an immediate increase in NTBV of $0.35 per share of common stock to existing shareholders.

     Assuming the selling shareholders sell their shares at an assumed market price of $2.21, new investors in this offering would realize an immediate dilution in pro forma NTBV of $1.33. The table illustrates this per share dilution:

      Assumed offering price per share:                             $2.21

      NTBV per share at March 31, 2004:            $0.53

      Increase in NTBV per share
      attributable to conversions and
      exercise of warrants and options             $0.35
                                                   -----

      Pro forma NTBV per share
      as of December 31, 2003                                       $0.88
                                                                    ------

      Dilution in pro forma NTBV
      per share for new investors                                   $1.33
                                                                    =====

     The foregoing assumes no options held by officers, directors and employees of the company are exercised. At March 31, 2004, there were 2,873,646 shares of common stock issuable on exercise of such options at a weighted average exercise price of $2.74 per share.

                                 CAPITALIZATION

     The capitalization of the company at March 31, 2004, and as adjusted for the selling shareholders' conversion of common and preferred stock of RMG, conversion of company debt, and exercise of warrants and options, is shown in the table.

                                                       March 31, 2004 December 31, 2003
                                            -------------------------------------------------------
                                                             Pro Forma                  Pro Forma
                                               Actual       Adjustments   (1)          As Adjusted
                                            -------------   --------------            -------------

Cash and Cash Equivalents                   $  4,196,900    $  4,966,400  (2)         $  9,163,300

Long-term Debt                              $  5,246,400    $   (397,700) (3)         $  4,848,700

Minority Interests                          $  2,524,100    $ (2,000,000) (4)         $    524,100

Shareholders' Equity

   Common stock, unlimited number
   authorized, 13,658,645 shares
   issued and outstanding (actual);
   17,797,355 shares issued and
   outstanding (as adjusted)                $    136,500    $     37,500  (2)(3)(4)   $    174,000

   Additional Paid-in Capital               $ 55,545,400    $  8,182,400  (2)(3)(4)   $ 63,727,800

   Accumulated Deficit                      $(44,848,000)   $   (155,800) (3)         $(45,003,800)

   Total shareholders' Equity               $  7,305,500    $  8,064,100              $ 15,369,600

(1) Gives effect to the issuance of stock should (a) all outstanding warrants be exercised, (b) certain RMG shares be converted to shares of the company's common stock and (c) the retirement of certain debt take place. All these issuances of common stock of the company are included in this prospectus.

(2) The assumed exercise of 1,472,689 warrants or options for $4,966,400, and the issuance of Series A Preferred RMG shares after December 31, 2003 for $1,800,000 which are convertible to 1,442,192 common shares of the company (at an assumed conversion price of $1.50).

(3) Gives effect to the conversion of long term debt with interest to an investor for the issuance of 245,991 shares of the company's common stock.

(4) Gives effect to issuance of RMG common shares for the purchase of Hi-Pro Production assets and the conversion of those shares into 312,221 shares of the company's common stock assuming a conversion price of $1.00 per share, and the conversion of RMG common stock purchased by investors into 277,838 common shares of the company.

                              SELLING SHAREHOLDERS

     This prospectus covers the offer and sale by the selling shareholders of up to 5,552,283 shares of common stock owned or to be owned on exercise of options and warrants by the selling shareholders, on conversion of RMG common and preferred stock, and conversion of debt. The footnotes to the table below give information about shares issuable on exercise of the options and warrants by the selling shareholders.

     None of the selling shareholders are affiliates of the company or any subsidiary of the company.

     The shares covered by this prospectus, and the transactions in which the selling shareholders acquired their shares (or options or warrants), are summarized below:

o 279,033 shares are held by 16 accredited investors who purchased shares at $3.00 per share (and warrants, see below) from the company during the period June 21, 2001 to October 18, 2001, in a private placement conducted by the company (see below).

o 1,205 shares held by 3 persons associated with McKim & Company LLC ("McKim", a registered broker-dealer, formerly VentureRound Group LLC) who acquired the shares through the exercise of warrants at $3.75 per share.

     These and other shares acquired on exercise of warrants, and outstanding warrants held by persons either associated (licensed) with, or owners of equity interests in McKim (which transactions are described below) were acquired in financing or advisory service transactions in which McKim was involved. In each of these transactions, the services provided by McKim were provided by persons associated (licensed) with McKim. The warrants were issued in partial consideration for these services, but distributed to the owners of McKim (including the licensed brokers, who also own equity interests in McKim). Those persons who received warrants as owners of McKim, but who are not licensed as brokers, did not provide securities-transaction services and did not otherwise pay for the warrants.

o 10,667 shares held by two persons who acquired the shares on exercise of warrants at $3.75 per share.

o 45,795 shares underlying warrants held by 24 persons associated with McKim, exercisable at $3.75 per share. These warrants include (a) warrants (expiring October 18, 2006) for 38,966 shares issued to McKim for services as financial advisor to the company in connection with the private placement of securities to 18 accredited investors completed on October 18, 2001 (see above), plus (b) warrants (expiring November 2, 2006) for 9,829 shares held by persons associated (licensed) with McKim, for financial planning and strategic services provided to the company by McKim.

o 523,297 shares of restricted common stock issued to seven investors in exchange for shares of RMG.

o 222,874 shares are held by 14 accredited investors who purchased shares at $3.25 per share (and warrants, see below) from the company during the period February 20, 2002 to March 26, 2002, in a private placement conducted by the company (see below). There were 16 investors in the private placement; two have sold their shares (but not exercised their warrants) prior to the date of this prospectus.

o 56,383 shares are issuable on exercise of warrants held by the 16 investors, at an exercise price of $4.00 per share, expiring in March 2005.

o 27,813 shares under warrants held by 34 persons who own equity interests in McKim, exercisable at $4.00 per share, expiring in March 2005.

o 379 shares held by two persons who own equity interests in McKim, who acquired the shares on exercise of warrants at $4.00 per share

o 120,000 shares under warrants held by Bourne Capital, LLC, a private lender and shareholder of U.S. Energy Corp., exercisable at $3.00 per share. These warrants originally were issued to Caydal, LLC. in connection with Caydal's May 2002 purchase of shares and warrants in the company . Caydal sold the shares and retained the warrants. On March 16, 2004, Caydal transferred all such warrants to Bourne Capital, LLC; Bourne and Caydal have the same beneficial owners.

o 29,559 shares under warrants held by 27 persons who own equity interests in McKim, exercisable at $3.00 per share, expiring March 18 and 25, 2005.

o 441 shares held by two persons who own equity interests in McKim, who acquired the shares on exercise of warrants at $3.00 per share.

o 3,000 shares held by one person who owns an equity interest in McKim, who acquired the shares on exercise of warrants at $3.75 per share.

o 52,110 shares held by 10 persons who had been associated (licensed) with a broker-dealer which raised funds for Yellowstone Fuels Corp., a subsidiary of the company, under a private placement of YSFC common stock in 1997. The shares were acquired through the exercise of warrants at $3.64 per share. The YSFC warrants were exchanged for warrants of the company in 1999. The unexercised warrants have expired.

o 60,000 shares under warrants held by Tsunami Partners, L.P., exercisable at $3.00 per share. These warrants expire November 19, 2005.

o 14,799 shares under warrants held by 30 persons who own equity interests in McKim, exercisable at $3.00 per share. These warrants expire November 19, 2005.

o 201 shares held by two persons who own equity interests in McKim, who acquired the shares on exercise of warrants at $3.00 per share.

o 10,000 shares held by a trusts issued in settlement of a lawsuit involving the company's subsidiary Sutter Gold Mining Company.

o 18,000 shares under options held by Robert Nicholas, which were issued as partial payment for legal services, exercisable at $3.00 per share. These options expire August 9, 2004.

o 9,805 shares held by two persons, which shares were issued as partial payment for legal services.

o 1,913 shares were issued to Dale May and his wife Jeanne May in March 2002, in exchange for 2,500 RMG shares which were issued to Mr. May in January 2002 as a finder's fee for his introduction to RMG of several investors. Mr. May has represented to the company that he is not a securities 'dealer' as that term is defined in the Securities Act of 1933.

o 50,000 shares, and warrants to purchase an additional 50,000 shares (exercisable at $5.00 per share, expiring June 30, 2006), were issued to Sanders Morris Harris Inc. ("SMH"), a financial advisory firm, in partial payment of SMH's services provided to RMG in connection with RMG's transfer of certain coalbed methane properties to Pinnacle Gas Resources, Inc.

o 15,000 held by Riches In Resources, Inc., a financial consulting firm. 7,920 shares were issued to for services to the company provided from November 15, 2002 through July 15, 2002 and another 7,080 shares were issued for services during the remaining term of the agreement (through May 15, 2004) with this consultant. This consulting agreement was entered into on May 30, 2003.

o 12,000 shares were issued to C.C.R.I. Corporation, a financial consulting firm, under an agreement entered into May 30, 2003, for services to the company provided through September 2003. Pursuant to the same agreement, the company issued to C.C.R.I. warrants to purchase 75,000 shares, 25,000 exercisable at $3.75 per share, 25,000 shares exercisable at $4.50 per share and 25,000 shares exercisable at $5.50 per share; and issued 12,000 shares and a warrant to purchase 12,500 shares, exercisable at $3.75 per share to C & H Capital, Inc., which is owned by Jason Wayne Assad, who is associated with C.C.R.I. All of these warrants expire March 16, 2006.

o 59,000 shares were issued to Burg Simpson Eldredge Hersh Jardine PC, a law firm representing the company in litigation, in partial payment of legal services provided to the company. 25,000 of these shares were issued in May and July 2002, and 34,000 shares were issued in July 2003.

o 10,000 shares were issued to Tim and Betty Crotty in June of 2003 as settlement of a lease obligation relating to a property owned by the company's subsidiary, Sutter Gold Mining Company.

o 12,500 shares were issued to Robert Hockert and 25,000 shares to Mathew B. Murphy in May of 2002 as partial payment of producing coalbed methane properties.

o 24,260 shares were issued to James and Vida Roebling as payment for a coalbed methane lease. These shares were issued in December of 2001 and January 2002.

o In 2002, the company borrowed $500,000 from Tsunami Partners L.P., with rights to convert principal, but not interest, to shares of the company at a conversion rate of 1 share for each $3.00 of principal. On October 28, 2003, the company and Tsunami amended the loan to (i) reduce the interest rate, starting September 1, 2003, from the original 8% annual rate, to be equal to the Federal Short Term Rate for annual compounding (the "Federal Short Term Rate" as defined in section 1274(d) of the Internal Revenue
     Code), as that rate changes from time to time; (ii) allow conversion of interest, as well as principal, to shares; (iii) not require quarterly payment of interest with cash, but add accruing interest to principal; (iv) extend the maturity date for the loan to December 31, 2004; (v) reduce the conversion rate for principal to (and establish the conversion rate for interest at) 1 share for each $2.25 of principal and interest; and (vi) provide for mandatory conversion of principal and accrued interest outstanding at maturity to shares at the same conversion rate of 1 share for $2.25 of principal and interest. Optional conversion of principal and accrued interest prior to maturity is permitted. Also, in connection with the restructuring of debt, the expiration date of the warrants issued to Tsunami was extended 12 months (from the original May 30, 2005 to the new date of May 30, 2006).

     Resale of 245,991 shares issuable on Tsunami's future conversion of principal and interest is covered by this prospectus.

o In June and July 2003, Caydal, LLC and five individuals invested $750,000 in RMG for 333,333 shares of RMG stock (at $2.25 per share); warrants on 62,500 RMG shares at $3.00 per share, exercisable until June 3, 2006; and warrants on 46,875 shares of the company at $4.00 per share, exercisable until June 3, 2006. Under the terms of the original transaction, each share of RMG stock was convertible into that number of shares of the company obtained by dividing (i) $2.25 (subject to anti-dilution adjustments) by (ii) 85% of the then-current market price of the company's shares, provided that (a) the conversion price cannot exceed $5.00, and (b) the exchange rights expire 20 business days after the company's stock price exceeds $7.50 for 20 consecutive trading days.

     On October 28, 2003, Caydal and one individual (James McCaughey) accepted the company's and RMG's offer, made to all of the 2003 investors in RMG, to restructure the transaction by (i) refunding 50% of the investment (Caydal was refunded $250,000 and Mr. McCaughey was refunded $50,000), and reducing the conversion rate for their remaining total of 133,333 RMG shares down to 77.5%. The other four individuals elected to remain fully invested, for which election the company and RMG reduced the conversion rate for their remaining total of 66,666 RMG shares down to 70%.

     Caydal has converted the RMG shares (at the adjusted 77.5% conversion rate) owned after Caydal accepted RMG's offer in October 2003, and has sold the conversion shares. Caydal's warrants on 31,250 shares of the company's stock now are owned by Bourne Capital, LLC.

     This prospectus covers the resale of 277,838 shares of the company on conversion of RMG shares, using an assumed conversion price of $1.00 per share. The actual number of shares issued will depend on market price at conversion dates. The RMG shares issuable on exercise of the RMG warrants are not entitled to conversion into USE shares.

     This prospectus covers the resale of the 46,875 shares underlying warrants, of which 6,250 have been exercised.

o In partial compensation for services provided by McKim to RMG and USE in connection with the June and July, 2003 investments in RMG, USE issued to McKim warrants to purchase 19,500 shares of USE common stock, exercisable at $4.00 per share. The warrants expire June 6, 2006. Warrants to purchase an additional 3,000 shares, on the same terms, were issued to John Schlie, an employee of McKim.

o Warrants to purchase 10,000 shares were issued to Frederick P. Lutz in partial compensation for consulting services he provided to the company from August 1, 2002 to January 1, 2003. The warrants are exercisable at $2.00 per share, and expire August 1, 2005.

o Two options to purchase a total of 80,000 shares were issued to two individuals (Murray Roark and Robert Craig, 40,000 shares each), exercisable at $4.30 per share and expiring July 31, 2006. These options were issued to compensate Mr. Roark and Mr. Craig as finders for their introducing RMG to Carrizo Oil & Gas, Inc. in early July 2001. Mr. Roark and Mr. Craig are licensed securities brokers. Since July 2001, RMG has had an agreement with a subsidiary of Carrizo for the acquisition and exploration of coalbed methane properties in Wyoming and Montana.

o Options to purchase 10,000 shares were issued to Karl Eppich on December 12, 2003, exercisable at $2.90 per share and expiring December 11, 2004.

o 200,000 restricted shares held by seven persons who were issued shares of the company as partial payment to Hi - Pro Production, LLC of the purchase price for RMG I's purchase of coalbed methane properties from Hi - Pro. See "Acquisition of Producing and Non-Producing Properties from Hi - Pro Production, LLC" above. These persons are members of Hi - Pro Production, LLC.

o 166,667 shares issued to seven persons as payment in lieu of cash on the company's $500,000 promissory note, issued as partial payment to Hi - Pro Production, LLC of the purchase price for

     RMG I's purchase of coalbed methane properties from Hi - Pro. See "Acquisition of Producing and Non-Producing Properties from Hi - Pro Production, LLC" above. These persons are members of Hi - Pro Production, LLC. The shares had secured the note.

o 312,221 shares issued on conversion of 233,333 restricted shares of RMG common stock, which RMG shares were issued to seven persons in partial payment of the purchase price for RMG I's purchase of coalbed methane properties from Hi - Pro. See "Acquisition of Producing and Non- Producing Properties from Hi - Pro Production, LLC" above. These persons are members of Hi - Pro Production, LLC. The RMG shares were converted as of May 27, 2004, at the election of the holders, into restricted shares of common stock of the company. The number of shares issued on conversion equaled (A) the number of RMG shares to be converted, multiplied by $3.00 per share, divided by (B) the average closing sale price of the shares of the company as reported on Nasdaq for the 10 trading days prior to notice of conversion ($2.24). Resale of the conversion shares is covered by this prospectus.

o 1,442,192 shares of stock issuable on conversion of (and payment of dividends on) 600,000 shares of Series A preferred stock of RMG, purchased by three institutional investors (Crestview Capital Master, L.L.C.; Spring Street Partners, L.P.; and Lion Fund, L.P.) for $1,800,000 ($3.00 per Series A share) as of February 26, 2004. These investors also acquired warrants in the transaction (see below).

     The Series A stock bears an annual dividend of 10%, and is convertible to common stock of the company at 90% of the company's volume weighted average pricing (VWAP) on Nasdaq for the five trading days before conversion (but the conversion price cannot be less than $1.50 per share of the company's stock). Dividends are payable in cash or shares of the company's stock (at RMG's election) on each dividend payment date (March 1, beginning in 2005), with USE stock calculated in the same manner. Series A stock not converted on the second anniversary of investment will be converted into shares of RMG common stock.

     Resale of the 1,442,192 shares issuable for conversion of (and dividends on) the Series A preferred stock is based on as assumed conversion price of $1.50. The number of shares issued will depend on market prices.

 o 150,000 shares under warrants (held by the three institutional investors), exercisable (vesting) 25% per quarter (fully exercisable after one year, then expiring in February 2007), at a price equal to 90% of VWAP for the five trading days before exercise (but not less than $1.50 per share). If the stock price determined under the 90% of VWAP formula exceeds $6.00 for 15 consecutive trading days, the warrants will expire 10 on the tenth trading day after the company sends a call notice to the investors.

o 75,000 shares under options held by consultant Michael Baybak at $2.25 per share. The options were issued for services to be performed, on February 8, 1999, and expire August 9, 2004.

o 350,000 shares (comprised of 100,000 shares; 50,000 shares underlying Class A warrants, exercisable at $3.00 per share; and 200,000 shares underlying five year Class B warrants, exercisable at $3.00 per share (the Class A warrants expire March 2, 2007; the Class B warrants expire March 2, 2009)). If the closing Nasdaq price for the company's stock is at or more than $7.50 for any 10 consecutive trading days, the warrants shall expire on the 30th calendar day after such 10th trading day. The shares and warrants were purchased by Bourne Capital, LLC on March 2, 2007 for $350,000 ($300,000 for the shares and the Class A warrants, and $50,000 for the Class B warrants).

o 318,465 shares under warrants issued to the participating lenders (Drawbridge Special Opportunities Fund, L.P., and Highbridge/Zwirn Special Opportunities Fund, L.P.) in the mezzanine financing - see

     "Acquisition of Producing and Non-Producing Properties from Hi - Pro Production, LLC"). The warrants are exercisable for three years (subject to vesting) at $3.30 per share. Warrants on 63,693 shares are vested at prospectus date. The remaining warrants will vest at the rate of the right to buy one share for each $78.50 which RMG I subsequently borrows under the credit facility. Regardless of when vested, all warrants will expire on the earlier of January 30, 2007, or the 180th day after the company notifies the warrant holders that the company's stock price has achieved or exceeded $6.60 per share for a consecutive 15 business day period.

     The selling shareholders may offer their shares for sale on a continuous basis pursuant to rule 415 under the 1933 Act.

     The following information has been provided to us by the selling shareholders. All numbers of shares, and percentage ownership, are stated on a pro forma basis as of the date of this prospectus, assuming issuance of 4,182,357 shares upon exercise of all the selling shareholders' options and warrants, and conversion of all preferred and common stock of RMG, and company debt, held by the selling shareholders. Not included in the pro forma calculations are the additional shares issuable on exercise of other options and warrants held by persons who are not selling shareholders.


                                              NUMBER OF                NUMBER OF              PERCENT OWNED
                                              SHARES OF                 SHARES          -------------------------
                                            COMMON STOCK                 TO BE           BEFORE         AFTER
                                              OWNED(1)                REGISTERED        OFFERING      OFFERING(2)
                                            ------------              ----------        --------      -----------

A. Clinton Allen                            18,909(3)(4)(5)           18,909                *              *
1280 Massachusetts Ave. #200
Cambridge, MA 02138

Ardell J. Schelich                          35,359(3)(4)(5)           34,500                *              *
347 Lake View Dr.
Washington, MO 93090

Bathgate McColley & Associates LLC          538(4)(5)                 538                   *              *
5350 S. Roslyn Street, Suite 308
Greenwood Village, CO 80111

Belmont Navy, LLC                           1,167(3)(4)(5)            1,167                 *              *
111 Sixth Street
Cambridge, MA 02141

Beverly Karns                               149,106(9)                149,106               *              *
5424 South Geneva Way
Englewood, CO 80111

Bourne Capital LLC                          502,845(3)(4)(5)          502,845             2.8%             *
410 Marion Street
Denver, CO 80218

Burg Simpson Eldredge Hersh Jardine PC      59,000                    59,000                *              *
40 Iverness Dr. East
Englewood, CO 80112

C.C.R.I. Corporation                        87,000(10)                87,000                *              *
3104 E. Camelback Rd., Suite 539
Phoenix, AZ 85016

                                              NUMBER OF                NUMBER OF              PERCENT OWNED
                                              SHARES OF                 SHARES          -------------------------
                                            COMMON STOCK                 TO BE           BEFORE         AFTER
                                              OWNED(1)                REGISTERED        OFFERING      OFFERING(2)
                                            ------------              ----------        --------      -----------

Charles D. & Bonnie B. Snow                 23,367                    6,667                 *              *
4725 Travis Way
Reno, NV 89502-5358

Curragh Capital Partners, LLC               1,500(5)                  1,500                 *              *
609 5th Avenue - 2nd Floor
New York, NY 10017

Dale S. and Jeanne L. May                   40,178                    40,178                *              *
960 Point of the Pines Drive
Colorado Springs, CO 80919

David Berlin, Birchwood Resources           1,167                     1,167                 *              *
1675 Broadway #1020
Denver, CO 80202

David Gertz                                 1,167(3)(4)(5)            1,167                 *              *
7120 E. Orchard Rd. #300
Greenwood Village, CO 80111

Domenico Porco                              8,333                     8,333                 *              *
32777 West Warren
Garden City, MI 48135

Donald F. Kern                              27,692(4)                 27,692                *              *
2737 Nestlebrook Trail
Virginia Beach, VA 23456

Donna Schulze                               3,208(5)                  3,208                 *              *
8777 E. Dry Creek Rd., Apt. 1422
Englewood, CO 80112

Dr. Ross T. Krueger                         18,462(4)                 18,462                *              *
1801 Barrs St., Suite 605
Jacksonville, FL 32204-4751

Edward J. Godin                             1,000(5)                  1,000                 *              *
7424 S. Chapparal Circle East
Aurora, CO 80016

Eggleston's LLC                             9,230(4)                  9,230                 *              *
8109 Wellington Road
Alexandria, VA 22308

                                              NUMBER OF                NUMBER OF              PERCENT OWNED
                                              SHARES OF                 SHARES          -------------------------
                                            COMMON STOCK                 TO BE           BEFORE         AFTER
                                              OWNED(1)                REGISTERED        OFFERING      OFFERING(2)
                                            ------------              ----------        --------      -----------

Eleanor Crosswait                           3,333                     3,333                 *              *
7790 Cherrywood Lane
Verona, WI 53593

Eric Stroud                                 1,100                     1,100                 *              *
7715 Dairy Ln.
Village of Lakewood, IL 60014

Francis M. Harris                           50,000                    50,000                *              *
541 Thornton Road
Lithia Springs, GA 30122

Frederick P. Lutz                           10,000(11)                10,000                *              *
1089 Dunbarton Chase
Atlanta, GA 30319

Generation Capital Association              36,924(4)                 36,924                *              *
1085 Riverside Trace
Atlanta, GA 30328

George D. Thompson                          285(3)(4)(5)              285                   *              *
11710 W. 102 Place
Overland Park, KS 66214

Gulf Projects Investment Company            4,670(3)(4)(5)            4,670                 *              *
Kuwait Stock Exchange Building
Safat 13066, Kuwait

Jack D. Koser                               10,333                    10,333                *              *
728 Azalea Dr.
Rockville, MD 20856

James and Vida Ann Roebling                 24,260                    24,260                *              *
P. O. Box 71
Clearmont, WY 82835

James A. McCaughey                          101,169(3)(4)(5)(9)       101,169               *              *
3 Cueta Drive
Rancho Mirage, CA 92270

James E. Hosch                              1,231(4)                  1,231                 *              *
7038 Willa Lane
Evergreen, CO 80439

                                              NUMBER OF                NUMBER OF              PERCENT OWNED
                                              SHARES OF                 SHARES          -------------------------
                                            COMMON STOCK                 TO BE           BEFORE         AFTER
                                              OWNED(1)                REGISTERED        OFFERING      OFFERING(2)
                                            ------------              ----------        --------      -----------

James J. Cahill                             26,148(3)(4)(5)           26,148                *              *
57 Lawrence Hill Rd.
Huntington, NY 11743

James V. Rauh                               19,036(3)(4)(5)           19,036                *              *
7234 South Uravan Ct.
Aurora, CO 60016

Jason Wayne Assad                           77,077(4)                 18,462                *              *
6585 Sterling Drive
Suwanee, GA 30024

C & H Capital, Inc.                         24,500(3)                 24,500                *              *
6585 Sterling Drive
Suwanee, GA 30024

Jeffrey J. Schmitz                          4,266(4)(5)               4,266                 *              *
5834 S. Paris Ct.
Englewood, CO 80111

John J. Lais, III                           5,574(3)(4)(5)            5,574                 *              *
2602 Woodland Ct
McKinney, TX 75070

John P. Kanouff                             15,000                    15,000                *              *
2525 E. Cedar Ave.
Denver, CO 80209

John Schlie                                 3,000(4)                  3,000                 *              *
2406 West Davies Ave.
Littleton, CO 80120

John W. & Annette C. Golen JTWROS           4,333                     4,333                 *              *
1898 Harley Dr.
Ann Arbor, MI 48103

John Shuster                                1,788                     1,788                 *              *
21379 York Ct.
Kildeer, IL 60047

Joseph & Daphne C. Alphonso                 33,333                    33,333                *              *
Family Trust
7731 Provincial Drive
Canton, MI 48187-2152

                                              NUMBER OF                NUMBER OF              PERCENT OWNED
                                              SHARES OF                 SHARES          -------------------------
                                            COMMON STOCK                 TO BE           BEFORE         AFTER
                                              OWNED(1)                REGISTERED        OFFERING      OFFERING(2)
                                            ------------              ----------        --------      -----------

Kurt Novey                                  550                       550                   *              *
4224 Nasmyth Drive
Plano, TX 75093

Lance Hering                                2,175(3)(4)               2,175                 *              *
7163 S. Chapparal Cir. E
Centennial, CO 80016-2129

Larry A. Bach & Susan A. Bach               285(3)(4)(5)              285                   *              *
501 W. Fairbanks Avenue
Winter Park, FL 32789

Linda Monahan & Donald R. Cotner            43,767(9)                 43,767                *              *
224 Anglers Drive South
Marathon, FL 33050

Lynden L. Rader                             26,000                    24,000                *              *
10342 Carioca Ct.
San Diego, CA 92124-1315

Mark A. & Kangping K.
Lowenstein Jtwros                           33,469(5)                 33,469                *              *
12512 White Drive
Sliver Spring, MD 20904

Marshall G. Folkes, III                     20,574(3)(4)(5)           20,574                *              *
3841 Houndstooth Court
Richmond, VA 23233

Marshall Gray Folkes, Jr.                   6,700                     6,700                 *              *
829 Long Point Lane
Topping, VA 23169

Martin G. Williams &                        574(3)(4)(5)              574                   *              *
Margaret M. Williams
13333 Long Leaf Dr.
Clarksville, MD 21029

Mathew B. Murphy                            25,000                    25,000                *              *
P. O. Box 15181
Gillette, WY 82717-1581

Maury Rogow                                 925(3)(4)(5)              925                   *              *
1050 Taylor Street N #709
Arlington, VA 22201

                                              NUMBER OF                NUMBER OF              PERCENT OWNED
                                              SHARES OF                 SHARES          -------------------------
                                            COMMON STOCK                 TO BE           BEFORE         AFTER
                                              OWNED(1)                REGISTERED        OFFERING      OFFERING(2)
                                            ------------              ----------        --------      -----------

McKim & Company LLC                         19,500(3)                 19,500                *              *
8400 E. Crescent Parkway, Suite 600
Greenwood Village, CO 80111

Michael J. Alfano                           40,000                      40,000              *              *
10310 Forest Maple Rd.
Vienna, VA 22182

Michael Bayback                             75,000(6)                   75,000              *              *
45150 Ocean View Blvd., Suite 305
LaCanada, CA 91011

Michael Bagnulo                             412                         412                 *              *
1020 Martins Lake
Roswell, GA 30076

Michael M. Vuocolo DDS                      18,462(4)                   18,462              *              *
407 Arrowhead BL 123
Jonesboro, GA 30236

Mildred Swift McBride                       10,000                      10,000              *              *
Testamentary Trust
50 Church Street, P. O. Box 128
Sutter Creek, CA 95685

Mohamed Ali Ahmed                           574(3)(4)(5)                574                 *              *
5052 Grimm Dr. #512
Alexandria, VA 23233

Morgan Stanley Dean Witter                  574(3)(4)(5)                574                 *              *
FBO Thomas Garrity
1857 Wainwright Dr.
Reston, VA 20190

Murray Roark                                40,000(7)                   40,000              *              *
4400 Post Oak Parkway, Suite 1720
Houston, TX 77027

P-Con Consulting                            9,230(4)                    9,230               *              *
5432 Broadmoor St.
Alexandria, VA 22315

Peyton N. Jackson & Linda M. Jackson        10,190(3)(4)(5)             10,190              *              *
8704 Standish Rd.
Alexandria, VA 22308

                                              NUMBER OF                NUMBER OF              PERCENT OWNED
                                              SHARES OF                 SHARES          -------------------------
                                            COMMON STOCK                 TO BE           BEFORE         AFTER
                                              OWNED(1)                REGISTERED        OFFERING      OFFERING(2)
                                            ------------              ----------        --------      -----------

Philip A. Nicholas                          4,331                     4,331                 *              *
170 North 5th Street
P. O. Box 928 Laramie, WY 82703

 R. A. Fitzner, Jr                          3,574(3)                  3,574                 *              *
P. O. Box 8000-260
Mesquite, NV 89024

Richard A. Peterson                         4,000                     4,000                 *              *
5839 Boca Raton Drive
Dallas, TX 75230

Richard Huebner                             1,731(4)                  1,731                 *              *
16318 E. Berry Avenue
Centennial, CO 80115

Riches In Resources, Inc.                   15,000                    15,000                *              *
1433 Oakleaf Circle
Boulder, CO 80304

Robert A. Nicholas                          23,474(5)                 23,474                *              *
107 South Broadway, Suite 213
Riverton, WY 82501

Robert H. Taggart, Jr.                      25,148(3)(4)(5)           25,148                *              *
4163 S. Chapparrel Circle East
Aurora, CO 80116

Robert Hockert                              12,500                    12,500                *              *
Petrol Pacific Corporation
3212 Fitzpatrick Dr.
Gillette, WY 82718

Robert Long                                 31,335                    31,335                *              *
3125 Riverside Drive
Riverton, WY 82501

Robert S. Craig                             40,000(7)                 40,000                *              *
2931 Highland Lakes Dr.
Missouri City, TX 77459

Roger Conan                                 574(3)(4)(5)              574                   *              *
14 Oakley Road
Dublin 6, Ireland

                                              NUMBER OF                NUMBER OF              PERCENT OWNED
                                              SHARES OF                 SHARES          -------------------------
                                            COMMON STOCK                 TO BE           BEFORE         AFTER
                                              OWNED(1)                REGISTERED        OFFERING      OFFERING(2)
                                            ------------              ----------        --------      -----------

Roy Van Buskirk & Rachel Deutsch            872(3)(4)(5)              872                   *              *
1513 Forest Lane
McLean, VA 22101

Russell A. Pomeroy                          9,333                     9,333                 *              *
1801 Broadway, Suite 680
Denver, CO 80202

Sterne Agee & Leach, Inc.                   574(3)(4)(5)              574                   *              *
C/F Michael M. Vuocolo IRA
813 Shades Creek Pkwy., Suite
100B, Birmingham, AL 35209

Sanders Morris Harris Inc.                  100,000(8)                100,000               *              *
600 Travis, Suite 3100
Houston, TX 77002

Steven Bathgate                             1,835(4)                  1,835                 *              *
6376 E. Tufts Avenue
Englewood, CO 80112

SJS Holdings c/o Susan Schoch               5,909(3)(4)(5)            5,909                 *              *
350 East 84th Street
New York, NY 10028

Timothy R. Crotty TTEE FBO                  10,000                    10,000                *              *
Timothy R. Crotty Trust  DTD 3/14/03
13575 Ridge Road
Sutter Creek, CA 95685

Troy G. Taggart                             8,894(3)(4)(5)            8,894                 *              *
21220 Craborchard Ct.
Ashburn, VA 20147

Tsunami Partners                            305,991                   305,991             1.7%             *
2011 Cedar Springs Rd., Apt. 506
Dallas, TX 75201

Vicki D.E. Barone                           51(4)                     51                    *              *
7854 S. Harrison Circle
Littleton, CO 80122

Vincent Schmitz                             19,629(4)(5)              19,629                *              *
4207 Montview Blvd.
Denver, CO 80207

                                              NUMBER OF                NUMBER OF              PERCENT OWNED
                                              SHARES OF                 SHARES          -------------------------
                                            COMMON STOCK                 TO BE           BEFORE         AFTER
                                              OWNED(1)                REGISTERED        OFFERING      OFFERING(2)
                                            ------------              ----------        --------      -----------

Wayne A. Moore                              1,167(3)(4)(5)            1,167                 *              *
P. O. Box 68
Rock Falls, IL 61071

Wesley A. Pomeroy                           2,668                     2,668                 *              *
1801 Broadway, Suite 680
Denver, CO 80202

William N. Anderson                         55,385(4)                 55,385                *              *
6650 Oakhills Drive
Bloomfield, MI 48301-3238

William Gamello                             550                       550                   *              *
19 West Sky Lane
Clifton Park, NY 12065

William Gavin Kessler                       275                       275                   *              *
1921 Bissell - Unit C
Chicago, IL 60614

William Potter                              159(4)(5)                 159                   *              *
498 Ridgewood Avenue
Glen Ridge, NJ 07028

William Powers                              550                       550                   *              *
19900 Earlwood Dr.
Jupiter, FL 33458

William G. Van Buren                        29,822(9)                 29,822                *              *
6576 Fairview Avenue
Downers Grove, IL

Raymond Lynde                               142,566                   142,566               *              *
501 Clarion Dr.
Gillette, WY 82718

Richard Lynde                               142,566                   142,566               *              *
P. O. Box 325
Gillette, WY 82718

Virginia H. Lynde Trustee                   112,017                   112,017               *              *
604 Warren Avenue
Gillette, WY 82718

                                              NUMBER OF                NUMBER OF              PERCENT OWNED
                                              SHARES OF                 SHARES          -------------------------
                                            COMMON STOCK                 TO BE           BEFORE         AFTER
                                              OWNED(1)                REGISTERED        OFFERING      OFFERING(2)
                                            ------------              ----------        --------      -----------

Ronald K. Lynde Trustee                     112,017                   112,017               *              *
604 Warren Avenue
Gillett,e WY 82718

The Riggs Company LLC                       67,889                    67,889                *              *
155 Scott Drive
Sheridan, WY 82801

Steve Youngbauer                            67,889                    67,889                *              *
25 Buckhorn Flats Rd.
Riverton, WY 82501

Carl Andresen                               33,944                    33,944                *              *
8511 W. Donald Dr.
Peoria, AZ 85383

Lion Fund LP                                88,715(12)(13)            88,715                *              *
601 Jefferson, Suite 3600
Houston, TX 77002

Spring Street Partners L.P.                 177,655(12)(13)           177,655               *              *
601 Jefferson, Suite 3600
Houston, Tx 77002

Crestview Capital Master L.L.C.             1,325,822(12)(13)         1,325,822(14)       7.4%             *
95 Revere Drive, Suite A
Northbrook, IL 60062

Drawbridge Special
Opportunities Fund, LP                      159,233(14)               159,233               *              *
1251 Avenue of the Americas
New York, NY 10020

Highbridge/Zwirn Special                    159,232(14)               159,232               *              *
Opportunities Fund, LP
745 Fifth Avenue, 18th Floor
New York, NY 10151

Christopher A.  Flanigan                    127,289                   127,289               *              *
Irrevocable Trust
1572 Northfield Lane
Lafayette, CO 80026

Sean Flanigan                               164,120                   164,120               *              *
904 East Stanford Avenue
Englewood, CO 80110

                                              NUMBER OF                NUMBER OF              PERCENT OWNED
                                              SHARES OF                 SHARES          -------------------------
                                            COMMON STOCK                 TO BE           BEFORE         AFTER
                                              OWNED(1)                REGISTERED        OFFERING      OFFERING(2)
                                            ------------              ----------        --------      -----------

B.W. Squared LLC                            38,265                    38,265                *              *
2407 W.  Colorado Avenue
Colorado, Springs, CO 80904

Adaya Family Trust                          76,531                    76,531                *              *
1301 Ocean Avenue
Santa Monica, CA 90401

SHYM, LLC                                   76,531                    76,531                *              *
515 S. Figueroa Street, #1600
Los Angeles, CA 90071

James Pearl                                 2,296                     2,296                 *              *
324 Tenth Avenue, Suit 170
Salt Lake  City, UT 84103

Karl Eppich                                 10,000(15)                10,000                *              *
15 Piper Road
Sheridan, WY 82801
----------

(1) Includes shares underlying warrants or options which may not have yet been exercised.

(2) Assumes all shares registered for resale under this prospectus are sold by the selling shareholder.

(3) Includes shares issuable on exercise of warrants and/or options at $3.75 per share.

(4) Includes shares issuable on exercise of warrants and/or options at $4.00 per share.

(5) Includes shares issuable on exercise of warrants and/or options at $3.00 per share.

(6) Includes shares issuable on exercise of warrants and/or options at $2.25 per share. (7) Includes shares issuable on exercise of warrants and/or options at $3.75 per share.

(8) Includes shares issuable on exercise of warrants and/or options at $5.00 per share.

(9) Includes shares issuable upon conversion of RMG common stock and warrants exercisable at $4.00 per share.

(10) Includes shares issuable on exercise of warrants at $3.75, $4.50 and $5.50 per share.

(11) Includes shares issuable on exercise of warrants at $2.00 per share.

(12) Includes shares issuable upon conversion of Rock Mountain's Series A Convertible Preferred Stock assuming the lowest conversion price of $1.50 per share, shares issuable in lieu of cash

29




     dividend payments on Series A Convertible Preferred Stock assuming the preferred stock is outstanding for two years and the interest conversion rate is $1.50 per share, shares issuable upon exercise of a Common Stock Purchase Warrant issued in connection with the issuance of the Series A Convertible Preferred Stock. Does not include additional shares which may be issuable in the event of an adjustment to the conversion price of the Series A Convertible Preferred Stock as a result of a dilutive issuance by the company.

(13) The provisions in the Series A Preferred Stock and Stock Purchase Warrants held by such selling shareholder prohibit such selling shareholder from converting its preferred stock or exercising its warrants to the extent such conversion or exercise would cause its beneficial ownership to exceed 4.99%. Accordingly, the actual beneficial ownership of the selling shareholder at all times cannot exceed 4.99%.

(14) Includes shares issuable on exercise of warrants at $3.30 per share.

(15) Includes shares issuable on exercise of warrants at $2.90 per share.

     The shares owned or to be owned by the selling shareholders are registered under rule 415 of the general rules and regulations of the Securities and Exchange Commission, concerning delayed and continuous offers and sales of securities. In regard to the offer and sale of such shares, we have made certain undertakings in Part II of the registration statement of which this prospectus is part, by which, in general, we have committed to keep this prospectus current during any period in which the selling shareholders make offers to sell the covered securities pursuant to rule 415.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o   privately negotiated transactions;

     o settlement of short sales entered into after the date of this prospectus (a short sale occurs when shares, not owned by the seller, are sold in hopes of a decline in market price so the seller can purchase in the market at a lower price to be able to deliver the shares sold);

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

     o   a combination of any such methods of sale; or

     o   any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under rule 144 under the 1933 Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Broker-dealers may agree to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for us or a selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter markets or otherwise at prices and on terms then prevailing at the time of sale, at prices than related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers such share commissions as described above.

     In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the 1933 Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the 1933 Act. The selling stockholders have informed the company that none of them have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

     The company is required to pay all fees and expenses incurred by the company incident to the registration of the shares. The company has agreed to indemnify certain of the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the 1933 Act.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available.

                     BUSINESS AND PROPERTIES OF THE COMPANY

     COALBED METHANE

     GENERAL

     Rocky Mountain Gas, Inc. ("RMG") was incorporated in Wyoming on November 1, 1999 for business in the coalbed methane industry in Wyoming and Montana. RMG is a subsidiary of the company (owned 49.4% by the company and 39.1% by Crested as of the date of this prospectus).

     In 2003, RMG transferred all of its interest in certain coalbed methane properties, including a producing property, to Pinnacle. At the same time, Carrizo Oil & Gas, Inc.'s wholly owned subsidiary CCBM, Inc. ("CCBM") (with which RMG has an agreement to jointly acquire and explore properties) transferred to Pinnacle all of its interests in the same properties, and affiliates of Credit Suisse First Boston contributed equity financing to Pinnacle. See "Transaction with Pinnacle Gas Resources, Inc."

     On January 30, 2004, RMG (through its wholly-owned, newly organized subsidiary RMG I LLC ("RMG I") acquired coalbed methane properties in the Powder River Basin of Wyoming. See "Acquisition of Producing and Non-Producing Properties from Hi-Pro Production, LLC." Part of the purchase price was financed under a $25 million mezzanine credit facility.

     RMG I plans to drill five development wells on the Hi-Pro properties in 2004 and upgrade existing infrastructure to improve gas production, and, subject to raising equity funding, drill up to 120 exploratory wells on undeveloped Hi-Pro acreage in 2004 and 2005.

     In addition, RMG plans to drill exploratory wells on the Castle Rock and Oyster Ridge properties, and seek to acquire other producing coalbed methane properties, primarily in Wyoming. Financing may be available under the mezzanine credit facility for more acquisitions, if approved by the lenders. RMG does not have any agreements to acquire other producing properties.

     RMG raised $1.8 million of equity financing in the first quarter of 2004.

     RMG holds leases and options on approximately 261,180 gross mineral acres of federal, state and private (fee) land in the Powder River Basin ("PRB") of Wyoming and Montana and adjacent to the Green River Basin of Wyoming, not including acreage held by Pinnacle.

     There are 108 producing wells on the properties bought by RMG from Hi-Pro Production, LLC. RMG owns an average 58% working interest (46.4% average net revenue interest, before deduction of overriding royalty interests held by lenders) in these properties.

     From RMG's inception, through December 31, 2003, 72 exploratory wells have been drilled, almost all with funds provided by industry partner CCBM and former industry partner SENGAI (see below). 43 of the wells were on properties transferred to Pinnacle in mid-2003. The balance of 29 wells (15 of which have been plugged and abandoned) are on properties held by RMG. Reserves have not been established for any of the properties on which these wells were drilled.

     The Castle Rock property in southeast Montana , and the Oyster Ridge property adjacent to the Green River Basin (southwest Wyoming), are large properties which will require the drilling of numerous exploratory wells and extended dewatering for each group or "pod" of wells (possibly as much as 24 months after drilling and completion) before an assessment of reserves can be made.

     Among the uncertainties we face in determining if our coalbed methane investments will yield value are the following: Prices for gas sold in the Powder River Basin are typically lower than national prices, and therefore, the economics of Powder River Basin properties can be adversely affected more readily by lower gas prices. The Hi-Pro properties, and all revenues therefrom, are pledged to service $3,635,000 of debt. To continue exploration efforts, additional capital (in addition to RMG's one-half of remaining balance under the CCBM $5.0 million drilling commitment, which one half of remaining balance was $305,100 at December 31, 2003) will be needed. Permitting issues for new wells on undeveloped acreage may be delayed. An unfavorable confluence of these uncertainties could result in a write-down of the carrying value of those properties which don't produce enough gas at low prices to be economic; in a write-down of the carrying value of other properties which need more wells drilled and dewatered to establish or improve the economics of production; and/or the delay (whether from lack of capital or permitting problems) in establishing reserves for the larger prospects where many wells will have to be drilled to assess their value.

     Certain technical terms used in the oil and gas industry appear in this prospectus. The following are general definitions of those terms: Working interests percentages of a mineral lease total 100%; the working interest owners together (an aggregate of 100%) pay all of the costs to hold undeveloped leases, drill and complete wells on leases, and produce minerals from the leased property (including pump costs, gathering and transmission costs and marketing costs). Net revenue interests are the percentages of production which the working interest owners own, after deduction for payment of royalties to the owners of the minerals under lease (private parties, the Bureau of Land Management, or the State, as applicable). Owners of royalty interests pay none of the costs to drill, complete, or operate wells on a lease. An overriding royalty interest is carved out of the total net revenue interest; overriding royalty interest holders pay none of the costs to hold, drill, or produce the minerals. All owners pay their share of ad valorem and severance taxes.

     TRANSACTION WITH PINNACLE GAS RESOURCES, INC.

     On June 23, 2003, RMG, CCBM and its parent company Carrizo Oil & Gas, Inc.; and seven affiliates of Credit Suisse First Boston Private Equity (the "CSFB Parties") signed and closed agreements for a transaction with Pinnacle. The transaction included: (1) the contribution to Pinnacle by RMG and CCBM of all of their ownership of a portion of the CBM properties owned by RMG and CCBM, in exchange for common stock and options to buy common stock in Pinnacle; and (2) $17,640,000 cash to Pinnacle by the CSFB Parties for common stock and series A preferred stock of Pinnacle, and warrants to purchase series A preferred stock of Pinnacle.

     Pinnacle is a private corporation. Only such information about Pinnacle, as its board of directors elects to release, is available to the public. All other information about Pinnacle is subject to confidentiality agreements between Pinnacle, RMG, and the other parties to the June 2003 transaction.

     RMG's ownership in Pinnacle's common stock is 37.5%. RMG's ownership of Pinnacle on a fully-diluted basis will change if the CSFB Parties exercise their warrants to buy equity in Pinnacle, and/or if RMG and/or CCBM exercise their options to buy equity in Pinnacle, or other events occur. See the discussion under Pinnacle Equity Transaction below.

     Immediately following, and in connection with, the transaction, Pinnacle acquired additional producing and non-producing CBM properties located in the Powder River Basin of Wyoming from Gastar Exploration, Ltd. ("Gastar," listed on the Toronto Stock Exchange), referred to below as the "Gastar acquisition."

     The transaction and the follow-on Gastar acquisition provide (1) Pinnacle the funded opportunity to explore and develop the contributed and acquired assets, and to acquire and explore, and if warranted, develop, additional CBM properties in Wyoming and Montana; and (2) RMG (through its ownership interest in Pinnacle) the opportunity to benefit (on a passive basis) from the continued development of the contributed assets and other properties which Pinnacle may acquire in the future. Since June 2003, Pinnacle has acquired additional acreage, and drilled numerous exploratory and development wells.

     RMG now has interests in approximately 261,180 gross (126,920 net) mineral acres:(A) 171,500 gross (68,675 net) acres in the Castle Rock, Oyster Ridge, and Baggs properties, which were not contributed to Pinnacle (these properties are operated by RMG and held with its industry partner CCBM, Inc.); and (B) 51,500 gross (46,790 net) mineral acres acquired from Hi-Pro Production, LLC, and (C) 38,184 gross and net acres held by another company, which are at the north and south ends of the Anadarko acreage. The acreage total does not reflect properties held by Pinnacle.

     CCBM is a wholly-owned subsidiary of Carrizo Oil & Gas, Inc. ("Carrizo," a Nasdaq listed company). Carrizo, CCBM and RMG entered into an agreement in July 2001 for CCBM to buy a 50% interest in, and fund exploration and development of, RMG's CBM properties then owned. Prior to and in connection with the Pinnacle transaction, CCBM paid RMG approximately $1.8 million cash to complete its purchase of 50% of RMG's contributed CBM properties, thus enabling CCBM to contribute its interests in the CBM properties to Pinnacle as having been fully paid for. See "Continuing Operations of RMG, Continuing Agreement with CCBM, and the AMI Agreement, After the Pinnacle Transaction" below.

     -   PINNACLE EQUITY TRANSACTION

     Pinnacle is authorized to issue common stock (100 million shares, $0.01 par value) and preferred stock (100 million shares, $0.01 par value). Pinnacle has established series A preferred stock with the following provisions: Liquidation preference of $100.00 per share; 10.5% compounded cumulative annual dividend (12.5% after July 1, 2010); redeemable at Pinnacle's option after July 1, 2004 at a premium declining to par after July 1, 2009 (mandatory redemption if there is a change in control of RMG or CCBM); and with voting rights (a) pari passu with the common stock on regular matters, and (b) as a separate class, to authorize changes in the series A preferred stock, to authorize issuance of stock senior to or in parity with the series A preferred stock, to approve any reorganization or merger of Pinnacle, to approve Pinnacle's sale of substantially all its assets, and similar matters.

     Pinnacle's board of directors has eight directors (two each from RMG and CCBM, and four from the CSFB Parties).

     The chart below summarizes (a) the contributions made by the parties to the transaction at the closing, and (b) thereafter in 2004 (subsequent capital call funded by the CSFB parties - see footnote (3)). At April 26, 2004, RMG owns 37.5% of the common stock of Pinnacle.

                                            Equity in Pinnacle
                                   ---------------------------------
                                                       Series A            Equity         Rights in Pinnacle
     Parties   Contribution        Common Stock      Preferred Stock     Warrants(1)            Options(2)
     -------   ------------        ------------      ---------------     -----------      -------------------
     RMG       All CBM             75,000 shares           -0-                -0-           30,000 shares
               properties
               (except Castle
               Rock, Baggs
               and Oyster
               Ridge)

     CCBM      All CBM             75,000 shares           -0-                -0-           30,000 shares
               properties
               (except Castle
               Rock, Baggs
               and Oyster
               Ridge)

     CSFB      $29,400,000(3)      50,000 shares     250,000 shares         250,000              -0-
     Parties

----------

     (1)  At $100 per share of common stock.

     (2) Options to buy common stock at $100.00 per share, as increased by 10% per annum compounded quarterly for the first 15,000 shares, and 20% per annum for the second 15,000 shares.

     (3) Includes funding of a subsequent capital request from Pinnacle of $11,760,000 ($980,000 for each 10,000 shares of series A stock (coupled with warrants to purchase 10,000 shares of common stock, exercisable at $100 per share).

     As of December 31, 2003, RMG has recorded its 37.5% equity investment in Pinnacle at the carrying value of its coalbed methane properties of approximately $922,600.

     Sanders Morris Harris Inc. ("SMH") of Houston, Texas acted as financial advisor to RMG on the Pinnacle transaction. For its services in connection with the transaction and the Gastar acquisition, SMH was paid $650,000 by Pinnacle. As additional compensation for SMH's services, USE issued to SMH 50,000 restricted shares of common stock and warrants to purchase (until June 30, 2006) another 50,000 restricted shares of common stock (at $5.00 per share). Resale of these shares and warrant shares is covered by this prospectus (See "Selling Shareholders"). SMH did not receive any equity or equity rights in Pinnacle in connection with the transaction or the Gastar acquisition.

     -    GASTAR ACQUISITION

     With proceeds from the CSFB financing, Pinnacle paid Gastar $6.2 million, effective June 1, 2003, for approximately 50% of Gastar's working interest in existing producing and non-producing CBM properties which included 95 producing wells in the early stages of dewatering and approximately 36,529 gross developed and undeveloped acres. The majority of the leases are either part of or located adjacent to the producing Bobcat property, which RMG and CCBM contributed to Pinnacle.

     Pinnacle also agreed to fund up to $14.5 million of future drilling and development costs on behalf of Gastar and Pinnacle prior to December 31, 2005, on the properties purchased from Gastar.

     - CONTINUING OPERATIONS OF RMG, CONTINUING AGREEMENT WITH CCBM, AND THE AMI AGREEMENT AFTER THE PINNACLE TRANSACTION

     RMG retained ownership, with CCBM, of the Castle Rock, Oyster Ridge, and Baggs projects, totaling about 189,000 gross acres (currently about 171,500 gross acres net of 15,200 gross acres returned to Anadarko after the transaction date and expiration of three leases). RMG and CCBM plan to continue exploration and development activities on these properties as well as acquiring other properties in Wyoming and Montana, under their July 2001 agreement (see "Carrizo
- Purchase and Sale Agreement"). Presently there are no agreements for RMG and CCBM to acquire producing properties.

      CCBM paid RMG approximately $1.8 million for CCBM's outstanding purchase obligation (under the July 2001 agreement) on CCBM's interests in those properties it contributed to Pinnacle. The balance on the note at December 31, 2003 was $836,200. The balance of CCBM's original purchase obligation is payable in monthly installments of approximately $52,800 through November 2004 with a balloon payment of $282,400 due on December 31, 2004.

      In connection with the transaction with Pinnacle, RMG and Pinnacle signed a transition services agreement, for Pinnacle to pay RMG to assist in setting up operational accounting systems for Pinnacle through December 2003. The agreement was terminated by RMG effective January 1, 2004.

      Also in connection with the transaction, RMG, CCBM, Carrizo, USE and the CSFB Parties signed an area of mutual interest ("AMI") agreement: Until June 23, 2008, Pinnacle has the right to acquire from the other parties up to 100% of any interest in oil and gas leases, or interests therein or mineral interests or rights to acquire same, which the other parties acquire, at the same price paid or payable by the other parties, within the Powder River Basin in Montana and Wyoming (excluding most of Powder River County, Montana). The original AMI agreement between CCBM and RMG from July 2001 is superseded by the new AMI agreement, except for areas outside the new AMI agreement territory, wherein the original agreement is still in effect.

     With respect to the properties acquired from Hi-Pro (see below), CCBM and Pinnacle waived their rights to buy any of the producing or undeveloped acreage.

     ACQUISITION OF PRODUCING AND NON-PRODUCING PROPERTIES FROM HI-PRO PRODUCTION, LLC

     On January 30, 2004, RMG I, LLC ("RMG I"), a wholly-owned subsidiary of RMG, purchased coalbed methane properties from Hi-Pro for $6,800,000. This transaction was closed after December 31, 2003. See the subsequent event footnote to the audited financial statements in this prospectus.

     The purchased properties (all located in the Powder River Basin of Wyoming) include 247 completed wells and 40,120 undeveloped fee acres. As of the date of this prospectus, 108 wells now are producing approximately 4.7 million cubic feet (Mmcf) of gas per day (approximately 2.7 Mmcf per day net to RMG I). Net daily Mmcf sales are less than gross production, due to produced gas being consumed to run compressors, and from adjustments by purchasers for thermal content (gas is sold based on BTU heat content).

     RMG I owns an average 58% working (average 46.4% net revenue) interest in the producing wells and proved developed acreage, and a 100% working (average 80% net revenue) interest in all of the undeveloped acreage. The net revenue interest percentage after deduction of the overriding royal interests held by lenders (see "Mezzanine Credit Facility") are 44.66% for the producing and five future wells to the Wyodak coal, and 78.0% for production from deeper coals and all of the undeveloped acreage.

     The transaction was structured as an asset purchase, with RMG I as the purchaser, in connection with the establishment of a mezzanine credit facility for up to $25,000,000 of secured loans to acquire and develop more proven coalbed methane reserves. RMG may utilize RMG I for future acquisitions (none are presently under contract or agreement in principle). See "Mezzanine Credit Facility." A substantial portion of the cash consideration paid to Hi-Pro was funded with the initial advance on the credit facility. RMG I replaced Hi-Pro as the contract operator for 89% of the wells that were acquired.

     RMG negotiated the purchase based on the $7,113,000 present value, discounted 10%, of gas reserves recoverable (and the estimated future net revenues to be derived) from proved reserves in the Hi-Pro properties, as estimated as of November 1, 2003 by Netherland Sewell and Associates, Inc. See "Reserve Data" below for the estimate as of December 31, 2003.

     The $6,800,000 purchase price reflects a deduction, negotiated by the parties in January 2004, to account for the decrease in gas production from October 2003 due to the impact on production from deferred maintenance on the properties, and the expected cost of such maintenance work after closing.

     -  TERMS OF THE PURCHASE. The purchase price of $6,800,000 was paid:

     o  $  776,700 cash by RMG.
     o  $  588,300 net revenues from November 1, 2003 to December 31, 2003, which were retained by Hi-Pro.(1)
     o  $  500,000 by USE's 30 day promissory note (secured by 166,667 restricted shares of USE common stock, valued at $3.00 per share).(2)
     o  $  600,000 by 200,000 restricted shares of USE common stock (valued at
                   $3.00 per share) (2).
     o  $  700,000 by 233,333 restricted shares of RMG common stock (valued at
                   $3.00 per share).(3)
     o  $3,635,000 cash, loaned to RMG I under the credit facility agreement.(4)
        ----------
        $6,800,000

     (1) RMG paid all January operating costs at closing. Net revenues from the purchased properties for January 2003 were credited to RMG I's obligations under the credit facility agreement. These net revenues were considered by the parties to be a reduction in the purchase price which RMG otherwise would have paid at the January 30, 2004 closing.

     (2) The note subsequently was paid in full by delivery of the collateral shares. Resale of such shares, and the 200,000 shares issued in the transaction (all of which now are held by the owners of Hi - Pro in proportion to their ownership in Hi - Pro), is covered by this prospectus. See "Selling Shareholders."

     (3) These RMG shares were held by the owners of Hi - Pro in proportion to their ownership in Hi - Pro). The RMG shares were convertible at the election of the holders into restricted shares of common stock of USE. The number of USE shares issued (on May 27, 2004) equaled (A) the number of RMG shares to be converted, multiplied by $3.00 per share, divided by (B) the average closing sale price of the shares of USE for the 10 trading days prior to notice of conversion ($2.24). Resale of the conversion shares is covered by this prospectus. See "Selling Shareholders."

     (4)  See "Mezzanine Credit Facility."

     -   PROPERTIES PURCHASED.

         RESERVE DATA

     Netherland Sewell and Associates, Inc. ("NSAI," Houston, Texas), independent petroleum engineers, have prepared a report on the proved reserves, as of December 31, 2003, estimating recoverable reserves from the Hi-Pro properties, and the present value (discounted 10%) of future cash flow therefrom. NSAI's report takes into account fixed pricing for some production in 2004 and 2005, reflects the reduction in RMG's net revenue interests due to the overriding royalty interests held by lenders, and (except for fixed pricing in 2004 and 2005) is based on the Henry Hub Spot market price of $5.965 per mmbtu, adjusted by lease for energy content, transportation fees and regional price differentials on December 31, 2003, without price escalation. Henry Hub Spot prices closely approximate the prices paid to Powder River Basin producers.

                                                         NET PRESENT
                                        RESERVES             VALUE
                                         (Mmcf)       (discounted at 10%)
                                         ------       -------------------
Proved Developed Producing              2,206.490          $4,589,600
Proved Developed Non-Producing            464.423          $1,084,800
Proved Undeveloped                        733.780          $1,382,000
                                        ---------          ----------
Total                                   3,404.693          $7,056,400
                                        =========          ==========

     The present value, discounted 10% value ("PV10 value") was prepared after ad valorem and production taxes on a pre-income tax basis, and is not intended to represent the current market value of the estimated gas reserves purchased from Hi-Pro. The PV10 discount factor is not the same as the standardized measure of present value calculations which are determined on an after-income tax basis.

     Reserves as of November 1, 2003 were calculated by NSAI based on actual production up to June 30, 2003, with production decline curves to November 1, 2003 estimated based on that production, resulting in total net proven reserves of 4,034.5 Mmcf. For estimates as of December 31, 2003, NSAI was supplied with actual production data through that date. Because actual production was below the production predicted for the same period by the November 1, 2003 decline curves, the decline curves for the later report had a lower starting point on January 1, 2004 and a steeper rate of decline. These new decline curves thus predict lower future production (3,404.693 Mmcf net to RMG) as of December 31, 2003.

     We expect production in 2004 from producing wells, and hence proven reserves (after adjustments for actual gas produced), will increase as maintenance work now in progress (which had been deferred by Hi-Pro in the last two quarters of 2003) is completed in the second quarter 2004. The reduction in the present value, discounted 10%, of proven reserves at November 1, 2003 ($7,113,000) as compared to December 31, 2003 ($7,056,400) was less than 1%, notwithstanding the decreased volume of reserves, due to the higher price at the later date compared with prices used in the November 1, 2003 estimate ($4.50 per mcf in 2003, $4.29 in 2004, and $4.25 in 2005).

     There are numerous uncertainties inherent in estimating gas reserves and their estimated values. Reservoir engineering is a subjective process of estimating underground accumulations of gas that cannot be measured exactly. Estimates of economically recoverable gas, and the future net cash flows which may be realized from the reserves, necessarily depend on a number of variable factors and assumptions, such as historical production from the area compared with production from other areas, the assumed effects of regulations by government agencies, assumptions about future gas prices and operating costs, severance and excise taxes, development costs, and work-over and remedial costs. The outcomes, in fact, may vary considerably from the assumptions.

     The PV10 value takes into account RMG I's contracts to sell 2,000 Mmbtu per day in 2004 at a fixed price of $4.76 per Mmbtu, and 1,000 Mmbtu per day in 2005 at a fixed price of $4.14 per Mmbtu. From time to time, RMG I may sign fixed price contracts for more production. In addition, gas market prices will vary, possibly by significant amounts, throughout each year, and on an average basis from year to year. For these reasons, the cash flow realized from production likely will vary from the estimates of cash flow used to determine the PV10 value.

     Estimates of the economically recoverable quantities of gas attributable to any particular property, the classification of reserves as to proved developed and proved undeveloped based on risk of recovery, and estimates of the future net cash flows expected from the properties, as prepared by different engineers or by the same engineers but at different times, may vary substantially, and the estimates may be revised up or down as assumptions change.

     In addition, it is likely that actual production volumes will vary from the estimates.

     The PV10 discount factor, which is required by the SEC for use in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor, based on interest rates in effect in the financial markets, and risks associated with the gas business.

     The business of exploring for, developing, or acquiring reserves is capital intensive. To the extent operating cash flow is reduced and external capital becomes unavailable or limited, RMG's ability to make the necessary capital investment to maintain or expand the gas reserves asset base would be impaired. There is no assurance future exploration, development, and acquisition activities will result in additional proved reserves. Even if revenues increase because of higher gas prices, increased exploration and development costs could neutralize cash flows from the increased revenues.

     -    FUTURE PLANS FOR THE HI-PRO PRODUCTION PROPERTIES

     In the second quarter of 2004, RMG I plans to drill five proven undeveloped locations to the Wyodak coal, continue a remedial workover program on a number of existing wells, and upgrade the gas gathering and pipeline facilities included in the purchase. The workover program is estimated to cost $250,000 and will be funded by the working interest partners. The drilling and gathering upgrade is estimated to cost approximately $640,000, and is being funded with a loan from the mezzanine credit facility. The programs are designed to enhance production from current levels. After the 5 new wells to the Wyodak are drilled, there will be no more undrilled locations on the currently producing properties available for the Wyodak coal. The first coals of interest under the undeveloped acreage are the Anderson and Canyon coals (for example under the Reno property); the Wyodak coal is not present under the undeveloped acreage. In addition to the 5 new wells, RMG-I plans to hook up 2 additional wells that were previously drilled by Hi-Pro and are in close proximity to the 5 new wells.

     The Wyodak coal formation is 200 to 600 feet from surface. Existing infrastructure for the Wyodak wells (gathering lines, compressors, and water disposal) should significantly reduce drilling and completion costs for new wells to the deeper Dannar and Moyer coals (950 to 1,150 feet). Subject to raising capital, up to 120 wells could be drilled and completed to these deeper coals in 2004 and 2005, all on locations now producing from the Wyodak. This development activity is contingent upon obtaining future financing. We do not expect that funding for this activity will be available through the mezzanine credit facility.

     No reserves have been established for the Dannar and Moyer coals. Because no other operators are producing gas from or dewatering these coals in the vicinity of the Hi-Pro properties, we expect several pods of wells will have to be drilled and completed to these coals, with an extended dewatering period (which could be up to 24 months), before significant gas production begins.

     RMG is also developing plans to put five coalbed methane wells from the Reno property on production during 2004. The Reno property was part of the Hi-Pro acquisition. The target coals on the Reno property are the Anderson coal, which is about 600-650 feet in depth and approximately 40 feet in thickness and the Canyon coal which is about 700-850 feet in depth and 35 feet in thickness.

     Four wells were previously drilled by Hi-Pro, at the Reno Property which were completed in both the Anderson and Canyon coals, with slotted screening in each. In addition, in March 2004, RMG I drilled a fifth well, which has been completed in the Canyon coal. The shallower Anderson coal may be completed at a later date. Four additional well locations exist at the Reno property based upon 80-acre spacing.

     The Reno property consists of 760 gross and net acres, all on fee acreage. It is located in Campbell County, Wyoming, approximately 50 miles south of Gillette. RMG owns a 100% working interest in this property.

     -    MEZZANINE CREDIT FACILITY.

     RMG I has signed a credit agreement with Petrobridge Investment Management, LLC (Houston , Texas) as lead arranger, and institutional lenders, for up to $25,000,000 of loans to RMG I. The loan commitment is through June 30, 2006. All loans will have a three year term from funding date.

     Funding to acquire and/or improve any project is subject to the lenders' approval of the transaction and RMG I's development plan.

     The first loan ($4,340,000 on January 29, 2004) under the credit facility has been applied to the Hi-Pro asset purchase ($3,700,000) including transaction costs and professional fees; and for a Phase I development program ($640,000).

     Terms for all loans under the credit facility include the following:

     o Principal is not amortized, but interest must be paid monthly. All revenues from the properties owned by RMG I (including all current and new wells) is paid to a lock box account controlled by the lenders, from which is paid by the lenders, the lease operating costs, revenue distributions, RMG I operating fees and RMG pumping fees (all approved by the lenders). With the exception of operating and pumping fees, no revenues will be available for RMG operations until all loans are paid off.

     o The loans are secured by all of RMG I's properties and by RMG's equity interest in RMG I.

     o The lenders, in the aggregate, receive an overriding royalty interest of 3% of production from the wells producing when the acquisition was closed, and 2% of production from new wells on an 8/8ths working interest basis, proportionately reduced where less than 100% of the working interest is owned by RMG I. For the Hi-Pro properties, the 3% rate applies to all wells (producing and to be drilled) to the Wyodak formation (an aggregate override of 1.74%), and 2% to all wells to deeper formations (aggregate override to be determined based on working interest ownership by well). Override payments to the lenders are not applied to the loan balances. The percentage of overrides on future properties may vary.

     o Negative covenants: RMG I will not permit the ratio of (a) total debt to EBITDA to exceed 2.00 to 1.00; (b) EBITDA to interest expense and rents (lease expense) to be less than 3.00 to 1.00; c) current assets to current liabilities to be less than 1.00 to 1.00; or (d) PV 10 (proved developed producing reserves) to total debt to be less than
         1.00 to 1.00. All these ratios are to be determined quarterly. In addition, RMG I shall not permit net sales volume of gas from its properties to be less than 270 Mmcf, 230 Mmcf, 230 Mmcf and 210 Mmcf for each quarter in 2004, or less than 180 Mmcf per quarter in 2005 and the first two quarters of 2006.

     At closing of the Hi-Pro acquisition, USE issued to the participating lenders three year warrants to purchase a total of 318,465 shares of common stock of USE (subject to vesting) at $3.30 cash per share. At closing of the Hi-Pro Acquisition, warrants on 63,693 shares vested. The remaining warrants will vest at the rate of the right to buy one USE share for each $78.50 which RMG I subsequently borrows under the credit facility. Regardless of when vested, all warrants will expire on the earlier of January 30, 2007, or the 180th day after USE notifies the warrant holders that USE' stock price has achieved or exceeded $6.60 per share for a consecutive 15 business day period. Resale of the warrant shares is covered by this prospectus.

     The preceding is a summary of some of the terms of the credit agreement, and is qualified by the text of the agreement, filed with the registration statement of which this prospectus is a part.

     -    RMG EQUITY TRANSACTION

     In the first quarter, RMG raised $1,800,000 of equity financing from the sale of shares of Series A Preferred Stock in RMG, and warrants to purchase shares of common stock of USE, to institutional investors. Proceeds are being used for RMG working capital. The terms of the securities sold are:

     o 600,000 shares of Series A Preferred Stock at $3.00 per share. The Series A Preferred Stock bears a 10% cumulative annual dividend (payable on March 1 of each year, beginning March 1, 2005), payable at RMG's election in cash or shares of common stock of RMG (at $3.00 per share) or shares of common stock of USE (at 90% of USE' volume weighted average price for the five days, referred to as the "set price," provided that the set price cannot be less than $1.50). The Series A Preferred Stock is convertible at the holder's election into shares of common stock of RMG, at $3.00 per share, or shares of common stock of USE at the set price, until February 2006, at which time all Series A Preferred Stock shares not previously converted shall automatically be converted into shares of common stock of RMG. The Series A Preferred Stock carries a liquidation preference of $4.05 per share.

     o Warrants to purchase 150,000 shares of common stock of USE, at the set price. The investors did not pay additional consideration for the warrants issued in connection with the purchase of the Series A Preferred Stock. The warrants are exercisable as to 25% of the underlying shares beginning in May 2004, and an additional 25% of the underlying shares on each of the six months, nine months, and twelve months thereafter, at which time the warrants are exercisable for the full number of underlying shares. Subject to this prospectus then being current, USE may call the warrants for exercise if USE's volume weighted average price (VWAP) for its stock exceeds $6.00 for any consecutive 15 trading days; warrants not exercised by the tenth trading day after a call notice is sent will be canceled.

     o The number of shares of RMG or USE common stock issuable in payment of dividends on, or conversion of, the Series A Preferred Stock, and the number of shares of common stock of USE issuable on exercise of the warrants, are subject to adjustment in certain events to protect the holders from dilution. The first anti-dilutive provision is 'full ratchet': If RMG or USE issue shares of common stock, or derivative securities exercisable for or convertible into such shares of common stock, at a price less than $3.00 per share for RMG stock or the set price for USE stock, at any time until 30 days after the registration statement (of which this prospectus is a part) has been declared effective by the SEC to permit the resale to the public by the holders of the USE common stock issuable on payment of dividends, in conversion, and on exercise of warrants, then the issue price for the dividends and conversions, and the exercise price of the warrants (for RMG and USE common stock, as applicable) shall be reduced (ratcheted down) to equal the lower issue price.

     o The second anti-dilutive provision would take effect after that 30th day: The issue price would be adjusted up to a fully weighted adjusted price, and would continue to be adjusted for any other issuance by RMG or USE of stock or derivative securities at a price less than $3.00 or the set price, as applicable, until the Series A Preferred Stock is converted to common stock or RMG or USE, or until the expiration of the warrants, as applicable. As an example of fully weighted anti-dilution protection, if RMG were to sell 3,200,000 shares of common stock at $2.50 per share, the dividend and conversion price on the Series A Preferred Stock would be $2.91.

     The preceding is a summary of some of the terms of the Series A Preferred stock designation, and the USE warrants, and is qualified by the text of the documents filed with the registrations statement (of which this prospectus is a part).

     Resale of the shares into which the Series A Preferred stock may be converted, and shares issuable on exercise of the warrants, is covered by this prospectus.

     VOLUMES, PRICES AND GAS OPERATING EXPENSE - BOBCAT PROPERTY (TRANSFERRED TO PINNACLE GAS RESOURCES, INC. IN JUNE 2003)

     This table shows RMG's 27.6% working (22% net revenue) sales volumes of gas produced, average sales prices received for gas sold, and average production costs for those sales, for the seven months ended December 31, 2002, and for the year ended December, 2003, all from the Bobcat property which was transferred to Pinnacle in June 2003.

                                           Year Ended         Seven Months Ended
                                        December 31, 2003      December 31, 2002
                                        -----------------      -----------------

     Sales volumes (mcf)                       81,516                 64,314
     Average sales price per mcf(1)             $3.71                  $1.86
     Average cost (per mcf)(2)                  $1.91                  $1.91

     (1) From time to time, we sold some of the production at a set price and the balance at daily market prices. For the six months ended June 30, 2003, we sold 37.0% of our share of production at contract prices and 63.0% at the market. There were no gas sales after June 30, 2003.

     (2) Includes direct lifting costs (labor, repairs and maintenance, materials and supplies, workover costs, insurance and property, gathering, compression, marketing and severance taxes).

     ACQUISITION AND EXPLORATION CAPITAL EXPENDITURES - ALL PROPERTIES THROUGH DECEMBER 31, 2003

     From inception on November 1, 1999 through December 31, 2003, RMG incurred net acquisition (purchase price and holding costs) and exploration costs (drilling and completion) on CBM properties of approximately $1,353,900, which does not include approximately $2,194,900 funded by CCBM on RMG's behalf for leasehold, drilling and completion costs. Unproved properties on the balance sheet at December 31, 2003 reflect the reduction (by $5,143,000) to reflect the reduction of the full cost price as a result of principal payments made by CCBM under its agreement with RMG and by payments from other industry partners. The foregoing data does not include $922,600 spent by RMG on properties transferred to Pinnacle. The $922,600 was recorded at December 31, 2003 as an investment in Pinnacle.

      The following table shows certain information regarding the gross costs incurred by RMG. Costs associated with the Hi-Pro acquisition after December 31, 2003 are not included.

                       Year Ended     Seven Months Ended    Year Ended
                      December 31,        December 31,         May 31,
                      ------------    ------------------    ----------
                         2003                2002               2002
                      ------------    ------------------    ----------
Acquisition costs     $  107,100         $    936,200       $  192,600
Development              158,300               97,200           87,400
                      ----------         ------------       ----------
                      $  265,400         $  1,033,400       $  280,000
                      ==========         ============       ==========

     The acquisition costs included amounts paid for properties, delay rentals, lease option payments, and general and administrative costs directly attributable to the acquisitions.

     The recorded amounts for acquisition and exploration of $265,400, $1,033,400, and $280,000 represent 1.1%, 3.6%, and 1.0% of total assets at
December 31, 2003, December 31, 2002, and May 31, 2002, respectively.

     We use the full-cost method of accounting for gas properties. Under this method, all acquisition and exploration costs are capitalized in a "full-cost pool" as incurred. Depletion of the pool will be recorded using the unit-of-production method. To the extent capitalized costs in the full-cost pool (net of depreciation, depletion and amortization and related deferred taxes) exceed the present value (using a 10% discount rate) of estimated future net pre-tax cash flows from proved gas reserves as established by reserve reports, the excess costs will be charged to operations.

     All acquisition and exploration costs for a property are capitalized until such time as reserves can be established, or not, for the property. If no reserves are established, those capitalized costs will be transferred to the amortization basis and be subject to an impairment test. To the extent reserves are established for an exploration property to be less than such costs, the costs will be written-down to the amount of present value of the reserves. In this event, assets would decrease and expenses would increase. Once incurred, a write-down of gas properties can't later be reversed.

     In addition, if future exploration work (in particular the larger prospects) is delayed because of lack of capital or permitting delays, or both, with the result that it cannot be established whether or not proved reserves exist on the properties, the exploration costs for those properties would be written-off.

     COALBED METHANE PROPERTIES

     We hold leases and options to develop approximately 261,180 gross mineral acres (including 69,895 acres under options - see "Oyster Ridge" below) under leases from the United States Bureau of Land Management, the states of Wyoming and Montana, and private landowners. Table 1 shows the total gross and net lease acres held in each prospect, and the amount of such acreage held by RMG and by companies with which RMG has agreements (CCBM, Inc. and Quaneco, L.L.C.). These agreements are summarized under "Carrizo - Purchase and Sale Agreement" and "Quaneco - Agreement." Acreage data assumes CCBM completes its obligations; CCBM will own its 50% working interest in wells drilled under CCBM's drilling fund commitment, but if CCBM does not complete its purchase obligations, CCBM would be entitled to a reduced working interest in the remaining undrilled acreage.

     CCBM currently has purchase rights to acquire a 6.25% working interest in the Castle Rock prospect, and owns a 6.25% working interest in eight wells in Castle Rock, which were drilled by Suncor Energy Natural Gas America, Inc. ("SENGAI"). RMG's and CCBM's interests in the Castle Rock prospect, as shown in Table 1, reflect the completion of SENGAI's drilling program in late calendar 2001. SENGAI elected not to exercise its option under an Option and Farmin Agreement on February 8, 2002.

     Prospects are evaluated for coal potential using available public and industry data, taking into account proximity to other positions held by RMG and existing or planned gas transmission lines, and whether drilling and production permits can be obtained and the costs thereof. The final decision to acquire a prospect is made by the executive officers of RMG. Well drilling and testing is done by outside contract drilling companies. Drilling results (cores, gas and water flow rates, and other data) are evaluated by RMG staff, using customary technical methods, to determine if any coal zones encountered in the well should be completed for production. Completion requires setting casing pipe down to the coal zone(s), installing pumps, and installing and setting up the necessary surface equipment (for example, water disposal lines and water holding tanks and/or holding ponds for evaluation wells, pending production permitting), and dewatering the well sufficiently so production can start. The decision whether to complete the well is made by the executive officers of RMG.

     Table 1 reflects RMG's, Quaneco's and CCBM's acreage position. Table 1 does not reflect the reduction in net acreage held by RMG in the Oyster Ridge property if Anadarko Petroleum, Inc. exercises its options to back-in for a 25% working interest on 31,711 gross acres, or if the holder of the 38,184 gross acres (which became subject to exploration and participation agreement as of March 1, 2004) exercises its option to back-in for a 40% working interest on those acres. Also, 69,895 of the acres shown as held in Oyster Ridge assume we continue to earn acreage under the drill-to-earn-acreage provisions of the option agreements with Anadarko, and the holder of the 38,184 acres now under the exploration and participation agreement. See "Description of Prospects - Oyster Ridge" below.

TABLE 1



      Project
      and Date        Gross Lease         Net Lease        RMG Net        Quaneco Net       CCBM Net
      Acquired           Acres              Acres           Acres            Acres           Acres
--------------------------------------------------------------------------------------------------------
    Castle Rock                123,840           111,567         48,811     55,784                 6,973
     Jan. 2000
--------------------------------------------------------------------------------------------------------
    Oyster Ridge                85,720            85,720         31,259        0                  31,259
     Dec. 1999
--------------------------------------------------------------------------------------------------------
    Baggs North                    120               120             60        0                      60
     Jan. 2000
--------------------------------------------------------------------------------------------------------
       Hi-Pro                   51,500            51,500         46,791        0                       0
      Jan.2003
--------------------------------------------------------------------------------------------------------
       TOTAL                   261,180           248,907        126,921     55,784                38,292
--------------------------------------------------------------------------------------------------------

     We own a 43.75% working interest (35% net revenue interest) in the Castle Rock prospect on 123,840 gross and 111,567 net acres in southeast Montana. CCBM can purchase a 6.25% working interest in our acreage (6,973 net acres) of the Castle Rock prospect if they meet certain payment obligations. In July 2001, we sold a 50% working interest in all our coalbed methane leases, except at Castle Rock, to CCBM for $7,500,000, plus other consideration. The acreage data in Table 1 reflects these transactions.

     CCBM agreed to pay up to $5,000,000 for drilling and completing CBM wells on the properties owned by RMG and CCBM. We have a carried working interest in all of the wells drilled on properties owned in July 2001 (after the Pinnacle transaction, those properties consist of the Castle Rock, Baggs, and the Oyster Ridge property (not including 38,184 acres in the Oyster Ridge area which acres now are subject to the exploration and participation agreement, under which the other party can back in for acreage). To date, CCBM has not indicated whether they will participate in the subject 38,184 acres. CCBM has the right to participate as to 50% of the working interest we acquire in properties RMG or RMG I acquires in the future; if CCBM elects to participate, RMG or RMG I would not have a carried interest in wells on future properties.

     A total of 72 wells have been drilled on RMG acreage through December 31, 2003: 5 in (former) fiscal year 2001; 53 in (former) fiscal year 2002; 12 in the seven months ended December 31, 2002; and 2 in 2003. 43 of the wells were drilled on properties transferred to Pinnacle in mid-2003. Nineteen of the wells were drilled by SENGAI in Castle Rock under the terms of a option and farmin agreement. Eleven of those 19 wells were stratigraphic wells and have been plugged by SENGAI; 8 of those 19 wells were completed and are owned by RMG (93.75% working interest) and CCBM (6.25% working interest), as Quaneco opted out of maintaining a working interest in the 8 wells. Other than the Castle Rock wells, RMG and CCBM both have a 50% working interest in all of these wells (see Table 2 below).

     As of December 31, 2003, CCBM and RMG have spent approximately $2,194,900 of the $2,500,000 drilling fund CCBM is committed to spend on RMG's behalf. This reflects a reduction of $391,000 for RMG's participation in two of Carrizo's Gulf Coast wells. We are relying on the $305,100 balance to pay for continued drilling and completion work on the Castle Rock and Oyster Ridge properties, as to which RMG will have a carried working interest with no financial obligation of RMG for drilling and completion costs until the drilling fund is exhausted. For other properties we acquire in which

CCBM elects to participate, CCBM would bear 50% of drilling and completion costs for their 50% working interest.

     Future annual financial obligations for coalbed methane properties consist of approximately $173,100 gross in rental fees to the lessors for 2004 ($81,800 net to RMG).

     Table 2 lists the number of wells drilled, the total exploration costs and the remaining number of wells currently permitted for drilling as of December 31, 2003. Wells permitted for drilling on the Hi-Pro properties are shown; exploration costs and numbers of wells drilled by Hi-Pro Production are not shown.

TABLE 2



Prospect         FY 2001                 FY 2002             New Year 2002            FY 2003                  TOTAL       Remaining
              6/1/00-5/31/01         6/1/01-5/31/02         6/1/01-12/31/02       1/1/03-12/31/03                           Permits
           Wells        $       Wells         $        Wells           $       Wells       $        Wells          $
------------------------------------------------------------------------------------------------------------------------------------
Castle       3*     $283,900    19**     $ 2,500,000             $   4,300    0            0       22        $ 2,788,200        5
Rock
------------------------------------------------------------------------------------------------------------------------------------
Oyster        2      150,500      5          464,200                 3,400    0            0       7**           618,100        4
Ridge                                                                                              *
------------------------------------------------------------------------------------------------------------------------------------
Hi-Pro       n/a         n/a     n/a             n/a    n/a            n/a    0            0       n/a               n/a        9
------------------------------------------------------------------------------------------------------------------------------------
TOTAL         5      434,400     24        2,964,200                 7,700    0            0       29          3,406,300       18
------------------------------------------------------------------------------------------------------------------------------------


        *   one well has been plugged and abandoned
        **  drilled by SENGAI, 11 have been plugged and abandoned
        *** includes 3 wells that have been plugged and abandoned

     CARRIZO - PURCHASE AND SALE AGREEMENT. On July 10, 2001, RMG closed a Purchase and Sale Agreement with CCBM, Inc., a Delaware corporation which is wholly-owned by Carrizo Oil & Gas, Inc., Houston, Texas (NMS "CRZO"). The agreement between CCBM and RMG is intended to finance the further exploration of the properties held in Montana and Wyoming, and to acquire and develop more properties.

     RMG assigned CCBM an undivided 50% interest in all of RMG's then current coalbed methane properties (with the exception of Castle Rock of which only a 6.25% working interest was assigned) for a purchase price of $7,500,000 by a promissory note payable in principal amounts of $125,000 per month plus interest at an annual rate of 8%, over 41 months (starting July 31, 2001) with a balloon payment due on the forty-second month. This note was reduced in connection with CCBM's contribution of properties to Pinnacle (see "Transaction with Pinnacle Gas Resources, Inc. - Continuing Operations of RMG, Continuing Agreement with CCBM, and the AMI Agreement, after the Pinnacle Transaction"), and the balance on the note is secured with a 50% undivided interest in the remaining properties (Oyster Ridge and Baggs North (but not Hi-Pro).

     CCBM has the right to participate in other properties RMG may acquire under an area of mutual interest ("AMI") agreement. This agreement has been modified by the AMI agreement signed in connection with the Pinnacle transaction; CCBM waived its right to participate in the Hi-Pro acquisition.

     In addition to its one-half share of revenues in proportion to its one-half share of the working interest, CCBM was entitled to a credit (applied as a prepayment of the purchase price for the undivided 50% interest in RMG's acreage), equal to 20% of RMG's net revenue interest from wells drilled with the $5,000,000 drilling budget, until the amount of that credit in favor of CCBM equals $1,250,000. At the formation of Pinnacle, CCBM paid RMG approximately $1.8 million to complete is purchase value on the contracts properties. The payment of $1.8 million was a reduction to the principal on the original $7.5 million note from CCBM. The $1.25 million that CCBM was to recover from 20% of RMG's revenue interest on the contributed properties was netted against the total purchase price on the contributed properties which yielded the $1.8 million cash payment. CCBM is not entitled to any additional disproportionate revenue distributions.

     QUANECO - AGREEMENT. On January 3, 2000, RMG purchased a 50% working interest and 40% net revenue interest in the Castle Rock and Kirby prospects in the Powder River Basin of southeast Montana consisting of approximately 185,000 net mineral acres from Quaneco, L.L.C. (formerly Quantum Energy, L.L.C., Cleveland, Ohio and Oklahoma City, Oklahoma). The acreage includes 88,409 net acres of Bureau of Land Management ("BLM") land; 14,916 net acres of state land (Montana), and 82,775 net acres of fee land. In fiscal 2000 and 2001, RMG paid Quaneco the cash purchase price of $5,500,000 for the acreage plus a drilling commitment of $2,500,000. RMG and CCBM transferred their interests in the Kirby prospect to Pinnacle in mid-2003.

     DESCRIPTION OF PROSPECTS

     Leases of federal mineral rights are obtained from the United States Bureau of Land Management and expire from 2004 to 2009, unless RMG establishes production on the lease, in which event the lease is held so long as coalbed methane or other gas or oil is produced. A royalty interest of 12.5% on the production is paid to the BLM. State leases expire from 2004 to 2009 in Wyoming and Montana, unless RMG establishes production on the lease, in which event the lease is held so long as coalbed methane or other gas or oil is produced. The royalty paid to the State of Wyoming is from 12.5 % to 16.67%, and 12.5% to the State of Montana. Annual renewal fees for non-producing Federal leases is $1.50 to $2.00 per acre, and $1.00 and $2.75 for non-producing Wyoming and Montana leases.

     An environmental group has filed a lawsuit against the BLM, RMG and others, challenging the validity of numerous BLM leases in the Powder River Basin of Montana. See Item 3, Legal Proceedings ("Rocky Mountain Gas Litigation").

     Leases on private (fee) land for coalbed methane and conventional gas expire at various times from 2004 to 2011, unless production is established, in which event the lease is held so long as there is production. The landowner is paid a royalty from production of 12.5% to 20.0% , depending on the lease terms.

     Table 3 presents total acreage (developed and undeveloped) held by RMG at May 4, 2004, and the Hi-Pro acreage as of May 4, 2004.

TABLE 3




                                                           Net Leased     Net Leased    Net Leased     Net Leased
                              Gross         Net Leased     from BLM       from          from           from
Prospect                      Leased        Acres                         State of      State of       Private
                              Acres                                       Wyoming       Montana        Owners
------------------------------------------------------------------------------------------------------------------
Castle Rock                   123,840       111,567        55,104          0           10,860          45,603
------------------------------------------------------------------------------------------------------------------
Oyster Ridge*                  18,385        18,385        15,825          0             0             2,560
------------------------------------------------------------------------------------------------------------------
Baggs North                     120           120            0            120            0               0
------------------------------------------------------------------------------------------------------------------
Hi-Pro (undeveloped)           40,120        40,120          0            112            0             40,008
------------------------------------------------------------------------------------------------------------------
Total Undeveloped             182,465       170,192        70,929         232          10,860          88,171
Acres
------------------------------------------------------------------------------------------------------------------
Hi-Pro (developed)             11,380        11,380         460           280            0             10,640
------------------------------------------------------------------------------------------------------------------
Total Acres                   193,845       181,572        71,389         512          10,860          98,811
------------------------------------------------------------------------------------------------------------------

     * Does not include 29,151 acres under option from Anadarko Petroleum and 38,184 acres under an exploration and participation agreement. See "Description of Properties - Oyster Ridge."

     RMG's properties and mineral leases of BLM, state and fee lands require annual cash payments of approximately $173,100 during 2004. CCBM is obligated for $59,600 of the $173,100 required to keep undeveloped coalbed methane leases in effect.

     CASTLE ROCK: The Castle Rock project consists of 123,840 gross and 111,567 net acres located in the northeastern portion of the Powder River Basin of Montana, west of Broadus, Montana. Coals present are in the Tongue River member of the Fort Union formation and appear comparable to coals currently being developed by other operators south of the Castle Rock acreage near the Montana/Wyoming border. Currently, there are no pipelines in this area.

     OYSTER RIDGE: The Oyster Ridge project consists of two acreage positions:
(1) 54,536 gross and net acres located in southwestern Wyoming in the Ham's Fork Coal Field adjacent to the Green River Basin; RMG and CCBM have an option to acquire a 100% working interest (50% each) in this acreage, which is held primarily by Anadarko Petroleum, Inc.; and (2) 38,184 gross and net acres held by another company, which are at the north and south ends of the Anadarko acreage.

     The area is prospective for coalbed methane production from two primary Cretaceous age coals, the Frontier and the Adaville. The Kern River pipeline, which services southern California, crosses the property. Through December 31, 2003, $799,500 has been spent on drilling and completion at Oyster Ridge.

     (1) Anadarko Petroleum, Inc. is successor to Union Pacific Land Resources Corporation, which sold the acreage subject to UPLRC's back-in option to third parties, from whom RMG acquired the acreage in December 1999.

     The agreement with Anadarko is a drill-to-earn-acreage agreement: We must drill at least four wells each year, each on a new section (640 acres), to earn a lease on each drilled section, and also to keep in force previously earned leases in the 31,711 acres area. Wells drilled by the lease holder, and by us (with CCBM), have earned 2,560 acres.

     Another 29,151 gross acres in the Oyster Ridge project are subject to an option held by Anadarko Petroleum, Inc. to participate as a 25% working interest owner on all wells drilled each year. Anadarko has not yet elected to participate, and has no working interest in the wells drilled to date on this prospect. If Anadarko elects to participate in the future, working interest ownership in affected wells would be 37.5% RMG, 37.5% CCBM, and 25% Anadarko.

     (2) Effective as of March 1, 2004, RMG entered into an exploration and participation agreement to acquire a 60% working interest from another company in 38,184 gross acres held by the other company under federal and Wyoming state leases.

     BAGGS NORTH: This prospect contains 120 gross and net acres located in Carbon County, Wyoming. This State lease is located 7 miles north of Baggs, Wyoming. RMG holds a 50% working interest in this prospect. To date, RMG has not conducted any significant exploration on the property.

GENERAL INFORMATION ABOUT COALBED METHANE.

     Methane is the primary commercial component of natural gas produced from conventional gas wells. Methane also exists in its natural state in coal seams. Natural gas produced from conventional wells generally contains other hydrocarbons in varying amounts which require the natural gas to be processed. Methane gas produced from coalbeds generally contains only methane and is pipeline-quality gas after simple water dehydration.

     Coalbed methane ("CBM") production is similar to conventional natural gas production in terms of the physical producing facilities. However, the subsurface mechanisms that allow gas movement to the wellbore are very different. Conventional natural gas wells require a porous and permeable reservoir, hydrocarbon migration and a natural structural or stratigraphic trap. Coalbed methane is stored in four ways: 1) as free gas within the micropores (pores with a diameter of less than .0025 inch) and cleats (set of natural fractures in the coal; 2) as dissolved gas in water within the coal; 3) as absorbed gas held by molecular attraction on surfaces of macerals (organic constituents that comprise the coal mass), micropores, and cleats in the coal; and 4) as absorbed gas within the molecular structure of the coal molecules. Coals at shallower depth with good cleat development contain significant amounts of free and dissolved gas while the percentage of absorbed methane generally increases with increasing pressure (depth) and coal rank. Coalbed methane gas is released by pressure changes when the water in the coal is removed. In contrast to conventional gas wells, new coalbed methane wells initially produce water for several months. As the formation water pressure decreases, methane gas is released from the structure.

     Methane production is a direct result of reducing the hydrostatic (water) pressure in the coal formation. Three principal stages are involved:

     o Drill wells (typically eight or more in a 'pod') down to the same coal formation, in contiguous 80 acre spacing per well; test the water in the formation and test coal samples taken from the formation. Water testing determines if the geochemical environment of the coal seam is conducive to the formation of CBM.

     o Install gathering lines to hook up and put wells on pump to "dewater" the coal formation. Hydrostatic pressure must be reduced to about 50% of initial pressure before enough data is obtained (water flow rates, CBM gas flows) to determine how much CBM the wells may produce. This dewatering stage may take 6 to 18 months, and in some instances 24 months (where there is no dewatering of the coal seam occurring from wells drilled by others on adjacent properties).

     o Installing (or have a transmission company install) a compressor and transport line to carry produced gas to a gas transmission line for sale to end users. Gas production starts gradually then continues to grow in volume as hydrostatic pressure is reduced; optimal production won't occur until hydrostatic pressure is reduced approximately 90% from initial levels.

COALBED METHANE WELL PERMITTING

     Operators drilling for coalbed methane are subject to many rules and regulations and must obtain drilling, water discharge and other permits from various governmental agencies depending on the type of mineral ownership and location of the property. Intermittent delays in the permitting process can reasonably be expected throughout the development of all RMG projects. As with all governmental permit processes, there is no assurance that permits will be issued in a timely fashion or in a form consistent with the plan of operations.

     Drilling and production operations on our Powder River Basin leases in Wyoming and Montana are subject to environmental rules, requirements and permits issued by various federal authorities for drilling and operating on all land, regardless of ownership, and state and local regulatory agencies for land owned by the state or in fee by private interests. The primary Federal agency with related responsibilities is the Bureau of Land Management of the U.S. Department of the Interior ("BLM") which has imposed environmental limitations and conditions on coalbed methane drilling, production and related construction activities on federal leases in the PRB. These conditions and requirements are imposed through Records of Decision ("ROD") issued pursuant to Environmental Impact Statements ("EIS"). The BLM may also impose site-specific conditions on development activities, such as drilling and the construction of rights-of-way, before it approves required applications for permits to drill and plans of development.

     In April 2003 the BLM issued Records of Decision finalizing two impact statements: The Powder River Basin Oil and Gas EIS (PRB-EIS) for the Wyoming portion of the basin, and the Statewide Oil and Gas EIS and Proposed Amendment for the Powder River and Billings Resource Management Plans in Montana. Together, the impact statements authorize the development of some 77,000 coalbed methane gas wells in the Powder River Basin, most of which would be drilled on the Wyoming side of the basin.

     With the EIS completed, the BLM will be able to consider drilling or development proposals in the geographic areas studied, however, before any permits are approved, the BLM will conduct an additional round of environmental review to identify site-specific environmental impacts and appropriate mitigation measures. Three lawsuits have been filed challenging the Record of Decisions, however, no stays have been issued. See "Legal Proceedings, Rocky Mountain Gas, Inc."

      The state-based environmental agencies primarily concern themselves with the issuance of permits related to drilling, land, air quality and water discharge. The primary state-based agencies for which coalbed methane operators are subject to include:

     o  Wyoming Department of Environmental Quality ("WDEQ")
     o  Wyoming Oil and Gas Conservation Commission ("WOGCC")
     o  Montana Department of Environmental Quality ("MDEQ")
     o  Montana Board of Oil and Gas Conservation ("MBOGC")

     While the BLM is primarily responsible for issuing broadly based EISs for each state, its jurisdiction over related matters and the actual issuance of drilling permits is primarily reserved for federal leases. Permits for drilling on state or fee owned land are issued by the WOGCC and MBOGC.

     In contrast to Wyoming, Montana authorities have been very slow in undertaking CBM environmental studies and granting permits to drill wells. In fact, to date, only the Redstone (Fidelity) project is producing CBM gas in Montana. With the exception of a relatively small number of drilling permits available from earlier issuance (including those held by RMG which have allowed some drilling on the Castle Rock project), a drilling moratorium had been in effect during the last three years, prior to the approval of the two environmental impact statements.

     The DEQs are primarily responsible for issuing air quality and water discharge permits, among other things. Water disposal has been and is expected to continue to be a significant issue, particularly with respect to coalbed methane gas production, which typically entails substantial water production at least during the dewatering phase of completion of a new well. The primary issue of concern is the salinity content in the produced water, which is measured by the sodium absorption ratio ("SAR"), which, depending upon a location, can range from slightly less than that in surface water to a substantially greater amount. Due to the discrepancies of the SAR content found in water from coalbed methane wells, the disposal of this water is tightly regulated. If the SAR content is low, the water can be used for irrigation, livestock drinking water or even as a water supply for cities. If the SAR content is higher, the water quality does not merit use for drinking water or irrigation and, under these measures, the DEQ has outlined various other methods of water disposal. Man-made ponds may also be built right beside the wells, enabling the wells to drain their water into the ponds (called surface discharge). Additionally, there might be drainages which the produced water can flow into. Finally, the water might be reinjected through wells into the ground below levels from which the water was produced. Thus far, the vast majority of associated water produced has been discharged on the surface, primarily captured in reservoirs and ponds and allowed to evaporate.

     Overall, RMG has not experienced any difficulty in obtaining air quality and water discharge permits from the WDEQ, and those permits are in place for the Hi-Pro properties. RMG has not has applied for such permits in Montana.

     The following summarizes permits now in place.

Table 4


                                                    Expiration
Prospect                     Remaining Permits      or Renewal Date
--------------------------------------------------------------------------------
Castle Rock                         5               May - July 2004
Hi-Pro                              9               August - September 2004
Oyster Ridge                        4               September 2004

--------------------------------------------------------------------------------
    Total                          18
--------------------------------------------------------------------------------

     Drilling permits issued by the State of Wyoming allow one year for drilling completion; permits issued by the State of Montana allow six months.

     Once drilled, all wells in Wyoming are subject to a National Pollution Discharge Elimination System ("NPDES") permit relating to water testing and discharge. All wells in the Castle Rock prospect remain subject to the Montana Board of Oil and Gas Commission approval. Upon completion of drilling, wells are subject to monthly reporting regarding status and production to the respective state agencies in which they are located.


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     Due to the low pressure characteristics of the coalbeds, the production of coalbed methane is dependent on the installation of multi-stage compression facilities. Gas is gathered from the wells, and transported to a low level compression station, then on to a high level compression station and finally to the transmission pipeline. The water is commonly collected through another pipeline from each of the wells and pumped into a surface reservoir.

     Companies involved in coalbed methane production generally outsource gas gathering, compression and transmission. RMG and industry partners have and will likely continue to outsource their compression and gathering to third parties at fixed charges per mcf transported.

GAS MARKETS

     Gas production from the Powder River Basin is significant. Since this area is sparsely populated, most of the gas must be exported to distant markets. The existing Wyoming pipeline infrastructure is already substantial and continues to expand with gathering systems and intrastate lines, yet is ultimately dependent on large interstate pipelines. With the exception of a portion of the gathering systems, this pipeline system is typically owned and operated by independent mid-stream energy companies, rather than oil and gas operators. The pipelines generally will not be financed and constructed until appropriate amounts of gas have been proven and committed for transport on the new lines. While the total current take away capacity from the PRB is approximately 1.25 billion cubic feet per day (Bcfd), excess capacity over current production rates does not exist in all locations and not all producers have a ready market for the sale of their gas at all times. Some major producers in the region reserve portions of pipeline capacity beyond their current requirements, resulting in less than stated maximum capacity being available for other producers. In addition, total stated capacity is unavailable at times as pipelines are shut down for maintenance or construction activities.

     Based on the existing pipeline systems and the gas sales markets in its area of operations in Wyoming, RMG expects that, at least for the next few years, the markets in which it sells its gas, and the spot prices to which it will be subject, will be dependent upon three major sales points:

     o The Colorado Interstate Gas ("CIG") station near Cheyenne in southeastern Wyoming, which primarily feeds regional markets or markets in the Midwest.

     o The Ventura market ("Ventura") located in Ventura, Iowa, which prices gas on the Northern Border pipeline where it interconnects with Northern Natural Gas and feeds markets in the Northern Plains and Midwest.

     o The Opal market ("Opal") in southwestern Wyoming, which delivers to the Kern River pipeline for delivery to Utah, Nevada, Arizona and California.

     PIPELINES THAT SERVE THE CIG MARKET

     Two large diameter intrastate pipelines, the Fort Union and the Thunder Creek, were constructed in the Basin in 1999, and gathering system infrastructure has continued to grow significantly. These two major intrastate pipelines currently provide almost 1.1 Bcfd capacity, flowing south out of the Basin to the CIG Hub in Southeast Wyoming.

     o Fort Union. The Fort Union Gas Gathering pipeline consists of a 106 mile, 24 inch, 434 Mmcfd capacity line completed in August 1999 and a 20" pipeline with a capacity of 200 Mmcfd completed in September 2001. It is believed that capacity could be increased by another 200 Mmcfd by adding additional compression to this line.

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     o   Thunder Creek. Thunder Creek Gas Services pipeline is a 126-mile, 24 inch pipeline which commenced operations on September 1, 1999 with a capacity of 450 Mmcfd.

     The Hi-Pro production is delivered to the Thunder Creek pipeline where it is carried south and delivered to the CIG market.

     El Paso Corporation's subsidiary Cheyenne Plains Gas Pipeline Co. received approval from the Federal Energy Regulatory Commission in March 2004 for construction of a new 380 mile pipeline from Cheyenne, Wyoming to Greensburg, Kansas, with a capacity of 560 Mmcf per day. Cheyenne Plains has announced its intent to apply to the FERC for permission to enlarge the line to handle 760 Mmcf per day. This line, with the enlarged capacity, is expected by Cheyenne Plains to be in-service in January 2005, and may help narrow the negative price differential for CIG prices compared to national prices.

     PIPELINES THAT SERVE THE VENTURA MARKET

      There are currently only two significant pipelines capable of transporting gas out of the Basin to the north, the Bitter Creek pipeline, which connects with the Northern Border interstate pipeline and the Glasslands pipeline. However, one additional line that is well along in its planning stages, would also deliver gas to the Northern Border pipeline. Descriptions are as follows:

     o Bitter Creek. The Bitter Creek pipeline is owned by Williston Basin Interstate Pipeline Company ("WBI"), a subsidiary of MDU Resources Group, Inc. It was completed in 2001 with initial capacity of 150 Mmcfd.

     o Grasslands. In response to the need for expandable access to the Ventura market, the Grasslands pipeline, also owned by WBI, went into service in November 2003. It is a 245 mile, 16 inch line with an initial capacity of 80 Mmcfd and expandable to 200 Mmcfd.

     THE OPAL MARKET

     The Opal market, in southwestern Wyoming, is a major pipeline connection point, with several intrastate and interstate lines connecting to the major interstate Kern River line, with a recently enlarged capacity of 1.73 Bcfd, delivering to markets in Utah, Nevada, Arizona and California. If the Oyster Ridge property is put into production, gas likely could be sold into this market.

GAS PRICES

     Historically, spot gas prices received by producers at the Ventura, CIG and Opal markets have generally been at discounts to the NYMEX front month contract and Henry Hub spot cash prices, although with lesser discounts during the winter months. Prices at CIG can trade at a further discount to the Ventura prices, and again with an even higher discount during the second and third quarters, because CIG is partially based on local demand which can drop outside the heating season, while Ventura serves larger national markets and is highly correlated to Chicago market prices.

     The negative price differential in the prices realized by Powder River Basin producers in 2003, as compared to prices realized on the national gas market, ranged from 10% to 45% (higher outside the heating season). The negative price differential in the fourth quarter 2003 and first quarter 2004 narrowed in comparison to the fourth quarter 2002. However, there is no guarantee that increased capacity will eliminate the negative price differential or even significantly reduce it.


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INACTIVE MINING PROPERTIES - URANIUM

     GENERAL. We have interests in several uranium-bearing properties in Wyoming and Utah and in a uranium processing mill in southeastern Utah (the "Shootaring Mill" in Garfield County). All the uranium-bearing properties are in areas which produced significant amounts of uranium in the 1970s and 1980s. At some future date, we could sell, develop and/or operate these properties (directly or through a subsidiary company or a joint venture) with companies having the necessary capital to mine and mill the uranium bearing material to produce uranium concentrates ("U3O8") for sale to public utilities that operate nuclear powered electricity generating plants. Currently there is no operating uranium mill in Wyoming and it would take a substantial increase in the market price of uranium concentrate over a period of time before a company with the financial wherewithal would build a mill and place the deposits in production. Therefore, until uranium oxide prices improve significantly, the uranium properties will remain shut down.

     At the dates of the consolidated balance sheets in this Report, there are no values carried on the balance sheets for uranium properties.

     SHEEP MOUNTAIN - WYOMING

     Unpatented lode mining claims, underground and open pit uranium mines and mining equipment in the Crooks Gap area are located on Sheep Mountain in Fremont County, Wyoming. From December 21, 1988 to June 1, 1998, these properties were held by Sheep Mountain Partners ("SMP"). On June 1, 1998, the company received back from SMP all of the Sheep Mountain mineral properties and equipment, in partial settlement of certain disputes with Nukem, Inc. ("Nukem") and its subsidiary Cycle Resource Investment Corp. ("CRIC"). The judgment against Nukem impressing the CIS uranium supply contracts in a constructive trust with SMP remains unresolved. See "Legal Proceedings."

     We have recorded reclamation liabilities for the SMP properties. All historical costs in the SMP properties were offset against a monetary award which was received from Nukem during fiscal 1999.

     UTAH

     Plateau Resources Limited ("Plateau") is a wholly-owned subsidiary of USE. In 2003, reclamation work on uranium properties (the Tony M, Velvet, and Woods Complex) in San Juan County, Utah was completed.

     PLATEAU'S SHOOTARING CANYON MILL AND PROPERTIES

     In August 1993, USE purchased from Consumers Power Company ("CPC"), all of the outstanding stock of Plateau which owns the Shootaring Canyon uranium processing mill and support facilities in southeastern Utah (the "Shootaring Mill") for a nominal cash consideration. The Shootaring Mill holds a source materials license from the NRC. In the purchase of the stock from CPC, we agreed to various obligations, as disclosed in USE's 1998 Form 10-K at pages 15 and 16.

     The Shootaring Mill is located in southeastern Utah and occupies 19 acres of a 265 acre plant site. The mill was designed to process 750 tpd, but only operated on a trial basis for two months in mid-summer of 1982. In 1984, Plateau placed the mill on standby because CPC had canceled the construction of an additional nuclear energy plant.

     For information on the Shootaring mill facility and related real estate property at Ticaboo, please see "Plateau's Shootaring Canyon Mill and Properties" in the annual report (Form 10-K/A1) for the former fiscal year ended May 31, 2002.

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     THE GREEN MOUNTAIN MINING VENTURE ("GMMV") PROJECT

     For information on the GMMV agreement, see "Green Mountain Mining Venture" in the annual report (Form 10-K/A1) for the (former) fiscal year ended May 31, 2002.

     SHEEP MOUNTAIN PARTNERS ("SMP")

     SMP PARTNERSHIP. In February 1988, USE acquired uranium mines, mining equipment and mineralized properties (Sheep Mountain Mines) at Crooks Gap in south-central Fremont County, Wyoming, from Western Nuclear, Inc. These Crooks Gap mining properties are adjacent to the Green Mountain uranium properties. USECC mined and milled uranium ore from one of the underground Sheep Mines during fiscal 1988 and 1989. In December 1988, USECC sold 50 percent of the interests in the Crooks Gap properties to Nukem's subsidiary Cycle Resource Investment Corporation ("CRIC") for cash. The parties thereafter contributed the properties to and formed Sheep Mountain Partners ("SMP"), in which USECC received an undivided 50 percent interest. SMP is a Colorado general partnership formed on December 21, 1988, between USECC and Nukem, Inc. then of Stamford, CT ("Nukem") through its wholly-owned subsidiary CRIC.

     SMP was directed by a management committee, with three members appointed by USECC and three members appointed by Nukem/CRIC. The committee has not met since 1991 as a result of the SMP arbitration/litigation. During fiscal 1991, disputes arose between the SMP partners which resulted in litigation. See "Legal Proceedings."

     PROPERTIES. USE, Crested and/or USECC own 98 unpatented lode mining claims and a 644 acre Wyoming State Mineral Lease in the Crooks Gap area.

     An ion exchange plant located on the properties (to remove natural soluble uranium from mine water) was reclaimed and the plant disposed of at the Sweetwater Mill impoundment facility in fiscal 2002.

     Permits to operate existing mines (now shut down) on the Crooks Gap properties had been issued by the State of Wyoming, but amendments would be needed to re-open them. A NPDES water discharge permit under the Clean Water Act has been obtained; monitoring and treatment of water removed from the mines and discharged in nearby Crooks Creek is generally required. However, for the last three years, USECC has not discharged wastewater into Crooks Creek, and the water instead is being discharged into the USECC McIntosh Pit at the Sweetwater mill owned by Kennecott (the Sweetwater mill had been part of the Green Mountain Mining venture).

INACTIVE MINING PROPERTIES - GOLD

     SUTTER GOLD MINING COMPANY. In fiscal 1991, USE acquired an interest in Sutter properties located in the Mother Lode Mining District of Amador County, California. The entire Lincoln Project (which is the name we use for the properties) is owned by Sutter Gold Mining Company, a Wyoming corporation ("SGMC"), and a majority-owned subsidiary of USE.

     This property has never been in production. Persistent low prices for gold made financing difficult, and in fiscal 1999 resulted in a substantial write down of the SGMC properties.

     Due to the depressed gold prices in the past, litigation (since resolved) and lack of funding, SGMC has deferred the start of construction of a gold mill complex and extension of existing underground workings. A tourist visitors center has been set up (see below) and leased to a third party for $1,500 per

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



month plus a 4% gross royalty on revenues. The conditional use permit is being kept current as necessary to allow for possible mining activities on the properties in the future.

     In 1998 and 1999, the company took impairments (write-downs) in the amounts of $1,500,000 and $10,718,800, respectively, of the carrying value of the gold properties. These two impairments wrote off almost 85% of our investment in these properties. As a result of low market prices for gold at the time, we determined that we could not produce gold from these properties at a profit. The impairments taken in 1998 and 1999 resulted in no value for mine exploration, and the remaining assets relating to this property include raw land which is no longer needed for mining activity, and buildings and equipment. A significant portion of the raw land has been sold.

     We have not obtained a final feasibility study to support a determination that the Sutter property contains proven or probable reserves of gold.

     In late 2003, SGMC signed a letter of intent for an acquisition of SGMC by Globemin Resources Inc., a British Columbia corporation listed on the TSX-V. Completion of the acquisition is subject to negotiation and execution of a share exchange agreement, approval by the TSX-V, Canadian regulatory authorities, and the boards of directors and if necessary, shareholders of SGMC and Globemin. If the acquisition is consummated, a majority of the stock of Globemin would be owned by the (former) SGMC shareholders. Globemin thereafter would seek to raise financing in Canada to begin mining the Lincoln Project and build a mill.

     PROPERTIES. SGMC holds approximately 435 acres of surface and mineral rights: (87 acres of surface rights (owned), 73 acres of surface rights (leased), 146 acres of mineral rights (leased), and 289 acres of mineral rights (owned), all on patented mining claims near Sutter Creek, Amador County, California. The properties are located in the western Sierra Nevada Mountains at from 1,000 to 1,500 feet in elevation; year round climate is temperate. Access is by California State Highway 16 from Sacramento to California State Highway 49, then by paved county road approximately .4 mile outside of Sutter Creek.

     Surface and mineral rights holding costs, and property taxes, will be approximately $130,000 and $9,900 for 2004.

     The leases are for varying terms and require rental fees, annual royalty payments and payment of real property taxes and insurance.

     PERMITS. The Amador County Board of Supervisors has issued a Conditional Use Permit ("CUP") allowing mining of the SGM and milling of production, subject to conditions relating to land use, environmental and public safety issues, road construction and improvement, and site reclamation. Applications will be made in the second quarter of 2004 to California regulatory authorities for a waste water discharge permit to allow the company to utilize mill tails as mine backfill and to store tails in a surface fill unit.

     VISITORS CENTER. In fiscal 2000, SGMC spent approximately $298,000 for surface infrastructure related to improving access to the mine site, and to a lesser extent tourist related improvements. The visitors center is being operated by a third party. The visitors center is an exhibit of the pictures and memorabilia from mining operations on other properties in the Sutter district in the nineteenth century, and a guided tour of the underground workings at the Lincoln Project. Revenues from this tourist operation were $48,800 for 2003, $49,200 for the seven months ended December 31, 2002, and $41,200 in (former) fiscal year 2002, and are included in "real estate" in the consolidated statements of operations included in this report. These revenues offset a majority of costs for holding the Sutter properties.

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MOLYBDENUM

     As a holder of royalty, reversionary and certain other interests in properties located at Mt. Emmons near Crested Butte, Colorado, USE and Crested are entitled to receive annual advance royalties of 50,000 pounds of molybdenum, or cash equivalent. AMAX Inc. (which was acquired by Cyprus Minerals Company and was renamed Cyprus Amax Minerals Company in November 1993, then later acquired later by Phelps Dodge) delineated a deposit of molybdenum containing approximately 146,000,000 tons of mineralization averaging 0.43% molybdenum disulfide on the properties of USE and Crested.

     Advance royalties are required to be paid in quarterly installments until:
(i) commencement of production; (ii) failure to obtain certain licenses, permits, etc., that are required for production; or (iii) AMAX's return of the properties to USE and Crested. The advance royalty payments reduce the operating royalties (6% of gross production proceeds) which would otherwise be due out of production. There is no obligation to repay the advance royalties if the property is not placed in production. USE recognized $108,500 advance royalty revenues in (former) fiscal 2001. Phelps Dodge ceased making payments in July 2001.

     USE and Crested also are entitled to receive $2,000,000 if the Mt. Emmons properties are put into production and, in the event of a sale of Mt. Emmons Mining Company (which owns the properties) or of its interest in the properties, USE and Crested are entitled to receive 15% of the first $25,000,000 of sale proceeds.

      AMAX Inc. and its successor companies have sought to put the Mt. Emmons molybdenum property into production for 20 years. Due to local opposition to mining (the property is close to the Crested Butte, Colorado recreational resort area) and AMAX's successors' failure to diligently pursue obtaining the permits needed to start mining, we know of no plans at this time to put the property into production.

     USE and Crested are in litigation with Phelps Dodge concerning the properties and related agreements, see "Legal Proceedings."

OIL AND GAS AND OTHER PROPERTIES

     FORT PECK LUSTRE FIELD (MONTANA). We operate a small oil production facility (three wells) at the Lustre Oil Field on the Ft. Peck Indian Reservation in northeastern Montana. We receive a fee based on oil produced. This fee and other assets of the company collateralize a $750,000 bank line of credit.

     WYOMING. The company and Crested own a 14-acre tract in Riverton, Wyoming, with a two-story 30,400 square foot office building (including underground parking). The first floor is rented to non-affiliates and government agencies; the second floor is occupied by the company. The property is mortgaged to the WDEQ as security for future reclamation work on the Sheep Mountain Crooks Gap uranium properties.

     The company also owns a fixed base aircraft facility at the Riverton Regional Airport, including a 10,000 square foot aircraft hangar and 7,000 square feet of associated offices and facilities. This facility is on land leased from the City of Riverton for a term ending December 16, 2005, with an option to renew on mutually agreeable terms for five years. The aircraft fueling operation to the public was shut down late in fiscal 2002.


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     The company owns three mountain sites covering 16 acres in Fremont County,
Wyoming. In Riverton, Wyoming, the company owns four city lots and improvements including two smaller office buildings.

     COLORADO. USECC owns 175 acres of undeveloped land in and near Gunnison, Colorado.

     UTAH. On August 14, 2003, USE's wholly-owned subsidiary Plateau Resources Limited (and Plateau's wholly-owned subsidiary Canyon Homesteads, Inc.) sold all of the outstanding stock of Canyon Homesteads to The Cactus Group, LLC, for $3,470,000: $349,250 cash and $3,120,750 with The Cactus Group's five year promissory note. The note is secured with all the assets of The Cactus Group and Canyon (and is personally guaranteed by the six principals of The Cactus Group). The note is payable monthly (with annual interest at 7.5%) with a $2,940,581 balloon payment due in August 2008.

     The sold properties are in Ticaboo, Utah, near Lake Powell, and included a motel, restaurant and lounge, convenience store, recreational boat storage and service facility, and improved residential and mobile home lots.

RESEARCH AND DEVELOPMENT

     No research and development expenditures have been incurred, either on the company's account or sponsored by customers, during the past three fiscal years.

ENVIRONMENTAL

     GENERAL. Operations are subject to various federal, state and local laws and regulations regarding the discharge of materials into the environment or otherwise relating to the protection of the environment, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act ("RCRA"), and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"). With respect to mining operations conducted in Wyoming, Wyoming's mine permitting statutes, Abandoned Mine Reclamation Act and industrial development and siting laws and regulations also impact us. Similar laws and regulations in California affect SGMC operations and Utah laws and regulations effect Plateau's operations.

     Management believes the company complies in all material respects with existing environmental regulations.

     As of December 31, 2003, we have recorded estimated reclamation obligations of $7,264,700. We anticipate paying for those reclamation efforts over several years. For further information on the approximate reclamation costs (decommissioning, decontamination and other reclamation efforts for which we are primarily responsible or potentially responsible), see note K to the consolidated financial statements in this prospectus.

     OTHER ENVIRONMENTAL COSTS. Actual costs for compliance with environmental laws may vary considerably from estimates, depending upon such factors as changes in environmental laws and regulation (e.g., the new Clean Air Act), and conditions encountered in minerals exploration and mining. We do not anticipate that expenditures to comply with laws regulating the discharge of materials into the environment, or which are otherwise designed to protect the environment, will have any substantial adverse impact on the competitive position of the company.


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EMPLOYEES

     The company has 34 full-time employees, including 11 employees working only for RMG. Crested uses approximately 50 percent of the time of USE employees, and reimburses the company on a cost reimbursement basis.

MINING CLAIM HOLDINGS

     TITLE. Nearly all the uranium mining properties held by the company are on federal unpatented claims. Unpatented claims are located upon federal public land pursuant to procedure established by the General Mining Law. Requirements for the location of a valid mining claim on public land depend on the type of claim being staked, but generally include discovery of valuable minerals, erecting a discovery monument and posting thereon a location notice, marking the boundaries of the claim with monuments, and filing a certificate of location with the county in which the claim is located and with the BLM. If the statutes and regulations for the location of a mining claim are complied with, the locator obtains a valid possessory right to the contained minerals. To preserve an otherwise valid claim, a claimant must also pay certain rental fees annually to the federal government (currently $100 per claim) and make certain additional filings with the county and the BLM. Failure to pay such fees or make the required filings may render the mining claim void or voidable. Because mining claims are self-initiated and self-maintained, they possess some unique vulnerabilities not associated with other types of property interests. It is impossible to ascertain the validity of unpatented mining claims solely from public real estate records and it can be difficult or impossible to confirm that all of the requisite steps have been followed for location and maintenance of a claim. If the validity of an unpatented mining claim is challenged by the government, the claimant has the burden of proving the present economic feasibility of mining minerals located thereon. Thus, it is conceivable that during times of falling metal prices, claims which were valid when located could become invalid if challenged.

     PROPOSED FEDERAL LEGISLATION. The U.S. Congress has, in legislative sessions in recent years, actively considered several proposals for major revision of the General Mining Law, which governs mining claims and related activities on federal public lands. If any of the recent proposals become law, it could result in the imposition of a royalty upon production of minerals from federal lands and new requirements for mined land reclamation and other environmental control measures. It remains unclear whether the current Congress will pass such legislation and, if passed, the extent such new legislation will affect existing mining claims and operations. The effect of any revision of the General Mining Law on operations cannot be determined conclusively until such revision is enacted; however, such legislation could materially increase the carrying costs of mineral properties which are located on federal unpatented mining claims, and could increase both the capital and operating costs for such projects and impair the ability to hold or develop such properties.

LEGAL PROCEEDINGS

     Material pending proceedings are summarized below. Certain of the company's affiliates are involved in ordinary routine litigation incidental to their business. Other proceedings which were pending during the year ended December 31, 2003 have been settled or otherwise finally resolved.


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SHEEP MOUNTAIN PARTNERS ARBITRATION/LITIGATION

     In 1991, disputes arose between USE/Crested d/b/a/ USECC, and Nukem, Inc. and its subsidiary Cycle Resource Investment Corp. ("CRIC"), concerning the formation and operation of their equally owned Sheep Mountain Partners (SMP) partnership. Arbitration proceedings were initiated by CRIC in June 1991 and in July 1991, USECC filed a lawsuit against Nukem, CRIC and others in the U.S. District Court of Colorado in Civil No. 91B1153. The Federal Court stayed the arbitration proceedings and discovery proceeded. In February 1994, all of the parties agreed to consensual and binding arbitration of all of their disputes over SMP before an arbitration panel (the "Panel").

     After 73 hearing days, the Panel entered an Order and Award on April 18, 1996 and clarified the Order on July 3, 1996, finding generally in favor of USE and Crested on certain of their claims and imposed a constructive trust in favor of Sheep Mountain Partners on uranium contracts Nukem entered into to purchase uranium from CIS republics. The Panel also awarded SMP damages of $31,355,070 against Nukem. USECC filed a petition for confirmation of the Order and on June 27, 1997, the U.S. District Court confirmed the Panel's Orders in its Second Amended Judgment.

     Thereafter, Nukem/CRIC appealed the Judgment to the 10th Circuit Court of Appeals ("CCA"). On October 22, 1998, the 10th CCA issued an Order and Judgment affirming the U.S. District Court's Second Amended Judgment without modification. The ruling affirmed (i) the imposition of a constructive trust in favor of SMP on Nukem's rights to purchase CIS uranium, the uranium acquired pursuant to those rights, and the profits therefrom; and (ii) the damage award in favor of SMP against Nukem. The 10th CCA held that the Panel's Awards "clearly retains both a constructive trust and a damage award," and the Arbitration Awards and the Second Amended Judgment were "clear and unambiguous."

     On February 8, 1999, the U.S. District Court ordered Nukem to pay USECC the balance of the damage award. Nukem did so, but then moved for a satisfaction of judgment without accounting for the monies earned in the Constructive Trust. The District Court denied Nukem's motion and Nukem filed its second appeal to the 10th CCA. On October 16, 2000, the 10th CCA again affirmed the order of the District Court. The 10th CCA held that Nukem had not "provided an accounting of the partnership assets," finding that "the district court order presented for our review does not decide which CIS contracts are covered by the constructive trust."

     On November 3, 2000, USECC filed a motion for a further accounting of the Constructive Trust. On February 15, 2001, the District Court entered an Order of Reference appointing a Special Master to "conduct an accounting" of the Constructive Trust. The accounting was conducted and on May 1, 2003, the Special Master filed his Report with the District Court. Both parties filed objections to the Report. On July 30, 2003, the U.S. District Court adopted the Report in part and rejected it in part. Judgment was then entered by the Court on August 1, 2003 in favor of USECC and against Nukem in the amount of $20,044,183.

     On August 15, 2003, Nukem filed a "Motion to Remand to the Arbitration Panel or in the Alternative, to Alter, Amend and/or Correct the Court's August 1, 2003 Judgment and July 30, 2003 Order," and a "Motion to Correct Certain Findings or Statements in the Court's Order of July 30, 2003." On the same day, USECC filed a motion under Fed.R.Civ.P. 52(b) and 59(e) to alter or amend the July 30, 2003 Order and the August 1, 2003 Judgment. The District Court denied the parties' motions on September 10 and 11, 2003, respectively. Nukem's appeal and USECC's cross-appeal followed. Nukem's opening brief was filed on January 16, 2004 and on February 24, 2004, USECC filed an opening brief in its cross-appeal and an answer to Nukem's brief. Nukem has until March 29, 2004 or any extension thereof to file an answer to USECC's opening brief. USECC may then file a reply brief 14 days after

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service of Nukem's answer. Management believes that the ultimate outcome of this matter will not have an adverse affect on the company's financial condition or result of operations.

CONTOUR DEVELOPMENT LITIGATION

     On July 28, 1998, USE and Crested filed a lawsuit in the U. S. District Court of Colorado in Case No. 98WM1630, against Contour Development Company, L.L.C. and entities and persons associated with Contour Development Company, L.L.C. (together, "Contour") seeking compensatory and consequential damages of more than $1.3 million from the defendants for dealings in real estate owned by USE and Crested in Gunnison, Colorado. The Contour defendants asserted a counterclaim asking for payment of attorneys fee and costs. The parties settled the litigation in 2004. In the settlement, USE and Crested received $25,000 in cash; two lots in the City of Gunnison, Colorado, which have been sold for approximately $250,000; and an additional five development lots covering 175 acres north of Gunnison, Colorado.

PHELPS DODGE LITIGATION

     USE and Crested, d/b/a USECC, were served with a lawsuit on June 19, 2002, filed in the U.S. District Court of Colorado (Case No. 02-B-0796(PAC)) by Phelps Dodge Corporation ("PD") and its subsidiary, Mt. Emmons Mining Company ("MEMCO"), over contractual obligations in USECC's agreement with PD's predecessor companies, concerning mining properties on Mt. Emmons, near Crested Butte, Colorado.

     The litigation stems from agreements that date back to 1974 when USE and Crested leased the mining claims AMAX Inc., PD's predecessor company. The mining claims cover one of the world's largest and richest deposits of molybdenum discovered by AMAX. AMAX reportedly spent over $200 million on the acquisition, exploration and mine planning activities on the Mt. Emmons properties.

     The complaint filed by PD and MEMCO seeks a determination that PD's acquisition of Cyprus Amax was not a sale. Under a 1986 agreement between USECC and AMAX, if AMAX sold MEMCO or its interest in the mining properties, USE and Crested would receive 15% (7.5% each) of the first $25 million of the purchase price ($3.75 million). In 1991, Cyprus Minerals Company acquired AMAX to form Cyprus Amax Minerals Co. USECC's counter and cross-claims allege that in 1999, PD formed a wholly-owned subsidiary CAV Corporation, for the purpose of purchasing the controlling interest of Cyprus Amax and its subsidiaries (including MEMCO) at an estimated value in cash and PD stock exceeding $1 billion and making Cyprus Amax a subsidiary of PD. Therefore, USECC asserts the acquisition of Cyprus Amax by PD was a sale of MEMCO and the properties that triggers the obligation of Cyprus Amax to pay USECC the $3.75 million plus interest.

     The other issue in the litigation is whether USECC must, under terms of a 1987 Royalty Deed, accept PD's and MEMCO's conveyance of the Mt. Emmons properties back to USECC, which properties now include a plant to treat mine water, costing in excess of $1 million a year to operate in compliance with State of Colorado regulations. PD's and MEMCO's claim seek to obligate USECC to assume the operating costs of the water treatment plant. USECC refuses to have the water treatment plant included in the return of the properties because, the USECC counterclaim argues, the properties must be in the same condition as when they were acquired by AMAX before the water treatment plant was constructed by AMAX.

     As added counterclaims, USECC seeks (i) damages for PD's breach of covenants of good faith and fair dealing; (ii) damages for PD's failure to develop the Mt. Emmons properties and not protecting USECC's rights as a revisionary owner of the mining rights to the properties, (iii) damages for unjust enrichment of PD; (iv) damages for breach of the PD's fiduciary duties owed to USECC as revisionary owner of the property, and for neglecting to maintain the mining rights and interests in the properties.

     On March 17, 2003, PD filed additional motions for partial summary judgment on various claims. On January 22, 2004, the District Court heard the motions and responses of USECC and additional briefs were thereafter filed with the Court. The Court is considering the motions. Management believes that the ultimate outcome of this matter will not have an adverse affect on the company's financial condition or result of operations.

ROCKY MOUNTAIN GAS, INC.

LITIGATION INVOLVING LEASES ON COALBED METHANE PROPERTIES IN MONTANA

     On or about April 1, 2001, RMG, a subsidiary of USE and Crested, was served with a Second Amended Complaint wherein the Northern Plains Resource Council had filed suit in the U.S. District Court of Montana, Billings Division in Case No. CV-01-96-BLG-RWA against the United States Bureau of Land Management ("BLM"), RMG, certain of its affiliates (including USE and Crested) some 20 other defendants. The plaintiff is seeking to cancel oil and gas leases issued to RMG et. al. by the BLM in the Powder River Basin of Montana and for other relief.

     The basis for the complaint appears to be that the BLM's regulations require the BLM to respond to objections filed by persons owning land or lease rights adjacent to the coalbed properties which the BLM is offering to lease to the public. The argument of plaintiff appears to be that if objections are not responded to by the BLM prior to issuing CBM leases, the leases are invalid. Based on this argument, the plaintiff appears to have been successful in forcing cancellation of some CBM leases granted to others in the Powder River Basin of Montana, because the BLM did not respond to some objecting adjacent landowners. However, all of the BLM leases in Montana held by RMG (none are held by U.S. Energy Corp. or Crested Corp. in their own corporate names) are at least four years old, and there is no record of any objections being made to the issue of those leases.

     Based on filings in the case to date, it appears that the BLM is taking the initiative in responding to the plaintiff. We believe RMG's leases were validly issued in compliance with BLM procedures, and do not believe the plaintiff's lawsuit will adversely affect any of RMG's Montana BLM leases.

LAWSUITS CHALLENGING BLM'S RECORDS OF DECISIONS

     Three lawsuits are currently pending in the Montana Federal District Court challenging BLM's Records of Decisions for the Powder River Basin Oil and Gas EIS (PRB-EIS) for the Wyoming portion of the basin, and the Statewide Oil and Gas EIS and Proposed Amendment for the Powder River and billings Resource Management Plans in Montana. Neither the company nor RMG are parties to any of these lawsuits.

LITIGATION INVOLVING DRILLING ON A COALBED METHANE LEASE

     A drilling company, Eagle Energy Services, LLC filed a lien on RMG's leasehold in southwestern Wyoming for drilling services performed at RMG's Oyster Ridge Property and filed a lawsuit foreclosing the lien. Eagle Energy's bank, Community First National Bank of Sheridan, Wyoming, filed a similar suit for the same amount on an assignment from Eagle Energy against RMG, Eagle Energy Services, LLC and others who guaranteed a loan to Eagle Energy in Civil Action No. C02-9-328 in the 4th Judicial District of Sheridan County, Wyoming. Eagle Energy's claim is for a contract to drill a well for coalbed methane. RMG terminated the agreement because of the dangerous conditions of Eagle Energy's equipment and other reasons. The claim against RMG is for approximately $49,300. Negotiations to settle the lien and lawsuits are pending. Management believes that the ultimate outcome of this matter will not have an adverse affect on the company's financial condition or result of operations.

              MARKET FOR COMMON STOCK, RELATED STOCKHOLDER MATTERS
                    AND ISSUER PURCHASES OF EQUITY SECURITIES

(a)  Market Information

     Shares of USE common stock are traded on the over-the-counter market, and prices are reported on a "last sale" basis on the Nasdaq Small Cap of the National Association of Securities Dealers Automated Quotation System ("Nasdaq"). The range by quarter of high and low sales prices was:

                                                       High              Low
      Quarter ended March 31, 2004                     $3.33            $2.49
      ----------------------------                     -----            -----

      Fiscal year ended December 31, 2003
           First quarter ended 3/31/03                $ 3.85           $ 2.95
           Second quarter ended 6/30/03                 5.92             3.12
           Third quarter ended 9/30/03                  5.70             3.15
           Fourth quarter ended 12/31/03                3.68             2.30

      Transition period ended December 31, 2002
      -----------------------------------------
           First quarter 8/31/02                      $ 3.95           $ 2.00
           Second quarter ended 11/30/02                4.20             3.38
           Month ended 12/31/02                         3.98             3.08

      Fiscal year ended May 31, 2002
      ------------------------------
           First quarter ended 8/31/01                $ 6.05           $ 3.56
           Second quarter ended 11/30/01                4.15             3.09
           Third quarter ended 2/29/02                  5.27             3.50
           Fourth quarter ended 5/31/02                 4.30             3.29

      Fiscal year to ended May 31, 2001
      ---------------------------------
           First quarter ended 8/31/00                $ 3.00           $ 1.75
           Second quarter ended 11/30/00                3.38             1.75
           Third quarter ended 2/28/01                  4.00             2.00
           Fourth quarter ended 5/31/01                 6.25             3.56

(b)  Holders

     (1) At May 4, 2004 the closing market price was $2.21 per share and there were approximately 660 shareholders of record, with 13,658,645 shares of common stock issued and outstanding, including shares owned by our subsidiaries and shares in officers' and directors' names that are subject to forfeiture.

     (2) Not applicable.

(c) We have not paid any cash dividends with respect to common stock. There are no contractual restrictions on our present or future ability to pay cash dividends, however, we intend to retain any earnings in the near future for operations.

(d) Equity Plan Compensation Information - Information about Compensation Plans as of December 31, 2003:


Plan category             Number of securities to    Weighted average        Number of securities
                          be issued upon exercise    exercise price of       remaining available for
                          of outstanding options     outstanding options     future issuance under
                                                                             equity compensation plans
                                                                             (excluding securities
                                                                             reflected in column (a))

                          (a)                        (b)                     (c)
-------------------------------------------------------------------------------------------------------

Equity
compensation
plans approved by
security holders

1998 USE ISOP
3,250,000 shares
of common stock
on exercise of
outstanding
options                          1,464,646                 $2.69                     -0-

2001 USE  ISOP
3,000,000 shares
of common stock
on exercise of
outstanding                      1,409,000                 $3.09                  1,464,664
options
-------------------------------------------------------------------------------------------------------
Equity                               --                      --                      --
compensation
plans not approved
by security holders

None
-------------------------------------------------------------------------------------------------------
Total                            2,873,646                 $2.74                  1,464,664
-------------------------------------------------------------------------------------------------------

ITEM 6.  SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following sets forth selected historical financial data for U.S. Energy Corp. as of and for the dates indicated and selected pro forma financial data as of and for the year ended December 31, 2003. The selected financial data as of and for the years ended December 31, 2003, May 31, 2002, 2001, 2000 and 1999; and as of and for the seven months ended December 31, 2002 have been derived from our audited financial statements. The selected historical financial data for the year ended December 31, 2002 and as of and for the year ended December 31, 2001 has been derived from our unaudited financial statements and, in our opinion, has been prepared on the same basis as the audited financial statements, and includes all adjustments consisting of normal recurring adjustments, necessary for a fair presentation of this information.

     The selected pro forma financial information reflects the Company's historical financial data for the year ended December 31, 2003 and the three months ended March 31, 2004 as adjusted for the acquisition of gas properties from Hi-Pro Production LLC on January 30, 2004. The pro forma selected operating data assumes the acquisition occurred January 1, 2003. For a description of the assumptions used in preparing the selected pro forma financial data, see the notes to the pro forma financial statements. The pro forma financial and operating data should not be considered as indicative of the historical results the company would have had or the future results the company will have due to the acquisition.

     The financial data for the three months ended March 31, 2004 and March 31, 2003, has been derived from our unaudited financial statements that, in the opinion of management, reflect all adjustments necessary for a fair presentation of the financial data for those periods. Both our audited and unaudited financial statements are included in this registration statements.

     The historical results presented below are not necessarily indicative of the results to be expected for any future period.

     This information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" immediately following these tables.

ITEM 6. SELECTED FINANCIAL DATA

                                                   December 31,
                                    -----------------------------------------------
                                        2003              2002             2001
                                        ----              ----             ----
                                                                        (Unaudited)
Current assets                      $  5,191,400     $  4,755,300      $  4,597,900
Current liabilities                    1,909,700        2,044,400         2,563,800
Working capital (deficit)              3,281,700        2,710,900         2,034,100
Total assets                          23,929,700       28,190,600        30,991,700
Long-term obligations(1)              12,036,600       14,047,300        13,596,400
Shareholders' equity                   6,760,800        8,501,600         8,018,700


                                                                   May 31,
                                    -------------------------------------------------------------------
                                         2002              2001               2000               1999
                                         ----              ----               ----               ----
Current assets                      $  4,892,600     $   3,330,000     $    3,456,800      $ 12,718,900
Current liabilities                    1,406,400         2,396,700          6,617,900         5,355,600
Working capital (deficit)              3,486,200           933,300         (3,161,100)        7,363,300
Total assets                          30,537,900        30,465,200         30,876,100        33,391,000
Long-term obligations(1)              13,804,300        13,836,700         14,025,200        14,526,900
Shareholders' equity                  11,742,000         8,465,400          4,683,800        10,180,300


(1)Includes $7,264,700, of accrued reclamation costs on properties at December 31, 2003, and $8,906,800, at December 31, 2002, 2001 and May 31, 2002, 2001,
2000, and 1999, respectively. See Note K of Notes to Consolidated Financial Statements.

                                                Year Ended                      Seven Months Ended
                                               December 31,                         December 31,
                                       ------------------------------     -----------------------------
                                            2003             2002             2002              2001
                                            ----             ----             ----              ----
                                                       (Unaudited)                       (Unaudited)
Operating revenues                     $    837,300     $    648,700      $    673,000     $    545,900

Loss from
    continuing operations                (7,237,900)      (7,563,600)       (3,524,900)      (3,914,900)

Other income & expenses                     (73,000)         (72,600)         (387,100)       1,005,000

(Loss) income before minority
    interest, equity in income
    (loss) of affiliates,
    income taxes, discontinued
    operations, and cumulative
    effect of accounting change          (7,310,900)      (7,636,200)       (3,912,000)      (2,909,900)

Minority interest in loss (income)
    of consolidated subsidiaries            235,100           69,800            54,800           24,500

Equity in loss of affiliates                   --               --                --               --

Income taxes                                   --               --                --               --

Discontinued operations,
    net of tax                             (349,900)         255,600            17,100          175,000

Cumulative effect of
    accounting change                     1,615,600             --                --               --

Preferred stock dividends                      --            (11,500)             --            (75,000)
                                       ------------     ------------      ------------     ------------

Net (loss) income
    to common shareholders             $ (5,810,100)    $ (7,322,300)     $ (3,840,100)    $ (2,785,400)
                                       ============     ============      ============     ============



                                                      For Former Fiscal Years Ended May 31,
                                       -------------------------------------------------------------------
                                           2002              2001               2000              1999
                                           ----              ----               ----              ----
Operating revenues                     $  2,004,100     $   3,263,000     $    3,303,900      $  3,788,600

Loss from
    continuing operations                (7,454,200)       (7,517,800)       (11,356,100)      (22,713,300)

Other income & expenses                   1,319,500         8,730,800            802,200         6,655,500

(Loss) income before minority
    interest, equity in income
    (loss) of affiliates,
    income taxes, discontinued
    operations, and cumulative
    effect of accounting change          (6,134,700)        1,213,000        (10,553,900)      (16,057,800)

Minority interest in loss (income)
    of consolidated subsidiaries             39,500           220,100            509,300         4,468,400

Equity in loss of affiliates                   --                --               (2,900)          (59,100)

Income taxes                                   --                --                 --                --

Discontinued operations,
    net of tax                              (85,900)          488,100           (594,300)             --

Cumulative effect of
    accounting change                          --                --                 --                --

Preferred stock dividends                   (86,500)         (150,000)           (20,800)             --
                                       ------------     -------------     --------------      ------------
Net (loss) income
    to common shareholders             $ (6,267,600)    $   1,771,200     $  (10,662,600)     $(11,648,500)
                                       ============     =============     ==============      ============

                                                Year Ended                      Seven Months Ended
                                               December 31,                         December 31,
                                       ------------------------------     -----------------------------
                                          2003               2002             2002              2001
                                          ----               ----             ----              ----
                                                          (Unaudited)                       (Unaudited)
Per share financial data

Operating revenues                     $       0.07     $       0.06      $       0.06     $       0.07

Loss from
    continuing operations                     (0.64)           (0.70)            (0.33)           (0.47)

Other income & expenses                       (0.01)           (0.01)            (0.03)            0.12

(Loss) income before minority
    interest, equity in income
    (loss) of affiliates,
    income taxes, discontinued
    operations, and cumulative
    effect of accounting change               (0.65)           (0.71)            (0.36)           (0.35)

Minority interest in loss (income)
    of consolidated subsidiaries               0.02             0.01              --               --

Equity in loss of affiliates                   --               --                --               --
Income taxes                                   --               --                --               --


Discontinued operations,
   net of tax                                 (0.03)            0.02              --               0.02

Cumulative effect of
    accounting change                          0.14             --                --               --

Preferred stock dividends                      --               --                --              (0.01)
                                       ------------     ------------      ------------     ------------
Net (loss) income
    per share, basic                   $      (0.52)    $      (0.68)     $      (0.36)    $      (0.34)
                                       ============     ============      ============     ============

Net (loss) income
    per share, diluted                 $      (0.52)    $      (0.68)     $      (0.36)    $      (0.34)
                                       ============     ============      ============     ============


                                                      For Former Fiscal Years Ended May 31,
                                       --------------------------------------------------------------------
                                           2002              2001               2000              1999
                                           ----              ----               ----              ----
Per share financial data

Operating revenues                     $       0.22     $        0.42     $         0.43      $       0.53

Loss from
    continuing operations                     (0.80)            (0.96)             (1.39)            (3.18)

Other income & expenses                        0.14              1.11               0.01              0.93

(Loss) income before minority
    interest, equity in income
    (loss) of affiliates,
    income taxes, discontinued
    operations, and cumulative
    effect of accounting change               (0.66)             0.15              (1.38)            (2.25)

Minority interest in loss (income)
    of consolidated subsidiaries               0.01              0.03               0.07              0.63

Equity in loss of affiliates                   --                --                 --               (0.01)
Income taxes                                   --                --                 --                --


Discontinued operations,
   net of tax                                 (0.01)             0.06              (0.08)             --

Cumulative effect of
    accounting change                          --                --                 --                --

Preferred stock dividends                     (0.01)            (0.01)              --                --
                                       ------------     -------------     --------------      ------------

Net (loss) income
    per share, basic                   $      (0.67)    $        0.23     $        (1.39)     $      (1.63)
                                       ============     =============     ==============      ============

Net (loss) income
    per share, diluted                 $      (0.67)    $        0.21     $        (1.39)     $      (1.63)
                                       ============     =============     ==============      ============

SELECTED FINANCIAL DATA FOR THE QUARTERS ENDED MARCH 31, 2004 AND 2003 AND SELECTED PRO FORMA DATA.

                                                    March 31,
                                       ----------------------------------
                                            2004                 2003
                                       -------------        -------------
                                        (Unaudited)          (Unaudited)

Current assets                         $   4,196,900        $   4,149,700
Current liabilities                        3,017,400            1,753,500
Working capital                            1,179,500            2,396,200
Total assets                              30,830,600           27,064,300
Long-term obligations (1)                 15,257,000           14,261,900
Shareholders' equity                       7,305,500            8,322,300

(1) Includes $6,994,300, of accrued reclamation costs on properties at March 31, 2004 and $7,382,800, at March 31, 2004. See Note K of Notes to Consolidated Financial Statements.


                                              Three Months Ended               Hi-Pro           Hi-Pro
                                                   March 31,                 Pro Forma        Pro Forma
                                        ------------------------------        March 31,      December 31,
                                            2004              2003              2004             2003
                                        ------------      ------------      ------------     ------------
                                         (Unaudited)       (Unaudited)       (Unaudited)      (Unaudited)

Operating revenues                      $    867,500      $    425,100      $  1,169,400     $  5,218,400

Loss from
   continuing operations                  (1,871,300)       (1,108,500)       (1,565,000)      (6,557,900)

Other income & expenses                       55,700           (59,700)        --                 (73,000)

Loss before minority interest,
   equity in loss of affiliates,
   income taxes, discontinued
   operations, and cumulative
   effect of accounting change            (1,815,600)       (1,168,200)       (1,565,000)      (6,630,900)

Minority interest in loss of
   consolidated subsidiaries                  40,600            37,700

Equity in loss of affiliates                  --                --

Income taxes                                  --                --

Discontinued operations,
   net of tax                                 --              (176,400)

Cumulative effect of
   accounting change                          --             1,615,600

Preferred stock dividends                     --                --

Net (loss) income
   to common shareholders               $ (1,775,000)     $    308,700
                                        ============      ============

                                              Three Months Ended               Hi-Pro           Hi-Pro
                                                   March 31,                 Pro Forma        Pro Forma
                                        ------------------------------        March 31,      December 31,
                                            2004              2003              2004             2003
                                        ------------      ------------      ------------     ------------
                                         (Unaudited)       (Unaudited)       (Unaudited)      (Unaudited)

Per share financial data

Operating revenues                      $       0.07      $       0.04

Loss from
   continuing operations                       (0.14)            (0.10)

Other income & expenses                       --                --

Loss before minority interest,
   equity in loss of affiliates,
   income taxes, discontinued
   operations, and cumulative
   effect of accounting change                 (0.14)            (0.10)

Minority interest in loss
   of consolidated subsidiaries               --                --

Equity in loss of affiliates                  --                --

Income taxes                                  --                --

Discontinued operations, net of tax           --                 (0.02)

Cumulative effect of
   accounting change                          --                  0.15

Preferred stock dividends                     --                --
                                        ------------      ------------

Net (loss) income
   per share, basic                     $      (0.14)     $       0.03      $      (0.13)    $      (0.58)
                                        ============      ============      ============     ============

Net (loss) income
   per share, diluted                   $      (0.14)     $       0.03      $      (0.13)    $      (0.58)
                                        ============      ============      ============     ============

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is Management's Discussion and Analysis of significant factors, which have affected the company's liquidity, capital resources and results of operations during the periods included in the accompanying financial statements. The discussion contains forward-looking statements that involve risks and uncertainties. Due to uncertainties in the minerals business, the company's actual results may differ materially from the results discussed in any such forward-looking statements.

GENERAL OVERVIEW

     The company and its subsidiaries historically have been involved in the acquisition, exploration, development and production of properties prospective for hard rock minerals including lead, zinc, silver, molybdenum, gold, uranium, oil and gas and commercial real estate. The company manages all of its operations through a joint venture, USECC Joint Venture ("USECC"), with one of its subsidiary companies, Crested Corp., of which it owns a consolidated 71.5%. The narrative discussion below refers only to the company (also referred to as "USE") but includes the consolidated financial statement of Crested, Rocky Mountain Gas, Inc. ("RMG"), Plateau Resources Ltd. ("Plateau"), USECC and other subsidiaries. The company has entered into partnerships through which it either joint ventured or leased properties with non-related parties for the development and production of certain of its mineral properties. Due to either depressed metal market prices or disputes in certain of the partnerships, all mineral properties have either been sold, reclaimed or are shut down. The company has had no production from any of its mineral properties during the periods from May 31, 2001 through December 31, 2003, except coalbed methane.

     The company formed RMG to enter into the coalbed methane (CBM) business in 1999. The acquisition of leases and acreage for the exploration, development and production of coalbed methane has become the primary business focus of the company. At December 31, 2003, the company on a consolidated basis owned 88.5% of RMG. RMG has purchased or leased acreage for CBM exploration and development. RMG has entered into various agreements and joint operating agreements to develop and produce coalbed methane from these properties. Management of the company plans to create value in RMG by growing RMG into an industry recognized producer of CBM. Management believes the fundamentals of natural gas supply and demand are, and will remain favorable well into the future. Management further believes that the investments the company has made in RMG will provide a solid base of cash flows into the future.

     The price that RMG receives for the sale of its coalbed methane is based on the Colorado Interstate Gas Index ("CIG") for the Northern Rockies. Historically, the highest prices realized on the CIG over a twelve-month period are during the months of December and January and the lowest prices realized are during the months of late summer or early fall. Calendar 2003 did not follow this trend as gas prices rose from a low of $3.14 per mcf (thousand cubic feet) in January 2003 to a high of $5.01 per mcf in March 2003. The following table represents a summary of historical CIG prices:

                                             PRICES PER MCF
                             -----------------------------------------------
                                2003        2002         2001         2000
                             --------     --------     --------     --------

12 Month High                $   5.01     $   3.33     $   8.63     $   5.95
12 Month Low                 $   3.14     $   1.09     $   1.05     $   2.15
12 Month Average             $   3.98     $   1.97     $   3.50     $   3.37

December 31                  $   4.44     $   3.33     $   2.13     $   5.95

     Although management believes that gas prices will increase over the long term from present levels, no assurance can be given that will happen. Gas prices are directly affected by 1) weather conditions, which impact heating and cooling requirements; 2) electrical generation needs and 3) the amount of gas being produced by those companies in the gas production business. All of these factors are variable and cannot be accurately predicted. Many of the company's industry competitors are very large international companies that are well funded.

CRITICAL ACCOUNTING POLICIES

     Readers of this document and users of the information contained in it should be aware of how certain events may impact our financial results based on the accounting policies in place. The policies we consider to be the most significant are discussed below. The company's management has discussed each critical accounting policy with the audit committee of the company's board of directors.

     The selection and application of accounting policies is an important process that changes as our business changes and as accounting rules are developed. Accounting rules generally do not involve a selection among alternatives, but involve implementation and interpretation of existing rules and the use of judgment to the specific set of circumstances existing in our business.

     OIL AND GAS PROPERTIES - The accounting for our business is subject to special accounting rules that are unique to the oil and gas industry. There are two allowable methods of accounting for oil and gas business activities: the successful efforts method and the full-cost method., The company follows the full- cost method of accounting under which all costs associated with property acquisition, exploration and development activities are capitalized. We also capitalize internal costs that can be directly identified with our acquisitions, exploration and development activities and do not include any costs related to production, general corporate overhead or similar activities. Under the successful efforts method, geological and geophysical costs and costs of carrying and retaining undeveloped properties are charged to expense as incurred. Costs of drilling exploratory wells that do not result in proved reserves are charged to expense. Depreciation, depletion, amortization and impairment of oil and gas properties are generally calculated on a well by well or lease or field basis versus the aggregated "full cost" pool basis. Additional gain or loss is generally recognized on all sales of oil and gas properties under the successful efforts method. As a result, our financial statements will differ from companies that apply the successful efforts method since we will generally reflect a higher level of capitalized costs as well as a higher oil and gas depreciation, depletion and amortization rate.

     Capitalized costs are amortized on a composite unit-of-production method based on proved oil and gas reserves. Depreciation, depletion and amortization expense is based on the amount of estimated reserves. If we maintain the same level of production year over year, the depreciation, depletion and amortization expense may be significantly different if our estimate of remaining reserves changes significantly.

     Proceeds from the sale of properties are accounted for as reductions of capitalized costs unless such sales involve a significant change in the relationship between costs and the value of proved reserves or the underlying value of unproved properties, in which case a gain or loss is recognized. No income is recognized in connection with contractual services provided by the company on properties in which we hold an economic interest.

     The costs of unproved properties are excluded from amortization until the properties are evaluated. We review all of our unevaluated properties quarterly to determine whether or not and to what extent proved reserves have been assigned to the properties, and otherwise if impairment has occurred.

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Unevaluated properties are grouped by major producing area where individual property costs are not significant and are assessed individually when individual costs are significant.

     We review the carrying value of our oil and gas properties under the full-cost accounting rules of the Securities Exchange Commission on a quarterly basis. This quarterly review is referred to as a ceiling test. Under the ceiling test, capitalized costs, less accumulated amortization and related deferred income taxes, may not exceed an amount equal to the sum of the present value of estimated future net revenues less estimated future expenditures to be incurred in developing and producing the proved reserves discounted at 10%, less any related income tax effects. The two primary factors impacting this test are reserve levels and current prices, and their associated impact on the present value of estimate future net revenues. Revisions to estimates of natural gas and oil reserves and/or an increase or decrease in prices can have a material impact on the present value of estimate future net revenues. The process of estimating natural gas and oil reserves is very complex, requiring significant decisions in the evaluation of available geological, geophysical, engineering and economic data. The data for a given property may also change substantially over time as a result of numerous factors, including additional development activity, evolving production history and a continual reassessment of the viability of production under changing economic conditions. As a result, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various properties increases the likelihood of significant changes in these estimates. In addition, the prices of natural gas and oil are volatile and change from period to period. Price changes directly impact the estimated revenues from our properties and the associated present value of future net revenues. Such changes also impact the economic life of our properties and thereby affect the quantity of reserves that can be assigned to a property.

     The volatility of oil and natural gas prices and the impact of revisions to reserve estimates can have a significant impact on the company's financial condition and results of operations.

     ASSET RETIREMENT OBLIGATIONS - The company has adopted SFAS NO. 143, "Accounting for Asset Retirement Obligation". Under this statement the company is required to record the fair value of the reclamation liability on its shut down mining as gas properties as of the date that the liability is incurred. The company reviews the liability each quarter and determines if a change in the estimate is required. The company accrues the total liability on a quarterly basis for the future liability. The company also deducts any actual funds expended for reclamation during the quarter in which it occurs. Changes in inflation and environmental regulations, among other things, may cause significant future revisions in these estimates.

     LONG LIVED ASSETS - The company evaluates its long-lived assets (other than oil and gas properties which are discussed above) for impairment when events or changes in circumstances indicate that the related carrying amount may not be recoverable. If the sum of estimated future cash flows on an undiscounted basis is less than the carrying amount of the related asset, an asset impairment is considered to exist. The impairment loss is measured by comparing estimated future cash flows on a discounted basis to the carrying amount of the asset. Changes in significant assumptions underlying future cash flow estimates may have a material effect on the company's financial position and results of operations. An uneconomic commodity market price, if sustained for an extended period of time, or an inability to obtain financing necessary to develop mineral interests, may result in asset impairment.

     USE OF ACCOUNTING ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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RECENT ACCOUNTING PRONOUNCEMENTS

     SFAS 143 Effective January 1, 2003, the company adopted SFAS No. 143, "Accounting for Asset Retirement Obligation." The statement requires the company to record the fair value of the reclamation liability on its shut-down mining and gas properties as of the date the liability is incurred. The statement further requires the company to review the liability each quarter and determine if a change is required as well as accrue the total liability on a quarterly basis for the future liability.

     The company will also deduct any actual funds expended for reclamation during the quarter in which it occurs. As a result of the company taking impairment allowances in prior periods on its shut-down mining properties, it has no remaining book value for these properties. See Note B to the audited financial statements.

LIQUIDITY AND CAPITAL RESOURCES - AT DECEMBER 31, 2003

     During the year ended December 31, 2003, operations resulted in a loss of $5,810,100 and consumed $5,673,600 of cash. The company increased cash and cash equivalents during the same period by $2,343,800. Investing activities provided $6,964,000 as a result of the sale of CBM properties, sale of property and the reduction, after the approval of the Nuclear Regulatory Commission ("NRC"), of the cash bond for reclamation obligations. The increase in cash from investing activities of $1,053,400 was as a result of the sale of the company's and RMG's common stock. Cash provided by investing activities was partly used to pay down third party debt.

     During the year ended December 31, 2003, the company contributed its interest in producing methane gas properties to a new entity, Pinnacle Gas Resources, Inc. ("Pinnacle") See above, and Note F to the audited financial statements. The company will therefore not be receiving revenues from those properties. RMG continues to evaluate CBM properties and plans on generating cash flows from methane gas production. See Note P to the audited financial statements.

CAPITAL RESOURCES

     A major component of the company's future cash flow projections is the ultimate resolution of litigation with Nukem, Inc. ("Nukem") over issues relating to Sheep Mountain Partners ("SMP") Partnership. On August 1, 2003, the U.S. District Court of Colorado entered a Judgment in favor of the company against Nukem in the amount of $20,044,200. Nukem has appealed this Judgment to the 10th Circuit Court of Appeals ("CCA"). The company has filed a cross-appeal and answer to Nukem's appeal. See "Legal Proceedings" above. Should the 10th CCA affirm the District Court's Order and Judgment and/or grant the additional claims made by the company, the liquidity of the company will be significantly improved. Although no assurance can be given as to the outcome of the appeal, Nukem was required to post a supersedeas bond in the full amount of the Judgment with interest.

     During the year ended December 31, 2003, the company sold its interests in the town site operations to a non-affiliated entity, The Cactus Group ("Cactus"). As a result of the sale of the town site, USE received cash of $349,300 and a promissory note from Cactus in the amount of $3,120,700. USE is to receive $203,000 in payments from Cactus during calendar 2004. All of these payments will be applied to interest only. Cactus will continue to make monthly payments, primarily interest, until August 2008 at which time a balloon payment of $2.8 million is due.

     Other sources of capital are cash on hand; collection of receivables; receipt of monthly payments from an industry partner for the purchase of an interest in RMG's CBM properties; contractual funding of

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drilling and development programs by non-affiliates; sale of excess equipment and real estate properties; a line of credit with a commercial bank, and equity financing of the company's subsidiaries.

     The company has a $750,000 line of credit with a commercial bank. The line of credit is secured by certain real estate holdings and equipment. At December 31, 2003, the full line of credit was available. The line of credit could be used for short-term working capital needs associated with operations.

CAPITAL REQUIREMENTS

     The company will continue to maintain its uranium properties in a shut down mode during 2004 unless an industry partner funds the development costs of the properties. The company anticipates funding its gold property through 2004 and completing an equity funding in Canada which will provide the funds necessary to place that property into production. The company will also use its capital resources during 2004 to pay down debt and general and administrative expenses and reclamation costs associated with the SMP and Plateau uranium properties.

     Our current level of operations, including general and administrative overhead, mineral operations (primarily holding costs for the uranium and gold properties), and costs to comply with lease and permitting obligations for the coalbed properties, are estimated to cost $8,262,000 for the twelve months ending December 31, 2004. If we do not realize cash from liquidating assets, or other sources, or if RMG spends more money on exploration than will be covered by current arrangements, additional equity financing may be necessary to sustain the company's current level of operations after the second quarter 2004. There are no current commitments for such future financing as may be necessary.

                         MAINTAINING URANIUM PROPERTIES

     SMP URANIUM PROPERTIES

     The care and maintenance costs associated with the Sheep Mountain uranium mineral properties decreased by $11,500 from $28,000 as of December 31, 2002 to approximately $16,500 per month at December 31, 2003. Included in the average monthly cost during the year ended December 31, 2003, is ongoing reclamation work on the SMP properties. It is anticipated that a total of $125,000 in reclamation costs will be incurred during 2004.

     PLATEAU RESOURCES URANIUM PROPERTIES

     Plateau owns and maintains the Shootaring Canyon Uranium Mill (the "Shootaring Mill"). During the year ended December 31, 2003, Plateau requested a change in the status of the Shootaring Mill from active to reclamation from the NRC. The NRC granted the change in license status, which generated a surplus in the cash bond account of approximately $2.9 million, which was released to Plateau.

     During the year ended December 31, 2003, Plateau performed approximately $209,600 in reclamation on the Velvet and Tony M mines and the Shootaring Mill. No further reclamation expenses are anticipated on the Velvet and Tony M mine properties. It is estimated that the company will incur approximately $500,000 in reclamation costs at the Shootaring Mill during calendar 2004.

     Although reclamation has been initiated on the Plateau properties, the company continues to evaluate the future of the properties as a result of the significant increases in the market price for uranium to approximately $17.50/lb. U3O8 in March 2004 from approximately $10.10/lb. in March 2003.


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     The cash costs per month, including reclamation costs, at the Plateau properties during calendar 2003 were approximately $100,000 per month. These costs are projected to decrease to $55,000 per month during the year ending December 31, 2004.

     SUTTER GOLD MINING COMPANY PROPERTIES

     Due to the recent increase in the price of gold, management of SGMC has decided to place its properties into production. No extensive development work or mill construction will be initiated until such time as funding from either debt or equity sources is in place. The goal is to have SGMC properties be self-supporting and not require any capital resources commitment from the company. Until such time as SGMC is able to raise its own capital, the company will continue to fund SGMC. Management projects that the total cash costs to be incurred in getting SGMC funded either through debt or equity will not exceed $120,000. See Note P to the audited financial statements. No reclamation costs are projected to be incurred on the SGMC properties during 2004.

     DEVELOPMENT OF COALBED METHANE PROPERTIES

     The majority of the costs during the year ended December 31, 2003 for the development of RMG's CBM properties, was funded through an agreement that RMG entered into with CCBM, Inc. ("CCBM") a subsidiary of Carrizo Oil and Gas of Houston, Texas. At December 31, 2003, the balance remaining under this arrangement was $610,200, one half of which was for the benefit of RMG. After this drilling commitment is completed by CCBM, RMG will have to fund its working interest amount on wells drilled.

     During the year ended December 31, 2003, RMG and CCBM entered into a Subscription and Contribution Agreement with Credit Suisse First Boston Private Equity parties ("CSFB") to form Pinnacle Gas Resources, Inc. ("Pinnacle"). As a result of the formation of Pinnacle, RMG and CCBM contributed certain undeveloped and producing CBM properties to Pinnacle. RMG has the opportunity to increase its ownership in Pinnacle by purchasing common stock in Pinnacle through the exercise of options. Any increase in RMG's equity would be offset by contributions made by the other owners of Pinnacle. See "Transaction with Pinnacle Gas Resources, Inc." above. We do not anticipate exercising these options during calendar 2004 unless surplus capital resources are received. RMG has no capital commitments on the properties contributed to Pinnacle. See Note F to the audited financial statements.

     RMG continues to pursue other investment and production opportunities in the CBM business. On January 30, 2004, RMG purchased the assets of a non-affiliated entity, which included both producing and non-producing properties. The purchase of these CBM assets was accomplished by the issuance of common stock and warrants of both RMG and USE and cash, the majority of which was borrowed as a result of mezzanine financing through Petrobridge Investment Management, LLC ("Petrobridge"). See "Acquisition of Producing and Non-Producing Properties from Hi-Pro Production, LLC" and Note P to the audited financial statements.

     All cash flows from the sale of gas from the Hi-Pro properties are pledged to Petrobridge for the loan to purchase the Hi-Pro property. The Hi-Pro acquisition debt also requires minimum net production volumes through June 30, 2006 and maintenance of financial ratios. The Hi-Pro properties are held by RMG I, LLC, a wholly-owned subsidiary of RMG and are the sole collateral of the debt financing entity.

     In addition, we don't expect the lenders under the mezzanine credit facility to fund more than the drilling and completion of five wells on proved undeveloped locations on the properties. Future equity financing by RMG, or industry financings, will be needed for RMG I, LLC to drill and complete wells on the substantial undeveloped acreage acquired from Hi-Pro. New production from this acreage could be

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needed to service the acquisition debt to offset the impact of declining production from the producing properties and/or low gas prices.

     The Petrobridge credit facility will fund the drilling and completion of five wells on proved undeveloped locations on the Hi-Pro properties. Future equity financing by RMG, or industry financings, will be needed for RMG I, LLC to drill and complete wells on the substantial undeveloped acreage acquired from Hi-Pro.

     As a result of RMG's sale of property interests and the formation of joint operating ventures with industry partners, it is not anticipated that the company's capital resources will be used to fund RMG operations during the balance of 2004.

LIQUIDITY SUMMARY

     The company's capital resources on hand at December 31, 2003 were sufficient to fund mine standby costs, limited reclamation and general and administrative expenses. Development of our gold property and undeveloped CBM properties will require funding from either debt or equity sources.

RESULTS OF OPERATIONS - YEAR ENDED DECEMBER 31, 2003, PRIOR PERIODS

     During the periods presented, the company has discontinued certain operations. Reclassifications to previously published financial statements have therefore been made to reflect ongoing operations and the effect of the discontinued operations. The company changed its year end to December 31 effective December 31, 2002.

     The company began focusing its direction on the coal bed methane industry during the year ended May 31, 2002. At the same time the company began selling its other assets that produced revenues from commercial real estate operations, construction and drilling operations and the commercial repair of aircraft. The company has entered the coal bed methane industry and anticipates revenues from the production of coal bed methane during calendar 2004. Cash flows are projected to begin being recognized in calendar 2005 after debt on the company's newly acquired (from Hi - Pro) coal bed methane properties is retired.

YEAR ENDED DECEMBER 31, 2003 COMPARED TO THE YEAR ENDED DECEMBER 31, 2002

Revenues:
---------

     Revenues for the twelve months ended December 31, 2003 consisted of $334,300 from real estate operations, $287,400 from gas sales and $215,600 from management fees. Revenues from gas sales were $119,400 during the twelve months ended December 31, 2002 or an increase of $168,000. This increase is as a result of the company producing and selling coal bed methane gas for six months during 2003 as compared only three months during 2002 as well as increased production rates during 2002.

     The company recognized a minimal increase of $23,400 in management fee revenues during the year ended December 31, 2003 to $215,600 over the $192,200 recognized in management fee revenues during the twelve months ended December 31, 2002. Management fee revenues were reduced after June 2003 when RMG contributed its producing and certain undeveloped properties to Pinnacle. Although RMG provided the transitional accounting services for Pinnacle through December 31, 2003, it received only its actual cost for those services.


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Costs and Expenses:
-------------------

     Costs and expenses for the year ended December 31, 2003 were $8,075,200 as compared to $8,212,300 for the year ended December 31, 2002. Costs and expenses of real estate operations decreased by $446,500 during that twelve months ended December 31, 2003 when compared to the costs and expenses incurred during the year ended December 31, 2002. This decrease was primarily as a result of the sale of various tracts of real estate.

     During the year ended December 31, 2003 the company recognized $313,100 in gas operating expenses. During the year ended December 31, 2002 $355,200 in gas operating expenses were recorded. This reduction came as a result of no start up costs during the year ended December 31, 2003.

     Mineral holding costs decreased by $220,2000 to $1,461,700 at December 31, 2003 from $1,241,500 at December 31, 2002. This decrease was as a result of the company placing all its mining properties on a shut-down status and reducing costs of holding those properties.

     General and administrative costs increased by $2,006,100 during the twelve months ended December 31, 2003 over the twelve months ended December 31, 2002. This increase was as a result of several non cash items. Non cash items which were expensed during the year ended December 31, 2003 were: depreciation and amortization of $554,200; accretion of asset retirement obligations of $366,700; amortization of debt discount of $537,700; amortization of non cash services of $134,700, and non cash compensation of $893,500 for a total of $2,486,800.

     The amortization of debt discount increased primarily as a result of the acceleration in the discount amortization due to the conversion of approximately one half of the debt under the terms of $1.0 million of debt to common shares of the company's common stock.

     On January 1, 2003, the company adopted SFAS 143, Accounting for Asset Retirement Obligation. Under the terms of this accounting standard, the company is required to record the fair value of the reclamation liability on its shut-down mining and gas properties as of the date that the liability was incurred. The accounting standard further requires the company to review the liability and determine if a change in estimate is required as well as accrue the total liability for the future liability. As a result of the adoption of this accounting standard, the company recorded the non cash accretion of $366,700.

     Non cash compensation increased as a result of the initial funding of the 2001 Stock Award Plan whereby five of the executive officers of the company were granted a total of 100,000 shares of common stock at $3.10 per share. Under the plan, each officer is to receive 10,000 shares of common stock annually under the condition that the shares cannot be sold until the officer's death or retirement. The plan was effective in 2001 and had not been funded. The funding for the twelve months ended December 2003 was therefore retroactive for two years. In addition to the increase due to the funding of the 2001 Stock Award Plan, the funding for the ESOP as well as the amortization of the deferred compensation recorded in prior periods were both for a full twelve months as compared to only seven months in the prior period.

     The increase in the amortization of non cash services during the year ended December 31, 2003 resulted from the issuance of additional stock and warrants for legal and financial consulting services. These services related to the formation of Pinnacle and litigation with Phelps Dodge.

Other Income and Expenses:
--------------------------

     Interest income decreased $277,300 during the year ended December 31, 2003 when compared to the year ended December 31, 2002. This reduction in revenues occurred as a result of the company having

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less amounts of cash invested in interest bearing accounts during the year ended
December 31, 2003. Interest expense increased $219,300 during the year ended December 31, 2003 over the year ended December 31, 2002. This increase was as a result of various financing activities that the company entered into with third party lenders.

     Effective January 1, 2003 the company adopted SFAS 143 "Accounting for Asset Retirement Obligations" which requires the company to record the fair value of the reclamation liability on its shut down mining and gas properties as of the date that the liability is incurred. The company is further required to accrete the total liability for the full value of the future liability. As a result of adopting this new accounting policy the company recorded a cumulative effect of accounting change of $1,615,600 as well as an accretion expense of 366,700.

     Operations for the year ended December 31, 2003 resulted in a loss of $5,810,100 or $0.52 per share as compared to a loss of $7,322,300 or $0.68 per share during the year ended December 31, 2002.

SEVEN MONTHS ENDED DECEMBER 31, 2002 COMPARED TO
THE SEVEN MONTHS ENDED DECEMBER 31, 2001

Revenues:
---------

     During the seven months ended December 31, 2002, the company recognized $673,000 in revenues as compared to $545,900 in revenues during the seven months ended December 31, 2001. This increase of $127,100 in revenues was primarily as a result of the production and sale of CBM gas during the seven months ended December 31, 2002 of $119,400 while no revenues from CBM production were recognized during the same period of the previous year.

     Through the purchase of the Bobcat Field, RMG began selling CBM gas during the seven months ended December 31, 2002. As anticipated, production from these newly developed wells was lower than it will be in the future. Additionally, the market price for natural gas was very low during the summer and fall months of 2002. These reasons along with high start up and operating costs of $355,200, resulted in a loss from operations for CBM of $235,800. Management believes with increased production volumes, reduced ongoing operating costs and increased market prices for natural gas, the CBM properties will show profits and cash flows during 2003.

Costs and Expenses:
-------------------

     Costs and expenses during the seven months ended December 2002 were $4,197,900 as compared to costs and expenses of $4,460,800 during the seven months ended December 31, 2001. This reduction of $262,900 was as a result of a reduction in the holding costs of shut-down mineral properties and an ongoing cost cutting program. These reductions in operating costs were offset primarily by the operating costs associated with CBM.

Other Income and Expenses:
--------------------------

     During the seven months ended December 31, 2002, the company recognized a loss on the sale of assets of $342,600 while it recognized a gain on the sale of assets during the seven months ended December 31, 2001 of $592,600. The company also had an increase in interest expense of $234,500 during the seven months ended December 31, 2002 over the same period of the previous year as a result of the interest on the company's convertible debt.


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     Operations for the seven months ended December 31, 2002, resulted in a loss of $3,840,100 or $0.36 per share as compared to a loss of $2,785,400 or $0.34 per share for the seven months ended December 31, 2001.

FISCAL 2002 COMPARED TO FISCAL 2001

Revenues:
---------

     Revenues from operations decreased by $1,038,400 to $1,484,400 during fiscal 2002 from the $2,522,800 recognized during fiscal 2001. Components of this decrease are reductions mineral sales of $334,300; mineral royalties of $108,500; and management fees of $389,600. Mineral sales during fiscal 2001 resulted from the purchase of uranium oxide on the open market to fill uranium sales contracts and the sale of a uranium contract to a third party. We did not supply any of the uranium sold under the contracts from production out of our mines. We have not produced any minerals from mines for several years. The uranium contracts expired and no molybdenum advance royalties have been received since 2001.

     There were no mineral sales during fiscal 2002 while there was one delivery under a uranium contract as well as the sale of one of the company's uranium contracts to a third party during fiscal 2001. Currently, the company does not have any delivery contracts for uranium or any other mineral. Depending on the outcome of the SMP litigation, the company may well have CIS pounds of uranium for which it will need to obtain delivery contracts.

     The company holds a 6% gross royalty on the Mt. Emmons molybdenum deposit near Crested Butte, CO. Under the provisions of the royalty agreement, the company and Crested are to receive 50,000 pounds of molybdenum or its cash equivalent annually as an advance royalty. The royalty agreement was originally made with AMAX Inc. ("AMAX"), which was purchased by Cyprus Minerals Company in 1993 and changed its name to Cyprus Amax Minerals Company ("Cyprus Amax"). In 1999, Cyprus Amax was purchased by Phelps Dodge Corporation ("PD"). AMAX and Cyprus Amax had made the advance royalty payments to USECC on a timely basis. PD made one advance royalty payment and ceased making payments in fiscal 2001. PD suspended payments under the advance royalty agreement and has sued the company. The company has filed counter claims against Phelps Dodge requesting that the advance royalty be reinstated and other issues. It is not known what the outcome of this litigation will be.

     Management fees were reduced by $389,600 in fiscal 2002 from the prior period due to reduced activity in the entities from which management fees are collected.

Costs and Expenses:
-------------------

     During fiscal 2002, costs and expenses were reduced by $1,061,100. This reduction came about as a result of holding costs of mineral properties being reduced by $1,661,500 as a result of the company reducing costs associated with mineral properties that are shut down. The general and administrative costs were reduced by $104,700. In addition to these reductions in costs and expenses, the company recognized an expense of $123,800 in abandonment of mining equipment during fiscal 2001. There was no abandonment expense in fiscal 2002.

     These reductions in costs and expenses were offset by increases in impairment of goodwill of $1,622,700; provision for doubtful accounts of $171,200, and other expenses of $80,900. The impairment of goodwill came as a result of the company purchasing an additional 8.7% of RMG equity (1,105,499 shares of stock) by issuing 912,233 shares of the company's common stock. The shares of the

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company's common stock were valued at $3.92 per share. An impairment of
$1,622,700 was taken on this investment in RMG as RMG had no gas production and the impairment brought the total investment in RMG in line with the fair market value of the RMG assets.

     A provision for doubtful accounts was provided on the balance of a note receivable that the company held for the sale of Ruby Mining Company to Admiralty Corporation. The note was in the original amount of $225,000 and had been reduced to $171,200. The note went in default during fiscal 2002 at which time the company began negotiations with Admiralty to resolve the issue of the outstanding balance. Terms were reached which required Admiralty to pay interest on the note, plus accrued interest, through August 2003, at which time the entire note balance would come due. Because of the financial condition of Admiralty, it is not known if that company will be able to pay the balance of the note when due. The entire amount of the note was therefore reserved.

Other Income and Expenses:
--------------------------

     Gain on sale of assets income decreased by $350,900 during fiscal 2002 to $812,700. This decrease was as a result of the sale of a majority of the surplus mining equipment that the company had for sale during the prior year. During fiscal 2002, there was no income from litigation settlements while during fiscal 2001 there was $7,132,800 in litigation settlement as a result of the company settling all issues pertaining to the litigation initiated by Kennecott. Interest income increased by $152,400 during fiscal 2002 over fiscal 2001 as did interest expense which increased by $80,000 for the same period. These increases were as a result of larger amounts of cash invested in interest bearing accounts and increased debt.

     Operations for the twelve months ended May 31, 2002, resulted in a net loss of $6,267,600 or $0.67 per share as compared to net income of $1,771,200 or $0.23 per share for the previous year.

     CONTRACTUAL OBLIGATIONS. The company had two divisions of contractual obligations as of December 31, 2003: Debt to third parties of $2,249,800, and asset retirement obligations of $7,264,700 required under these obligations are as follows:

                                                Less than       One to        Three to      More than
                                   Total        one year      three years    five years     five years
                                ----------     ----------     -----------    ----------     ----------

Long-term debt obligations      $2,249,800     $  932,200     $1,285,800     $   31,800     $    --

Capital lease obligations             --             --             --             --            --

Operating lease obligations           --             --             --             --            --

Purchase obligations                  --             --             --             --            --

Other long-term liabilities      7,264,700        450,000      4,573,500      2,241,200          --
                                ----------     ----------     ----------     ----------     ----------

Total obligations               $9,514,500     $1,382,200     $5,859,300     $2,273,000     $    --
                                ==========     ==========     ==========     ==========     ==========

                                FUTURE OPERATIONS

     We have generated operating losses for the year ended December 31, 2003, the seven months ended December 31, 2002 and in each of the three fiscal years ended May 31, 2002 as a result of costs associated with shut down mineral properties. We have discontinued our focus on these properties and at December 31, 2003 we are committed to be in the CBM business well into the future.

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



                          EFFECTS OF CHANGES IN PRICES

     Mineral operations are significantly affected by changes in commodity prices. As prices for a particular mineral increase, prices for prospects for that mineral also increase, making acquisitions of such properties costly, and sales advantageous. Conversely, a price decline facilitates acquisitions of properties containing that mineral, but makes sales of such properties more difficult. Operational impacts of changes in mineral commodity prices are common in the mining industry.

     NATURAL GAS. Our decision to expand into the CBM gas industry was predicated on the projections for natural gas demand and prices. The company is confident that it can maintain its costs at CBM industry standards but cannot predict what will happen to the price of CBM gas.

     URANIUM AND GOLD. Changes in the prices of uranium and gold are not expected to materially affect operations during 2004.

     MOLYBDENUM AND OIL. Changes in prices of molybdenum and petroleum are not expected to materially affect operations during 2004.

LIQUIDITY AND CAPITAL RESOURCES - AT MARCH 31, 2004

     The company continues to implement its strategy of entering into the coalbed methane business. Capital resources needed to make this change of business direction have been derived by the issuance of equity; obtaining third party debt and the sale of certain interests in coal bed methane. These capital resources have been used to purchase and operate both developed and undeveloped coalbed methane properties.

     Although operations for the quarter ended March 31, 2004 resulted in a loss, management projects that coalbed methane property operations will become profitable during calendar 2004. In the first quarter 2004, the only gas sales were from the Hi-Pro assets. As expected, initial operating expenses for this field were high and will continue to be high, as we continue to refurbish production equipment to enhance production volumes. A substantial amount of routine maintenance work had been deferred by the Hi-Pro sellers prior to January 30, 2004. Although this is a mature field, efforts through mid-May 2004 to increase production have been successful, and further increases in 2004 are expected. All net operating profits from this field will be applied automatically to pay the mezzanine debt incurred in the purchase transaction.

     Liquidity of the company improved during the three months ended March 31, 2004 as a result of the financing activities entered into during the quarter. The purchase, exploration and development of coalbed methane properties is a capital intensive business. Continued capital resources will need to be obtained to continue in the coalbed methane business. Management of the company continues to search for sources of capital to fully develop its undeveloped properties. In addition to equity and debt financings, the company will continue to seek out industry partners to assist in funding projects.

     Cash reserves on hand at March 31, 2004, are not sufficient to complete all the development plans that the company is currently contemplating. If sufficient capital resources are not located, the company will have to implement alternate plans which could include delaying development of certain properties or selling a portion of the company's coalbed methane property assets.

CAPITAL RESOURCES

     The primary sources of our capital resources are cash on hand; equity financings; the final determination of the Sheep Mountain Partners ("SMP") arbitration/litigation; proceeds under the line of credit; receipt of monthly payments from CCBM, Inc. ("CCBM") for the purchase of an interest in RMG's coalbed methane properties; CCBM funding of drilling and exploration programs; projected production from RMG's coalbed methane properties; receipt of monthly payments from the Cactus Group on the sale of the Ticaboo townsite; sale of excess mine, construction and drilling equipment; sale of real estate properties which are no longer needed in the core business of the company; and the sale of partial ownership interests in exploration properties.

     We have been involved in litigation with Nukem, Inc. involving Sheep Mountain Partners, ("SMP") for the past twelve years. On August 1, 2003, the company and Crested received a Judgment from the U.S. District Court of Colorado in the amount of $20,044,184 against Nukem, Inc. The Judgment was entered and defendant Nukem posted a supersedeas bond in the full amount of the Judgment plus interest for one year, which was approved by the Court. Nukem filed a motion to alter and amend portions of the Order and Judgment and a motion to remand the case to the Arbitration Panel. The company also filed a motion to alter and amend certain portions of the Order and Judgment. Both motions were overruled. Nukem filed an appeal and the company filed a cross-appeal to the 10th Circuit Court of Appeals. Management is optimistic that the ultimate determination will be favorable to the company. No assurance, however, can be given as to the outcome of this litigation.

     As of March 31, 2004, there was a balance of $273,900 available to RMG under the CCBM work commitment. There was also a balance of $704,800 at March 31, 2004 due from CCBM under its purchase agreement. Under the terms of the promissory note, this amount is to be paid at the rate of $52,800 per month until November 2004 at which time a balloon payment of $282,400 is due. These funds will fund a portion of the work plans that the company anticipates completing during the second and third quarters of 2004. CCBM's interest in RMG's coalbed methane properties is pledged as security for the note to RMG. CCBM can discontinue making payments at any time subject to certain earn-in provisions and penalties.

     During the three months ended March 31, 2004, the company through RMG signed a credit agreement with a group of mezzanine credit lenders for up to $25,000,000 of loans. The commitment is through June 30, 2006. All borrowings are due three years from the date of funding. The credit facility is available to RMG to purchase and improve coalbed methane properties subject to a development plan. The first draw down, in the amount of $3.7 million, was made at the end of January 2004 to partially fund the purchase of the Hi-Pro Production LLC. ("Hi-Pro") properties. The company is currently evaluating additional prospective acquisition targets which will be funded from this credit facility.

     The company and Crested currently have a $750,000 line of credit with a commercial bank. At March 31, 2004, the entire line of credit was available to the company and Crested.

     During the three months ended March 31, 2004, operating and investing activities consumed $1,306,200 and $4,106,800, respectively while financing activities provided $5,525,100. These activities are consistent with the company's stated business plan of entering into the coalbed methane gas business. The capital resources which were obtained through the sale of equity of both the company and RMG, were used to purchase additional properties and reduce long term debt.

CAPITAL REQUIREMENTS

     The primary requirement of the company for capital resources at March 31, 2004 is the funding of the purchase, exploration and development of its coalbed methane properties. Other requirements for capital resources include the maintaining and reclamation of certain mine properties that are currently in a shut-down mode.

PURCHASE AND EXPLORATION OF COALBED METHANE PROPERTIES

     During the quarter ended March 31, 2004, the company through RMG purchased producing and undeveloped coalbed methane properties from Hi-Pro. The purchase price for the properties was $6.8 million subject to certain adjustments. (See
Note 12 above) In addition to the purchase of the coalbed methane properties, certain equipment, tools and inventory were also purchased for a total consumption of cash of $162,900. The company also expended $40,500 for the development of certain coalbed methane properties.

     During the balance of calendar 2004, the company will continue to rely on funding under the CCBM work commitment to provide capital for a significant portion of its projected development drilling work on properties other than Hi-Pro. Any drilling or development work that is not covered by the CCBM work commitment, will either be funded through capital resources discussed above or delayed until such time as the necessary capital is obtained.

MAINTAINING MINERAL PROPERTIES

SMP URANIUM PROPERTIES

     The holding costs associated with the uranium properties in Wyoming formerly owned by Sheep Mountain Partners ("SMP"), are approximately $14,000 per month. It is estimated that approximately $142,000 in reclamation work will be completed on the SMP properties during 2004.

PLATEAU RESOURCES URANIUM PROPERTIES

     Plateau owns and maintains the Tony M uranium mine and Shootaring Canyon uranium mill. We are pursuing alternative uses for these properties including the potential sale or entering into a joint venture to operate the uranium mill.

SUTTER GOLD MINING COMPANY PROPERTIES ("SGMC")

     We have one full time equivalent employee at the SGMC properties to preserve the core properties. SGMC is seeking equity financing through a potential merger with a Canadian mining company to develop the property. The commitment of capital resources to the Sutter properties will be held at a minimum until such time as financing is available or the properties are sold.

DEBT PAYMENTS

     Debt to non-related parties at March 31, 2004 was $5,246,400. This debt consists of debt owed by RMG I to mezzanine lenders to purchase the Hi-Pro assets of $3.3 million; long term debt related to the purchase of vehicles and a corporate aircraft of $1.5 million, and convertible debt. The commitment of capital resources during the balance of calendar 2004 for equipment debt is $430,700. The convertible debt is a forced conversion to common stock of the company so will not require any of the company's capital resources. The mezzanine lenders for the Hi-Pro acquisition sweep all funds from operations of the field to pay interest and principal with the exception of funds to pay (a) lease operating expenses, (b) royalties and (c) production related taxes.

RECLAMATION COSTS

     The asset retirement obligations are long term and are either bonded through the use of cash bonds or the pledge of assets. It is anticipated that $142,000 of reclamation work on the SMP properties and $500,700 on the southern Utah mine uranium mine properties will be performed during 2004. The company has submitted a reclamation plan to the Nuclear Regulatory Commission ("NRC") for the reclamation of the Shootaring Uranium Mill. The company has begun portions of the Shootaring reclamation during 2004.

     The asset retirement obligation on the Plateau uranium mining and milling properties in Utah at March 31, 2004 is $5,189,500, which is reflected on the Balance Sheet. This liability is fully funded by cash investments that are recorded as long term restricted assets.

     The asset retirement obligation of the Sheep Mountain uranium properties in Wyoming at March 31, 2004 are $2,075,400 and are covered by a reclamation bond which is secured by a pledge of certain real estate assets of the company and Crested.

     The asset retirement obligation on the RMG coalbed methane properties in Wyoming are $372,100. It is not anticipated that any reclamation work will commence on the coalbed methane properties during 2004.

RESULTS OF OPERATIONS - THREE MONTHS ENDED MARCH 31, 2004 AND 2003

     During the three months ended March 31, 2004, the company recorded a loss of $1,775,000 from continuing operations as compared to a loss of $1,130,500 from continuing operations for the three months ended March 31, 2003.

     Revenues for the three months ended March 31, 2004 were $867,500 as compared to $425,100 for the three months ended March 31, 2003. This increase in revenues of $442,400 was as a result of the increase in gas sales and management fees received by the company. These increases were directly as a result of the purchase of the Hi-Pro assets during the three months ended March 31, 2004. In addition, the purchase of the Hi-Pro properties resulted in an increase of $590,600 in gas operating expenses.

     With the exception of expenses incurred at the Sutter Gold Mine to complete the permitting process and place the SGMC properties in a position of being able to be merged with an industry partner, the other increases in operating costs and expenses are directly related to the acquisition of the Hi-Pro assets. As a result of the purchase of those assets, the company has added additional personnel to manage the properties as well as professional staff to direct operations and assess the potential of acquisition targets. The company also incurred approximately $252,700 in professional services in the Hi-Pro acquisition.

     Other income and expenses for the three months ended March 31, 2004, increased by $115,400 over the same period of the previous year primarily as a result of the sale of Ruby Mining stock for $279,200. The major offset to this increase was an increase in interest expense of $57,300. This increase in interest expense was as a result of interest paid to an investor under a convertible debt which was entered into in a prior year.

     The company recorded non-cash income of $1,615,600 during the three months ended March 31, 2003, as a result of the implementation of SFAS No. 143. There was no similar non-cash income during the three months ended March 31, 2004.

     During the quarter ended March 31, 2004, the company recognized a net loss of $1,775,000 or $0.14 per share as compared to net income of $308,700 or $0.03 per share during the three months ended March 31, 2003.

CONTRACTUAL OBLIGATIONS

     The company has two divisions of contractual obligations as of March 31, 2004: Debt to third parties of $5,246,400, and asset retirement obligations of $7,637,000 which will be paid over a period of five to seven years. During the quarter ended March 31, 2004 the company incurred new debt of $3,356,700, in the acquisition of the assets of the Hi-Pro company. The company did an initial valuation of the asset retirement obligation of the acquired assets, of $372,100. The following table shows the schedule of the payments on the debt, and the budgeted retirement of the asset obligations.

                                                           Payments Due by Period
                               ------------------------------------------------------------------------------
                                                 Less than          One to         Three to        More than
                                                     One            Three           Five             Five
                                   Total            Year            Years           Years            Years
                               ------------      -----------     -----------     -----------      -----------
Long-term debt obligations     $  5,246,400      $   603,400     $ 4,618,600     $    24,400      $    --

Other long-term liabilities       7,637,000          642,700       2,727,200       1,597,900        2,669,200
                               ------------      -----------     -----------     -----------      -----------
     Totals                    $ 12,883,400      $ 1,246,100     $ 7,345,800     $ 1,622,300      $ 2,669,200
                               ============      ===========     ===========     ===========      ===========

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

GAS HEDGING ACTIVITIES

     Our results of operations and operating cash flows are impacted by changes in market prices for gas. To mitigate a portion of the exposure to adverse market changes, the Company has entered into a derivative instrument. As of March 31, 2004, our gas derivative instruments are comprised of swaps. These instruments allow the Company to predict with greater certainty the effective gas prices to be received for our hedged production. Although derivatives often fail to achieve 100% effectiveness for accounting purposes, we believe our derivative instrument will continue to be highly effective in achieving the risk management objectives for which they are intended.

     For swap instruments, the Company receives a fixed price for the hedged commodity and pays a floating market price, as defined in each instrument, to the counterparty. The fixed-price payment and the floating-price payment are netted, resulting in a net amount due to or from the counterparty.

     In accordance with FASB Interpretation No. 39, the Company nets the value of its derivative arrangements with the same counterparty in the accompanying consolidated balance sheets, to the extent that a legal right of setoff exists.

     Gain or losses from derivative transactions are reflected as adjustments to gas sales on the consolidated statements of operations. Following provisions of SFAS 133, changes in the fair value of derivative instruments designated as cash flow hedges, to the extent they are effective in offsetting cash flows attributable to the hedged risk, are recorded in other comprehensive income until the hedged item is recognized in earnings. Any change in fair value resulting from ineffectiveness is recognized currently in gas sales. No ineffectiveness was recorded in the quarter ended March 31, 2004.

     As of March 31, 2004, the Company had the following open gas derivative instruments designed to hedge a portion of our gas production for periods after March 31, 2004:

NATURAL GAS (MMBTU):

                                      Weighted-           Fair
                                       Average          Value at
                          Volume        Strike           March 31,
                          Mmbtu         Price              2004
                         --------     ---------       ------------

      Swaps:
           2004           540,000      $4.76          $  (80,800)
           2005           360,000       4.14            (171,500)
                                                      ----------
      Total Gas           900,000                     $ (252,300)
                                                      ==========

     The Company has established the fair value of all derivative instruments using appropriate future cash flow valuation methodology. The actual contribution to our future results of operations will be based on the market prices at the time of settlement and may be more or less than the fair value estimates used at March 31, 2004.

     Based upon the market prices as of March 31, 2004, the Company expects to transfer approximately $252,300 of losses included in the balance sheet in accumulated other comprehensive loss to earnings during the next 21 months. All hedged transactions as of March 31, 2004, are expected to mature by December 31, 2005.

     Additional information concerning the fair value of our gas derivative instruments is as follows for the quarter ended March 31, 2004:

     Fair value of contracts outstanding as of January 1                  $     --
     Change in fair value of contracts during the quarter                       --
     Contracts realized or otherwise settled during the quarter                 --
     Fair value of new contracts when entered into during the quarter       (252,300)
     Fair value of contracts when closed during the quarter                     --
                                                                          ----------
     Fair value of contracts outstanding as of March 31                   $ (252,300)
                                                                          ==========

     Derivative instruments reflected as current in the consolidated balance sheet represent the estimated fair value of derivative instrument settlements scheduled to occur over the subsequent twelve month period based on market prices for gas as of the consolidated balance sheet date. The derivative settlement amounts are not due and payable until the month in which the related underlying hedged transaction occurs.

     The Company uses a sensitivity analysis technique to evaluate the hypothetical effect that changes in the market value of gas may have on the fair value of its commodity hedging instruments. At March 31, 2004, a 10% change in the underlying commodities' prices would change the net liabilities recorded for the Company's hedging instruments by approximately $411,000.

                        DIRECTORS AND EXECUTIVE OFFICERS

     Information about the directors and executive officers of the company follows. As near as possible, the board of directors is divided into groups of two, with each director serving a term of three years from election.

     Executive officers are elected by the board of directors at the annual directors' meeting, which follows each Annual Shareholders' Meeting, to serve until his successor has been duly elected.

FAMILY RELATIONSHIPS

     Keith G. Larsen, a director, President and COO, and Mark J. Larsen, President of Rocky Mountain Gas, Inc., are sons of John L. Larsen, Chairman, CEO and a principal shareholder. Harold F. Herron, a director and Senior Vice-President, is a former son-in-law of John L. Larsen. Nick Bebout, a director, is a nephew of Daniel P. Svilar, a principal shareholder, Secretary and General Counsel. There are no other family relationships among the executive officers or directors of the company.

BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS OF DIRECTORS

     JOHN L. LARSEN, age 72, has been principally employed as an officer and director of the company and Crested Corp. for more than the past five years. Mr. Larsen is the Chairman of the Board and Chief Executive Officer. He is also the Chairman and a director of Crested, an affiliate of the company. Crested has registered equity securities under the Securities Exchange Act of 1934 (the "Exchange Act"). Mr. Larsen is Chief Executive Officer and Chairman of the board of directors of Plateau Resources, Limited and President and a director of Sutter Gold Mining company, and he is a director of Rocky Mountain Gas, Inc. and Yellow Stone Fuels Corp.

     KEITH G. LARSEN, age 45, has been principally employed by the company and Crested for more than the past five years. He has been a director of the company and its President and Chief Operating Officer since November 25, 1997. Mr. Larsen is also the Chief Executive Officer and a director of Rocky Mountain Gas, Inc. and is a director of Crested.

     HAROLD F. HERRON, age 50, has been the company's Vice-President since January 1989, and now is Senior Vice President. Mr. Herron was the President of The Brunton Company, which was a wholly- owned subsidiary until Brunton was sold in February 1996. Mr. Herron is president and a director of NWG, President and a director of Plateau, Chief Executive Officer and a director of Sutter Gold Mining Company, and a director of Rocky Mountain Gas, Inc. Mr. Herron received an M.B.A. degree from the University of Wyoming after receiving a B.S. degree in Business Administration from the University of Nebraska at Omaha.

     DON C. ANDERSON, age 76, has been a company director since May 1990. From January 1990 until mid-1993, Mr. Anderson was the Manager of the Geology Department for the company. Mr. Anderson was Manager of Exploration and Development for Pathfinder Mines Corporation, a major domestic uranium mining and milling corporation, from 1976 until his retirement in 1988. Previously, he was Mine Manager for Pathfinder's predecessor, Utah International, Inc., from 1965 to 1976. He received a B. S. degree in geology from Brigham Young University.

     NICK BEBOUT, age 53, has been director of the company since 1989. He has been a director and President of NUCOR, Inc. ("NUCOR"), a privately-held corporation that provides exploration and development drilling services to the mineral and oil and gas industries, since 1987. Prior to that time, Mr.

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



Bebout was Vice President of NUCOR from 1984. Mr. Bebout is also an officer, director and owner of other privately-held entities involved in the resources industry.

     H. RUSSELL FRASER, age 62, has been a director of the company since 1996 and a director of Rocky Mountain Gas, Inc. since 1999. He is past President and director of American Capital, Inc., the first "A" rated financial guarantee company in New York, New York. Mr. Fraser was chairman of the board and chief executive officer of Fitch Investors Services, L.P. for more than the past five years. Fitch Investors Services, L.P., New York, New York, is a nationwide stock and bond rating and information distribution company. From 1980-1989, Mr. Fraser served as president and chief executive officer of AMBAC, the oldest municipal bond issuer in the United States.

     Before joining AMBAC, Mr. Fraser was senior vice president and director of fixed-income research at PaineWebber, Inc. While a member of the board of directors at PaineWebber, Mr. Fraser participated in both the corporate and public finance departments and headed PaineWebber's trading and sales for all corporate bond products. Previously, he managed corporate ratings at Standard & Poor's, supervising research analysis of corporate bonds, preferred stock, and commercial paper. Mr. Fraser holds a B.S. in finance and economics from the University of Arizona. He is a member of the Municipal Analysts Group of New York and founder of the Fixed Income Analysts Society.

     MICHAEL THOMAS ANDERSON, age 52, was appointed to the board of directors on May 23, 2003. Mr. Anderson has run his own accounting and consulting practice since 1993. Prior to that, he was chief financial officer for an operating unit of a Fortune 500 company for eight years. From 1977 to 1985, Mr. Anderson worked in public accounting. He is a member of the AICPA and The Wyoming Society of CPAs. Mr. Anderson holds a B.S. degree in accounting from Brigham Young University.

INFORMATION CONCERNING EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     The following persons are executive officers of the company but are not directors.

     DANIEL P. SVILAR, age 75, has been General Counsel for USE and Crested for more than the past five years. He also is Secretary and a director of Crested, and Secretary of USE. His positions of General Counsel to, and as officers of the companies, are at the will of the board of directors. There are no understandings between Mr. Svilar and any other person pursuant to which he was named as officer or General Counsel. He has no family relationships with any of the other executive officers or directors of USE or Crested, except his nephew Nick Bebout is a USE director. During the past five years, Mr. Svilar has not been involved in any Reg. S-K Item 401(f) proceeding.

     ROBERT SCOTT LORIMER, age 53, has been Chief Accounting Officer, Chief Financial Officer and Treasurer for both USE and Crested for more than the past five years. Mr. Lorimer also has been their Vice President Finance since April 1998. He serves at the will of the board of directors. There are no understandings between Mr. Lorimer and any other person, pursuant to which he was named as an officer, and he has no family relationship with any of the other executive officers or directors of USE or Crested. During the past five years, he has not been involved in any Reg. S-K Item 401(f) listed proceeding.

     MARK J. LARSEN, age 41, became the President of RMG on October 15, 2003. He was formerly the Director of Business Development for RMG and since its inception has played a lead role in each of the company's financings, acquisitions, the Carrizo partnership and the formation of Pinnacle Gas Resources, Inc. Mr. Larsen is also the Director of Business Development and Operations Manager for USE. Since 1997 he also has led the transition of USE from uranium mining to natural gas development. Mr. Larsen is the son of John L. Larsen, Chairman and CEO of U.S. Energy Corp.

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



EXECUTIVE COMPENSATION

     Under a Management Agreement dated August 1, 1981, USE and Crested share certain general and administrative expenses, including compensation of the officers and directors of the companies (but excluding directors' fees) which have been paid through the USECC Joint Venture ("USECC"). Substantially all the work efforts of the officers of USE and Crested are devoted to the business of both companies.

     All USECC personnel are employees of USE, in order to utilize the company's ESOP as an employee benefit mechanism. The company charges USECC for the direct and indirect costs of its employees for time spent on USECC matters, and USECC charges one-half of that amount to Crested and the company.

     The following table sets forth the compensation paid to the USE Chief Executive Officer, and the four USE executive officers, and Mark J. Larsen, President of RMG, in 2001, 2002 (and the seven months ended December 31, 2002), and 2003. The company changed its fiscal year in 2002 from the (former) period ending May 31, to the calendar fiscal year ending December 31.

                                              SUMMARY COMPENSATION TABLE

                                                                               Long Term Compensation
                                                                         -------------------------------------
                                         Annual Compensation                     Awards             Payouts
                               -------------------------------------------------------------------------------
(a)                    (b)         (c)            (d)           (e)          (f)            (g)          (h)         (i)
                                                               Other
Name                                                          Annual     Restricted                               All Other
and                                                           Compen-       Stock                       LTIP       Compen-
Principal                                                     sation      Award(s)       Options/      Payouts     sation
Position               Year     Salary($)      Bonus($)         ($)          ($)          SARs(#)        ($)       ($)(1)
---------------------------------------------------------------------------------------------------------------------------
John L. Larsen        2003     $  174,800    $25,300(2)      $ -0-       $117,200(6)     -0-           $   -0-     $ 22,700
  CEO and Chairman    2002*       109,500      7,500(3)        -0-         -0-           97,000(9)         -0-       11,700
                      2002        152,000     18,000(4)        -0-         78,000(7)    100,000(9)         -0-       17,000
                      2001        153,000      4,300(5)        -0-        107,000(7)    184,400(10)        -0-       15,700

Keith G. Larsen       2003     $  156,000    $40,000(2)      $ -0-       $ 62,000(6)     -0-           $   -0-     $ 22,700
  President and       2002*        90,000      7,200(3)        -0-         -0-           97,000(9)         -0-        9,700
  COO                 2002        152,300     17,700(4)        -0-         -0-          100,000(9)         -0-       17,000
                      2001        153,900      3,600(5)        -0-         -0-          309,400(10)        -0-       15,700

Daniel P. Svilar      2003     $  149,400    $24,700(2)      $ -0-       $103,400(6)      -0-          $   -0-     $ 22,700
  General Counsel     2002*        86,200      6,900(3)        -0-         -0-           97,000(9)         -0-        9,300
  and Secretary       2002        149,400     17,400(4)        -0-         58,500(7)    100,000(9)         -0-       16,700
                      2001        140,400      4,000(5)        -0-         80,250(7)    121,900(10)        -0-       14,400

Harold F. Herron      2003     $  106,200    $65,800(2)      $ -0-       $ 89,600(6)      -0-          $   -0-     $ 22,700
  Sr. Vice President  2002*        60,500     27,800(8)        -0-         -0-           97,000(9)         -0-        8,800
                      2002         99,500     53,600(8)        -0-        39,000 (7)    100,000(9)         -0-       15,300
                      2001         96,400     40,800(8)        -0-         53,500(7)     96,900(10)        -0-       13,700

R. Scott Lorimer      2003     $  135,700    $24,000(2)      $ -0-       $ 89,600(6)       -0-         $   -0-     $ 22,700
  Treasurer           2002*        83,500      6,800(3)        -0-         -0-           97,000(9)         -0-        9,000
  and CFO             2002        141,000     17,000(4)        -0-        39,000 (7)    100,000(9)         -0-       15,800
                      2001        136,900      3,900(5)        -0-         53,500(7)    121,900(10)        -0-       14,100

Mark J. Larsen        2003**   $  120,000    $33,300(2)      $ -0-       $   -0-          -0-          $   -0-     $ 17,400
 President of RMG

*    For seven months June 1, 2002 to December 31, 2002

**   Mr. Larsen became President of RMG on October 15, 2003. Compensation paid to Mr. Larsen as an employee of the company(not an officer) before that date is not included in the table.

(1)  Dollar values for ESOP contributions.

(2) Consists of a bonus granted to officers and employees after the conclusion of the formation of Pinnacle Gas and an additional bonus granted to officers and employees after the successful release of a portion of the cash bond for reclamation of the Shootaring Canyon uranium mill and a Christmas Bonus. Mr. Herron was instrumental in growing The Brunton Company to the level that it could be sold to a third party. For his efforts the company granted Mr. Herron a bonus which is paid out over several years, ending in August 2004. See note (8) for data on payments prior to 2003. A break down of the bonuses paid to the officers of the company during the year ended December 31, 2003 is as follows:



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                              Pinnacle      Shootaring     Brunton     Christmas
     Name                      Bonus          Bonus         Bonus        Bonus
     ----                     --------      ----------     --------    ---------

     John L. Larsen           $ 10,000      $  7,500       $            $ 7,800
     Keith G. Larsen            25,000         7,500                      7,500
     Daniel P. Svilar           10,000         7,500                      7,200
     Harold F. Herron           10,000        12,500         36,900       6,400
     Robert Scott Lorimer       10,000         7,500                      6,500
     Mark J. Larsen             20,000         7,500                      5,800

(3) Consists of Christmas bonus amounts granted to employees during the seven month period ended December 31, 2002.

(4) Consists of $10,000 bonus granted to officers and employees after the conclusion of a coalbed methane gas transition, and a Christmas bonus granted to employees. The Christmas bonus amounts granted for John L. Larsen, Keith G. Larsen, Daniel P. Svilar, Harold F. Herron and Robert Scott Lorimer during the fiscal year ended May 31, 2002 were $8,000, $7,700, $7,400, $6,700 and $7,000, respectively.

(5)  Consists of a Christmas bonus paid in fiscal 2001.

(6) Consists 20,000 shares issued to each Officer pursuant to the company's 2001 Stock Compensation Plan. Under the terms of the plan each Officer is to receive 10,000 shares of the company's common stock or some other portion as approved by the compensation committee. There were no issuances of shares under the plan during the years ended May 31, 2001 and 2002 or the seven months ended December 31, 2002. The issuance of these shares to the officers was therefore retroactive for the funding of the shares due each officer for 2002 and 2003. The company has agreed under the terms of the plan to pay all taxes due. The officer has agreed not to sell these shares to the market or pledge them on obligations until after his (i) retirement; (ii) total disability or (iii) in the case of the death of the officer his estate may sell the shares of stock. Also includes shares issued under the 1996 stock award program multiplied by $3.50 (the closing market price on the issue date for the year ending December 31, 2003). These shares are subject to forfeiture on termination of employment, except for retirement, death or disability. If the company were to pay a stock dividend, dividends would be paid on these shares. The shares issued to each officer were 15,774, 11,830, 7,887 and 7,887 shares to John L. Larsen, Daniel P. Svilar, Harold F. Herron and Robert Scott Lorimer, respectively. This is the final funding under the company's 2001 Stock Compensation Plan.

(7) Consists of shares issued under the 1996 stock award program multiplied by $5.35 and $3.90 (the closing market price on the issue dates for former fiscal years 2001 and 2002 respectively) These shares are subject to forfeiture on termination of employment, except for retirement, death or disability. If the company were to pay a stock dividend, dividends would be paid on these shares. The following table lists the number of shares issued to each executive each year.

                                        Number of Shares
                                  -----------------------------
         Name                      2001                   2002
                                  ------                 ------

         John L. Larsen           20,000                 20,000
         Keith G. Larsen            -0-                    -0-
         Daniel P. Svilar         15,000                 15,000
         Harold F. Herron         10,000                 10,000
         R. Scott Lorimer         10,000                 10,000

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(8)  Mr. Herron was instrumental in growing The Brunton Company to the level that it could be sold to a third party. For his efforts the company granted Mr. Herron a bonus which is paid out over several years, ending in August 2004. The amount of the bonus paid was $21,200 $36,900, and $36,900 for the seven months ended December 31, 2002, and the fiscal years ended May 31, 2002 and 2001, respectively. The total bonus paid to Mr. Herron also includes a bonus of $6,600 for the seven months ended December 31, 2002, and $6,700 and $3,900 for fiscal years ended May 31, 2002 and 2001, respectively, and a $10,000 bonus paid in 2002 to officers and employees after the conclusion of a coalbed methane gas transaction.

(9) Stock options granted pursuant to the company's 2001 Incentive Stock Option Plan. See details of the options under "Grants to Executive Officers (Qualified and Nonqualified)" below.

(10) Stock options granted pursuant to the company's 1998 Incentive Stock Option Plan. See details of the options under "Grants to Executive Officers (Qualified and Nonqualified)" below.

EXECUTIVE COMPENSATION PLANS AND EMPLOYMENT AGREEMENTS

     The company has adopted a plan to pay the dependants of Messrs. J. Larsen and Svilar amounts equivalent to the salaries they are receiving at the time of their death, for a period of one year after death, and reduced amounts for up to five years thereafter. The amounts to be paid in such subsequent years have not yet been established, but would be established by the boards of directors of the company and Crested.

     Mr. Svilar has an employment agreement with the company and Crested, which provides for an annual salary in excess of $100,000, with the condition that Mr. Svilar pay an unspecified amount of expenses incurred by him on behalf of the company and its affiliates. In the event Mr. Svilar's employment is involuntarily terminated, he is to receive an amount equal to the salary he was being paid at termination, for a year. If he should voluntarily terminate his employment, the company and Crested will pay him that salary for nine months thereafter. The foregoing is in addition to Mr. Svilar's Executive Severance and Non-Compete Agreement with the company (see below).

     In fiscal 1992, the company signed Executive Severance and Non-Compete Agreements with Messrs. John L. Larsen, Svilar and Lorimer, providing for payment to such person upon termination of his employment with the company, occurring within three years after a change in control of the company, of an amount equal to (i) severance pay in an amount equal to three times the average annual compensation over the prior five taxable years ending before change in control, (ii) legal fees and expenses incurred by such persons as a result of termination, and (iii) the difference between market value of securities issuable on exercise of vested options to purchase securities in USE, and the options' exercise price. These Agreements also provide that for the three years following termination, the terminated individual will not compete with USE in most of the western United States in regards to exploration and development activities for uranium, molybdenum, silver or gold. During fiscal 2001, the company signed similar Agreements with Keith Larsen, Mark Larsen, Richard Larsen, and Harold Herron. For such non-compete covenant, such persons will be paid monthly over a three year period an agreed amount for the value of such covenants. These Agreements are intended to benefit the company's shareholders, by enabling such persons to negotiate with a hostile takeover offeror and assist the board of directors concerning the fairness of a takeover, without the distraction of possible tenure insecurity following a change in control. As of this proxy statement, the company is unaware of any proposed hostile takeover.

     The company and Crested provide all of their employees with certain forms of insurance coverage, including life and health insurance, with the exception of Messrs. John L. Larsen and Daniel P. Svilar. The company and Crested reimburse Messrs. John Larsen and Svilar for their medicare supplement

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



premiums. The health insurance plan does not discriminate in favor of executive employees; life insurance of $200,000 is provided to each member of upper management (which includes all persons in the compensation table), $100,000 of such coverage is provided to middle-management employees, and $90,000 of such coverage is provided to other employees.

     EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP"). An ESOP has been adopted to encourage ownership of the common stock by employees, and to provide a source of retirement income to them. The ESOP is a combination stock bonus plan and money purchase pension plan. It is expected that the ESOP will continue to invest primarily in the common stock. Messrs. J. Larsen and Herron are the trustees of the ESOP.

     Contributions to the stock bonus plan portion of the ESOP are discretionary and are limited to a maximum of 15% of the covered employees' compensation for each accounting year. Contributions to the money purchase pension portion of the ESOP are mandatory (fixed at ten percent of the compensation of covered employees for each year), are not dependent upon profits or the presence of accumulated earnings, and may be made in cash or shares of company's common stock.

     The company made a contribution of 76,794 shares to the ESOP for the twelve months ended December 31, 2003, all of which were contributed under the money purchase pension plan. At the time the shares were contributed, the market price was $3.10 per share, for a total contribution with a market value of $236,400 (which has been funded by the company). The company and Crested each are responsible for one-half of that amount. 37,204 of the shares were allocated to the ESOP accounts of the executive officers of the company and the president of Rocky Mountain Gas, Inc. Additionally, 5,166 shares were allocated to the ESOP accounts of these same individuals from ESOP shares forfeited by terminated employees who were not fully vested.

     Employee interests in the ESOP are earned pursuant to a seven year vesting schedule; after three years of service, the employee is vested to 20% of the ESOP account, and thereafter at 20% per year. Any portion which is not vested is forfeited upon termination of employment, other than by retirement, disability, or death.

     The maximum loan outstanding during the twelve months ended December 31, 2003 under a loan arrangement between the company and the ESOP was $927,013 at December 31, 2003. Interest owed by the ESOP was not booked by the company. Crested pays one-half of the amounts contributed to the ESOP by the company. Because the loans are expected to be repaid by contributions to the ESOP, Crested may be considered to indirectly owe one-half of the loan amounts to the company.

     401(K) PLAN. In first quarter 2004, the company established a traditional qualified 401(k) plan for employees, by which the company will match $0.50 for each $1.00 contributed by participating employees, up to an annual $3,000 per employee maximum contribution by the company. Through March 31, 2004, the company has contributed $3,382 to this plan. Plan eligibility and vesting rules are uniform for all employees, including executive officers of the company.

     1998 INCENTIVE STOCK OPTION PLAN. The company's 1998 Incentive Stock Option Plan ("1998 ISOP") reserved an aggregate of 2,750,000 shares of common stock for issuance upon exercise of options granted thereunder.

     Options expire no later than ten years from the date of grant, and upon termination of employment for cause. Subject to the ten year maximum period, upon termination, unless terminated for cause, options are exercisable for three months or in the case of retirement, disability or death, for one year.

     Options on 1,494,146 shares are outstanding. No more options will be issued under the 1998 ISOP.


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



     2001 INCENTIVE STOCK OPTION PLAN ("2001 ISOP"). The 2001 ISOP was approved at the 2001 Annual Meeting of Shareholders meeting, and provides for the issuance of options to purchase up to 3.0 million shares of common stock; the options are intended to qualify under section 422 of the Internal Revenue Code. Options are issued at exercise prices equal to (or for holders of 10% or more of the outstanding stock at the time, 110% of) market price on grant dates, and would vest (become exercisable) at various times as determined by the executive committee and approved by the board of directors. All options are exercisable for cash, or through other means as determined by the executive committee and approved by the board of directors, in accordance with similar plans of public companies.

     For information about options, please see the consolidated Financial Statements in this prospectus for the twelve months ended December 31, 2003. In 2003, no options were granted, and previously granted options on 275,621 shares were exercised.


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



             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND TWELVE MONTHS ENDED 12/31/03 AND OPTION/SAR VALUES AT 12/31/03

     The following table shows options exercised during the twelve months ended December 31, 2003, options exercisable at December 31, 2003, and options exercisable and the dollar values for in-the-money options, at December 31, 2003 (closing market price on that date was $2.98).

      (a)                          (b)              (c)                 (d)              (e)                (f)
                              In Twelve Months Ended 12/31/03                                             Value of
                              -------------------------------        Number of       Number of          In-the-Money
                                  Shares                           Options/SARS     Options/SARs        Options/SARs
                                 Acquired            Value          at 12/31/02      at 12/31/03         at 12/31/02
Name                          on Exercise (#)     Realized($)       Exercisable      Exercisable         Exercisable
----                          ---------------     -----------       -----------      -----------         -----------

John L. Larsen,                    -0-              -0-                34,782           34,782          $  3,652 (1)
   CEO                             -0-              -0-                77,718           77,718          $ 76,164 (2)
                                   -0-              -0-               184,400          184,400          $106,952 (3)
                                   -0-              -0-               100,000          100,000          $(92,000)(4)
                                   -0-              -0-                97,000           97,000          $ 70,810 (5)

Keith G. Larsen                    -0-              -0-                34,782           34,782          $  3,652 (1)
   President                       -0-              -0-                52,718           52,718          $ 51,664 (2)
                                   -0-              -0-               309,400          309,400          $179,452 (3)
                                   -0-              -0-               100,000          100,000          $(92,000)(4)
                                   -0-              -0-               97,000            97,000          $ 70,810 (5)

Harold F. Herron,                  -0-              -0-                34,782           17,391          $  1,826 (1)
   Sr. Vice President              -0-              -0-                40,218           20,109          $ 19,707 (2)
                                   -0-              -0-                67,400           33,700          $ 19,546 (3)
                                   -0-              -0-               100,000           50,000          $(46,000)(4)
                                   -0-              -0-               97,000            48,500          $ 35,405 (5)

Daniel P. Svilar                   -0-              -0-                34,782           34,782          $  3,652 (1)
   Secretary                       -0-              -0-                40,218           40,218          $ 39,414 (2)
                                   -0-              -0-               121,900          121,900          $ 70,702 (3)
                                   -0-              -0-               100,000          100,000          $(92,000)(4)
                                   -0-              -0-                97,000           97,000          $ 70,810 (5)

R. Scott Lorimer                   -0-              -0-                34,782           34,782          $  3,652 (1)
   Treasurer                       -0-              -0-                40,218           40,218          $ 39,414 (2)
                                   -0-              -0-                80,233           80,233          $ 46,535 (3)
                                   -0-              -0-               100,000          100,000          $(92,000)(4)
                                   -0-              -0-                97,000           97,000          $ 70,810 (5)

Mark J. Larsen                     -0-              -0-                27,782           27,782          $  2,917 (1)
   President of RMG                -0-              -0-                   -0-              -0-          $    -0- (2)
                                 10,000        $ 27,800 (6)            51,248           41,248          $ 23,924 (3)
                                   -0-              -0-               100,000          100,000          $(92,000)(4)
                                   -0-              -0-                97,000           97,000          $ 70,810 (5)

----------

     (1) Equal to $2.98, the closing market price on December 31, 2003, less $2.00 per share option exercise price, multiplied by all shares exercisable.

     (2) Equal to $2.98, the closing market price on December 31, 2003, less $2.875 per share option exercise price, multiplied by all shares exercisable.


95




     (3) Equal to $2.98, the closing market price on December 31, 2003, less $2.40 per share option exercise price, multiplied by all shares exercisable.

     (4) Equal to $2.98, the closing market price on December 31, 2003, less $3.90 per share option exercise price, multiplied by all shares exercisable.

     (5) Equal to $2.98, the closing market price on December 31, 2003, less $2.25 per share option exercise price, multiplied by all shares exercisable.

     (6) Equal to $5.18, the closing market price on the date of exercise, less $2.40 per share option exercise price, multiplied by the number of options exercised. No shares acquired on exercise of these options have been sold.

     1996 STOCK AWARD PROGRAM. The company had an annual incentive compensation arrangement for the issuance of up to 67,000 shares of common stock each year (from 1997 through 2002) to executive officers of the company, in amounts determined each year based on earnings of the company for the prior fiscal. A total of 392,536 shares were issued under this plan. The compensation committee did not award any shares under this plan during the seven months ended December 31, 2002; 43,378 shares were issued in 2003 to close out the program.

     One-half of the compensation expense under the Program was the responsibility of Crested.

     Each allocation of shares was issued in the name of the officer, and is earned out (vested) over 5 years, at the rate of 20% as of May 31 of each year following the date of issue. However, none of the vested shares become available to or come under the control of the officer until termination of employment by retirement, death or disability. Upon termination, the share certificates will be released to the officer; until termination, the certificates are held by the Treasurer of the company. Voting rights are exercised over the shares by the non-employee directors of the company; dividends or other distributions with respect to the shares will be held by the Treasurer for the benefit of the officers.

     The number of shares awarded each year out of such 67,000 shares aggregate limit was determined by the compensation committee.

     2001 STOCK COMPENSATION PLAN. The shareholders approved the 2001 Stock Compensation Plan (the "plan") at the 2001 Annual Shareholders Meeting.

     The plan has an initial term of seven years, with up to 10,000 shares of common stock to be issued in January of each year to six individuals (five officers of U.S. Energy Corp: John L. Larsen, Keith G. Larsen, Robert Scott Lorimer, Harold F. Herron, Daniel P. Svilar, and Mark J. Larsen, president and a director of Rocky Mountain Gas, Inc.). The number of shares to be issued in any year is determined by the compensation committee and approved by the independent directors, taking into account our public stock prices at the date of grant and during the prior calendar year, the company's financial condition and business prospects, and other factors deemed appropriate. The company pays the income taxes owed by recipients as a result of receipt of the stock.

     The stock recipients will agree not to sell or transfer such shares during their employment with the company. As of December 31, 2003, 100,000 shares had been granted under the Plan (20,000 shares each to John L. Larsen, Keith G. Larsen, Robert Scott Lorimer, Harold F. Herron, and Daniel P. Svilar). No shares were issued under the Plan in 2001 or 2002. Mark J. Larsen will be first eligible to receive shares under the Plan in 2005.

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



     The 2001 Stock Compensation Plan is now the sole mechanism for compensating management with stock, however options may be granted to management and others under the 2001 ISOP. This plan is designed to reward executives with equity, and encourage them to increase their ownership of the company and not sell their shares in the market.

DIRECTORS' FEES AND OTHER COMPENSATION

     The company pays non-employee directors a fee of $150 per meeting attended. All directors are reimbursed for expenses incurred with attending meetings.

     In addition, non-employee directors are compensated for services at $400 per month, payable each year by the issue of shares of USE common stock based on the closing stock market price as of January 15. In 2003, the company issued 3,891 shares to the non-employee directors on that date (1,297 shares each to Don Anderson, H. Russell Fraser, and Nick Bebout), at $3.70 per share (market price on January 15, 2003).

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     DEBT OWED BY A DIRECTOR. In the early 1990s, Harold F. Herron, an officer and director, had been living in and caring for a house owned by the company. In fiscal 1995, Mr. Herron purchased the house for $260,000 (equal to appraised value), and was reimbursed by the company for $22,830 of leasehold improvements he had made to the property. The company accepted a promissory note for $112,170 of the purchase price, with 7% annual interest; a payment schedule was entered into and Mr. Herron is current in his payments on the note. This note was a nonrecourse note secured by 30,000 shares of the company's common stock owned by Mr. Herron. At December 31, 2003, he owed $90,300 on the note. During 2003, he gave up 5,000 shares of the collateral to reduce the debt. The collateral now consists of 10,000 shares of the company.

     FAMILY EMPLOYMENT. Three of John L. Larsen's sons, one former son-in-law (Harold F. Herron), and one grandson are employed by the company or subsidiaries. Collectively, Mr. Larsen and these family members received $1,217,600 in total compensation for services during the twelve months ended December 31, 2003. Not included is 2003 compensation paid to two sons-in-law who ceased working for the company or its subsidiaries (including Peter Schoonmaker, who is now employed by Pinnacle Gas Resources, Inc., a minority-owned subsidiary).

     TRANSACTIONS INVOLVING USECC AND CRESTED. The company and Crested conduct most activities through their equally-owned joint venture USECC. From time to time the company and Crested advance funds to or make payments on behalf of USECC, which create intercompany debt. The party extending funds is subsequently reimbursed by the other venturer. Crested owed the company $9,403,300 at December 31, 2003.

PRINCIPAL ACCOUNTING FEES AND SERVICES

     Grant Thornton LLP billed us for services as follows for the year ended December 31, 2003, the seven months ended December 31, 2002 and the year ended May 31, 2002. Amounts and percentages reflect billings received after December 31 of those periods.


97

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
                                     Year Ended         Seven Months Ended       Year Ended
                                  December 31, 2003      December 31, 2002      May 31, 2002
                                  -----------------      -----------------      ------------

     Audit Fees(a)                 $     106,600          $      90,500         $      84,300
                                             89%                    92%                   90%
     Audit-Related Fees(b)         $        --            $          --         $          --

     Tax Fees(c)                   $      12,800          $       8,000         $       9,000
                                             11%                     8%                   10%
     All Other Fees(d):            $          --          $          --         $          --

     (a) Includes fees for audit of the annual financial statements and review of quarterly financial information filed with the Securities and Exchange Commission and service provided for statutory and regulatory filings.

     (b) For assurance and related services that were reasonably related to the performance of the audit or review of the financial statements, which fees are not included in the Audit Fees category. The company had no Audit-Related Fees for the periods covered.

     (c) For tax compliance, tax advice, and tax planning services, relating to any and all federal and state tax returns as necessary for the periods covered.

     (d) For services and products provided by the principal accountant other than services included in (a) through (c) above. No such services and products in this category were provided in the periods covered.

     Our audit committee approves the terms of engagement before we engage Grant Thornton for audit and non-audit services, except as to engagements for services outside the scope of the original terms, in which instances the services have been provided pursuant to pre-approval policies and procedures, established by the audit committee. These pre-approval policies and procedures are detailed as to the category of service and the audit committee is kept informed of each service provided. These policies and procedures, and the work performed pursuant thereto, do not include any delegation to management of the audit committee's responsibilities under the Securities Exchange Act of 1934.

     The services provided for Audit-Related Fees, Tax Fees and All Other Fees were delivered pursuant to pre-approval policies and procedures established by the audit committee.

                            DESCRIPTION OF SECURITIES

     COMMON STOCK. We are authorized by our articles of incorporation to issue an unlimited number of shares of common stock, $0.01 par value, and 100,000 shares of preferred stock, $0.01 par value.

     Shares of common stock may be issued for such consideration and on such terms as determined by the board of directors, without shareholder approval. Holders are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefore. There are no restrictions on payment of cash dividends. Cash dividends have not been declared on the common stock, although a 1 for 10 stock dividend was declared in November 1990. It is anticipated that future earnings would be reinvested into operations and not declared as dividends on the common stock. All holders of shares of common stock have equal voting rights, and the shares of common stock sold in this offering will have the same rights. Holders of shares of common stock are entitled to one vote per share on all matters upon which such holders are entitled to vote, and further have the right to cumulate their votes in elections of

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



directors. Cumulation means multiplying the number of shares held, by the number of nominees to the board of directors, then voting the product among the nominees as desired. Directors are elected by a plurality of the votes cast.

     Shares of common stock sold in this offering are fully-paid and nonassessable shares of U.S. Energy Corp.

     Pursuant to our articles of incorporation and as permitted by Wyoming law, shares of common stock held by our subsidiaries may be voted by such subsidiaries as determined by the board of directors of each, in elections of directors and other matters brought before shareholders.

     In September 2001, the company adopted a shareholder rights plan ("poison pill") and filed the plan with the Securities and Exchange Commission as an exhibit to Form 8-A. The following three paragraphs briefly state principal features of the plan, which are qualified by reference to the complete plan, which is incorporated by reference into this prospectus.

     Under the plan, the holder of each share of common stock has the right to purchase (when the rights become exercisable) from the company one-one thousandth (1/1,000th) of one (1) share of Series P preferred stock at a price of $200.00 for each one-one thousandth (1/1,000th) share of such preferred stock. The purpose of the plan is to deter an unfairly low priced hostile takeover of the company, by encouraging a hostile party to negotiate a fair offer with the board of directors and thus eliminate the poison pill.

     The rights trade with the common stock and aren't separable therefrom; no separate certificate for the rights is issued unless and until there is a hostile takeover attempted, after which time separate and tradable rights certificates would be issued.

     The rights are not exercisable and never can be unless and until a hostile (not negotiated with the board) takeover of the company is initiated with the objective of acquiring 15% of the company's voting stock. If before the takeover is launched the hostile party comes to agreement with the board of directors about price and terms and makes a "qualified offer" to buy the stock of the company, then the board of directors may redeem (buy back) the rights for $0.01 each. But, if such a "qualified offer" isn't agreed upon, then the rights are exercisable for preferred stock, which in turn would enable the holder to convert the preferred stock into voting common stock of the company at a price equal to one-half the market price.

     PREFERRED STOCK. Shares of preferred stock may be issued by the board of directors with such dividend, liquidation, voting and conversion features as may be determined by the board of directors without shareholder approval. In June 2000, we established a Series A Convertible Preferred Stock, for which 1,000 shares of preferred stock were reserved for sale at $10,000 per share and 200 shares were issued and outstanding at November 30, 2001. In January 2002, we converted the 200 outstanding shares of Series A stock by issuing 513,140 shares of restricted common stock to the holder, based on $2,000,000 invested plus $11,507 of interest (annual rate of 7.5%) which accrued in December 2001 (previous interest had been paid in cash), divided by $3.92 (market price for USE stock on December 5, 2001).

     OPTIONS, WARRANTS, CONVERTIBLE SHARES OF RMG, AND CONVERTIBLE DEBT. As of the date of this prospectus, options are held by employees and officers to purchase a total of 2,873,646 shares of common stock, at exercise prices ranging from $2.00 to $3.90. These options expire at various times from 2008 to 2011.

     For information on warrants, convertible shares of RMG, and convertible debt, see "Selling Shareholders."

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our articles of incorporation and bylaws provide that we shall indemnify directors provided that the indemnification shall not eliminate or limit the liability of a director for breach of the director's duty or loyalty to the corporation or its stockholders, or for acts of omission not in good faith or which involve intentional misconduct or a knowing violation of law.

     Wyoming law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise (for example, in connection with the sale of securities), we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Securities Act, and will be governed by the final adjudication of such issue.

                         WHERE TO FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 under the 1933 Act with respect to the shares offered by this prospectus. This prospectus, filed as a part of the registration statement, does not contain certain information contained in part II of the registration statement or filed as exhibits to the registration statement. We refer you to the registration statement and exhibits which may be inspected and copied at the Public Reference Section of the Commission, 450 5th Street, NW, Washington, D.C. 20549, at prescribed rates; the telephone number for the Public Reference Section is 1.800.SEC.0330. The registration statement and exhibits also are available for viewing at and downloading from the EDGAR location within the Commission's internet website (http://www.sec.gov).

     Our common stock is registered with the Commission under section 12(g) of the Securities Exchange Act of 1934 (the "1934 Act"). Under the 1934 Act, we file with the Commission periodic reports on Forms 10-K, 10-Q and 8-K, and proxy statements, and our officers and directors file reports of stock ownership on Forms 3, 4 and 5. These filings may be viewed and downloaded from the Commission's internet website (http://www.sec.gov) at the EDGAR location, and also may be inspected and copied at the Public Reference Section of the Commission, 450 5th Street, NW, Washington, D.C. 20549, at prescribed rates; the telephone number for the Public Reference Section is 1.800.SEC.0330. Information on the operation of the Public Reference Room can be obtained by calling the Commission at 1.800.SEC.0330.

     We will provide copies of the reports and proxy statements we file with the Commission (and any amendments to those documents), on request and without charge. We hold an annual shareholder meeting each June; before the meeting, we send proxy statements and annual reports to record holders of our common stock.

                                  LEGAL MATTERS

     The validity of the issuance of the shares offered has been passed upon by The Law Office of Stephen E. Rounds, Denver, Colorado.

                                     EXPERTS

     Our consolidated balance sheets as of December 31, 2003, December 31, 2002, and May 31, 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 2003, the seven months ended December 31, 2002 and the (former) fiscal years ended May 31, 2002 and 2001, have been audited by Grant Thornton LLP, and are included in this prospectus, with the audit report from Grant Thornton LLP, in reliance upon the authority of such firm as experts in accounting and auditing.

     The combined statements of revenue and direct operating expenses of certain acquired property interests, (combined statements) (the assets acquired from Hi-Production, LLC) for the years ended December 31, 2003, 2002 and 2001 have been audited by Grant Thorton LLP and are included in this prospectus with the audit report from Grant Thorton LLP, in reliance upon the authority of such firm as experts in accounting and auditing.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To U.S. Energy Corp.:

We have audited the accompanying consolidated balance sheets of U.S. Energy Corp. and subsidiaries as of December 31, 2003 and 2002 and May 31, 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 2003, the seven months ended December 31, 2002 and the fiscal years ended May 31, 2002 and 2001. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of U.S. Energy Corp. and subsidiaries as of December 31, 2003 and 2002 and May 31, 2002, and the results of their operations and their cash flows for the year ended December 31, 2003, the seven months ended December 31, 2002 and the fiscal years ended May 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note B to the financial statements effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, and changed its method of accounting for asset retirement obligations.

As discussed in Note A to the financial statements, certain errors resulting in overstatement of previously reported deferred tax liability as of December 31, 2002 and prior, were discovered by company management during the year ended December 31, 2003. Accordingly, an adjustment has been made to accumulated deficit as of June 1, 2000 to correct the error.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has experienced significant losses from operations and has a substantial accumulated deficit. These factors raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regards to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

GRANT THORNTON LLP



Oklahoma City, Oklahoma
February 27, 2004


                                  U.S. ENERGY CORP. AND SUBSIDIARIES

                                     CONSOLIDATED BALANCE SHEETS

                                                ASSETS

                                                     December 31,       December 31,          May 31,
                                                        2003               2002                2002
                                                    -------------   ------------------   ------------------
                                                                    (Restated, Note A)   (Restated, Note A)
CURRENT ASSETS:
  Cash and cash equivalents                         $   4,084,800     $   1,741,000         $ 2,564,300
  Accounts receivable
    Trade, net of allowance of $27,800                    300,900         1,655,700             768,800
    Affiliates                                             96,800           117,600             132,800
  Current portion of long-term notes
     receivable, net                                      102,500           165,900             229,000
  Assets held for resale                                     --             532,800             532,800
  Prepaid Expenses                                        584,700           528,300             578,300
  Inventories                                              21,700            14,000              86,600
                                                    -------------     -------------         -----------
    Total current assets                                5,191,400         4,755,300           4,892,600

INVESTMENTS:
  Non-affiliated company                                  957,700              --                  --
  Restricted investments                                6,874,200         9,911,700          10,015,500
                                                    -------------     -------------        ------------
    Total investments and advances                      7,831,900         9,911,700          10,015,500

PROPERTIES AND EQUIPMENT:
  Land                                                    570,000           576,300           1,764,100
  Buildings and improvements                            5,777,700         7,811,300           8,501,300
  Machinery and equipment                               4,762,800         4,737,100           5,107,700
  Proved oil and gas properties, full cost method       1,773,600         2,423,600           1,773,600
  Unproved coal bed methane properties
    excluded from amortization                          1,204,400         4,254,000           4,995,600
                                                    -------------     -------------         -----------
    Total property and equipment                       14,088,500        19,802,300          22,142,300
  Less accumulated depreciation,
    depletion and amortization                         (6,901,400)       (7,214,800)         (7,584,200)
                                                    -------------     -------------        ------------
    Net property and equipment                          7,187,100        12,587,500          14,558,100

OTHER ASSETS:
  Notes receivable trade                                2,950,600              --                36,800
  Notes receivable employees                                   --            48,800              65,000
  Deposits and other                                      768,700           887,300             969,900
                                                    -------------     -------------         -----------
    Total other assets                                  3,719,300           936,100           1,071,700
                                                    -------------     -------------        ------------

  Total assets                                      $  23,929,700     $  28,190,600        $ 30,537,900
                                                    =============     =============        ============


        The accompanying notes are an integral part of these statements.


                                U.S. ENERGY CORP. AND SUBSIDIARIES

                                    CONSOLIDATED BALANCE SHEETS

                               LIABILITIES AND SHAREHOLDERS' EQUITY


                                                      December 31,        December 31,           May 31,
                                                        2003                 2002                 2002
                                                    ---------------   ------------------   ------------------
                                                                      (Restated, Note A)   (Restated, Note A)
CURRENT LIABILITIES:
  Accounts payable and accrued expenses             $       977,500    $   1,592,800        $    758,600
  Prepaid drilling costs                                       --            134,400             242,100
  Current portion of long-term debt                         932,200          317,200             205,700
  Line of credit                                               --              --                200,000
                                                    ---------------    -------------        -------------
    Total current liabilities                             1,909,700        2,044,400           1,406,400

LONG-TERM DEBT                                            1,317,600        2,820,600           2,353,300

ASSET RETIREMENT OBLIGATIONS                              7,264,700        8,906,800           8,906,800

OTHER ACCRUED LIABILITIES                                 2,158,600        2,319,900           2,544,200

DEFERRED GAIN ON SALE OF ASSET                            1,295,700             --                 --

MINORITY INTERESTS                                          496,000          587,400             575,300

COMMITMENTS AND CONTINGENCIES

FORFEITABLE COMMON STOCK,  $.01 par value
  465,880, 500,788 and 500,788 shares issued,
  forfeitable until earned                                2,726,600        3,009,900           3,009,900

PREFERRED STOCK,
  $.01 par value; 100,000 shares authorized
  No shares issued or outstanding;                            --              --                   --

SHAREHOLDERS' EQUITY:
  Common Stock, $.01 par value; unlimited shares
    authorized; 12,824,698, 11,826,396,
    and 11,720,818 shares issued respectively               128,200          118,300             117,200
  Additional paid-in capital                             52,961,200       48,877,100          48,278,500
  Accumulated deficit                                   (43,073,000)     (37,262,900)        (33,422,800)
  Treasury stock at cost, 966,306,
    959,725 and 959,725 shares respectively              (2,765,100)      (2,740,400)         (2,740,400)
  Unallocated ESOP contribution                            (490,500)        (490,500)           (490,500)
                                                    ---------------    -------------        ------------
    Total shareholders' equity                            6,760,800        8,501,600          11,742,000
                                                    ---------------    -------------        ------------
  Total liabilities and shareholders' equity        $    23,929,700    $  28,190,600        $ 30,537,900
                                                    ===============    =============        ============


        The accompanying notes are an integral part of these statements.


                            U.S. ENERGY CORP. AND SUBSIDIARIES

                           CONSOLIDATED STATEMENTS OF OPERATIONS

                                     Year ended Seven months ended
                                    December 31,    December 31,        Year Ended May 31,
                                    ------------    ------------    ---------------------------

                                        2003            2002            2002            2001
                                    ------------    ------------    ------------    -----------
OPERATING REVENUES:
  Real estate operations            $   334,300     $   394,500     $ 1,276,200     $ 1,482,200
  Gas sales                             287,400         119,400              --              --
  Mineral sales                              --              --              --         334,300
  Mineral royalties                          --              --              --         108,500
  Management fees                       215,600         159,100         208,200         597,800
                                    -----------     -----------     -----------     -----------
                                        837,300         673,000       1,484,400       2,522,800

OPERATING COSTS AND EXPENSES:
  Real estate operations                302,900         189,700       1,348,400       2,394,300
  Gas operations                        313,100         355,200              --              --
  Mineral holding costs               1,461,700         737,200       1,707,800       3,369,300
  General and administrative          5,997,500       2,915,800       3,946,800       4,051,500
  Impairment of goodwill                     --              --       1,622,700              --
  Abandonment of mining equipment            --              --              --         123,800
  Other                                      --              --          80,900              --
  Provision for doubtful accounts            --              --         171,200              --
                                    -----------     -----------     -----------     -----------
                                      8,075,200       4,197,900       8,877,800       9,938,900
                                     -----------    -----------     ------------    -----------

OPERATING LOSS:                      (7,237,900)     (3,524,900)     (7,393,400)     (7,416,100)

OTHER INCOME & EXPENSES:
  Gain on sales of assets               198,200        (342,600)        812,700       1,163,600
  Gain on sale of investment            (32,400)       (207,800)             --              --
  Litigation settlements, net                --              --              --       7,132,800
  Interest income                       560,300         524,500         852,100         699,700
  Interest expense                     (799,100)       (361,200)       (345,300)       (265,300)
                                    -----------     -----------     -----------     -----------
                                        (73,000)       (387,100)      1,319,500       8,730,800
                                    -----------     -----------     -----------     -----------

  (LOSS) INCOME BEFORE MINORITY
  INTEREST PROVISION FOR
  INCOME TAXES, DISCONTINUED
  OPERATIONS AND CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE:       (7,310,900)     (3,912,000)     (6,073,900)      1,314,700

MINORITY INTEREST IN LOSS OF
  CONSOLIDATED SUBSIDIARIES             235,100          54,800          39,500         220,100
                                    ------------    ------------    -----------     -----------

(LOSS) INCOME BEFORE PROVISION
  FOR INCOME TAXES DISCONTINUED
  OPERATIONS AND CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE        (7,075,800)     (3,857,200)     (6,034,400)      1,534,800

PROVISION FOR INCOME TAXES                   --              --              --              --
                                    ------------    ------------    -----------     -----------

(continued)


        The accompanying notes are an integral part of these statements.


                            U.S. ENERGY CORP. AND SUBSIDIARIES

                           CONSOLIDATED STATEMENTS OF OPERATIONS

                                      Year ended     Seven months ended
                                     December 31,       December 31,         Year Ended May 31,
                                     ------------       ------------     -------------------------
                                         2003               2002             2002          2001
                                     ------------       ------------     ------------   -----------

NET (LOSS) INCOME FROM
  CONTINUING OPERATIONS               (7,075,800)        (3,857,200)      (6,034,400)     1,534,800

DISCONTINUED OPERATIONS,
  NET OF TAX                            (349,900)            17,100         (146,700)       386,400

CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE                    1,615,600               --              --           --
                                     ------------       ------------     ------------   -----------

NET (LOSS) INCOME:                    (5,810,100)        (3,840,100)      (6,181,100)     1,921,200

PREFERRED STOCK DIVIDENDS            $      --          $      --        $   (86,500)   $  (150,000)
                                     ------------       ------------     ------------   -----------

NET (LOSS) INCOME AVAILABLE
  TO COMMON SHAREHOLDERS             $(5,810,100)       $(3,840,100)     $(6,267,600)   $ 1,771,200
                                     ===========        ===========      ===========    ===========

NET (LOSS) INCOME PER SHARE BASIC
  CONTINUED OPERATIONS                     (0.63)            (0.36)           (0.65)           0.20
  DISCONTINUED OPERATIONS                  (0.03)              --             (0.01)           0.05
  PREFERRED DIVIDENDS                       --                 --             (0.01)          (0.02)
  EFFECT OF ACCOUNTING
    ACCOUNTING CHANGE                       0.14               --               --              --
                                     ------------       ------------     -----------    -----------
                                     $     (0.52)       $     (0.36)     $     (0.67)   $      0.23
                                     ============       ===========      ===========    ===========

NET (LOSS) INCOME PER SHARE DILUTED
  CONTINUED OPERATIONS                     (0.63)             (0.36)           (0.65)          0.18
  DISCONTINUED OPERATIONS                  (0.03)              --              (0.01)          0.05
  PREFERRED DIVIDENDS                       --                 --              (0.01)         (0.02)
  EFFECT OF ACCOUNTING
    ACCOUNTING CHANGE                       0.14               --               --             --
                                     ------------       ------------     -----------    -----------
                                     $     (0.52)       $     (0.36)     $     (0.67)   $      0.21
                                     ============       ===========      ===========    ===========

BASIC WEIGHTED AVERAGE
  SHARES OUTSTANDING                  11,180,975         10,770,658        9,299,359      7,826,001
                                     ===========        ===========      ===========    ===========

DILUTED WEIGHTED AVERAGE
  SHARES OUTSTANDING                  11,180,975         10,770,658        9,299,359      8,487,680
                                     ===========        ===========      ===========    ===========


        The accompanying notes are an integral part of these statements.


                                                U.S. ENERGY & AFFILIATES

                                     CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                                   (RESTATED, NOTE A)

                                    Common Stock      Additional                    Treasury Stock
                                  -----------------     Paid-In     Accumulated   ---------------------
                                   Shares    Amount     Capital       Deficit     Shares      Amount
                                  ---------  -------  -----------  -------------  -------  ------------
Balance June 1, 2000
   as previously presented        8,763,155  $87,700  $37,797,700  $(30,071,200)  944,725  $(2,639,900)

Adjustment for deferred taxes
   See note A                            --       --           --     1,144,800        --           --
                                  ---------  -------  -----------  -------------  -------  ------------
Balance June 1, 2000
   as restated                    8,763,155   87,700   37,797,700   (28,926,400)  944,725   (2,639,900)

Funding of ESOP                      53,837      500      287,500            --        --           --
Issuance of common stock
   to outside directors               8,532      100       19,100            --        --           --
Issuance of common stock
   for services rendered             15,000      200       70,400            --        --           --

Forfeitable shares earned            29,820      300      193,900            --        --           --
Treasury stock from payment
   on balance of note receivable         --       --           --            --     5,000      (20,600)
Sale of Ruby Mining                      --       --       25,800            --        --           --
Issuance of common stock
   from employee options            118,703    1,200      287,200            --        --           --
Net income                               --       --           --     1,771,200        --           --
                                  ---------  -------  -----------  ------------   -------  -----------
Balance May 31, 2001              8,989,047  $90,000  $38,681,600  $(27,155,200)  949,725  $(2,660,500)
                                  =========  =======  ===========  =============  =======  ============


                                     Unallocated          Total
                                        ESOP          Shareholders'
                                    Contribution         Equity
                                    -------------     -------------
Balance June 1, 2000
   as previously presented          $    (490,500)     $ 4,683,800

Adjustment for deferred taxes
   See note a                                  --        1,144,800
                                    --------------     -----------
Balance June 1, 2000
   as restated                           (490,500)       5,828,600

Funding of ESOP                                --          288,000
Issuance of common stock
   to outside directors                        --           19,200
Issuance of common stock
   for services rendered                       --           70,600

Forfeitable shares earned                      --          194,200
Treasury stock from payment
   on balance of note receivable               --          (20,600)
Sale of Ruby Mining                            --           25,800
Issuance of common stock
   from employee options                       --         288,400
Net income                                     --        1,771,200
                                    --------------     -----------
Balance May 31, 2001                $    (490,500)     $ 8,465,400
                                    ==============     ===========

Total Shareholders' Equity at May 31, 2001 does not include 433,788 shares currently issued but forfeitable if certain conditions are not met by the recipients. "Basic and Diluted Weighted Average Shares Outstanding" also includes 814,496 shares of common stock held by majority-owned subsidiaries, which, in consolidation, are treated as treasury shares.


        The accompanying notes are an integral part of this statement.

                                                   U.S. ENERGY & AFFILIATES

                                        CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                                      (RESTATED, NOTE A)
                                                          (CONTINUED)

                                         Common Stock       Additional                    Treasury Stock
                                      ------------------      Paid-In     Accumulated   ---------------------
                                       Shares     Amount      Capital       Deficit     Shares      Amount
                                      ---------   -------   -----------  -------------  -------  ------------
Balance May 31, 2001                   8,989,047  $ 90,000  $38,681,600  $(27,155,200)  949,725  $(2,660,500)

Funding of ESOP                           70,075       700      236,200            --        --           --
Issuance of common stock
   to outside directors                    3,429        --       14,400            --        --           --
Issuance of common stock
   for services rendered                  45,000       500      147,600            --        --           --
Issuance of common stock
   warrants for services rendered             --        --      592,900            --        --           --
Treasury stock from payment
   on balance of note receivable              --        --           --            --    10,000      (79,900)
Issuance of common stock
   in exchange for preferred stock       513,140     5,100    1,846,400            --        --           --
Issuance of common stock
   in exchange for subsidiary stock      912,233     9,100    3,566,900            --        --           --
Issuance of common stock
   to purchase property                   61,760       600      246,200            --        --           --
Issuance of common stock
   through private placement             871,592     8,700    2,341,800            --        --           --
Issuance of common stock
   for exercised stock warrants            1,205        --        4,500            --        --           --
Issuance of common stock
   from employee options (1)             253,337     2,500      600,000            --        --           --
Net loss                                      --        --           --    (6,267,600)       --           --
                                      ----------  --------  -----------  ------------   ------  ------------
Balance May 31, 2002(2)               11,720,818  $117,200  $48,278,500  $(33,422,800)  959,725  $(2,740,400)
                                      ==========  ========  ===========  =============  =======  ============

                                        Unallocated           Total
                                            ESOP           Shareholders'
                                        Contribution          Equity
                                       --------------      -------------
Balance May 31, 2001                   $    (490,500)       $ 8,465,400

Funding of ESOP                                   --            236,900
Issuance of common stock
   to outside directors                           --             14,400
Issuance of common stock
   for services rendered                          --            148,100
Issuance of common stock
   warrants for services rendered                 --            592,900
Treasury stock from payment
   on balance of note receivable                  --            (79,900)
Issuance of common stock
   in exchange for preferred stock                --          1,851,500
Issuance of common stock
   in exchange for subsidiary stock               --          3,576,000
Issuance of common stock
   to purchase property                           --            246,800
Issuance of common stock
   through private placement                      --          2,350,500
Issuance of common stock
   for exercised stock warrants                   --              4,500
Issuance of common stock
   from employee options (1)                      --            602,500
Net loss                                          --         (6,267,600)
                                       -------------        -----------
Balance May 31, 2002(2)                $    (490,500)       $11,742,000
                                       =============        ===========

(1)Net of 15,285 shares surrendered by employees for the exercise of 268,622 employee stock options.

(2)Total Shareholders' Equity at May 31, 2002 does not include 500,788 shares currently issued but forfeitable if certain conditions are not met by the recipients. "Basic and Diluted Weighted Average Shares Outstanding" also includes 814,496 shares of common stock held by majority-owned subsidiaries, which, in consolidation, are treated as treasury shares.


        The accompanying notes are an integral part of this statement.

                                                U.S. ENERGY & AFFILIATES

                                      CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                                    (RESTATED, NOTE A)
                                                       (CONTINUED)

                                         Common Stock       Additional                    Treasury Stock
                                      ------------------      Paid-In     Accumulated   ---------------------
                                       Shares     Amount      Capital       Deficit     Shares      Amount
                                      ---------   -------   -----------  -------------  -------  ------------

Balance May 31, 2002                  11,720,818  $117,200  $48,278,500   $(33,422,800)  959,725  $(2,740,400)

Funding of ESOP                           43,867       400      134,700             --        --           --
Issuance of common stock
   to outside consultants                 15,000       200       60,700             --        --           --
Issuance of common stock
   warrants                                   --        --      325,900             --        --           --
Issuance of common stock
   for settlement of law suit             20,000       200       77,600             --        --           --
Issuance of common stock
   from employee options (1)              26,711       300         (300)            --        --           --

Net loss                                      --        --           --     (3,840,100)       --           --
                                      ----------  --------  -----------   ------------   -------  -----------
Balance December 31, 2002(2)          11,826,396  $118,300  $48,877,100   $(37,262,900)  959,725  $(2,740,400)
                                      ==========  ========  ===========   ============   =======  ===========

                                        Unallocated         Total
                                            ESOP         Shareholders'
                                        Contribution        Equity
                                       --------------    -------------
Balance May 31, 2002                  $    (490,500)     $11,742,000

Funding of ESOP                                  --          135,100
Issuance of common stock
   to outside consultants                        --           60,900
Issuance of common stock
   warrants                                      --          325,900
Issuance of common stock
   for settlement of law suit                    --           77,800
Issuance of common stock
   from employee options (1)                     --               --

Net loss                                         --       (3,840,100)
                                      -------------      ------------
Balance December 31, 2002(2)          $    (490,500)     $ 8,501,600
                                      =============      ============

(1) Net of 44,456 shares surrendered by employees for the exercise of 71,167 employee stock options.


(2) Total Shareholders' Equity at December 31, 2002 does not include 500,788 shares currently issued but forfeitable if certain conditions are not met by the recipients. "Basic and Diluted Weighted Average Shares Outstanding" also includes 814,496 shares of common stock held by majority-owned subsidiaries, which, in consolidation, are treated as treasury shares.


        The accompanying notes are an integral part of this statement.

                                                  U.S. ENERGY & AFFILIATES

                                        CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                                      (RESTATED, NOTE A)
                                                         (CONTINUED)

                                          Common Stock            Additional                        Treasury Stock
                                        ------------------         Paid-In       Accumulated     -----------------------
                                         Shares    Amount          Capital         Deficit       Shares        Amount
                                        ---------  -------       -----------    -------------    -------    ------------
Balance December 31, 2002               11,826,396   $118,300    $48,877,100    $(37,262,900)    959,725    $(2,740,400)

Funding of ESOP                             76,294        700        235,700              --          --             --
Issuance of common stock
   to outside directors                      3,891         --         14,400              --          --             --
Issuance of common stock
   by release of forfeitable stock          78,286        800        434,400              --          --             --
Issuance of common stock
   from stock warrants                     131,596      1,300        465,300              --          --             --
Issuance of common stock
   in stock compensation plan              100,000      1,000        309,000              --          --             --
Treasury stock from sale
   of subsidiary                                --         --             --              --       1,581         (4,200)
Treasury stock from payment
   on balance of note receivable                --         --             --              --       5,000        (20,500)
Issuance of common stock
   to outside consultants                  121,705      1,200        581,600              --          --             --
Issuance of common stock
   warrants to outside consultants              --         --        886,300              --          --             --
Issuance of common stock
   for settlement of lawsuit                10,000        100         49,900              --          --             --
Issuance of common stock
   in payment of debt                      211,109      2,100        497,900              --          --             --
Issuance of common stock
   from employee options (1)               265,421      2,700        609,600              --          --             --
Net loss                                        --         --             --      (5,810,100)         --             --
                                        ----------   --------    -----------    ------------     -------    -----------
Balance December 31, 2003(2)            12,824,698   $128,200    $52,961,200    $(43,073,000)    966,306    $(2,765,100)
                                        ==========   ========    ===========    ============     =======    ===========

                                         Unallocated         Total
                                             ESOP         Shareholders'
                                         Contribution        Equity
                                        --------------    -------------
Balance December 31, 2002               $    (490,500)    $ 8,501,600

Funding of ESOP                                    --         236,400
Issuance of common stock
   to outside directors                            --          14,400
Issuance of common stock
   by release of forfeitable stock                 --         435,200
Issuance of common stock
   from stock warrants                             --         466,600
Issuance of common stock
   in stock compensation plan                      --         310,000
Treasury stock from sale
   of subsidiary                                   --          (4,200)
Treasury stock from payment
   on balance of note receivable                   --         (20,500)
Issuance of common stock
   to outside consultants                          --         582,800
Issuance of common stock
   warrants to outside consultants                 --         886,300
Issuance of common stock
   for settlement of lawsuit                       --          50,000
Issuance of common stock
   in payment of debt                              --         500,000
Issuance of common stock
   from employee options (1)                       --         612,300
Net Loss                                           --      (5,810,100)
                                        -------------     -----------
Balance December 31, 2003(2)            $    (490,500)    $ 6,760,800
                                        =============     ===========

(1) Net of 10,200 shares surrendered by employees for the exercise of 275,621 employee stock options.

(2) Total Shareholders' Equity at December 31, 2003 does not include 465,880 shares currently issued but forfeitable if certain conditions are not met by the recipients. "Basic and Diluted Weighted Average Shares Outstanding" also includes 814,496 shares of common stock held by majority-owned subsidiaries, which in consolidation, are treated as treasury shares.


        The accompanying notes are an integral part of this statement.


                                  U.S. ENERGY CORP. AND SUBSIDIARIES

                                CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                Year Ended       Seven Months Ended      Year Ended
                                               December 31,          December 31,          May 31,
                                               ------------          ------------          -------

                                                   2003          2002          2002          2001
                                               ------------  ------------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income                            $(5,810,100)  $(3,840,100)  $(6,267,600)  $ 1,771,200
  Adjustments to reconcile net (loss) income
    to net cash used in operating activities:
      Minority interest in loss of
        consolidated subsidiaries                 (235,100)      (54,800)      (39,500)     (220,100)
      Depreciation and amortization                554,200       360,100       541,500     1,254,000
      Accretion of asset
        retirement obligations                     366,700            --            --            --
      Amortization of debt discount                537,700       211,200            --            --
      Impairment of goodwill                            --            --     1,622,700            --
      Impairment of mineral interests                   --            --            --       123,800
      Noncash services                             134,700        31,500       787,700        19,100
      Noncash dividend                                  --            --        11,500            --
      Provision for doubtful accounts                   --            --       171,200            --
      Deferred income                                   --            --            --    (4,000,000)
      (Gain) loss on sale of assets               (199,300)      342,600      (812,700)   (1,163,600)
      Write off of properties                           --        21,500            --            --
      Cumulative effect
        of accounting change                    (1,615,600)           --            --            --
      Noncash compensation                         893,500       314,800       535,200       501,700
      Lease holding costs                           50,000            --            --            --
      Net changes in assets and liabilities:
        Accounts and notes receivable             (461,500)     (755,600)      799,900     1,241,000
        Other assets                             1,466,000         8,700       (47,500)     (112,700)
        Accounts payable
          and accrued expenses                    (827,200)      609,900      (879,300)     (887,300)
        Prepaid drilling costs                    (134,400)     (107,700)      242,100            --
        Decrease in asset
          retirement obligation                   (393,200)           --            --            --
                                               -----------   -----------   -----------   ------------
NET CASH USED IN
  OPERATING ACTIVITIES                          (5,673,600)   (2,857,900)   (3,334,800)   (1,472,900)


        The accompanying notes are an integral part of these statements.


                                 U.S. ENERGY CORP. AND SUBSIDIARIES

                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                               (CONTINUED)
                                                  Year Ended   Seven Months Ended       Year Ended
                                                 December 31,     December 31,            May 31,
                                                 -----------      -----------    -------------------------

                                                    2003             2002           2002          2001
                                                 -----------      -----------    -----------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Exploration of coalbed methane gas properties    (176,400)        (883,400)      (142,100)   (1,187,800)
  Proceeds from sale of gas interests             2,813,800        1,125,000      1,125,000            --
  Proceeds from sale of property and equipment    1,604,400        1,566,000        752,000     2,608,000
  Net change in restricted investments            3,037,500           66,100       (236,800)     (417,700)
  Purchase of property and equipment                (92,700)        (411,200)       (82,300)     (311,400)
  Net change in investments in affiliates          (222,600)         104,600        406,500       292,400
                                                  ---------        ---------      ---------     ----------
NET CASH PROVIDED
  BY INVESTING ACTIVITIES                         6,964,000        1,567,100      1,822,300       983,500

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock          1,078,900               --      2,957,400       288,400
  Proceeds from issuance of stock by subsidiary     650,000               --      1,000,000            --
  Proceeds from third party debt                      2,600          892,800        631,700       619,100
  Net activity from lines of credit                      --         (200,000)      (650,000)      200,000
  Purchase of treasury stock                             --               --             --       (20,600)
  Repayments of third party debt                   (678,100)        (225,300)      (547,800)     (828,400)
                                                 ----------       ----------     ----------   ------------
NET CASH PROVIDED BY
  FINANCING ACTIVITIES                            1,053,400          467,500      3,391,300       258,500
                                                 -----------      -----------    -----------  ------------

NET INCREASE  (DECREASE) IN
  CASH AND CASH EQUIVALENTS                       2,343,800         (823,300)     1,878,800      (230,900)

CASH AND CASH EQUIVALENTS
   AT BEGINNING OF PERIOD                         1,741,000        2,564,300        685,500       916,400
                                                 -----------      -----------    -----------  ------------

CASH AND CASH EQUIVALENTS
  AT END OF PERIOD                               $4,084,800       $1,741,000     $2,564,300   $   685,500
                                                 ===========      ===========    ===========  ============

SUPPLEMENTAL DISCLOSURES:
  Income tax paid                                $       --       $       --     $       --   $        --
                                                 ===========      ===========    ===========  ============

  Interest paid                                  $  799,100       $  361,200     $  345,300   $   265,300
                                                 ===========      ===========    ===========  ============


        The accompanying notes are an integral part of these statements.

                            U.S. ENERGY CORP. AND SUBSIDIARIES

                          CONSOLIDATED STATEMENTS OF CASH FLOWS
                                          (CONTINUED)

                                              Year Ended    Seven Months Ended          Year Ended
                                             December 31,     December 31,                May 31,
                                             ------------   ------------------   ------------------------
                                                 2003            2002               2002          2001
                                               --------        --------          ----------    ----------
NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Sale of assets through issuance
    of a note receivable                       $     --        $     --          $  442,200    $1,164,500
                                               ========        ========          ==========    ==========

  Acquisition of assets
    through issuance of debt                   $ 26,300        $     --          $  180,600    $1,631,700
                                               ========        ========          ==========    ==========

  Acquisition of assets
    through issuance of stock                  $     --        $150,000          $   96,800    $       --
                                               ========        ========          ==========    ==========

  Issuance of stock warrants for services      $563,400        $ 26,100          $       --    $       --
                                               ========        ========          ==========    ==========

  Issuance of stock warrants in
    conjunction with notes payable             $     --        $299,800          $  592,900    $       --
                                               ========        ========          ==========    ==========

  Issuance of stock as deferred compensation   $151,900        $     --          $  261,300    $  358,400
                                               ========        ========          ==========    ==========

  Issuance of stock to satisfy debt            $500,000        $     --          $3,568,500    $       --
                                               ========        ========          ==========    ==========

  Issuance of stock to retire preferred stock  $     --        $     --          $1,840,000    $       --
                                               ========        ========          ==========    ==========

  Issuance of stock for retired employees      $435,200        $     --          $       --    $  194,400
                                               ========        ========          ==========    ==========

  Issuance of stock for services               $582,800        $ 60,900          $   14,400    $   70,500
                                               ========        ========          ==========    ==========

  Satisfaction of receivable - affiliate
    with stock in affiliate                    $     --        $     --          $       --    $3,000,000
                                               ========        ========          ==========    ==========

  Satisfaction of receivable - employee
    with stock in company                      $ 20,500        $     --          $   79,900    $       --
                                               ========        ========          ==========    ==========


        The accompanying notes are an integral part of these statements.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001


A.   BUSINESS ORGANIZATION AND OPERATIONS:

     U.S. Energy Corp. was incorporated in the State of Wyoming on January 26, 1966. U.S. Energy Corp. and subsidiaries (the "Company" or "USE") engages in the acquisition, exploration, holding, sale and/or development of mineral and coalbed methane gas properties, the production of petroleum properties and marketing of minerals and methane gas. Principal mineral interests are in coalbed methane, uranium, gold and molybdenum. The Company's uranium and gold properties are currently all in a shut down status. The Company holds various real and personal properties used in commercial activities. Most of the Company's activities are conducted through subsidiaries and through the joint venture discussed below and in Note D.

     The Company was engaged in the maintenance of two uranium properties, one in southern Utah, and the second in Wyoming known as Sheep Mountain Partners ("SMP"). SMP has been involved in significant litigation (see Note K). Sutter Gold Mining Company ("SGMC"), a Wyoming corporation owned 78.5% by the Company at December 31, 2003, manages the Company's interest in gold properties. The Company also owns 100% of the outstanding stock of Plateau Resources Limited ("Plateau"), which owns a nonoperating uranium mill in southeastern Utah. Currently, the mill is nonoperating but has been granted a license to operate subject to certain conditions. Rocky Mountain Gas, Inc. ("RMG") was formed in November 1999 to consolidate all methane gas operations of the Company. The Company owns and controls 90.1% of RMG as of December 31, 2003.

     The Company's Board of Directors changed the Company's year end to December 31 effective December 31, 2002.

     RESTATEMENT OF BALANCE SHEETS AND SHAREHOLDERS' EQUITY
     ------------------------------------------------------

     The balance sheets at December 31, 2002 and May 31, 2002 and statements of shareholders' equity have been restated to reflect the correction of an overstatement in deferred tax liability of $1,144,800. Accumulated deficit at June 1, 2000 has been decreased by $1,144,800. The liability overstatement occurred prior to any accompanying statements of operations presented; therefore, there was no effect on net earnings for any periods presented in the accompanying financial statements. Therefore, the statements of operations and cash flows for the years ended December 31, 2003, seven months ended December 31, 2002 and the years ended May 31, 2002 and 2001 have not been restated.

     MANAGEMENT'S PLAN
     -----------------

     The Company has generated significant net losses during recent years and has an accumulated deficit of approximately $43,073,000 at December 31, 2003. The Company has working capital of approximately $3,281,700 at December 31, 2003 and its cash balance has increased from $1,741,000 at December 31, 2002 to $4,084,800 at December 31, 2003. The Company used cash in its operating activities of $5,673,700 and $3,334,800 during the years ended December 31, 2003 and May 31, 2002 and used cash of $2,857,800 during the seven moths ended December 31, 2002. During the year ended December 31, 2003 and the fiscal year ended May 31, 2002 the Company experienced positive cash flow of $2,343,800 and $1,878,800 respectively. The Company experienced negative cash flow of $823,300

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


and $230,900, respectively, for the seven months ended December 31, 2002 and the fiscal year ended May 31, 2001.

     The Company has entered into agreements to provide funding for the development of coalbed methane properties (See Note F). After these work commitments are fully funded, the Company does not have sufficient capital available to fund its portion of the anticipated exploration and development activities on its coalbed methane properties. Additionally, the Company's known cash flows through December 31, 2004 from current operations and associated overhead are negative based on current projections. In order to improve liquidity of the Company, management intends to do the following:

     o    Continue to reduce its mining activities.

     o Sell raw land in Riverton, Wyoming and Gunnison, Colorado. Management intends to sell this land at its fair market value. The land is not needed for the operations of the Company now or into the future.

     o Seek equity funding or a joint venture partner to place the SGMC property into production or sell the entire property to an industry partner.

     o Raise additional capital through a private placement and a public offering of its subsidiary Rocky Mountain Gas, Inc. The timing of such a public offering will depend on the market prices for methane gas.

     o Reduce overhead expenses and concentrate on its primary business - coalbed methane.

     o    Successfully resolve disputes relating to SMP assets. (See Note K)

     As a result of these plans, management believes that they will generate sufficient cash flows to meet its cash requirements in calendar 2004, although there is no assurance the plans will be accomplished.

B.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements of USE and subsidiaries include the accounts of the Company, the accounts of its majority-owned or controlled subsidiaries Plateau (100%), Energx, Ltd ("Energx") (90%), Four Nines Gold, Inc. ("FNG") (50.9%), SGMC (78.5%), Crested Corp. ("Crested") (71.5%), Yellowstone Fuels Corp. ("YSFC") (35.9%) Rocky Mountain Gas ("RMG") (88.5%) and the USECC Joint Venture ("USECC"), a consolidated joint venture which is equally owned by U.S. Energy Corp. and Crested, through which the bulk of their operations are conducted.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


     Investments in all 20% to 50% owned companies are accounted for using the equity method. Investments of less than 20% are accounted for by the cost method. All material intercompany profits, transactions and balances have been eliminated.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company maintains its cash and cash equivalents in bank deposit accounts which exceed federally insured limits. At December 31, 2003, the Company had approximately 99% of its cash and cash equivalents with one financial institution. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

RESTRICTED INVESTMENTS

     Based on the provisions of Statement of Financial Accounting Standards No. 115 ("SFAS 115"), the Company accounts for its restricted investment in certain securities as held-to-maturity. Held-to-maturity securities are measured at amortized cost. If a decline in fair value of such investments is determined to be other than temporary, the investment is written down to fair value.

ACCOUNTS RECEIVABLE

     The majority of the Company's accounts receivable are due from industry partners for drilling and operating expenses associated with coalbed methane gas wells for which RMG acts as operator and from sales of land. The Company determines any required allowance by considering a number of factors including length of time trade accounts receivable are past due and the Company's previous loss history. The Company writes off accounts receivable when they become uncollectable, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

     In addition, the Company is due $863,200 from CCBM under a non-recourse promissory note receivable which arose as part of the sale of a portion of RMG's coalbed methane properties to CCBM. The note receivable is fully reserved due to its non-recourse nature with payments received credited against natural gas properties in accordance with the full cost method of accounting.

INVENTORIES

     Inventories consist of aviation fuel and well casing and tubing. Inventories are stated at lower of cost or market using the average cost method.

PROPERTIES AND EQUIPMENT

     Land, buildings, improvements, machinery and equipment are carried at cost. Depreciation of buildings, improvements, machinery and equipment is provided principally by the straight-line method over estimated useful lives ranging from 3 to 45 years. Following is a breakdown of the lives over which assets are depreciated.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


          Office Equipment                           3 to 5 years
          Field Tools and Hand Equipment             5 to 7 years
          Vehicles and Trucks                         3 to 7 years
          Heavy Equipment                            7 to 10 years
          Service Buildings                          20 years
          Corporate Headquarter's Building           45 years

     The Company capitalizes all costs incidental to the acquisition of mineral properties as incurred. Costs are charged to operations if the Company determines that the property is not economical. Mineral exploration costs are expensed as incurred. When it is determined that a mineral property can be economically developed as a result of establishing proved and probable reserves, costs subsequently incurred are capitalized and amortized using units of production over the estimated recoverable proved and probable reserves. Costs and expenses related to general corporate overhead are expensed as incurred.

     The Company has acquired substantial mining properties and associated facilities at minimal cash cost, primarily through the assumption of reclamation and environmental liabilities. Certain of these properties are owned by various ventures in which the Company is either a partner or venturer. (See Note F).

     OIL AND GAS PROPERTIES

     The Company follows the full cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration, and development of oil and gas reserves, including directly related overhead costs, are capitalized.

     All capitalized costs of oil and gas properties subject to amortization and the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves. Investments in unproved properties and major exploration and development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the capitalized cost of the property will be added to the costs to be amortized.

     After there are proven reserves, the capitalized costs associated with those reserves are subject to a "ceiling test," which basically limits such costs to the aggregate of the "estimated present value," discounted at a 10-percent interest rate of future net revenues from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties.

     Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income. Abandonments of properties are accounted for as adjustments of capitalized costs with no loss recognized.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


LONG-LIVED ASSETS

     The Company evaluates its long-lived assets (other than oil and gas properties which are discussed above) for impairment when events or changes in circumstances indicate that the related carrying amount may not be recoverable. If the sum of estimated future cash flows on an undiscounted basis is less than the carrying amount of the related asset, an asset impairment is considered to exist. The related impairment loss is measured by comparing estimated future cash flows on a discounted basis to the carrying amount of the asset. Changes in significant assumptions underlying future cash flow estimates may have a material effect on the Company's financial position and results of operations. An uneconomic commodity market price, if sustained for an extended period of time, or an inability to obtain financing necessary to develop mineral interests, may result in asset impairment.

     During the fiscal year ended May 31, 2002, the Company recorded a $1,622,700 impairment of goodwill that arose as part of the purchase of an additional 1,105,499 shares of RMG common stock. These shares of stock were purchased by issuing 910,320 shares of the Company's common stock pursuant to conversion rights granted RMG private placement investors.

     During fiscal 2001, the Company recorded an impairment on its mineral properties of $123,800 in YSFC. As of December 31, 2003, management believes no further impairment is necessary and that the fair market of remaining assets exceeds the carrying value. See Note F for further discussion.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash equivalents, receivables, other current assets, accounts payable and accrued expenses approximates fair value because of the short-term nature of those instruments. The recorded amounts for short-term and long-term debt, approximate fair market value due to the variable nature of the interest rates on the short term debt, and the fact that interest rates remain generally unchanged from issuance of the long term debt.

REVENUE RECOGNITION

     Revenues from real estate operations are from the rental of office space in office buildings in Riverton, Wyoming. Airport operations consist of the sale of aviation fuel, repair and maintenance of aircraft and rental of hanger space. All these revenues are reported on a gross revenue basis and are recorded at the time the service is provided.

     The Company, through its subsidiary, RMG, utilizes the entitlements method of accounting for natural gas revenues whereby revenues are recognized as the Company's share of the gas is produced and delivered to a purchaser based upon its working interest in the properties. The Company will record a receivable (payable) to the extent that it receives less (more) than its proportionate share of the gas revenues.

     Revenues from mineral sales consist of the sale of uranium to a delivery contract and the sale of that contract to a third party supplier. The sale of uranium is reported on a net basis. The Company has

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


not produced any uranium from its properties during the period covered by the enclosed financial statements and during the year ended May 31, 2001 purchased all uranium delivered under its supply contracts from the open market as all the Company's uranium operations are shut down.

     Mineral royalties which are non-refundable are recognized as revenue when received (see Note F).

     Management fees are recorded as a percentage of actual costs for services provided for subsidiaries and partnerships for which the Company provides management services. The Company is also paid a management fee for overseeing oil production on the Fort Peck Reservation in Montana. Management fees are recorded when the service is provided.

STOCK BASED COMPENSATION

     SFAS 123, "Accounting for Stock-Based Compensation," ("SFAS 123") defines a fair value based method of accounting for employee stock options or similar equity instruments. However, SFAS 123 allows the continued measurement of compensation cost for such plans using the intrinsic value based method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), provided that pro forma disclosures are made of net income or loss and net income or loss per share, assuming the fair value based method of SFAS 123 had been applied. The Company has elected to account for its stock-based compensation plans under APB 25; accordingly, for purposes of the pro forma disclosures presented below, the Company has computed the fair values of all options granted using the Black-Scholes pricing model and the following weighted average assumptions:

                                  Year Ended      Seven Months ended
                                 December 31,       December 31,         Year ended May 31,
                                 ------------     ------------------     ------------------
                                     2003               2002              2002         2001
                                     ----               ----              ----         ----

     Risk-free interest rate         5.61%              4.4%              5.6%         4.29%
     Expected lives (years)            7                 8.5               10           10
     Expected volatility            58.95%             50.38%            62.65%        73.1%
     Expected dividend yield          --                 --                --           --

     To estimate expected lives of options for this valuation, it was assumed options will be exercised at the end of their expected lives. All options are initially assumed to vest. Cumulative compensation cost recognized in pro forma net income or loss with respect to options that are forfeited prior to vesting is adjusted as a reduction of pro forma compensation expense in the period of forfeiture.

     If the Company had accounted for its stock-based compensation plans in accordance with SFAS 123, the Company's net (loss) income and pro forma net loss per common share would have been reported as follows:

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


                                           Year Ended        Seven Months Ended          Year Ended May 31,
                                           December 31,         December 31,      ------------------------------
                                               2003                 2002                2002              2001
                                         -------------        -------------       -------------    -------------
Net (loss) income to common
      shareholders as reported           $  (5,810,100)       $  (3,840,100)      $  (6,267,600)   $   1,771,200
Deduct: Total stock based employee
     expense determined under fair
     value based method                       (652,900)          (1,410,850)         (3,079,700)      (2,746,600)
                                         -------------        -------------       -------------    -------------
     Pro forma net loss                  $  (6,463,000)       $  (5,250,950)      $  (9,347,300)   $    (975,400)
                                         =============        =============       =============    =============

     As reported, Basic                  $        (.52)       $        (.36)      $        (.67)   $         .23
     As reported, Diluted                $        (.52)       $        (.36)      $        (.67)   $         .21
     Pro forma, Basic                    $        (.58)       $        (.49)      $       (1.01)   $        (.12)
     Pro forma, Diluted                  $        (.58)       $        (.49)      $       (1.01)   $        (.12)

     Weighted average shares used to calculate pro forma net loss per share were determined as described in Note B, except in applying the treasury stock method to outstanding options, net proceeds assumed received upon exercise were increased by the amount of compensation cost attributable to future service periods and not yet recognized as pro forma expense.

INCOME TAXES

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes". This statement requires recognition of deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets, liabilities and carryforwards.

     SFAS 109 requires recognition of deferred tax assets for the expected future effects of all deductible temporary differences, loss carryforwards and tax credit carryforwards. Deferred tax assets are reduced, if deemed necessary, by a valuation allowance for any tax benefits which, based on current circumstances, are not expected to be realized.

NET (LOSS) INCOME PER SHARE

     The Company reports net (loss) income per share pursuant to Statement of Financial Accounting Standards No. 128 ("SFAS 128"). SFAS 128 specifies the computation, presentation and disclosure requirements for earnings per share. Basic earnings per share is computed based on the weighted average number of common shares outstanding. Diluted earnings per share is computed based on the weighted average number of common shares outstanding adjusted for the incremental shares attributed to outstanding options to purchase common stock, if dilutive. Potential common shares relating to options and warrants are excluded from the computation of diluted earnings (loss) per share, because they were antidilutive, totaled 3,790,370, 4,910,900, 3,999,468 and 3,316,011 at
December 31, 2003 and 2002 and May 31, 2002 and 2001, respectively.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

     Certain reclassifications have been made in the prior years financial statements in order to conform with the presentation for the current year.

RECENT ACCOUNTING PRONOUNCEMENTS
--------------------------------

     SFAS 143 Effective January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligation." The statement requires the Company to record the fair value of the reclamation liability on its shut down mining and gas properties as of the date that the liability is incurred. The statement further requires that the company review the liability each quarter and determine if a change in estimate is required as well as accrue the total liability on a quarterly basis for the future liability.

     The Company will also deduct any actual funds expended for reclamation during the quarter in which it occurs. As a result of the Company taking impairment allowances in prior periods on its shut down mining properties, it has no remaining book value for these properties.

     The following is a reconciliation of the total liability for asset retirement obligations

     Balance December 31, 2002                   $   8,906,800
     Impact of adoption of SFAS No. 143             (1,615,600)
     Addition to Liability                              -0-
     Liability Settled                                (393,200)
     Accretion Expense                                 366,700
                                                 -------------
     Balance December 31, 2003                   $   7,264,700
                                                 =============

     The following table shows the Company's net income (loss) and net income
(loss) per share on a pro forma basis as if the provisions of SFAS No. 143 had been applied retroactively in all periods presented.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


                                                                  Seven Months
                                                  Year ended         ended
                                                 December 31,     December 31,              Year ended
                                                     2003             2002             2002             2001
                                                 ------------     ------------     ------------     ------------
NET INCOME (LOSS):
     Reported net income (loss)
         from continuing operations              $ (7,075,800)    $ (3,857,200)    $ (6,034,400)    $   1,534,800
     Pro-forma adjustments
         net of tax                                   --              (200,000)        (333,000)         (317,000)
     Pro-forma net income (loss)                 $ (7,075,800)    $ (4,057,200)    $ (6,367,400)    $   1,217,800

PER SHARE OF COMMON STOCK:
     Reported net income (loss) basic
         from continuing operations              $      (0.63)    $      (0.36)    $      (0.65)    $         0.20
     Pro-forma adjustments
         net of tax                                   --                 (0.02)           (0.03)            (0.04)
     Pro-forma net income (loss) basis           $      (0.63)    $      (0.38)    $      (0.68)    $        0.16

     Reported net income (loss) diluted          $      (0.63)    $      (0.36)    $      (0.65)    $        0.18
     Pro-forma adjustments                            --                 (0.02)           (0.03)            (0.04)
     Pro-forma net income (loss) diluted         $      (0.63)    $      (0.38)    $      (0.68)    $        0.14

     Computed on a pro-forma basis, the provisions of SFAS No. 143 would have been $7,291,200, $7,091,200, $6,758,200 and $6,441,200 at December 31, 2002, May
31, 2002 and 2001 and June 1, 2000, respectively.

     The Company has reviewed other current outstanding statements from the Financial Accounting Standards Board and does not believe that any of those statements will have a material adverse affect on the financial statements of the Company when adopted.

C.   RELATED-PARTY TRANSACTIONS:

     The Company provides management and administrative services for affiliates under the terms of various management agreements. Revenues from services provided by the Company to unconsolidated affiliates were $33,400 during the year ended December 31, 2003, $55,900 during the seven months ended December 31, 2002, and $78,800 and $132,500 for the years ended May 31, 2002 and 2001, respectively. The Company has $96,800 of receivables from unconsolidated subsidiaries as of December 31, 2003.

D.   USECC JOINT VENTURE:

     The Company operates the Glen L. Larsen office complex; holds interests in various mineral operations; conducts oil and gas operations; and transacts all operating and payroll expenses through a joint venture with Crested, the USECC joint venture.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


E.   INVESTMENTS IN AND ADVANCES TO AFFILIATES:

     The Company's restricted investments secure various decommissioning, reclamation and holding costs. Investments are comprised of debt securities issued by the U.S. Treasury that mature at varying times from three months to one year from the original purchase date. As of December 31, 2003, December 31, 2002 and May 31, 2002, the cost of debt securities was a reasonable approximation of fair market value. These investments are classified as held-to-maturity under SFAS 115 and are measured at amortized cost.

F.   MINERAL CLAIMS TRANSACTIONS:

GMMV

     During fiscal 1990, the Company entered into an agreement with Kennecott, a wholly-owned, indirect subsidiary of The RTZ Corporation PLC, for Kennecott to acquire a 50% interest in certain uranium mineral properties in Wyoming known as the Green Mountain Properties. During the life of the venture, the parties entered into various amendments to the GMMV Agreement.

     As a result of sustained depressed uranium prices, the GMMV properties were maintained on a shut down basis. During fiscal 2000, certain differences arose in the GMMV and Kennecott sued the Company and USE. On September 11, 2000, the parties settled all disputes and Kennecott paid the Company and USE $3.25 million and assumed reclamation liability for the Sweetwater Mill, Jackpot and Big Eagle Mine properties. (Note K.)

SMP

     During fiscal 1989, USE and Crested, through USECC, entered into an agreement to sell a 50% interest in their Sheep Mountain properties to a subsidiary of Nukem Inc., CRIC. USECC and CRIC immediately contributed their 50% interests in the properties to a newly-formed partnership, SMP. SMP was established to further develop and mine the uranium claims on Sheep Mountain, acquire uranium supply contracts and market uranium. Certain disputes arose among USECC, CRIC and its parent Nukem, Inc. over the operation of SMP. These disputes have been in litigation/arbitration for the past thirteen years. See Note K for the status of the related litigation/arbitration.

     Due to the litigation and arbitration proceedings involving SMP, the Company has expensed all of its costs related to SMP and has no carrying value of its investment in SMP at December 31, 2003, December 31, 2002 and May 31, 2002. (see Note K).

PHELPS DODGE

     During prior years, the Company conveyed interests in mining claims to AMAX Inc. ("AMAX") in exchange for cash, royalties, and other consideration. AMAX merged with Cyprus Minerals ("Cyprus Amax") which was purchased by Phelps Dodge Mining Company ("Phelps Dodge") in December of 1999. The properties have not been placed into production as of December 31, 2003.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


     Amax and later Cyprus Amax paid the Company an annual advance royalty of 50,000 pounds of molybdenum (or its cash equivalent). During fiscal 2000, Phelps Dodge assumed this obligation and made its first advance royalty payment to USE during the first quarter of 2001. Phelps Dodge is entitled to a partial credit against future royalties for any advance royalty payments made, but such royalties are not refundable if the properties are not placed into production. The Company recognized $60,300 of revenue from the advance royalty payments during the year ended May 31, 2001. If Phelps Dodge formally decides to place the properties into production, it is obligated to pay $2,000,000 to the Company.

     Per the contract with AMAX, the Company is to receive 15% of the first $25,000,000, or $3,750,000, if the properties are sold, which the Company believes occurred when Phelps Dodge purchased Cyprus Amax. Phelps Dodge filed suit against the Company on June 19, 2002 regarding these matters (See Note K).

SUTTER GOLD MINING COMPANY

     Sutter Gold Mining Company ("SGMC") was established in 1990 to conduct operations on mining leases and to produce gold from the Lincoln Project in California.

     SGMC has not generated any significant revenue and has no assurance of future revenue. All acquisition and mine development costs since inception were capitalized. Due to the decline in the spot price for gold and the lack of adequate financing, SGMC has put the property on a shut down status and has impaired the associated assets.

     During fiscal 2000, a visitor's center was developed and became operational. Management has leased the visitor's center to partially cover stand-by costs of the property. At December 31, 2003, the spot market price for gold had attained levels management believe that will allow SGMC to produce gold from the property on an economic basis. This conclusion is based on engineering analysis completed on the property. Management of SGMC is therefore pursuing the equity capital market and non-affiliated industry partners to obtain sufficient capital to complete the development of the mine, construct a mill and place the property into production. (See Note P).

PLATEAU RESOURCES LIMITED

     During fiscal 1994, USE entered into an agreement with Consumers Power Company to acquire all the issued and outstanding common stock of Plateau Resources Limited ("Plateau"), a Utah corporation. Plateau owns a uranium processing mill and support facilities and certain other real estate assets through its wholly-owned subsidiary, Canyon Homesteads, Inc., in southeastern Utah. USE paid nominal cash consideration for the Plateau stock and agreed to assume all environmental liabilities and reclamation bonding obligations. At December 31, 2003, Plateau had a cash security in the amount of $6.8 million to cover reclamation and annual licensing of the properties (see Note K).

     The Company is currently evaluating the best utilization of Plateau's assets. Evaluations are ongoing to determine when, or if, the mine and mill properties should be placed into production. The primary factor in these evaluations relates to uranium market prices.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


     Due to uranium market conditions in 2002, Plateau decided to change the license status from operational back to reclamation and filed a new reclamation plan. The Nuclear Regulatory Commission (NRC) reviewed the revised reclamation and decommissioning plan and agreed to a $6.1 million reclamation plan. Therefore, Plateau received about $2.9 Million of excess reclamation bond funds on the Shootaring Canyon Uranium Mill. During the year ended December 31, 2003, management of Plateau determined that the mine and mill properties should be reclaimed.

     On August 1, 2003, the Company sold all of the stock of Canyon Resources as a result of Plateau entering into a Stock Purchase Agreement to sell all the outstanding shares of Canyon Homesteads, Inc. ("Canyon") to The Cactus Group LLC, a newly formed Colorado limited liability company. The Cactus Group purchased all of the outstanding stock of Canyon for $3,370,000. Of that amount, $349,300 was paid in cash at closing and the balance of $3,120,700 is to be paid under the terms of a promissory note.

     The sale did not qualify for gain recognition under the full accrual method. A gain of $1,295,700 was deferred and reported in the consolidated balance sheet at December 31, 2003. The sale will be recognized by the installment method as cash payments are received from the purchaser. An installment note receivable of $2,988,000 at December 31, 2003 will be reduced as payments are received.

     Pursuant to the promissory note, the Company is to receive $5,000 per month for the months of November 2003 to March 2004 and $10,000 for the months of November 2004 to March 2005 and $24,000 per month for the months of April to October 2004 and $24,000 per month on a monthly basis after March of 2005 from The Cactus Group until August of 2008, at which time, a balloon payment of $2.8 million is due. The note is secured with all the assets of The Cactus Group and Canyon along with personal guarantees by the six principals of The Cactus Group. As additional consideration for the sale, the Company will also receive the first $210,000 in gross proceeds from the sale of either single family or mobile home lots in Ticaboo.

ROCKY MOUNTAIN GAS, INC.

     During fiscal 2000, the Company organized Rocky Mountain Gas, Inc. ("RMG") to enter into the coalbed methane gas/natural gas business. RMG is engaged in the acquisition of coalbed methane gas properties and the future exploration, development and production of methane gas from those properties. At December 31, 2003, RMG is owned 90.1% by the Company.

     On January 3, 2000, RMG entered into an agreement with Quantum Energy, L.L.C. (Quantum formed a subsidiary "Quaneco" to conduct its business with RMG) to purchase a 50% working interest and 40% net revenue interest in approximately 185,000 acres of unproven leasehold interests in the Powder River Basin of southeastern Montana.

     RMG also acquired a 100% working interest (82% revenue interest) in 65,247 net mineral acres in southwest Wyoming during the year ended May 31, 2000.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


CCBM
----

     On July 10, 2001, RMG completed a sale of gas properties to CCBM, Inc., a Delaware corporation, which is wholly-owned by Carrizo Oil & Gas, Inc., Houston, Texas (NMS "CRZO"). The agreement between CCBM and RMG is to finance the further development of coalbed methane acreage currently owned by RMG in Montana and Wyoming, and to acquire and develop more acreage in Wyoming and the Powder River Basin of Montana.

     RMG is the designated operator under a Joint Operating Agreement ("JOA") between RMG and CCBM., which will govern all operations on the properties subject to a Purchase and Sale Agreement between RMG and CCBM, subject to pre-existing JOA's with other entities, and operations or properties in the area of mutual interest ("AMI"). CCBM has the right to participate in other properties RMG may acquire under the area of mutual interest ("AMI").

     RMG assigned CCBM an undivided 50% interest in all of RMG's existing coalbed methane properties (with the exception of Castle Rock of which only a 6.25% working interest was assigned) for a sales price of $7,500,000 in the form of a non-recourse promissory note payable in principal amounts of $125,000 per month plus interest at an annual rate of 8% over 41 months (starting July 31, 2001) with a balloon payment due on the forty-second month. This note is accounted for on a cash basis because it is non-recourse with its principle payments reducing the natural gas properties in accordance with the full cost method of accounting. The balance due under the note at December 31, 2003 is $863,200. (See Pinnacle below) Interest income of $232,100, $269,700 and $505,000 was recognized for the year ended December 31, 2003, the nine months ended December 31, 2002 and the year ended March 31, 2002, respectively. These properties sold to CCBM consisted of the Kirby, Oyster Ridge, Clearmont, Sussex, Finley, Baggs North, and Gillette North properties. CCBM's 50% undivided interest is pledged back to RMG to collateralize the promissory note.

     To start development, and as part of the consideration for the acquisition, CCBM agreed to pay $5,000,000 to drill and complete from 30 to 60 wells on the coalbed properties. RMG is "carried" for its 50% interest in these wells, and will not be required to pay any of such costs. After the initial $5,000,000 has been spent, RMG and CCBM each will pay for their 50% share of costs in subsequent wells, and also will pay for their 50% share of operating costs for the wells drilled and completed in this drilling program. Without CCBM's consent, none of the drilling funds can be used for operations associated with water disposal wells, gas compression beyond 100 PSIG, or for facilities downstream of compression beyond 100 PSIG. CCBM will earn a 50% working interest in each well location (80 acres) and gas production therefrom, regardless of the status of payments on the promissory note. The balance under the work commitment at December 31, 2003 was $305,100. In 2003, a portion of these interests were exchanged for common stock of Pinnacle Gas Resources. (See Pinnacle below).

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


BOBCAT
------

     On April 12, 2002, RMG signed an agreement to purchase working interests in approximately 1,940 gross acres of coalbed methane properties in the Powder River Basin of Wyoming. The contract closed on June 4, 2002. RMG paid the seller $500,000 cash and another $150,000 by having USE issue 37,500 shares of its restricted common stock to the seller; CCBM paid $500,000 cash to the seller and CRZO issued its restricted shares of common stock valued at $150,000. The properties are located approximately 25 miles north of Gillette, in Campbell County, Wyoming. In 2003 these interests were exchanged for common stock of Pinnacle Gas Resources. (See Pinnacle below).

PINNACLE
--------

     On June 23, 2003, a Subscription and Contribution Agreement was executed by RMG, CCBM, and the seven affiliates of Credit Suisse First Boston Private Equity ("CSFB Parties"). Under the Agreement, RMG and CCBM contributed certain of their respective interests, having an estimated fair value of approximately $7.5 million each, carried on RMG's books at a cost of $922,600, comprised of (1) leases in the Clearmont, Kirby, Arvada and Bobcat CBM project areas and (2) oil and gas reserves in the Bobcat project area, to a newly formed entity, Pinnacle Gas Resources, Inc., a Delaware corporation ("Pinnacle"). In exchange for the contribution of these assets, RMG and CCBM each received 37.5% of the common stock of Pinnacle ("Pinnacle Common Stock") as of the closing date and options to purchase Pinnacle Common Stock ("Pinnacle Stock Options"). The CSFB Parties contributed $5.0 million for 25% of the common stock in Pinnacle.

     CSFB Parties also contributed approximately $13 million of cash to Pinnacle in return for the Redeemable Preferred Stock of Pinnacle ("Pinnacle Preferred Stock"), 25% of the Pinnacle Common Stock as of the closing date and warrants to purchase Pinnacle Common Stock ("Pinnacle Warrants"). The CSFB Parties also agreed to contribute additional cash, under certain circumstances, of up to approximately $11.8 million to Pinnacle to fund future drilling, development and acquisitions. The CSFB Parties currently have greater than 50% of the voting power of the Pinnacle capital stock through their ownership of Pinnacle Common Stock and Pinnacle Preferred Stock.

     Currently, on a fully diluted basis, assuming that all parties exercised their Pinnacle Warrants and Pinnacle Options, the CSFB Parties, RMG and CCBM would have ownership interest of approximately 46.2%, 26.9% and 26.9%, respectively. On a fully-diluted basis, assuming the additional $11.8 million of cash was contributed by the CSFB Parties and all Pinnacle Warrants and Pinnacle Options were exercised by all parties, the CSFB Parties would own 54.6% of Pinnacle and RMG and CCBM would each own 22.7% of Pinnacle.

         Prior to and in connection with its contribution of assets to Pinnacle, CCBM paid RMG approximately $1.8 million in cash as part of its outstanding purchase obligation on the coalbed methane property interests CCBM previously acquired from RMG. CCBM was also given a credit of $1,250,000 against the note payable pursuant to the original Purchase and Sale Agreement which allowed CCBM to recover $1,250,000 from 20% of RMG's net revenue interest from any production from the properties contributed to Pinnacle. After these payments and credits, there was a balance of approximate $1.2

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


million remaining on the obligation from CCBM to RMG at December 31, 2003, the balance on the note receivable for CCBM was $863,200. The principal reductions to the note receivable from CCBM are accounted for on a cash basis because it is non-recourse.

     Pinnacle is a private corporation. Only such information about Pinnacle as its board of directors elects to release is available to the public. All other information about Pinnacle is subject to confidentiality agreements between Pinnacle, RMG, and the other parties to the June 2003 transaction.

Oil and Gas Properties and Equipment Included the Following:
-----------------------------------------------------------

                                                           December 31,                         May 31,
                                                 ------------------------------     ------------------------------
                                                      2003             2002             2002              2001
                                                 -------------    -------------     ------------     -------------
Oil and gas properties:
     Subject to amortization                     $   1,773,600    $   1,773,600     $  1,773,600     $   1,773,600
         Acquired in calendar 2003                          --               --               --                --
         Acquired in calendar 2002                     650,000          650,000               --                --
                                                 -------------    -------------     ------------     -------------
                                                     2,423,600        2,423,600        1,773,600         1,773,600
     Not subject to amortization:
         Acquired in calendar 2003                     265,400               --               --                --
         Acquired in calendar 2002                     508,400          508,400               --                --
         Acquired in fiscal 2002                       363,900          363,900          363,900                --
         Acquired in fiscal 2001                     1,154,500        1,154,500        1,154,500         1,154,500
         Acquired in fiscal 2000                     4,727,200        4,727,200        4,727,200         4,727,200
         Less prior year's sales                    (2,500,000)      (1,250,000)              --                --
                                                 -------------    -------------     ------------     -------------
                                                     4,519,400        5,504,000        6,245,600         5,881,700

Sale of gas property interests                      (3,815,600)      (1,250,000)      (1,250,000)               --
                                                 -------------    -------------     ------------     -------------
                                                       703,800        4,254,000        4,995,600         5,881,700
                                                 -------------    -------------     ------------     -------------
     Total oil and gas properties                    3,127,400        6,677,600        6,769,200         7,655,300
     Accumulated depreciation, depletion
         and amortization                           (1,923,000)      (1,834,100)      (1,773,600)       (1,773,600)
                                                 -------------    -------------     ------------     -------------

         Net oil and gas properties              $   1,204,400    $   4,843,500     $  4,995,600     $   5,881,700
                                                 =============    =============     ============     =============

     The Company began drilling of its coalbed methane properties during 2001 and acquired producing properties in June of 2002.

     The following sets forth costs incurred for oil and gas property acquisition and development activities, whether capitalized or expensed:

                                                         December 31,                   May 31,
                                                 -------------------------    ---------------------------
                                                     2003          2002           2002            2001
                                                 -----------   -----------    -----------    ------------
     Acquisition of properties/facilities        $   107,100   $   936,200    $   192,600    $    870,600
     Development                                     158,300        97,200         87,400         283,900
                                                 -----------   -----------    -----------    ------------
                                                 $   265,400   $ 1,033,400    $   280,000    $  1,154,500
                                                 ===========   ===========    ===========    ============

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


     As of February 27, 2004, the Company had approximately 128,200 net acres for the potential development of coalbed methane ("CBM") natural gas production in Wyoming and Montana with a cost basis of $1,204,400. These properties were mostly acquired in 2000 and drilling projects on these properties are in the early stage of evaluation and thus no reserves are recorded at year end associated with these properties.

     The results from operations of oil and gas activities for the year ended December 31, 2003 and the seven months ended December 31, 2002 are as follows:

                                                            Year Ended          Seven Months Ended
                                                         December 31, 2003      December 31, 2002
                                                         -----------------      ------------------

    Sales to third parties                               $        287,400       $         119,400
    Production costs                                             (224,200)               (355,200)
    Depreciation, depletion and amortization                      (88,900)                (65,200)
                                                         ----------------       -----------------
    Loss from oil and gas production activities          $        (25,700)      $        (301,000)
                                                         ================       =================

     Depreciation, depletion and amortization was $1.09 and $1.14 per equivalent mcf of production for the year ended December 31, 2003 and the seven months ended December 31, 2002, respectively.

G.   DEBT:

LINES OF CREDIT
---------------

     The Company has a $750,000 line of credit from a commercial bank. The line of credit has a variable interest rate (5.0% as of December 31, 2003). The weighted average interest rate for the year ended December 31, 2003 was 5.12%. As of December 31, 2003, none of the line of credit had been borrowed. The line of credit is collateralized by certain real property and a share of the net proceeds of fees from production from certain oil wells.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


LONG-TERM DEBT
--------------

     The components of long-term debt as of December 31, 2003, 2002 and May 31, 2002 are as follows:

                                                                     December 31,               May 31,
                                                             --------------------------      -----------
                                                                 2003            2002            2002
                                                             -----------     -----------     -----------
     USECC installment notes - collateralized by
          equipment; interest at 5.0% to 9.0%,
          matures in 2004 - 2009                             $ 1,407,900     $ 1,839,400     $ 1,611,600
     SGMC installment notes - collateralized by certain
          properties, interest at 7.5% to 8.0%
          maturity from 2004 - 2007                               62,900         531,100         579,500
     USE convertible notes - net of discount of
          $221,000 at December 31, 2003, $620,100
          at December 31, 2002 and $620,100 at
          May 31, 2002 collateralized by equipment
          and real estate, interest at 8.0%;                     779,000         741,300         329,900
     PLATEAU installment note - collateralized by
          equipment, interest at 8.0%                                 --          26,000          38,000
                                                             -----------     -----------     -----------
                                                               2,249,800       3,137,800       2,559,000
     Less current portion                                       (932,200)       (317,200)       (205,700)
                                                             -----------     -----------     -----------
                                                             $ 1,317,600     $ 2,820,600     $ 2,353,300
                                                             ===========     ===========     ===========

     Principal requirements on long-term debt are $932,200, $112,800; $116,600; $1,056,500; $22,600 and $9,100 for the years ended December 31, 2004 through 2008, and thereafter, respectively.

     In 2003, Caydal converted $500,000 of debt to 211,109 shares of common stock (33,333 shares at the original $3.00 conversion price, and 177,776 shares at the restructured price of $2.25). The outstanding principal balance on the debts owed to Caydal and Tsunami Partners was $500,000 and $500,000, convertible at December 31, 2003 into 222,220 and 222,220 shares, respectively. Tsunami Partners did not convert any debt to shares in 2003. Caydal and Tsunami Partners are accredited investors.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


H.   INCOME TAXES:

     The components of deferred taxes as of December 31, 2003, 2002 and May 31, 2002 are as follows:

                                                            December 31,              May 31,
                                                 -------------------------------   ------------
                                                      2003             2002            2002
                                                 -------------    -------------    ------------
     Deferred tax assets:
          Deferred compensation                  $     445,400    $     345,500    $    273,400
          Net operating loss carryforwards          11,596,000        9,560,000       9,028,600
          Non-deductible reserves and other            437,200          622,800         622,800
          Tax basis in excess of book basis            106,700          250,000         250,000
                                                 -------------    -------------    ------------
     Total deferred tax assets                      12,585,300       10,778,300      10,174,800
                                                 -------------    -------------    ------------

     Deferred tax liabilities:
          Book basis in excess of tax basis            486,200          721,300         767,700
          Development and exploration costs            107,600          107,600         107,600
                                                 -------------    -------------    ------------
     Total deferred tax liabilities                    593,800          828,900         875,300
                                                 -------------    -------------    ------------
                                                    11,991,500        9,949,400       9,299,500
     Valuation allowance                           (11,991,500)      (9,949,400)     (9,299,500)
                                                 -------------    -------------    ------------
     Net deferred tax liability                  $    --          $     --         $    --
                                                 =============    =============    ============

     A valuation allowance for deferred tax assets is required when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of this deferred tax asset depends on the Company's ability to generate sufficient taxable income in the future. Management believes it is more likely than not that the net deferred tax asset will not be realized by future operating results. Deferred tax component for December 31, 2002 and May 31, 2002 have been restated (Note A).

     The valuation allowance increased $2,042,100 for the year ended December 31, 2003, increased $649,900 for the seven months ended December 31, 2002 and decreased $2,740,300 and $2,641,300 for the years ended May 31, 2002 and 2001, respectively.

     The income tax provision (benefit) is different from the amounts computed by applying the statutory federal income tax rate to income before taxes. The reasons for these differences are as follows:

                                                       December 31,                       May 31,
                                             ----------------------------     ----------------------------
                                                 2003             2002             2002             2001
                                             -------------   ------------     ------------    ------------

     Expected federal income tax             $ (2,405,800)   $ (1,305,600)    $ (2,131,000)   $    602,200
     Net operating losses not previously
       benefited and other                        363,700         655,700        4,871,300       2,039,100
     Valuation allowance                        2,042,100         649,900       (2,740,300)     (2,641,300)
                                             ------------    ------------     ------------    ------------
       Income tax provision                  $    --         $    --          $    --         $    --
                                             ============    ============     ============    ============

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


     There were no taxes currently payable as of December 31, 2003, December 31, 2002, May 31, 2002, or May 31,2001 related to continuing operations.

     At December 31, 2003, the Company and its subsidiaries had available, for federal income tax purposes, net operating loss carryforwards of approximately $33,300,000 which will expire from 2006 to 2023. The Internal Revenue Code contains provisions which limit the NOL carryforwards available which can be used in a given year when significant changes in Company ownership interests occur. In addition, the NOL amounts are subject to examination by the tax authorities.

     The Internal Revenue Service has audited the Company's and subsidiaries tax returns through the year ended May 31, 2000. The Company's income tax liabilities are settled through fiscal 2000.

I.   SEGMENTS AND MAJOR CUSTOMERS:

     The Company's primary business activity is coalbed methane gas property acquisition and exploration and production (and holding shut down mining properties). The Company has no producing mines. The other reportable industry segment is commercial activities through motel, real estate and airport operations. The Company discontinued its drilling/construction segment in the third quarter of fiscal 2002. The following is information related to these industry segments:

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


                                                                  Year Ended December 31, 2003
                                               --------------------------------------------------------------------
                                                   Coalbed
                                                    Methane             Motel/
                                                 (and holding        Real Estate/
                                               costs for inactive      Airport
                                               mining properties)     Operations                       Consolidated
                                               ------------------   -------------                     --------------

Revenues                                       $       287,400      $     334,300                     $     621,700
                                               ===============      =============
Other revenues                                                                                              215,600
                                                                                                      -------------
     Total revenues                                                                                   $     837,300
                                                                                                      =============

Operating (loss) income                        $    (1,487,400)     $      31,400                     $  (1,456,000)
                                               ===============      =============
Other revenue                                                                                               215,600
General corporate and other expenses                                                                     (5,997,500)
Other income and expenses                                                                                   (73,000)
     Minority interest in loss of affiliates                                                               235,100
                                                                                                      -------------
     Loss before income taxes                                                                         $  (7,075,800)

Identifiable net assets at
     December 31, 2003                         $     9,365,000      $   3,030,100                     $  12,395,100
                                               ===============      =============
Investment in non-affiliated company                                                                        957,600
Corporate assets                                                                                         10,577,100
                                                                                                      -------------
     Total assets at December 31, 2003                                                                $  23,929,800
                                                                                                      =============

Capital expenditures                           $       176,400      $    --
                                               ===============      =============
Depreciation, depletion and
     amortization                              $       217,600      $     102,400
                                               ===============      =============

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


                                                                    Year Ended December 31, 2003
                                               --------------------------------------------------------------------
                                                   Coalbed
                                                    Methane             Motel/
                                                 (and holding        Real Estate/
                                               costs for inactive      Airport
                                               mining properties)     Operations                       Consolidated
                                               ------------------   -------------                     --------------

Revenues                                       $       119,400      $    749,100                      $     868,500
                                               ===============      ============
Other revenues                                                                                              159,100
                                                                                                      -------------
     Total revenues                                                                                   $   1,027,600
                                                                                                      =============

Operating (loss) income                        $      (973,000)     $    221,900                      $    (751,100)
                                               ===============      ============
Other revenue                                                                                               159,100
General corporate and other expenses                                                                     (2,915,800)
Other income and expenses                                                                                  (387,100)
Discontinued operations, net of tax                                                                         --
Equity in loss of affiliates and
     minority interest in subsidiaries                                                                       54,800
                                                                                                      -------------
     Loss before income taxes                                                                         $  (3,840,100)
                                                                                                      =============

Identifiable net assets at
     December 31, 2002                         $    16,022,800      $  4,564,700                      $  20,587,500
                                               ===============      ============
Corporate assets                                                                                          7,603,100
                                                                                                      -------------
     Total assets at December 31, 2002                                                                $  28,190,600
                                                                                                      =============

Capital expenditures                           $     1,033,400      $     37,800
                                               ===============      ============
Depreciation, depletion and
     amortization                              $        94,800      $     78,200
                                               ===============      ============

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


                                                                    Year Ended December 31, 2003
                                               --------------------------------------------------------------------
                                                   Coalbed
                                                    Methane             Motel/
                                                 (and holding        Real Estate/
                                               costs for inactive      Airport
                                               mining properties)     Operations                       Consolidated
                                               ------------------   -------------                     --------------


Revenues                                       $       --           $  1,795,900                      $   1,795,900
Other revenues                                                                                              208,200
                                                                                                      -------------
     Total revenues                                                                                   $   2,004,100
                                                                                                      =============

Operating loss                                 $    (1,707,800)     $   (133,000)                     $  (1,840,800)
                                               ===============      ============
Other revenue                                                                                               208,200
General corporate and other expenses                                                                     (5,821,600)
Other income and expenses                                                                                 1,319,500
Discontinued operations, net of tax                                                                         (85,900)
Equity in loss of affiliates and
     minority interest in subsidiaries                                                                       39,500
                                                                                                      -------------
     Loss before income taxes                                                                         $  (6,181,100)
                                                                                                      =============

Identifiable net assets at
     May 31, 2002                              $    18,138,500      $  4,351,600                      $  22,490,100
                                               ===============      ============
Investments in affiliates                                                                                   --
Corporate assets                                                                                          8,047,800
                                                                                                      -------------
     Total assets at May 31, 2002                                                                     $  30,537,900
                                                                                                      =============

Capital expenditures                           $       151,300      $    101,500
                                               ===============      ============
Depreciation, depletion and
     amortization                              $       167,600      $    254,300
                                               ===============      ============

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)



                                                                   Year Ended May 31, 2001
                                            -------------------------------------------------------------------
                                                  Coalbed
                                                  Methane             Motel         Contract
                                               (and holding       Real Estate/      Drilling/
                                            costs for inactive       Airport      Construction
                                            mining properties)     Operations      Operations      Consolidated
                                            ------------------   -------------    ------------     ------------

Revenues                                     $      442,800      $  2,222,400      $  2,238,600    $   4,903,800
                                             ==============      ============      ============
Other revenues                                                                                           597,800
                                                                                                   -------------
     Total revenues                                                                                $   5,501,600
                                                                                                   =============

Operating (loss) profit                      $   (2,866,400)     $ (1,013,800)     $    488,100    $  (3,392,100)
                                             ==============      ============      ============
Other revenue, income and expenses                                                                     9,328,600
General corporate and other expenses                                                                  (4,235,400)
Equity in loss of affiliates and
     minority interest in subsidiaries                                                                   220,100
                                                                                                   -------------
     Income before income taxes                                                                    $   1,921,200
                                                                                                   =============

Identifiable net assets at May 31, 2001      $   18,424,900      $  5,616,400      $  1,050,500    $  25,091,800
                                             ==============      ============      ============
Investments in affiliates                                                                                 16,200
Corporate assets                                                                                       5,357,200
                                                                                                   -------------
     Total assets at May 31, 2001                                                                  $  30,465,200
                                                                                                   =============

Capital expenditures                         $    1,280,200      $  1,326,800      $    256,000
                                             ==============      ============      ============
Depreciation, depletion and
     amortization                            $      129,700      $    271,100      $    324,700
                                             ==============      ============      ============

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


J.   SHAREHOLDERS' EQUITY:

     STOCK OPTION PLANS

     The Board of Directors adopted the U.S. Energy Corp. 1989 Stock Option Plan for the benefit of USE's key employees. The Option Plan, as amended and renamed the 1998 Incentive Stock Option Plan ("1998 ISOP"), reserved 3,250,000 shares of the Company's $.01 par value common stock for issuance under the 1998 ISOP. Options which expired without exercise were available for reissue.

     During the year ended December 31, 2003, the seven months ended December 31, 2002 and the years ended May 31, 2002 and 2001 the following activity occurred under the 1998 ISOP:

                             Year Ended         Seven Months           Year Ended May 31,
                             December 31,     Ended December 31,   ---------------------------
                                 2003              2002               2002            2001
                             -----------      ------------         ----------      -----------
Grants
------
     Qualified                    --              --                   --              542,726
     Non-Qualified                --              --                   --              888,774
                             -----------      ------------         ----------      -----------
                                  --              --                   --            1,431,500
                             ===========      ============         ==========      ===========
Price of Grants
---------------
     High                         --              --                   --          $      2.40
     Low                          --              --                   --                 2.40

Exercises
---------
     Qualified                    77,832            71,166            243,250           56,985
     Non-Qualified                71,453                 1             55,372           31,718
                             -----------      ------------         ----------      -----------
                                 149,285            71,167            298,622           88,703
                             ===========      ============         ==========      ===========
Total Cash Received          $   364,200      $    170,800         $  742,000      $   216,400
                             ===========      ============         ==========      ===========

Forfeitures/Cancellations
-------------------------
     Qualified                    34,782          --                   78,244           75,000
     Non-Qualified                64,233          --                  346,018           42,000
                             -----------      ------------         ----------      -----------
                                  99,015          --                  424,262          117,000
                             ===========      ============         ==========      ===========

     In December 2001, the Board of Directors adopted (and the shareholders approved) the U.S. Energy Corp. 2001 Incentive Stock Option Plan (the "2001 ISOP") for the benefit of USE's key employees. The 2001 ISOP reserves 3,000,000 shares of the Company's $.01 par value common stock for issuance for a period of 10 years.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


     The following table represents the activity in the 2001 ISOP for the periods covered by the Annual Report for the year ended December 31, 2003:

                              Year Ended         Seven Months        Year Ended
                             December 31,     Ended December 31,       May 31,
                                 2003                2002               2002
                             ------------     ------------------     ----------

Grants
------
     Qualified                    --                459,996              10,000
     Non-Qualified                --                473,004             950,000
                             ------------       -----------          ----------
                                  --                933,000             960,000
                             ============       ===========          ==========
Price of Grant
--------------
     High                         --                  $2.25               $3.90
     Low                          --                  $2.25               $3.82

Exercises
---------
     Qualified                     73,780            --                     --
     Non-Qualified                 52,556            --                     --
                             ------------       -----------          ----------
                                  126,336            --                     --
                             ============       ===========          ==========
Total Cash Received          $    284,300       $    --              $      --
                             ============       ===========          ==========

Forfeited
---------
     Qualified                     65,108            --                     --
     Non-Qualified                252,556            50,000                 --
                             ------------       -----------          ----------
                                  317,664            50,000                 --
                             ============       ===========          ==========

     The 2001 ISOP replaces the 1998 ISOP, however, options granted under the 1998 ISOP remain exercisable until their expiration date under the terms of that Plan.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


     The following table represents the activity in employee options for the periods covered by the Annual Report for the year ended December 31, 2003 that are not in employee stock option plans:


                        Year  Ended        Seven  Months        Year  Ended
                         December 31,     Ended December 31,      May 31,
                            2003                2002               2002
                        -------------     ------------------    -----------
Grants
------
  Qualified                        --                   --           10,000
  Non-Qualified                10,000                   --               --
                        -------------       --------------       ----------
                               10,000                   --           10,000
                        =============       ==============       ==========
Price of Grant
--------------
  High                  $        2.90                   --       $     3.82
  Low                   $        2.90                   --       $     3.82

Exercises
---------
  Qualified                        --                   --               --
  Non-Qualified                    --                   --               --
                        -------------       --------------       ----------
                                   --                   --               --
                        =============       ==============       ==========
Total Cash Received     $          --       $           --       $       --
                        =============       ==============       ==========

Forfeited
---------
  Qualified                        --                   --               --
  Non-Qualified                10,000              100,000          200,000
                        -------------       --------------       ----------
                               10,000              100,000          200,000
                        =============       ==============       ==========

     A summary of the Employee Stock Option Plans activity in all plans for the year ended December 31, 2003; the seven months ended December 31, 2002 and the years ended May 31, 2002 and 2001 is as follows:

                                                          Seven Months
                                    Year Ended          Ended December 31,                      Year Ended May 31,
                                   December 31,        --------------------    --------------------------------------------
                                       2003                    2002                    2002                  2001
                                -------------------    --------------------    --------------------    --------------------
                                           Weighted                Weighted                Weighted                Weighted
                                            Average                 Average                 Average                 Average
                                           Exercise                Exercise                Exercise                Exercise
                                 Options     Price       Options     Price       Options     Price       Options     Price
                                 -------     -----       -------     -----       -------     -----       -------     -----

Outstanding at beginning
    of the period               3,565,946    $2.76     2,854,113     $2.92     2,606,997     $2.69     1,581,200     $3.40
Granted                            10,000     2.90       933,000      2.25       970,000      3.90     1,431,500      2.40
Forfeited                        (426,679)    3.17      (150,000)     2.63      (424,262)     3.30      (317,000)     6.03
Expired                           --           --         --           --         --           --         --           --
Exercised                        (275,621)    2.35       (71,167)     2.40      (298,622)     2.84      ( 88,703)     2.44
                                ---------              ---------               ---------               ---------
Outstanding at period end       2,873,646     2.74     3,565,946      2.76     2,854,113      2.92     2,606,997      2.56
                                =========              =========               =========               =========
Exercisable at period end       2,873,646     2.74     2,612,946      2.94     1,984,113      2.49     1,478,463      2.69
                                =========              =========               =========               =========

Weighted average fair
    value of options
    granted during the period                $0.68                   $1.15                   $1.99                   $1.36

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


     The following table summarized information about employee stock options outstanding and exercisable at December 31, 2003:

                                          Weighted
     Weighted         Number of            Average             Number
      Average          Options            Remaining          of Options
     Exercise      Outstanding at        Contractual       Exercisable at
       Price      December 31, 2003     Life in years     December 31, 2003
     --------     -----------------     -------------     -----------------

      $2.74          2,873,646              7.02              2,873,646

EMPLOYEE STOCK OWNERSHIP PLAN

     The Board of Directors of USE adopted the U.S. Energy Corp. 1989 Employee Stock Ownership Plan ("ESOP") in 1989, for the benefit of USE employees. During the year ended December 31, 2003 the Board of Directors of USE contributed 76,294 shares to the ESOP at the price of $3.10 for a total expense of $236,400. This compares to contributions to the ESOP during the seven months ended December 31, 2002 and fiscal years ended May 31, 2002 and 2001 of 43,867, 70,075 and 53,837 shares to the ESOP at prices of $3.08, $3.29 and $5.35 per share, respectively. The Company has expensed $236,400, $135,100, $236,900 and $288,000 during the year ended December 31, 2003; the seven months ended December 31, 2002 and the fiscal years ended May 31, 2002 and 2001, respectively related to these contributions. As of December 31, 2003, all shares of the USE stock that have been contributed to the ESOP have been allocated. The estimated fair value of shares that are not vested is approximately $84,800. USE has loaned the ESOP $1,014,300 to purchase 125,000 shares from the Company and 38,550 shares on the open market. During the year ended May 31, 1996, 10,089 of these shares were used to fund the Company's annual funding commitment and reduce the loan to the Company by $87,300. These loans, which are secured by pledges of the stock purchased, bear interest at the rate of 10% per annum. The loans are reflected as unallocated ESOP contribution in the equity section of the accompanying Consolidated Balance Sheets.

     EXECUTIVE OFFICER COMPENSATION

     In May 1996, the Board of Directors of USE approved an annual incentive compensation arrangement ("1996 Stock Award Program") for its CEO and four other officers of the Company payable in shares of the Company's common stock. The 1996 Stock Award Program was subsequently modified to reflect the intent of the directors which was to provide incentive to the officers of the Company to remain with USE. The shares were issued annually pursuant to the recommendation of the Compensation Committee on or before January 15 of each year, beginning January 15, 1997, as long as each officer is employed by the Company. The officers received up to an aggregate total of 67,000 shares per year for the years 1997 through 2002. The shares under the plan are forfeitable until retirement, death or disability of the officer. The shares are held in trust by the Company's treasurer and are voted by the Company's non-employee directors. As of December 31, 2003, 392,536 shares had been issued to the five officers of the Company under the 1996 Stock Award Plan and 62,536 shares had been released to the estate of one of the officers. The 1996 Stock award program was closed out in the year ended December 31, 2003.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


     In December 2001, the Board of Directors adopted (and the shareholders approved) the 2001 Stock Award Plan to compensate five of its executive officers and the president of RMG. Under the Plan, an aggregate of 100,000 shares may be issued each year from 2002. 100,000 shares were issued under the Plan during the year ended December 31, 2003. No shares were issued under this Plan during the seven month ended December 31, 2002 and the fiscal year ended May 31, 2002.

     OPTIONS AND WARRANTS TO OTHERS

     As of December 31, 2003, there are 906,724 options and warrants outstanding to purchase shares of the Company's common stock. The Company values these warrants using the black-scholes option pricing model and expenses that value over the life of the warrants. Activity for the periods ended December 31, 2003 for warrants is represented in the following table:


                                Year Ended         Seven Months                 Year Ended May 31,
                               December 31,      Ended December 31,   ---------------------------------------
                                  2003                 2002                2002                  2001
                            ------------------   ------------------   ------------------   ------------------
                                      Weighted             Weighted             Weighted             Weighted
                                      Average              Average              Average              Average
                                      Exercise             Exercise             Exercise             Exercise
                            Warrants   Price     Warrants   Price     Warrants   Price     Warrants   Price
                            ---------  ------    --------  --------   --------  --------   --------  ------
Outstanding at beginning
  of the period              989,908   $3.367    859,677   $3.427     313,683   $3.048     253,683   $2.960
Granted                      224,875   $4.323    145,147   $2.950     572,364   $3.620      60,000   $3.310
Forfeited                   (176,453)  $3.671    (14,916)             (25,165)  $2.880
Expired
Exercised                   (131,596)  $3.546                          (1,205)  $3.750
                            --------             -------              -------              -------
Outstanding at
  period end                 906,734   $3.506    989,908   $3.355     859,677   $3.427     313,683   $3.027
                            ========             =======              =======              =======

Weighted average fair
  value of options
  granted during the period                       $0.68    $1.15       $1.99                $1.36

The following table presents summarized information about warrants outstanding and exercisable at December 31, 2003.

     Weighted         Number of            Average             Number
      Average          Options            Remaining          of Options
     Exercise      Outstanding at        Contractual       Exercisable at
       Price      December 31, 2003     Life in years     December 31, 2003
     --------     -----------------     -------------     -----------------

     $ 3.506           906,734              2.94                831,724

These options and warrants are held by persons or entities other than employees, officers and directors of the Company.


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


                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


     FORFEITABLE SHARES

     Certain of the shares issued to officers, directors, employees and third parties are forfeitable if certain conditions are not met. Therefore, these shares have been reflected outside of the Shareholders' Equity section in the accompanying Consolidated Balance Sheets until earned. During fiscal 1993, the Company's Board of Directors amended the stock bonus plan. As a result, the earn-out dates of certain individuals were extended until retirement. The Company recorded $284,700 of compensation expense for the year ended December 31, 2003 compared to $178,300 for the seven months ended December 31, 2002; $298,300 and $201,000 for the years ended May 31, 2002 and 2001, respectively. A schedule of total forfeitable shares for the Company is set forth in the following table:

           Issue               Number      Issue         Total
           Date              of Shares     Price     Compensation
     ---------------         ---------   ---------   ------------
     Balance at
       June 1, 2000            396,608               $ 2,584,600
     May 2001                   67,000   $    5.35       358,400
       Shares earned           (29,820)       --        (194,400)
                              --------                 ---------
     Balance at
       May 31, 2001            433,788                 2,748,600
     May 2002                   67,000   $    3.90       261,300
                              --------                 ---------
     Balance at
       May 31, 2002 and
       December 31, 2002       500,788                 3,009,900
     March 24, 2003             43,378   $    3.50       151,900
       Shares earned           (78,286)       --        (435,200)
                              --------                 ---------
     Balance at
       December 31, 2003       465,880               $ 2,726,600
                              ========               ===========

K.   COMMITMENTS, CONTINGENCIES AND OTHER:

LEGAL PROCEEDINGS

     Material pending proceedings are summarized below. Certain of the Company's affiliates are involved in ordinary routine litigation incidental to their business. Other proceedings which were pending during the year ended December 31, 2003 have been settled or otherwise finally resolved.

SHEEP MOUNTAIN PARTNERS ARBITRATION/LITIGATION

     In 1991, disputes arose between the U.S. Energy Corp. ("USE")/Crested Corp. ("Crested") d/b/a/ USECC, and Nukem, Inc. and its subsidiary Cycle Resource Investment Corp. ("CRIC"), concerning the formation and operation of their equally owned Sheep Mountain Partners (SMP) partnership. Arbitration proceedings were initiated by CRIC in June 1991 and in July 1991, USECC filed a lawsuit against Nukem, CRIC and others in the U.S. District Court of Colorado in Civil No. 91B1153. The Federal Court stayed the arbitration proceedings and discovery proceeded. In February 1994, all of the parties agreed to

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


consensual and binding arbitration of all of their disputes over SMP before an arbitration panel (the "Panel").

     After 73 hearing days, the Panel entered an Order and Award on April 18, 1996 and clarified the Order on July 3, 1996, finding generally in favor of USE and Crested on certain of their claims and imposed a constructive trust in favor of Sheep Mountain Partners on uranium contracts Nukem entered into to purchase uranium from CIS republics. The Panel also awarded SMP damages of $31,355,070 against Nukem. USECC filed a petition for confirmation of the Order and on June 27, 1997, the U.S. District Court confirmed the Panel's Orders in its Second Amended Judgment.

     Thereafter, Nukem/CRIC appealed the Judgment to the 10th Circuit Court of Appeals ("CCA"). On October 22, 1998, the 10th CCA issued an Order and Judgment affirming the U.S. District Court's Second Amended Judgment without modification. The ruling affirmed (i) the imposition of a constructive trust in favor of SMP on Nukem's rights to purchase CIS uranium, the uranium acquired pursuant to those rights, and the profits therefrom; and (ii) the damage award in favor of SMP against Nukem. The 10th CCA held that the Panel's Awards "clearly retains both a constructive trust and a damage award," and the Arbitration Awards and the Second Amended Judgment were "clear and unambiguous."

     On February 8, 1999, the U.S. District Court ordered Nukem to pay USECC the balance of the damage award. Nukem did so, but then moved for a satisfaction of judgment without accounting for the monies earned in the Constructive Trust. The District Court denied Nukem's motion and Nukem filed its second appeal to the 10th CCA. On October 16, 2000, the 10th CCA again affirmed the order of the District Court. The 10th CCA held that Nukem had not "provided an accounting of the partnership assets," finding that "the district court order presented for our review does not decide which CIS contracts are covered by the constructive trust."

     On November 3, 2000, USECC filed a motion for a further accounting of the Constructive Trust. On February 15, 2001, the District Court entered an Order of Reference appointing a Special Master to "conduct an accounting" of the Constructive Trust. The accounting was conducted and on May 1, 2003, the Special Master filed his Report with the District Court. Both parties filed objections to the Report. On July 30, 2003, the U.S. District Court adopted the Report in part and rejected it in part. Judgment was then entered by the Court on August 1, 2003 in favor of USECC and against Nukem in the amount of $20,044,183.

     On August 15, 2003, Nukem filed a "Motion to Remand to the Arbitration Panel or in the Alternative, to Alter, Amend and/or Correct the Court's August 1, 2003 Judgment and July 30, 2003 Order," and a "Motion to Correct Certain Findings or Statements in the Court's Order of July 30, 2003." On the same day, USECC filed a motion under Fed.R.Civ.P. 52(b) and 59(e) to alter or amend the July 30, 2003 Order and the August 1, 2003 Judgment. The District Court denied the parties' motions on September 10 and 11, 2003, respectively. Nukem's appeal and USECC's cross-appeal followed. Nukem's opening brief was filed on January 16, 2004 and on February 24, 2004, USECC filed an opening brief in its cross-appeal and an answer to Nukem's brief. Nukem has until March 29, 2004 or any extension thereof to file an answer to USECC's opening brief. USECC may then file a reply brief 14 days after

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


service of Nukem's answer. Management believes that the ultimate outcome of this matter will not have an adverse affect on the Company's financial condition or result of operation.

CONTOUR DEVELOPMENT LITIGATION

     On July 28, 1998, USE and Crested filed a lawsuit in the U. S. District Court of Colorado in Case No. 98WM1630, against Contour Development Company, L.L.C. and entities and persons associated with Contour Development Company, L.L.C. (together, "Contour") seeking compensatory and consequential damages of more than $1.3 million from the defendants for dealings in real estate owned by USE and Crested in Gunnison, Colorado. The Contour defendants asserted a counterclaim asking for payment of attorneys fee and costs. The parties settled the litigation in 2004. In the settlement, USE and Crested received $25,000 in cash; two lots in the City of Gunnison, Colorado (one of which has been sold for a net of $65,326 and the other lot is under contract to sell for $180,000), and an additional five development lots covering 175 acres north of Gunnison, Colorado.

PHELPS DODGE LITIGATION

     U.S. Energy Corp. (USE) and Crested Corp. (Crested), d/b/a USECC, were served with a lawsuit on June 19, 2002, filed in the U.S. District Court of Colorado (Case No. 02-B-0796(PAC)) by Phelps Dodge Corporation (PD) and its subsidiary, Mt. Emmons Mining Company (MEMCO), over contractual obligations in USECC's agreement with PD's predecessor companies, concerning mining properties on Mt. Emmons, near Crested Butte, Colorado.

     The litigation stems from agreements that date back to 1974 when USE and Crested leased the mining claims from AMAX Inc., PD's predecessor company. The mining claims cover one of the world's largest and richest deposits of molybdenum discovered by AMAX. AMAX reportedly spent over $200 million on the acquisition, exploration and mine planning activities on the Mt. Emmons properties.

     The complaint filed by PD and MEMCO seeks a determination that PD's acquisition of Cyprus Amax was not a sale. Under a 1986 agreement between USECC and AMAX, if AMAX sold MEMCO or its interest in the mining properties, U.S. Energy and Crested would receive 15% (7.5% each) of the first $25 million of the purchase price ($3.75 million). In 1991, Cyprus Minerals Company acquired AMAX to form Cyprus Amax Minerals Co. USECC's counter and cross-claims allege that in 1999, PD formed a wholly-owned subsidiary CAV Corporation, for the purpose of purchasing the controlling interest of Cyprus Amax and its subsidiaries (including MEMCO) at an estimated value in cash and PD stock exceeding $1 billion and making Cyprus Amax a subsidiary of PD. Therefore, USECC asserts the acquisition of Cyprus Amax by PD was a sale of MEMCO and the properties that triggers the obligation of Cyprus Amax to pay USECC the $3.75 million plus interest.

     The other issue in the litigation is whether USECC must, under terms of a 1987 Royalty Deed, accept PD's and MEMCO's conveyance of the Mt. Emmons properties back to USECC, which properties now include a plant to treat mine water, costing in excess of $1 million a year to operate in compliance with State of Colorado regulations. PD's and MEMCO's claim seek to obligate USECC to assume the operating costs of the water treatment plant. USECC refuses to have the water treatment plant included in

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


the return of the properties because, the USECC counterclaim argues, the properties must be in the same condition as when they were acquired by AMAX before the water treatment plant was constructed by AMAX.

     As added counterclaims, USECC seeks (i) damages for PD's breach of covenants of good faith and fair dealing; (ii) damages for PD's failure to develop the Mt. Emmons properties and not protecting USECC's rights as a revisionary owner of the mining rights to the properties, (iii) damages for unjust enrichment of PD; (iv) damages for breach of the PD's fiduciary duties owed to USECC as revisionary owner of the property, and for neglecting to maintain the mining rights and interests in the properties.

     On March 17, 2003, PD filed additional motions for partial summary judgment on various claims. On January 22, 2004, the District Court heard the motions and responses of USECC and additional briefs were thereafter filed with the Court. The Court is considering the motions. Management believes that the ultimate outcome of this matter will not have an adverse affect on the Company's financial condition or result of operations.

ROCKY MOUNTAIN GAS, INC. (RMG)

LITIGATION INVOLVING LEASES ON COALBED METHANE PROPERTIES IN MONTANA

     On or about April 1, 2001, Rocky Mountain Gas, Inc. (RMG), a subsidiary of USE and Crested, was served with a Second Amended Complaint wherein the Northern Plains Resource Council had filed suit in the U.S. District Court of Montana, Billings Division in Case No. CV-01-96-BLG-RWA against the United States Bureau of Land Management ("BLM"), RMG, certain of its affiliates (including U.S. Energy Corp. and Crested Corp.) and some 20 other defendants. The plaintiff is seeking to cancel oil and gas leases issued to RMG et. al. by the BLM in the Powder River Basin of Montana and for other relief.

     The basis for the complaint appears to be that the BLM's regulations require the BLM to respond to objections filed by persons owning land or lease rights adjacent to the coalbed properties which the BLM is offering to lease to the public. The argument of plaintiff appears to be that if objections are not responded to by the BLM prior to issuing CBM leases, the leases are invalid. Based on this argument, the plaintiff appears to have been successful in forcing cancellation of some CBM leases granted to others in the Powder River Basin of Montana, because the BLM did not respond to some objecting adjacent landowners. However, all of the BLM leases in Montana held by RMG (none are held by USE in its corporate name) are at least four years old, and there is no record of any objections being made to the issue of those leases.

     Based on filings in the case to date, it appears that the BLM is taking the initiative in responding to the plaintiff. We believe RMG's leases were validly issued in compliance with BLM procedures, and do not believe the plaintiff's lawsuit will adversely affect any of RMG's Montana BLM leases.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


LAWSUITS CHALLENGING BLM'S RECORDS OF DECISIONS

     Three lawsuits are currently pending in the Montana Federal District Court challenging BLM's Records of Decisions for the Powder River Basin Oil and Gas EIS (PRB-EIS) for the Wyoming portion of the basin, and the Statewide Oil and Gas EIS and Proposed Amendment for the Powder River and billings Resource Management Plans in Montana. Neither the Company, nor RMG is a party to any of these lawsuits.

LITIGATION INVOLVING DRILLING ON A COALBED METHANE LEASE

     A drilling company, Eagle Energy Services, LLC filed a lien on RMG's leasehold in southwestern Wyoming for drilling services performed at RMG's Oyster Ridge Property and filed a lawsuit foreclosing the lien. Eagle Energy's bank, Community First National Bank of Sheridan, Wyoming, filed a similar suit for the same amount on an assignment from Eagle Energy against RMG, Eagle Energy Services, LLC and others who guaranteed a loan to Eagle Energy in Civil Action No. C02-9-328 in the 4th Judicial District of Sheridan County, Wyoming. Eagle Energy's claim is for a contract to drill a well for coalbed methane. RMG terminated the agreement because of the dangerous conditions of Eagle Energy's equipment and other reasons. The claim against RMG is for $49,309.50. Negotiations to settle the lien and lawsuits are pending. Management believes that the ultimate outcome of the matters will not have a material effect on the Company's financial condition or results of operations.

RECLAMATION AND ENVIRONMENTAL LIABILITIES

     Most of the Company's exploration activities are subject to federal and state regulations that require the Company to protect the environment. The Company conducts its operations in accordance with these regulations. The Company's current estimates of its reclamation obligations and its current level of expenditures to perform ongoing reclamation may change in the future. At the present time, however, the Company cannot predict the outcome of future regulation or impact on costs. Nonetheless, the Company has recorded its best estimate of future reclamation and closure costs based on currently available facts, technology and enacted laws and regulations. Certain regulatory agencies, such as the Nuclear Regulatory Commission ("NRC"), the Bureau of Land Management ("BLM") and the Wyoming Department of Environmental Quality ("WDEQ") review the Company's reclamation, environmental and decommissioning liabilities, and the Company believes the recorded amounts are consistent with those reviews and related bonding requirements. To the extent that planned production on its properties is delayed, interrupted or discontinued because of regulation or the economics of the properties, the future earnings of the Company would be adversely affected. The Company believes it has accrued all necessary reclamation costs and there are no additional contingent losses or unasserted claims to be disclosed or recorded.

     The majority of the Company's environmental obligations relate to former mining properties acquired by the Company. Since the Company currently does not have any properties in production, the Company's policy of providing for future reclamation and mine closure costs on a unit-of-production basis has not resulted in any significant annual expenditures or costs. For the obligations recorded on acquired properties, including site-restoration, closure and monitoring costs, actual expenditures for reclamation

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


will occur over several years, and since these properties are all considered future production properties, those expenditures, particularly the closure costs, may not be incurred for many years. The Company also doe not believe that any significant capital expenditures to monitor or reduce hazardous substances or other environmental impacts are currently required. As a result, the near term reclamation obligations are not expected to have a significant impact on the Company's liquidity.

     As of December 31, 2003, estimated reclamation obligations related to the above mentioned mining properties total $7,264,700. The Company currently has three mineral properties or investments that account for most of their environmental obligations, SMP, Plateau and SGMC. The environmental obligations and the nature and extent of cost sharing arrangements with other potentially responsible parties, as well as any uncertainties with respect to joint and several liability of each are discussed in the following paragraphs:

     SMP
     ---

     The Company is responsible for the reclamation obligations, environmental liabilities and liabilities for injuries to employees in mining operations with respect to the Sheep Mountain properties. The reclamation obligations, which are established by regulatory authorities, were reviewed by the Company and the regulatory authorities during fiscal 2002 and they jointly determined that the reclamation liability was $2,106,600. The Company is self bonded for this obligation by mortgaging certain of their real estate assets, including the Glen
L. Larsen building, and by posting cash bonds.

     GMMV
     ----

     During fiscal 1991, the Company acquired mineral properties on Green Mountain known as the Big Eagle Property. The GMMV also acquired a uranium mill known as the Sweetwater Mill. As part of the settlement of the GMMV litigation with Kennecott in September 2000, the Company was released from any and all reclamation and environmental obligations related to the GMMV except the Ion Exchange Plant. During fiscal 2002, the Company completed the required reclamation on the Ion Exchange Plant. The reclamation work has been completed and a final report has been submitted to and is being reviewed by the regulatory agencies. No further monitoring of the site is required and no additional reclamation work is anticipated.

     SUTTER GOLD MINING COMPANY
     --------------------------

     SGMC's mineral properties are currently on shut down status and have never been in production. There has been minimal surface disturbance on the Sutter properties. Reclamation obligations consist of closing the mine entry and removal of a mine shop. The reclamation obligation to close the property has been set by the State of California at $27,800 which is covered by a cash reclamation bond. This amount was recorded by SGMC as a reclamation liability as of December 31, 2003.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


     PLATEAU RESOURCES LIMITED

     The environmental and reclamation obligations acquired with the acquisition of Plateau include obligations relating to the Shootaring Mill. Based on the bonding requirements, Plateau transferred $2,500,000 to a trust account as financial surety to pay future costs of mill decommissioning, site reclamation and long-term site surveillance. In fiscal 1997, Plateau requested that the mill be place on operational status. The NRC increased the reclamation liability to $6,784,000 as a result of this request. As of December 31, 2003, a cash deposit for reclamation in the amount of $6,874,200 was held by Plateau's escrow agent to satisfy the obligation of reclamation of $5,130,300.

EXECUTIVE COMPENSATION

     The Company is committed to pay the surviving spouse or dependant children of certain of their officers one years' salary and an amount to be determined by the Boards of Directors, for a period of up to five years thereafter. This commitment applies only in the event of the death or total disability of those officers who are full-time employees of the Company at the time of total disability or death. Certain officers and employees have employment agreements with the Company. The maximum compensation due under these agreements for the officers covered by the agreement for the first year after their deaths, should they die in the same year, is $311,400 at December 31, 2003.

L.   DISCONTINUED OPERATIONS.

     During the third quarter of the fiscal year ended May 31, 2002, the Company made the decision to discontinue its drilling/construction segment. The assets associated with this business segment are being sold and or converted for use elsewhere in the Company. The financial statements for the fiscal year ended May 31, 2001 have been revised to present the effect of discontinued operations. There is no material income or loss from discontinued operations from the measurement date to December 31, 2002.

     During the third quarter of the year ended December 31, 2003, the Company sold its motel and retail operations in southern Utah. The financial statements for all of the periods presented have been revised to present these operations as discontinued.

M.   SUPPLEMENTAL NATURAL GAS RESERVE INFORMATION (UNAUDITED):

     The following estimates of proved gas reserves, both developed and undeveloped, represent interests owned by the Company located solely within the United States. Proved reserves represent estimated quantities of natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed gas reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells for which relatively major expenditures are required for completion.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


     The Company began natural gas production in June, 2002. Disclosures of gas reserves which follow are based on estimates prepared by independent engineering consultants as of December 31, 2002. Such estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. These estimates do not include probable or possible reserves. The information provided does not represent Management's estimate of the Company's expected future cash flows or value of proved oil and gas reserves.

     RMG's sales volumes of gas produced, average sales prices received for gas sold, and average production costs for those sales, for the seven months ended December 31, 2002, and for the year ended December, 2003, all from the Bobcat property which was transferred to Pinnacle in June 2003 are as follows:

                                           Year Ended         Seven Months Ended
                                        December 31, 2003      December 31, 2002
                                        -----------------     ------------------


     Sales volumes (mcf)                       81,516                 64,315
     Average sales price per mcf                $3.71                  $1.86
     Average cost (per mcf)                     $1.91                  $1.91

Changes in estimated reserve quantities

     The net interest in estimated quantities of proved developed and undeveloped reserves of crude oil and natural gas and changes in such quantities and discounted future net cash flow were as follows:


                                                    (Unaudited)  -  Unescalated
                                   -------------------------------------------------------------
                                                                                Discounted
                                                    MCF                     Future Net Cash Flow
                                                Cubic Feet                    (10%  Discount)
                                   --------------------------------------   --------------------
                                                          Seven Months        Seven Months
                                      Year Ended             Ended               Ended
                                   December 31, 2003    December 31, 2002    December 31, 2002
                                   ------------------   -----------------    ------------------
Proved developed and
undeveloped reserves:
Beginning of period                          585,603                   --
Purchase of reserves in place                     --              649,918
Exchange of reserves in place (1)           (504,087)                  --
Production                                   (81,516)             (64,315)
                                   ------------------   -----------------
End of period                                     --              585,603
                                   ==================   =================

Proved developed producing                        --              489,684    $          793,481
Proved undeveloped                                --               95,919                94,947
                                   ------------------   -----------------    ------------------
Total proved reserves                             --              585,603    $          888,428
                                   ==================   =================    ==================

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


     The standardized measure has been prepared assuming year end sales prices adjusted for fixed and determinable contractual price changes, current costs. No provision has been made for income taxes due to available operating loss carryforwards. No deduction has been made for depletion, depreciation or any indirect costs such as general corporate overhead or interest expense.

     Standardized measure of discounted future net cash flows from estimated production of proved gas reserved:

                                                                      Seven Months
                                                                          Ended
                                                                    December 31, 2002
                                                                    -----------------
     Future cash inflows                                             $     1,756,809
     Future production and development costs                                (705,505)
                                                                     ---------------
     Future net cash flows                                                 1,051,304

     10% annual discount for estimated timing of cash flows                 (162,876)
                                                                     ---------------
     Standardized measure of discounted future net cash flows        $       888,428
                                                                     ===============

     Changes in standard measure of discounted future net cash flows from proved gas reserves:

                                                                                       Seven Months
                                                                 Year Ended                Ended
                                                              December 31, 2003      December 31, 2002
                                                              -----------------      -----------------
     Standardized measure - beginning of period               $         888,428      $         --
     Purchase of reserves in place                                       --                    652,628
     Exchange of reserves in place (1)                                 (825,228)               --
     Sales of gas produced, net of production costs                     (63,200)               235,800
                                                              -----------------      -----------------
     Standardized measure - end of period                     $          --          $         888,428
                                                              =================      =================

(1) During June 2003, RMG contributed proved and unproved properties in exchange for a 37.5% interest in Pinnacle (See Note F).

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


N.   TRANSITION PERIOD COMPARATIVE DATA

         The following table presents certain financial information for the seven months ended December 31, 2002 and 2001, respectively:

                                                      Seven  Months  Ended
                                                         December  31,
                                                  --------------------------
                                                      2002          2001
                                                  ------------  ------------
                                                                 (Unaudited)
Revenues                                          $   673,000   $   545,900

Costs and expenses                                  4,197,900     4,460,800
                                                  ------------  ------------
Operating loss                                     (3,524,900)   (3,914,900)

Other income and expenses                            (387,100)    1,005,000
                                                  ------------  ------------
Loss before minority interest                      (3,912,000)   (2,909,900)

Minority interest in loss of subsidiaries              54,800        24,500
                                                  ------------  ------------
Loss before income taxes                           (3,857,200)   (2,885,400)

Provision for income taxes                                 --            --
                                                  ------------  ------------
Net loss from continuing operations                (3,857,200)   (2,885,400)

Discontinued operations, net of tax                    17,100       175,000
                                                  ------------  ------------
Net loss                                           (3,840,100)   (2,710,400)

Preferred stock dividends                                  --       (75,000)
                                                  ------------  ------------
Net loss available to common stock shareholders   $(3,840,100)  $(2,785,400)
                                                  ============  ============

PER SHARE DATA:
Revenues                                          $      0.06   $      0.07

Operating loss                                          (0.33)        (0.47)
                                                  ===========   ===========
Loss from continuing operations                         (0.36)        (0.35)
                                                  ===========   ===========
Net loss                                                (0.36)        (0.33)

Preferred Stock dividends                                  --         (0.01)
                                                  ------------  ------------
Net loss available to common stock
   shareholders                                   $     (0.36)  $     (0.34)
                                                  ============  ============

Weighted average common shares outstanding
Basic                                              10,770,658     8,386,672
                                                  ============  ============

Diluted                                            10,770,658     8,386,672
                                                  ============  ============

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


O.   SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                               Three Months Ended
                                           ----------------------------------------------------------
                                            December 31,    September 30,     June 30,     March 31,
                                                2003            2003            2003          2003
                                           --------------  --------------   -----------   -----------
Operating Revenues                         $     109,000   $      119,300   $   241,300   $   367,700
                                           =============   ==============   ===========   ===========
Operating loss                             $  (1,664,800)  $   (1,988,400)  $(2,418,800)  $(1,165,900)
                                           =============   ==============   ===========   ===========
(Loss) income from continuing operations   $  (1,780,800)  $   (1,893,000)  $(2,214,100)  $(1,187,900)

Discontinued operations, net of tax        $    (124,800)  $      (88,700)  $   (17,400)  $  (119,000)

Cumulative effect of accounting change     $          --   $           --   $        --   $ 1,615,600
                                           -------------   --------------   -----------   -----------
Net (loss) income                          $  (1,905,600)  $   (1,981,700)  $(2,231,500)  $   308,700
                                           =============   ==============   ===========   ===========
(Loss) income per Share, basic
Continuing operations                      $       (0.16)  $        (0.17)  $     (0.20)  $     (0.11)
Discontinued operations                    $       (0.01)  $        (0.01)  $        --   $     (0.01)
  Cumulative effect of accounting change   $          --   $           --   $        --   $      0.15
                                           --------------  ---------------  ------------  ------------
                                           $       (0.17)  $        (0.18)  $     (0.20)  $      0.03
                                           ==============  ===============  ============  ============

Basic weighted average shares outstanding     11,383,576       11,127,796    10,916,971    10,881,394

(Loss) per share, diluted
Continued operations                       $       (0.16)  $        (0.17)  $     (0.20)  $     (0.10)
Discontinued operations                    $       (0.01)  $        (0.01)  $        --   $     (0.01)
                                           $          --   $           --   $        --   $      0.14
                                           --------------  ---------------  ------------  ------------
                                           $       (0.17)  $        (0.18)  $     (0.20)  $      0.03
                                           ==============  ===============  ============  ============

Diluted weighted average
shares outstanding                            11,383,576       11,127,796    10,916,971    11,385,593

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


                                                                 Three Months Ended
                                          Month Ended     ------------------------------
                                         December 31,      November 30,       August 31,
                                             2002              2002             2002
                                        -------------     -------------     ------------

Operating Revenues                      $     74,300      $    359,600      $    221,400
                                        ============      ============      ============

Operating (loss)                        $   (664,200)     $ (1,487,500)     $ (1,390,400)
                                        ============      ============      ============

Loss from continuing operations         $ (1,427,200)     $ (1,195,600)     $ (1,252,200)

Discontinued operations, net of tax     $    (26,400)     $    (69,100)     $    130,400
                                        ------------      ------------      ------------

Net loss                                $ (1,453,600)     $ (1,264,700)     $ (1,121,800)
                                        ============      ============      ============

Loss per Share, basic and diluted
     Continuing operations              $      (0.14)     $      (0.11)     $      (0.11)
     Discontinued operations            $       --        $      (0.01)     $       0.01
                                        ------------      ------------      ------------
                                        $      (0.14)     $      (0.12)     $      (0.10)
                                        ============      ============      ============

Basic and diluted weighted average
     shares outstanding                   10,766,672        10,765,889        10,761,093


                                                               Three Months Ended
                                        -----------------------------------------------------------------
                                           May 31,         February 28,      November 30,      August 31,
                                            2002               2002             2001               2001

Operating Revenues                      $    408,800      $    238,700      $    724,200      $    632,400
                                        ============      ============      ============      ============

Operating (loss)                        $ (1,588,300)     $ (3,066,700)     $ (1,197,600)     $ (1,601,600)
                                        ============      ============      ============      ============

Loss from continuing operations         $ (1,109,700)     $ (3,172,000)     $   (550,900)     $ (1,349,100)

Discontinued operations, net of tax     $    (22,200)     $     (9,600)     $    (37,300)     $    (16,800)
                                        ------------      ------------      ------------      ------------

Net loss                                $ (1,131,900)     $ (3,181,600)     $   (588,200)     $ (1,365,900)
                                        ============      ============      ============      ============

Loss per Share, basic and diluted
     Continuing operations              $      (0.10)     $      (0.32)     $      (0.07)     $      (0.17)
     Discontinued operations            $      (0.01)     $       --        $       --        $       --
                                        ------------      ------------      ------------      ------------
                                        $      (0.11)     $      (0.32)     $      (0.07)     $      (0.17)
                                        ============      ============      ============      ============

Basic and diluted weighted average
     shares outstanding                   10,579,828         9,837,494         8,580,904         8,192,316

         Quarterly and year to day computation of per share amounts are made independently. Therefore, the sum of quarterly per share amounts may not agree with per share amounts for the year.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 2003 AND 2002, MAY 31, 2002 AND MAY 31, 2001
                                   (CONTINUED)


P.   SUBSEQUENT EVENT

ROCKY MOUNTAIN GAS, INC.

     On January 30, 2004 the Company's affiliate, RMG, acquired Wyoming coalbed methane (CBM) properties from a non-affiliated party. The purchase price of $6.8 million was paid with $5.0 million of cash, $500,000 in a 30 day secured note, $600,000 in restricted USE stock and $700,000 in restricted RMG stock. RMG financed $3.7 million of the cash component from a recently established $25 million credit facility arranged by Petrobridge Investment Management, LLC (Petrobridge), a mezzanine lender headquartered in Houston, TX. As defined by the agreement, terms under the credit facility include the following: (1) Advances under the credit facility are subject to lenders approval; (2) All revenues from oil and gas properties securing the credit facility will be paid to a lock box controlled by the lender. All disbursements for lease operating costs, revenue distributions and operating expenses will require approval by the lender before distributions are made, and (3) The Company must maintain certain financial ratios and production volume, among other things.

     The properties acquired include 247 completed wells of which 138 wells were producing at the time of the acquisition, approximately 6.0 million cubic feet of gas per day (mmcfd) (approximately 3.2 mmcfd net to RMG) and 40,120 undeveloped fee acres, of which RMG owns 100%. RMG will operate 89% of the wells and owns an average 58% working interest in the producing wells and a 100% working interest in all of the undeveloped acreage. The properties purchased serve as the sole collateral for the credit facility. With the acquisition, RMG's gross and net acreage holdings increase to approximately 264,300 and 128,200, respectively.

SUTTER GOLD MINING CO.

     On January 5, 2004, the Company, through Suttter, entered into a Letter of Intent to merge, via a reverse takeover, with Globemin Resources, Inc. a public company headquartered in Vancouver, Canada. Pursuant to the Letter of Intent, after the reverse trakeover is closed, Sutter plans on raising equity funds and begin further exploration work on the properties and the construction of a new secondary access raise to comply with US Mine Safety Health Administration regulations and improve ventilation as well as to better define known mineralization. The exploration work will be run through the Comet mineralized zone as soon as funds are made available through equity or debt financing. The current resource production plan is to initially produce a stockpile of mineralized material sufficient to operate a mill at 300 tons-per-day (tpd) while the mill is being built. The second stage of development will be to construct a conventional 300 tpd mill on site, which will be designed so that it can easily be expanded to accommodate the planned production of 500 tpd. Closing of the reverse takeover is subject to negotiation and approval of the share exchange agreements by the directors and shareholders of both companies and approval by Canadian Regulatory Authorities.

                         REPORT OF INDEPENDENT CERTIFIED
                         PUBLIC ACCOUNTANTS ON SCHEDULE


To U.S. Energy Corp:

In connection with our audit of the consolidated financial statements of U.S. Energy Corp. and subsidiaries referred to in our report dated February 27, 2004, which is included in the Company's annual report on Form 10-K, we have also audited Schedule II for the year ended December 31, 2003, the seven months ended December 31, 2002 and the years ended May 31, 2002 and 2001. In our opinion, this schedule when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information to be set forth therein.



GRANT THORNTON LLP

Oklahoma City, Oklahoma
February 27, 2004

                                U.S. ENERGY CORP.

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                       Balance     Additions
                      beginning    charged to   Deductions   Balance end
                      of period     expenses    and Other     of period
                      ---------     --------    ---------     ---------

May 31, 2001          $   27,800           --           --   $     27,800
                      ==========   ==========   ==========   ============

May 31, 2002          $   27,800           --           --   $     27,800
                      ==========   ==========   ==========   ============

December 31, 2002     $   27,800           --           --   $     27,800
                      ==========   ==========   ==========   ============

December 31, 2003     $   27,800           --           --   $     27,800
                      ==========   ==========   ==========   ============

Board of Directors
U.S. Energy Corp.

     We have audited the accompanying Combined Statements of Revenue and Direct Operating Expenses of Acquired Hi-Pro Properties (combined statements) for the years ended December 31, 2003, 2002 and 2001. The combined statements are the responsibility of the Acquired Properties management. Our responsibility is to express an opinion on the combined statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statements. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying combined statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Form 8-K of U.S. Energy Corp.) as described in Note A and are not intended to be a complete presentation of the Acquired Properties revenue and expenses.

     In our opinion, the combined statements referred to above present fairly, in all material respects, the revenue and direct operating expenses as described in Note A of the Acquired Property Interests for the years ended December 31, 2003, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America.


/s/ Grant Thornton LLP



Oklahoma City, Oklahoma
April 7, 2004

                                U.S. ENERGY CORP.
               STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES
                          OF ACQUIRED HI-PRO PROPERTIES


                                           Year ended December 31,
                                  ----------------------------------------
                                     2003           2002           2001
                                  ----------     ----------     ----------

Revenue- gas sales                $4,381,100     $3,846,600     $6,922,500

Direct operating expenses
  Lease operations                 1,091,700        956,100      1,181,700
  Production taxes                   521,800        495,800        849,800
                                  ----------     ----------     ----------

                                   1,613,500      1,451,900      2,031,500
                                  ----------     ----------     ----------

Excess of revenue over direct
  operating expenses              $2,767,600     $2,394,700     $4,891,000
                                  ==========     ==========     ==========





























        The accompanying notes are an integral part of these statements.

                                U.S. ENERGY CORP.
                       NOTES TO STATEMENTS OF REVENUE AND
                          DIRECT OPERATING EXPENSES OF
                           ACQUIRED HI-PRO PROPERTIES

                        DECEMBER 31, 2003, 2002 AND 2001


NOTE A - BASIS OF PRESENTATION AND GENERAL INFORMATION

     The accompanying combined statements present the ownership interests of the Company in the revenue and direct operating expenses of certain coalbed methane gas properties acquired in the acquisition of the Hi-Pro Properties on January 30, 2004. The combined statements include the revenue and direct operating expenses of the Properties for the years ended December 31, 2003, 2002 and 2001.

     The accompanying combined statements do not reflect provisions for depletion, depreciation, and amortization, if any, which may have been recorded in the financial records of the previous owner. The combined statements do not reflect certain additional expenses that may have been incurred in connection with the ownership of the Properties such as interest on indebtedness and general and administrative expenses incurred individually by the prior interest owners as such costs are not comparable to those which will result from the future operation of the Properties.

     Lease operations expense includes direct costs of operating the Properties.

     The Properties are not taxpaying entities. Any taxable income arising from the operation of the Properties accrues directly to the interest owners Accordingly, no provision for income taxes has been made in the combined statements of revenue and direct operating expenses.

NOTE B - GAS RESERVE DATA (UNAUDITED)

     The following estimates of proved developed and proved undeveloped reserve quantities and related standardized measure of discounted future net cash flows are estimates only, and do not purport to reflect realizable values or fair market values of the Properties' reserves. It is emphasized that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available.

     Proved reserves are estimated reserves of coalbed methane gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment, and operating methods.

                                U.S. ENERGY CORP.
                       NOTES TO STATEMENTS OF REVENUE AND
                          DIRECT OPERATING EXPENSES OF
                           ACQUIRED HI-PRO PROPERTIES

                        DECEMBER 31, 2003, 2002 AND 2001

     The standardized measure of discounted future net cash flows is computed by applying year-end prices of gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10% a year to reflect the estimated timing of the future cash flows. The following summaries of changes in reserves and standardized measure of discounted future net cash flows were prepared from estimates of proved reserves developed by an independent petroleum engineer and Company personnel. The acquired properties have no proved undeveloped reserves.

                  CHANGE IN STANDARDIZED MEASURE OF QUANTITIES


                                                         December 31,
                                         2003               2002            2001
                                          MCF                MCF             MCF
                                       ----------------------------------------------

Beginning of Year                       5,409,210          7,349,918       8,997,579
Revision of previous estimates           (170,404)           628,246        (276,442)
Extensions & Discoveries                  --                 --            2,088,700
Production                             (1,834,113)        (2,568,954)     (3,459,919)
                                       ----------------------------------------------
End of Year                             3,404,693          5,409,210       7,349,918
                                       ==============================================

                                U.S. ENERGY CORP.
                       NOTES TO STATEMENTS OF REVENUE AND
                          DIRECT OPERATING EXPENSES OF
                           ACQUIRED HI-PRO PROPERTIES

                        DECEMBER 31, 2003, 2002 AND 2001

NOTE B - OIL AND GAS RESERVE DATA (UNAUDITED) - CONTINUED

       Changes in Standardized Measure of Discounted Future Net Cash Flows
                         Related to Proved Gas Reserves


                                                                                  December 31,
                                                 2003               2002             2001
                                             -------------------------------------------------

Standardized measure - beginning of year     $ 11,000,591      $  4,727,437      $ 45,547,500

Sale & Transfer, net of production cost        (2,767,511)       (2,394,703)       (4,890,983)

Net change in sales & transfer price,
net of production cost                            370,529         5,373,659       (30,173,881)

Extensions, discoveries and improved
recovery, net of future production and
development cost                                     --                --           1,343,452

Revision of Quantity Estimate                    (353,171)        1,277,650          (177,806)

Accretion of Discount                           1,100,059           472,743         4,554,750

Change in Production Rate & Other              (2,294,097)        1,543,805       (11,475,595)
                                             -------------------------------------------------

Standardized measure - end of year           $  7,056,400      $ 11,000,591      $  4,727,437
                                             =================================================

                                U.S. ENERGY CORP.

         PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
                                   (UNAUDITED)


     The unaudited pro forma combined condensed consolidated statements of operations for the year ended December 31, 2003 and the three months ended March 31, 2004 give effect to the acquisition of certain property interests acquired in the acquisition of the Hi-Pro Properties by U.S. Energy Corp. ("USE" or "the Company"), and its subsidiary Rocky Mountain Gas, ("RMG") which has been accounted for using the purchase method of accounting. The pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results that would have occurred if the transactions given pro forma effect herein had been consummated as of the time reflected herein, nor are they necessarily indicative of the future operating results or financial position of the Company. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. This information should be read in conjunction with the historical financial statements and related notes of the Company and the Statements of Revenue and Direct Operating Expenses of Hi-Pro Acquired Properties.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                    PRO FORMA COMBINED CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2003
                                   (UNAUDITED)

                                                       HI-PRO
                                    HISTORICAL       PROPERTIES        ADJUSTMENTS         COMBINED
OPERATING REVENUES:
   Gas sales                       $    287,400      $  4,381,100      $       --        $  4,668,500
   Other                                549,900              --                --             549,900
                                   ------------      ------------      ------------      ------------
                                        837,300         4,381,100              --           5,218,400

OPERATING COSTS AND EXPENSES:
Gas operations                          313,100         1,613,600         1,601,600  (2)    3,528,300
Mineral holding costs                 1,461,700              --                --           1,461,700
General and administrative            6,300,400              --             485,900  (3)    6,786,300
                                   ------------      ------------      ------------      ------------
                                      8,075,200         1,613,600         2,087,500        11,776,300
                                   ------------      ------------      ------------      ------------

OPERATING (LOSS) GAIN:               (7,237,900)        2,767,500        (2,087,500)       (6,557,900)

OTHER INCOME & EXPENSES:
   Other Income                         758,500              --                --             758,500
   Other Expenses                      (831,500)             --                --            (831,500)
                                   ------------      ------------      ------------      ------------
                                        (73,000)             --                --             (73,000)
                                   ------------      ------------      ------------      ------------

(LOSS) GAIN INCOME BEFORE
   MINORITY INTEREST,
   PROVISION FOR INCOME TAXES,
   DISCONTINUED OPERATIONS
   AND CUMULATIVE EFFECT
   OF ACCOUNTING CHANGE:           $ (7,310,900)     $  2,767,500      $ (2,087,500)     $ (6,630,900)

NET (LOSS) INCOME PER SHARE
   BASIC                           $      (0.65)                                         $      (0.58)

NET (LOSS) INCOME PER SHARE
   DILUTED                         $      (0.65)                                         $      (0.58)

BASIC WEIGHTED AVERAGE
   SHARES OUTSTANDING                11,180,975                                            11,380,975
                                   ============                                           ===========

DILUTED WEIGHTED AVERAGE
   SHARES OUTSTANDING                11,180,975                                            11,380,975
                                   ============                                           ===========







        The accompanying notes are an integral part of these statements.

                       U.S. ENERGY CORP. AND SUBSIDIARIES
              PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                        THREE MONTHS ENDED MARCH 31, 2004
                                   (UNAUDITED)

                                                              HI-PRO
                                           HISTORICAL       PROPERTIES      ADJUSTMENTS        COMBINED
OPERATING REVENUES:
   Gas sales                              $    593,400     $    301,900     $       --       $    895,300
   Other                                       274,100             --               --            274,100
                                          ------------     ------------     ------------     ------------
                                               867,500          301,900             --          1,169,400

OPERATING COSTS AND EXPENSES:
   Gas operations                              741,400             --             91,900          833,300
   Mineral holding costs                       389,200             --               --            389,200
   General and administrative                1,608,200             --               --          1,608,200
                                          ------------     ------------     ------------     ------------
                                             2,738,800             --             91,900        2,830,700
                                          ------------     ------------     ------------     ------------

OPERATING (LOSS) GAIN:                      (1,871,300)         301,900          (91,900)      (1,661,300)

OTHER INCOME & EXPENSES:
   Other Income                                340,100             --               --            340,100
   Other Expenses                             (284,400)            --               --           (284,400)
                                          ------------     ------------     ------------     ------------
                                                55,700             --               --             55,700
                                          ------------     ------------     ------------     ------------

(LOSS) GAIN BEFORE MINORITY INTEREST,
   PROVISION FOR INCOME TAXES,
   DISCONTINUED OPERATIONS AND
   CUMMULATIVE EFFECT OF
   ACCOUNTING CHANGE:                       (1,815,600)         301,900          (91,900)      (1,605,600)

MINORITY INTEREST IN LOSS OF
   CONSOLIDATED SUBSIDIARIES                    40,600             --               --             40,600
                                          ------------     ------------     ------------     ------------

NET (LOSS) GAIN FROM
   CONTINUING OPERATIONS                  $ (1,775,000)    $    301,900     $    (91,900)    $ (1,565,000)
                                          ============     ============     ============     ============

NET (LOSS) INCOME  PER SHARE
   BASIC                                  $      (0.14)                                      $      (0.13)
                                          ============                                       ============

NET (LOSS) INCOME  PER SHARE
   DILUTED                                $      (0.14)                                      $      (0.13)
                                          ============                                       ============

BASIC WEIGHTED AVERAGE
   SHARES OUTSTANDING                       12,319,657                                         12,319,657
                                          ============                                       ============

DILUTED WEIGHTED AVERAGE
   SHARES OUTSTANDING                       12,319,657                                         12,319,657
                                          ============                                       ============

                                U.S. ENERGY CORP.
                          NOTES TO UNAUDITED PRO FORMA
              COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003


NOTE A - BASIS OF PRESENTATION

     On January 30, 2004, the Company acquired the Hi-Pro coalbed methane Properties for $6,800,000 and other equipment, inventory and vehicles were also purchased for approximately $235,000. The accompanying pro forma combined condensed consolidated statements of operations for the year ended December 31, 2003 and the three months ended March 31, 2004 have been prepared as if the acquisition was consummated on January 1, 2003.

     Basic earnings per share are based upon the weighted average number of common shares outstanding. Diluted earnings per common share are based on the assumption that all of the common stock options and purchase warrants are converted into common shares using the treasury stock method. There are no differences in net earnings for purposes of computing basic and diluted earnings per share as conversion of the common stock options and purchase warrants would have not effect on net earnings.

NOTE B - PRO FORMA ADJUSTMENTS

     Pro forma adjustments are necessary to reflect the assumed effect of the acquisition on the statement of operations assuming the acquisition was consummated on January 1, 2003. The accompanying pro forma statement of operations reflect the following adjustments:

     (1) To record pro forma overriding royalty to lender, depletion, fixed operating expenses and asset retirement accretion related to the Hi-Pro properties as though they had been purchased as of January 1, 2003.

     (2) To record interest expense on the long term debt and the amortization of warrants issued in relation to that debt and other debt issue cost as though the Hi-Pro properties had been purchased as of January 1, 2003.

                                U.S. ENERGY CORP.
                          NOTES TO UNAUDITED PRO FORMA
              COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003


NOTE C - GAS RESERVE DATA (UNAUDITED)

     The following tables contain certain gas disclosures reflecting the pro forma combined gas activities as of and for the year ended December 31, 2003.


                      Summary of Changes in Proved Reserves

                                                        December 31,
                                                           2003
                                                           MCF
                                                       ------------

     Beginning of Year                                    5,994,813
     Revision of previous estimates                        (170,404)
     Exchange of reserves in place (1)                     (504,087)
     Production                                          (1,915,629)
                                                       ------------
     End of Year                                          3,404,693
                                                       ============

     (1) During June 2003, RMG contributed proved and unproved properties in exchange for a 37.5% interest in Pinnacle


            Standardized Measure of Discounted Future Net Cash Flows
                         Relating to Proved Gas Reserves

                                                        December 31,
                                                            2003
                                                       -------------
     Future Cash Inflows                               $  14,217,600
     Future Cost                                       $  (5,613,700)
                                                       -------------
     Future Net Cash Flows                             $   8,603,900
     10% Discount Factor                               $  (1,547,500)
                                                       -------------
     Standardized measure of discounted                $   7,056,400
     future net cash flows                             =============

                                U.S. ENERGY CORP.
                          NOTES TO UNAUDITED PRO FORMA
              COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003

NOTE C - OIL AND GAS RESERVE DATA (UNAUDITED) - CONTINUED


       Changes in Standardized Measure of Discounted Future Net Cash Flows
                         Related to Proved Gas Reserves


                                                   December 31,
                                                       2003
                                                   ------------

Standardized measure - beginning of year          $  11,889,019

Sale & Transfer, net of production cost              (2,830,711)

Net change in sales & transfer price,
net of production cost                                  370,529

Revision of Quantity Estimate                          (353,171)

Accretion of Discount                                 1,188,902

Net Change in income tax (1)                            --

Exchange of reserves in place (2)                      (825,228)

Change in Production Rate & Other                    (2,382,940)
                                                  -------------

Standardized measure - end of year                $   7,056,400
                                                  =============


(1) Due to significant net operating loss carryforwards no income tax expense is recognized.

(2) During June 2003, RMG contributed proved and unproved properties in exchange for a 37.5% interest in Pinnacle.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                                     ASSETS

                                                                  March 31,       December 31,
                                                                    2004              2003
                                                               --------------    --------------
CURRENT ASSETS:
  Cash and cash equivalents                                    $   4,196,900     $   4,084,800
  Accounts receivable
    Trade, net of allowance of $27,800                               716,300           300,900
    Affiliates                                                        16,200            96,800
  Current portion of long-term notes receivable, net                  30,200           102,500
  Prepaid expenses                                                   721,100           584,700
  Inventories                                                        139,800            21,700
                                                               -------------     -------------
    Total current assets                                           5,820,500         5,191,400

INVESTMENTS:
  Non-affiliated company                                             957,700           957,700
  Restricted investments                                           6,842,700         6,874,200
                                                               -------------     -------------
    Total investments and advances                                 7,800,400         7,831,900

PROPERTIES AND EQUIPMENT:                                         20,778,500        14,088,500
  Less accumulated depreciation,
    depletion and amortization                                    (7,189,900)       (6,901,400)
                                                               -------------     -------------
    Net property and equipment                                    13,588,600         7,187,100

OTHER ASSETS:
  Note receivable, less current portion                            2,955,900         2,950,600
  Deposits and other                                                 665,200           768,700
                                                               -------------     -------------
    Total other assets                                             3,621,100         3,719,300
                                                               -------------     -------------
  Total assets                                                 $  30,830,600     $  23,929,700
                                                               =============     =============


            See accompanying notes to condensed financial statements.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                  March 31,        December 31,
                                                                    2004              2003
                                                               --------------    --------------
CURRENT LIABILITIES:
  Accounts payable and accrued expenses                        $   1,771,300     $     977,500
  Asset retirement obligations                                       642,700                --
  Current portion of long-term debt                                  603,400           932,200
                                                               -------------     -------------
    Total current liabilities                                      3,017,400         1,909,700

LONG-TERM DEBT                                                     4,643,000         1,317,600

ASSET RETIREMENT OBLIGATIONS                                       6,994,300         7,264,700

OTHER ACCRUED LIABILITIES                                          2,324,000         2,158,600

DEFERRED GAIN ON SALE OF ASSET                                     1,295,700         1,295,700

MINORITY INTERESTS                                                 2,524,100           496,000

COMMITMENTS AND CONTINGENCIES

FORFEITABLE COMMON STOCK,  $.01 par value
  465,880 shares issued, forfeitable until earned                  2,726,600         2,726,600

PREFERRED STOCK,
  $.01 par value; 100,000 shares authorized
  No shares issued or outstanding;                                        --                --

SHAREHOLDERS' EQUITY:
  Common Stock, $.01 par value; unlimited shares authorized;
    13,646,145 and 12,824,698 shares issued respectively             136,500           128,200
  Additional paid-in capital                                      55,545,400        52,961,200
  Accumulated deficit                                            (44,848,000)      (43,073,000)
  Accumulated other comprehensive loss                              (252,300)               --
  Treasury stock at cost,
    971,306 and 966,306 shares respectively                       (2,785,600)       (2,765,100)
  Unallocated ESOP contribution                                     (490,500)         (490,500)
                                                               -------------     -------------
    Total shareholders' equity                                     7,305,500         6,760,800
                                                               -------------     -------------
  Total liabilities and shareholders' equity                   $  30,830,600     $  23,929,700
                                                               =============     =============

            See accompanying notes to condensed financial statements.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                       CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                          Three months ended
                                               March 31,
                                      ----------------------------
                                          2004            2003
                                      ------------    ------------
OPERATING REVENUES:
  Real estate operations              $    51,200     $   171,500
  Gas sales                               593,400         140,000
  Management fees and other               222,900         113,600
                                      -----------     -----------
                                          867,500         425,100

OPERATING COSTS AND EXPENSES:
  Real estate operations                   77,500          80,500
  Gas operations                          741,400         150,800
  Mineral holding costs                   389,200         303,000
  General and administrative            1,530,700         999,300
                                      -----------     -----------
                                        2,738,800       1,533,600
                                      -----------     -----------

OPERATING LOSS:                        (1,871,300)     (1,108,500)

OTHER INCOME & EXPENSES:
  Loss on sales of assets                      --          (5,000)
  Gain on sale of investment              279,200              --
  Interest income                          60,900         172,400
  Interest expense                       (284,400)       (227,100)
                                      -----------     -----------
                                           55,700         (59,700)
                                      -----------     -----------

LOSS BEFORE MINORITY INTEREST,
  PROVISION FOR INCOME TAXES,
  DISCONTINUED OPERATIONS AND
  CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE:                   (1,815,600)     (1,168,200)

MINORITY INTEREST IN LOSS OF
  CONSOLIDATED SUBSIDIARIES                40,600          37,700
                                      -----------     -----------

LOSS BEFORE PROVISION FOR INCOME
  TAXES DISCONTINUED OPERATIONS
  AND CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE                 (1,775,000)     (1,130,500)

            See accompanying notes to condensed financial statements.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                       CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                              Three months ended
                                                   March 31,
                                         ----------------------------
                                             2004            2003
                                         ------------    ------------
PROVISION FOR INCOME TAXES                        --              --
                                         -----------     -----------

NET LOSS FROM
  CONTINUING OPERATIONS                   (1,775,000)     (1,130,500)

DISCONTINUED OPERATIONS,
  NET OF TAX                                      --        (176,400)

CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE                               --       1,615,600
                                         -----------     -----------

NET (LOSS) INCOME:                       $(1,775,000)    $   308,700
                                         ===========     ===========

NET (LOSS) INCOME  PER SHARE BASIC
  FROM CONTINUED OPERATIONS                    (0.14)          (0.10)
  FROM DISCONTINUED OPERATIONS                    --           (0.02)
  FROM EFFECT OF
    ACCOUNTING CHANGE                             --            0.15
                                         -----------     -----------
                                         $     (0.14)    $      0.03
                                         ===========     ===========

NET (LOSS) INCOME  PER SHARE DILUTED
  FROM CONTINUED OPERATIONS                    (0.14)          (0.10)
  FROM DISCONTINUED OPERATIONS                    --           (0.02)
  FROM EFFECT OF
    ACCOUNTING CHANGE                             --            0.15
                                         -----------     -----------
                                         $     (0.14)    $      0.03
                                         ===========     ===========

BASIC WEIGHTED AVERAGE
  SHARES OUTSTANDING                      12,319,657      10,881,394
                                         ============    ===========

DILUTED WEIGHTED AVERAGE
  SHARES OUTSTANDING                      12,319,657      11,385,593
                                         ============    ===========

            See accompanying notes to condensed financial statements.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                               Three months ended
                                                                                    March 31,
                                                                          ----------------------------
                                                                              2004            2003
                                                                          ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income                                                       $(1,775,000)    $   308,700
  Adjustments to reconcile net (loss) income to net cash
    used in operating activities:
      Minority interest in loss of consolidated subsidiaries                  (40,600)        (37,700)
      Depreciation and amortization                                           288,500         170,400
      Accretion of asset retirement obligations                                71,800          91,600
      Noncash services                                                          3,300         105,800
      Amortization of debt discount                                           172,400         131,200
      (Gain) loss on sale of assets or investments                           (279,200)          5,000
      Noncash cumulative effect of accounting change                               --      (1,615,600)
      Noncash compensation                                                    157,000         133,600
      Net changes in assets and liabilities; net of business acquired          95,600        (233,600)
                                                                          -----------     -----------
NET CASH USED IN OPERATING ACTIVITIES                                      (1,306,200)       (940,600)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of properties                                                (4,372,500)             --
  Exploration of coalbed methane gas properties                               (40,500)        (29,300)
  Proceeds from sale of gas interests                                         158,400         375,000
  Proceeds from sale of property and equipment or investments                 279,200           6,300
  Net change in restricted investments                                         31,500          26,500
  Purchase of property and equipment                                         (162,900)         (1,200)
  Net change in investments in affiliates                                          --              --
                                                                          -----------     -----------
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES                        (4,106,800)        377,300

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock                                      350,000          52,400
  Proceeds from issuance of stock by subsidiary                             2,068,700              --
  Proceeds from third party debt                                            3,184,700           2,600
  Repayments of third party debt                                              (78,300)       (109,300)
                                                                          -----------     -----------
NET CASH PROVIDED BY (USED IN)
  FINANCING ACTIVITIES                                                      5,525,100         (54,300)
                                                                          -----------     -----------

NET INCREASE (DECREASE) IN
  CASH AND CASH EQUIVALENTS                                                   112,100        (617,600)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                            4,084,800       1,741,000
                                                                          -----------     -----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                $ 4,196,900     $ 1,123,400
                                                                          ===========     ===========

            See accompanying notes to condensed financial statements.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                             Three months ended
                                                                                 March 31,
                                                                        ----------------------------
                                                                            2004            2003
                                                                        ------------    ------------
SUPPLEMENTAL DISCLOSURES:
  Income tax paid                                                       $        --     $        --
                                                                        ===========     ===========

  Interest paid                                                         $   112,000     $    95,900
                                                                        ===========     ===========

NON-CASH INVESTING AND FINANCING ACTIVITIES:

  Initial valuation of new asset retirement obligations                 $   372,100     $        --
                                                                        ===========     ===========

  Accumulated comprehensive loss                                        $   252,300     $        --
                                                                        ===========     ===========

  Acquisition of assets through issuance of debt                        $        --     $    26,300
                                                                        ===========     ===========

  Acquisition of assets through issuance of stock                       $ 1,396,200     $        --
                                                                        ===========     ===========

  Issuance of stock as deferred compensation                            $        --     $   151,900
                                                                        ===========     ===========

  Issuance of stock to satisfy debt                                     $   500,000     $        --
                                                                        ===========     ===========

  Issuance of stock for retired employees                               $        --     $   435,200
                                                                        ===========     ===========

  Issuance of stock for services                                        $        --     $    84,000
                                                                        ===========     ===========

  Satisfaction of receivable - employee
    with stock in company                                               $    20,500     $    20,500
                                                                        ===========     ===========

            See accompanying notes to condensed financial statements.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     1) The Condensed Consolidated Balance Sheet as of March 31, 2004 and the Condensed Consolidated Statements of Operations and Cash Flows for the three months ended March 31, 2004 and 2003, have been prepared by the Company without audit. The Condensed Consolidated Balance Sheet at December 31, 2003 has been taken from the audited financial statements included in the Company's Annual Report on Form 10-K for the period then ended. In the opinion of the Company, the accompanying financial statements contain all adjustments (consisting of only normal recurring accruals except for the cumulative effect of a change in accounting principal in 2003) necessary to present fairly the financial position of the Company as of March 31, 2004 and December 31, 2003 and the results of operations and cash flows for the three months ended March 31, 2004 and 2003.

     2) Certain reclassifications have been made in the December 31, 2003 Financial Statements to conform to the classifications used in the March 31, 2004 Financial Statements.

     3) Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the Company's December 31, 2003 Form 10-K. The results of operations for the periods ended March 31, 2004 and 2003 are not necessarily indicative of the operating results for the full year.

     4) The consolidated financial statements of the Company include its majority-owned and controlled subsidiaries: Energx Ltd. ("Energx")(90%); Crested Corp. ("Crested")(71.5%); Plateau Resources Limited ("Plateau")(100%); Sutter Gold Mining Co. ("SGMC")(78.5%); Yellow Stone Fuels Corp. ("YSFC")(35.9%); Four Nines Gold, Inc. ("FNG")(50.9%); Rocky Mountain Gas, Inc. ("RMG")(88.5%), and the USECC joint venture ("USECC"), a consolidated joint venture which is equally owned by the Company and Crested, through which the bulk of their operations are conducted. All material intercompany profits and balances have been eliminated.

     5) Components of Properties and Equipment at March 31, 2004 consist of coalbed methane properties, land, buildings and equipment.

                                                                Accumulated
                                                               Amortization
                                              Cost            and Depreciation         Net Value
                                          -------------       ----------------       -------------
Coalbed methane and oil properties        $   9,429,000       $    (1,070,700)       $   8,358,300
Buildings, land and equipment                11,349,500            (6,119,200)           5,230,300
                                          -------------       ---------------        -------------
                                          $  20,778,500       $    (7,189,900)       $  13,588,600
                                          =============       ===============        =============

     The Company has impaired a portion of historical costs associated with its properties in prior periods. The Company will provide additional impairments if necessary in the future.

     6) The Company presents basic and diluted earnings per share in accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share". Basic earnings per common share, is based on the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed based on the weighted average number of common shares outstanding adjusted for the incremental shares attributed to outstanding options to purchase common stock, if dilutive. Potential common shares relating to options and warrants are excluded from the computation of diluted earnings
(loss) per share, because they are antidilutive. These options and warrants totaled 4,498,835 and 4,955,472 at March 31, 2004 and March 31, 2003,
respectively. Stock options and warrants have a weighted average exercise price of $2.96 and $2.91 per share at March 31, 2004 and

March 31, 2003, respectively. Potential common shares relating to convertible debt are excluded from the computation of diluted loss per share, because they are antidilutive. They total 222,222 and 444,444 shares at March 31, 2004 and December 31, 2003, respectively, with a conversion price of $2.25.

     7) The Company has shut down the mine properties for which it is responsible for the reclamation expense. These expenses are scheduled to be completed over the next several years. Estimated future reclamation costs are based upon the Company's best engineering estimates and legal and regulatory requirements.

     The Company accounts for the reclamation obligation of these properties pursuant to SFAS No. 143, "Accounting for Asset Retirement Obligation." The statement requires the Company to record the fair value of the reclamation liability on its shut-down mining properties as of the date that the liability is incurred. The statement further requires the Company to review the liability each quarter and determine its accurateness as well as accrue the total liability on a quarterly basis for the full value of the liability.

     The Company will also deduct any actual funds expended for reclamation during the quarter in which it occurs. As a result of the Company taking impairment allowances in prior periods on its shut-down mining properties, it has no remaining book value for these properties. All accretion amounts will therefore be expensed in the quarter in which they are recorded.

     The following is a reconciliation of the total liability for asset retirement obligations (unaudited):

          Balance December 31, 2003              $  7,264,700
          Addition to Liability                       372,100
          Liability Settled                           (71,600)
          Accretion Expense                            71,800
                                                 ------------
          Balance March 31, 2004                 $  7,637,000
                                                 ============

     8) The Company has adopted the disclosure requirements of SFAS No. 148 "Accounting for Stock - Based Compensation - Transition and Disclosure" and has elected to continue to record employee compensation expense utilizing the intrinsic value method permitted under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" and its related interpretations. Accordingly, any deferred compensation expense is recorded for stock options based on the excess of the market value of the common stock on the date the options were granted over the aggregate exercise price of the options. This deferred compensation will be amortized over the vesting period of each option. There were no options granted to employees under the two plans during the three months ended March 31, 2004.

     9) The Company has reviewed other current outstanding statements from the Financial Accounting Standards Board and does not believe that any of those statements will have a material adverse affect on the financial statements of the Company when adopted.

     10) The accompanying condensed financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. We have sustained substantial losses from operations in recent years, and such losses have continued through March 31, 2004. In addition, we have used, rather than provided, cash in our operations.

     In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the condensed consolidated accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon our ability to meet our financing requirements on a continuing basis, to maintain present financing, and to succeed in our future operations.

     On July 30, 2003, the Company received an Order and thereafter a Judgment on August 1, 2003 from the U.S. District Court of Colorado wherein Chief Judge Lewis T. Babcock entered an Order that Judgment be entered against Nukem/CRIC ("Nukem") in favor of the Company the total amount of $20,044,184. The Judgment was entered and defendant Nukem posted a supersedeas bond in the full amount of the Judgment plus interest for one year, which was approved by the Court. On October 3, 2003, Nukem, as Appellants, filed a Notice of Appeal to the 10th Circuit Court of Appeals and thereafter on October 15, 2003, the Company filed a Notice of Cross-Appeal to the 10th Circuit. As of April 30, 2004, all briefs from both parties had been filed with the 10th Circuit Court of Appeals. It is not known when or if the 10th Circuit Court of Appeals will hear oral arguments or when it will make its ruling. In the event the Company should prevail, the receipt of this cash would provide significant working capital to the Company.

     We continue to pursue several items that will help us meet our future cash needs. We are aggressively pursuing our claims against Nukem. We are also currently working with several different sources, including both strategic and financial investors, in order to raise sufficient capital to finance our continuing operations. Although there is no assurance that funding will be available or that the outcome in the Nukem litigation will be positive; we believe that our current business plan, if successfully funded, will significantly improve our operating results and cash flow in the future.

     11) During the three months ended March 31, 2004, the Company issued 233,667 shares of common stock as payment of principal and interest to the Caydal company to settle the note due Caydal. The Company issued 100,000 shares of common stock and 250,000 warrants to purchase common stock to an accredited investor in a private placement. The Company issued 108,613 shares of common stock in exchange for 111,111 shares of Rocky Mountain Gas stock as part of a provision given to an accredited investor when it invested in Rocky Mountain Gas common stock. The Company issued 366,667 shares of common stock and 318,465 common stock warrants in the purchase of producing coal bed methane properties (See note 14). The Company issued 12,500 shares of common stock to five employees under the 2001 Stock Award Program, which was approved by the shareholders in a vote at the 2002 shareholder's meeting.

     The dollar values of the issuances were $525,600 to settle the principal and interest due Caydal; $350,000 from the private placement to an accredited investor; $282,900 on the exchange of Rocky Mountain Gas stock to USE stock; $1,396,200 on the purchase of the producing coalbed methane properties, and $37,800 under the 2001 Stock Award Program.

     12) On January 30, 2004, the Company, through its subsidiary Rocky Mountain Gas, Inc. purchased the producing, and non-producing properties of the Hi-Pro company in the Powder River Basin of Wyoming. The operations of the properties are included in the operations of the Company subsequent to January 30, 2004 (See the 8-K/A filed on April 15, 2004 for further information on the Hi-Pro transaction). The terms of the purchase were as follows:


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     o   $   776,700  cash paid by RMG, $75,000 of which was non-refundable as of December 31, 2003.
     o   $   588,300  net revenues from November 1, 2003 to December 31, 2003, which were retained byHi-Pro.(1)
     o   $   500,000  by USE's 30 day promissory note (secured by 166,667 restricted shares of USE common stock, valued at $3.00
                      per share).(2)
     o   $   600,000  by 200,000 restricted shares of USE common stock (valued at $3.00 per share).(3)
     o   $   700,000  by 233,333 restricted shares of RMG common stock (valued at $3.00 per share).(4)
     o   $ 3,635,000  cash, loaned to RMG I under the credit facility agreement.
         ----------
     o   $6,800,000
         ==========
     _______________________

     (1) RMG I paid all January operating costs at closing. Net revenues from the purchased properties for January 2003 were credited to RMG I's obligations under the credit facility agreement. These net revenues were considered by the parties to be a reduction in the purchase price which RMG I otherwise would have paid at the January 30, 2004 closing.
     (2) Pursuant to the terms of the promissory note, USE issued 166,667 shares as payment in full of this obligation during the first quarter of 2004.
     (3) USE agreed to file a resale registration statement with the SEC to cover public resale of these 200,000 shares.
     (4) From November 1, 2004 to November 1, 2006, the RMG shares shall be convertible at Hi-Pro's sole election into restricted shares of common stock of USE. The number of USE shares to be issued to Hi-Pro shall equal (A) the number of RMG share to be converted, multiplied by $3.00 per shares, divided by (B) the average closing sale price of the shares of USE for the 10 trading days prior to notice of conversion. The conversion right is exercisable cumulatively, as to at least 16,666 RMG shares per conversion.

     The Company purchased these properties to continue its entry into the coalbed methane gas business and accounted for as a purchase transaction with the estimated fair value of assets and liabilities assumed in the acquisition as follows:

     Estimated fair value of assets acquired
          Current assets                                        $    639,400
          Oil and gas properties                                   6,498,300
          Other property and equipment                               146,700
          Other long term assets                                     145,000
                                                                ------------
              Total assets acquired                                7,429,400

     Estimated fair value of liabilities assumed
          Current liabilities                                   $    884,800
          Asset retirement obligation                                372,100
                                                                ------------
              Total liabilities assumed                            1,256,900
                                                                ------------
     Net assets acquired                                        $  6,172,500
                                                                ============

     Pro Forma (Unaudited) Statement of Operations, including the purchase of the Hi-Pro properties for the periods ended March 31, 2004 and 2003 as if the acquisition had been consummated immediately for the Company prior to January 1, 2003. The Pro Forma results are not indicative of future results.

                                                        Pro Forma (Unaudited)
                                                     Three months ended March 31,
                                                      2004                   2003
                                                 -------------         -------------
     Revenues                                    $   1,169,400         $   1,503,600

     Net Loss from continuing operations         $  (1,565,000)        $    (423,100)

     Net (loss) income                           $  (1,565,000)        $   1,016,100

     Net (loss) earnings per share basic         $       (0.13)        $        0.09

     Net (loss) earnings per share - diluted     $       (0.13)        $        0.08

     RMG financed $3.7 million of the cash component from a recently established $25 million credit facility arranged by Petrobridge Investment Management, LLC (Petrobridge), a mezzanine lender headquartered in Houston, TX. The properties acquired from Hi-Pro serve as the sole collateral for the credit facility. As defined by the agreement, terms under the credit facility include the following:
(1) Advances under the credit facility are subject to lender's approval; (2) All revenues from oil and gas properties securing the credit facility will be paid to a lock box controlled by the lender. All disbursements for lease operating costs, revenue distributions and operating expense will require approval by the lender before distributions are made; and (3) The Company must maintain certain financial ratios and production volume, among other things. At March 31, 2004, RMG was not in compliance with one financial covenant. A waiver was granted for this reporting period by the lender and management believes that the Company will be in compliance at the next reporting date. In the event RMG is not in compliance at the next reporting date, approximately $3,300,000 of long term debt would be reclassified as current debt and due on demand if waivers are not granted.

     13) Hedging Activities. The results of operations and operating cash flows are impacted by changes in market prices for oil and gas. To mitigate a portion of this exposure, the Company has entered into certain derivative instruments. The Company's derivative instruments covered approximately 81% of net gas sales for the period ended March 31, 2004. All derivative instruments have been entered into and designated as cash flow hedges of gas price risk and not for speculative or trading purposes. As of March 31, 2004, the Company's derivative instruments were comprised of swaps. For swap instruments, the Company receives
(pays) a fixed price for the hedged commodity and pays (receives) a floating market price, as defined in each instrument, to the counterparty. These instruments have been designated and have qualified as cash flow hedges.

     The carrying values of these instruments are equal to the estimated fair values. The fair values of the derivative instruments were established using appropriate future cash flow valuation methodologies. The actual contribution to future results of operations will be based on the market prices at the time of settlement and may be more or less than fair value estimates used at March 31, 2004.

     Hedging activities included in the condensed statement of operations were nominal during the period ended March 31, 2004. The Company recognized no significant amounts due to hedge ineffectiveness for the quarter ended March 31, 2004. The Company expects to transfer substantially all of the $252,300 balance in accumulated other comprehensive loss, based upon the market prices at March 31, 2004 to earnings during the next 21 months. All forecasted transactions hedged as of March 31, 2004 are expected to occur by December 2005. Approximately 60,000 mmbtu per month are hedged at $4.76 per mmbtu through December 2004 and 30,000 mmbtu per month are hedged at $4.14 per mmbtu through December 2005.

     14) Comprehensive loss. Other comprehensive loss consists primarily of the fair value of derivative instruments. Total comprehensive losses for the three months ended March 31, 2004 was $252,300.


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